                                                                   Exhibit 17(o)

                                  (Description)

ING Partners, Inc.

ANNUAL REPORT
December 31, 2004

Annual Reports for the variable investment options (funds) available through variable universal life insurance policies or variable annuity contracts issued by one of the ING family of insurance companies.

Not all variable investment options contained herein may be available under your contract or policy. Please refer to your product prospectus for a list of available investment options.

                                                                      (ING LOGO)

                               TABLE OF CONTENTS

President's Letter .......................................................     1
Market Perspective .......................................................     2
Portfolio Managers' Reports ..............................................     4
Shareholder Expense Examples .............................................    48
Financial Highlights .....................................................    57
Portfolios of Investments ................................................   123
Statements of Assets and Liabilities .....................................   190
Statements of Operations .................................................   196
Statements of Changes in Net Assets ......................................   202
Notes to Financial Statements ............................................   226
Report of Independent Registered Public Accounting Firm ..................   248
Tax Information ..........................................................   249
Director and Officer Information .........................................   250

PROXY VOTING INFORMATION

A description of the policies and procedures that the Registrants use to determine how to vote proxies related to portfolio securities is available (1) without charge, upon request, by calling Shareholder Services toll-free at 800-992-0180; (2) on the Registrants' website at www.ingfunds.com and (3) on the SEC's website at www.sec.gov. Information regarding how the Registrants voted proxies related to portfolio securities during the most recent 12-month period ended June30 is available without charge on the Registrants' website at www.ingfunds.com and on the SEC's website at www.sec.gov.

QUARTERLY PORTFOLIO HOLDINGS

The Registrants file their complete schedule of portfolio holdings with the Commission for the first and third quarters of each fiscal year on Form N-Q. The Registrants' Forms N-Q are available on the SEC's website at www.sec.gov. The Registrants' Forms N-Q may be reviewed and copied at the Commission's Public Reference Room in Washington, DC, and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330; and is available upon request from the Registrants by calling Shareholder Services toll-free at 800-992-0180.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PRESIDENT'S LETTER

(PHOTO OF JAMES M. HENNESSY)

Dear Shareholder:

The past year has brought about numerous changes in the mutual funds industry, including requests for additional disclosures. I would like to draw your attention to some additional information you will now see in the reports due, in part, to these new requirements:

- You will see a new section entitled "Shareholder Expense Examples". These examples are intended to illustrate for you the ongoing costs of investing in a mutual fund and to provide a method to compare those costs with the ongoing costs of investing in other mutual funds.

- In addition to the normal performance tables included in the Portfolio Managers' Reports, there are now additional graphical or tabular presentations, which illustrate the current holdings of the funds as of the period-end.

- Each fund now also files its complete schedule of portfolio holdings with the Securities Exchange Commission ("SEC") for the first and third quarters of each fiscal year on Form N-Q. These Forms are available for shareholders to view on the SEC's website at www.sec.gov.

We welcome these changes and believe that they will provide valuable information to our shareholders. We hope you will find these additional disclosures beneficial and easy to understand.

On behalf of ING Funds, I thank you for your continued support and confidence and look forward to serving you in 2005 and beyond.

Sincerely,


/s/ James M. Hennessy
-------------------------------------
James M. Hennessy
President
ING Funds
January 25, 2005

MARKET PERSPECTIVE: YEAR ENDED DECEMBER 31, 2004

In our semi-annual report, we referred to sharp swings in sentiment as investors took stock after the handsome gains of 2003. By the middle of the year, the markets had not done much of anything; however, over the next six months sentiment would change twice more and in the end major asset classes posted respectable returns for the year, if not better.

GLOBAL EQUITIES gained 10.8% in the six months ended December 31, 2004, according to the Morgan Stanley Capital International ("MSCI") World Index(1), including net reinvested dividends, and 14.7% for entire year. Nearly one quarter of the annual gain was due to dollar weakness, the main story in the CURRENCY markets. The dollar was ahead for most of the year, but by mid October had succumbed to continuing concern over the United States twin budget and trade deficits and whether overseas investors would continue to finance them, raising the nightmare of a disorderly slide in the dollar. In 2004, the euro gained 7.6%, a new record. The yen rose 4.5% to a level not seen since early 2000, while the pound stood 7.4% higher, at a remarkable 12-year peak.

Perhaps the most notable feature in investment grade U.S. FIXED INCOME markets in the second six months was the curious "curve flattening" trend. Short-term interest rates drifted up as the Federal Open Market Committee ("FOMC") raised the Federal Funds rate four times, by 1% in all, while bond yields ignored this and fell in the face of weak economic data and continued foreign central bank purchases. Contrary to earlier fears, tame inflation was a backdrop throughout, while the influential employment reports were weak in July, August, October and December. On December 15, the spread between the yields on the 10-year Note and the 90-day Treasury Bill fell to a three-year low. For the six months, the yield on 10-year Treasury Notes fell by 40 basis points to 4.22%, but the yield on 13-week Treasury Bills soared 88 basis points to 2.18%. More broadly, the Lehman Brothers Aggregate Bond Index(2) gained 4.18% for the six months. For the whole year, the Index returned 4.34%, underscoring the dominance of the second half in driving market movement, and implying not much underlying price change over the year.

Prices rose on riskier asset classes, however, as investors chased more attractive returns than investment grade bonds were offering. The Lehman Brothers U.S. Corporate High Yield Bond Index(3) for example, returned a robust 9.64% in the six months through December and 11.13% for the year.

U.S. EQUITIES in the form of the Standard & Poor's ("S&P") 500 Index(4), rose 7.2% including dividends, for the six months ended December 31, 2004, breaching and holding levels not seen since before September 11, 2001. By year end, the market was trading at a price to earnings level of just under 16(1)/2 times 2005 estimated earnings. For the entire year, the Index returned 10.88%. From the middle of the year, equity investors were disappointed by the weak employment reports referred to above and distracted by surging oil prices as well as bad news affecting individual stocks. The market reached its lowest point in mid-August. But after oil prices climbed over $56 per barrel on October 22, and then slumped, equities squeezed out a narrow gain for the month in the last few days. In November, oil prices continued their retreat and the market powered ahead, cheered by this, the clear presidential election result, perceived as business and shareholder friendly, and at last a powerful employment report. By month end, sentiment was further bolstered by an upward revision to third quarter gross domestic product ("GDP") growth to 4%, which was doubtless encouraging. But the data released also showed that the engine of growth, the U.S. consumer, was only saving at the rate of 0.5% per annum, which many regard as unsustainable. In addition, the rate of corporate profits growth was already falling and in 2005 may not reach double digits. It is hard to see then what dynamic propelled the S&P 500 Index to another 3.5% gain in December. And while many commentators celebrated this break out and the fact that smaller-cap indices had by then scaled all-time high levels, others feared a reversal before 2005 was very old.

INTERNATIONAL MARKETS had mixed returns in the second half, but all were inflated in dollar terms by the weakness of that currency. Nonetheless even in local currency terms, Europe's markets regained mid-2002 levels. JAPAN EQUITIES rose 4.6% in dollar terms during the period, based on the MSCI Japan Index(5) plus net dividends, but fell 1.7% in yen. For the year, Japan returned 15.9% in dollars. First half optimism about GDP growth was dashed as growth collapsed or was revised down as the year wore on.

EUROPEAN EXCLUDING ("EX") UK MARKETS advanced 18.2% in the second half of 2004, according to the MSCI Europe ex UK Index(6) (in dollars including net dividends),about one third due to currency. For all of 2004,the region returned 21.6% in dollars. Profits did grow strongly and markets remain cheap, but given all the issues surrounding low domestic demand, unemployment at 8.9% for the last 20 months and inflexible labor markets, arguably they deserve to be.

The UK market returned 15.7% in the six months through December, based on the MSCI UK Index(7) including net dividends, about 40% due to currency. For the whole year, the UK rose 19.6% in dollars. Contrary to the rest of Europe, the Bank of England has been trying to cool consumer demand and a property boom with five interest rate increases in 12 months. They seem to be succeeding for the most part.

----------
(1) The MSCI WORLD INDEX measures the performance of over 1,400 securities listed on exchanges in the United States, Europe, Canada, Australia, NewZealand and the Far East.

(2) The LEHMAN BROTHERS AGGREGATE BOND INDEX is composed of securities from the Lehman Brothers Government/Corporate Bond Index, Mortgage-Backed Securities Index, and the Asset-Backed Securities Index. Total return comprises price appreciation/depreciation and income as a percentage of the original investment.

(3) The LEHMAN BROTHERS U.S. CORPORATE HIGH YIELD BOND INDEX is generally representative of corporate bonds rated below investment-grade.

(4) The STANDARD & POOR'S 500 INDEX is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

(5) The MSCI JAPAN INDEX is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Japan.

(6) The MSCI EUROPE EX UK INDEX is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, excluding the UK.

(7) The MSCI UK INDEX is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in the UK.

ALL INDICES ARE UNMANAGED AND INVESTORS CANNOT INVEST DIRECTLY IN AN INDEX.

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE PERFORMANCE QUOTED REPRESENTS PAST PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE OF AN INVESTMENT WILL FLUCTUATE, AND SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. THE FUNDS' PERFORMANCE IS SUBJECT TO CHANGE SINCE THE PERIOD'S END AND MAY BE LOWER OR HIGHER THAN THE PERFORMANCE DATA SHOWN. PLEASE CALL (800) 992-0180 OR LOG ON TO WWW.INGFUNDS.COM TO OBTAIN PERFORMANCE DATA CURRENT TO THE MOST RECENT MONTH END.

Market Perspective reflects the views of the Chief Investment Risk Officer only through the end of the period, and is subject to change based on market and other conditions.

ING AELTUS ENHANCED INDEX PORTFOLIO                   PORTFOLIO MANAGERS' REPORT

The ING Aeltus Enhanced Index Portfolio (formerly, ING DSI Enhanced Index Portfolio, the "Portfolio") seeks to outperform the total return of the Standard & Poor's ("S&P") 500 Index(1), while maintaining a level of market risk. The Portfolio is managed by Hugh T.M. Whelan, Senior Vice President and Doug Cote, Vice President, ING Investment Management Co., Sub-adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV shares returned 9.73%, compared to the Standard & Poor's ("S&P") 500 Index, which returned 10.88%.

PORTFOLIO SPECIFICS: Stock selection in the telecommunication and industrial sectors detracted from performance. The largest positive contributors to performance came from our overweight positions in TXU Corp., UnitedHealth Group, Inc. and Apple Computer, Inc. Among the largest detractors from performance were our overweight position in Ford Motor Co. and our underweight position in Yahoo!, Inc.

Shares of Apple Computer, Inc. continued to soar led by outstanding product sales of iPod and rising earnings forecasts that drove shares up nearly 200% for the year. UnitedHealth Care's leadership position in the industry, strong earnings growth, and new growth-supporting developments such as their partnership with Harvard Pilgrim, the purchase of Oxford and Definity and increasing health savings accounts helped performance over the year. TXU Corp., the largest Texas power supplier, rallied over the course of the year as business restructuring and strong earnings growth drove shares higher. Ford Motor Co. showed promise in the spring and early summer of 2004, as it announced outstanding earnings and investors looked favorably on its new line of cars and plans to reduce costly incentives. However, the financing of vehicles, not the sale of them, drove earnings. As a result, Ford's earnings strength did not last as car sales fell off, incentives continued, capacity remained high, and the outlook for future demand weakened. Our underweight in Yahoo!, Inc. hurt performance as its shares rose 68% over the year. Despite an extremely high valuation, Yahoo!, Inc. enjoyed strong growth over the year as earnings continued to expand on increased advertising revenue. The firm's broad usage, growing number of platforms (music, shopping, maps, and auctions along with basic search functionality) and a renewed interest in internet advertising have propelled shares higher.

Our individual security selection was helped by the effectiveness of our factors historically successful at identifying outperforming stocks, especially free cash flow to price, change in accruals and analyst estimate revision. Long-term price reversal, price momentum, and trailing price-to-earnings ratios did not help in stock selection.

CURRENT STRATEGY AND OUTLOOK: Our outlook for 2005 is positive for equities. We believe inflation should continue to be benign and oil prices should continue to moderate early in 2005. The Federal Reserve is likely to continue to raise short-term interest rates, while leaving itself latitude to pause. Earnings are still rising, although we believe at a slower pace in 2005. We expect to see job creation pick up after the impacts of higher oil prices percolate through the economy. Given all these economic factors, gross domestic product is likely to decelerate over the next few months to a trend-like growth rate in 2005.

The Portfolio is overweight in the energy and consumer sectors and underweight in the financials and information technology sectors. However, our overall sector exposures are by design quite close to the S&P 500 Index, so that nearly all of our relative performance is driven by individual stock selection.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS      VALUE
                        ----------   -----------
Consumer Non-Cyclical      21.8%     $10,301,360
Financial                  18.4        8,700,651
Technology                 12.7        6,016,948
Industrial                 11.7        5,567,437
Consumer Cyclical          11.1        5,253,908
Communications             10.2        4,815,128
Energy                      7.7        3,670,817
Utilities                   2.9        1,361,045
Basic Materials             2.7        1,261,663
                           ----      -----------
TOTAL INVESTMENTS          99.2%     $46,948,957
                           ====      ===========

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING AMERICAN CENTURY SELECT PORTFOLIO                 PORTFOLIO MANAGERS' REPORT

The ING American Century Select Portfolio (formerly, ING Alger Growth Portfolio, the "Portfolio") seeks capital appreciation. The Portfolio is managed by John R. Sykora, Vice President and Senior Portfolio Manager, and Keith Lee, Portfolio Manager, American Century Investment Management, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 4.43%, compared to the Standard & Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: For the period from November 8, 2004 (date of portfolio management change) to December 31, 2004, relative to the Portfolio's benchmark, management during the period established overweight stock ownership positions in three sectors -- consumer discretionary, health care and industrials -- that provided the bulk of the Portfolio's excess returns versus the S&P 500 Index.

In consumer discretionary, the Portfolio took an overweight stake in a variety of industries. Those industries included household durables, specialty retailers, internet and catalog retailers and hotels, restaurants and leisure. Within the latter industry, significant stakes in Four Season Hotels, Inc., an operator of luxury hotels and resorts, and Carnival Corp., the world's largest cruise line operator, proved particularly beneficial. Gains in both stocks reflected cyclical improvement in their businesses, and the Portfolio's management remains impressed with improving business models for each.

The Portfolio's largest position, UnitedHealth Group, Inc., contributed the majority of the positive relative performance in the health care industry and led all of its holdings in absolute returns. The Portfolio management team regards UnitedHealth Group, Inc. as a well-managed company poised to take advantage of the drive for increased efficiency among managed health care providers.

In the commercial services industry of the industrials sector, foodservice and business services vendor ARAMARK Corp. generated positive returns, overcoming the National Hockey League work stoppage that has cut into its concessions business.

The Portfolio established underweight positions relative to the S&P 500 Index in the financial, telecommunication services, information technology and consumer staples sectors. Within the financial sector, an overweight position in insurance stocks helped the Portfolio's relative results during the period.

On a relative basis, the performance of various information technology stocks and food product stocks, detracted from results in the period, as did an overweight position in the beverage industry and an underweight position in tobacco stocks.

CURRENT STRATEGY AND OUTLOOK: The American Century Select investment team continues seeking companies with attractive risk/reward characteristics that have the best opportunity to sustain accelerating growth.

Relative to its benchmark, the team does not traditionally own large stakes in energy companies and utilities, two sectors that contributed considerably to the S&P 500 Index's 10.88% gain in 2004.

Energy stocks, however, suffered in November and December, when falling crude oil prices helped boost U.S. equities markets as a whole. The Portfolio has traditionally been underweight in such stocks.

On the other hand, management expresses confidence that health care and pharmaceutical stocks, which struggled during much of 2004, will rebound in 2005. From a broader stock market perspective, the team remains encouraged by the resilience of U.S. consumers and a relatively stable economy, even as the Federal Reserve has raised interest rates and appears likely to continue doing so in the short term.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Non-Cyclical      42.9%     $105,715,434
Consumer Cyclical          17.4        42,730,812
Financial                  14.1        34,637,879
Technology                 11.8        28,946,459
Communications              8.2        20,181,377
Industrial                  4.1        10,133,516
Energy                      3.4         8,402,213
                          -----      ------------
TOTAL INVESTMENTS         101.9%     $250,747,690
                          =====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING AMERICAN CENTURY SMALL CAP VALUE PORTFOLIO        PORTFOLIO MANAGERS' REPORT

The ING American Century Small Cap Value Portfolio (the "Portfolio") seeks long-term growth of capital. The Portfolio is managed by Benjamin Z. Giele, Vice President and Portfolio Manager, and Kevin Laub, Portfolio Manager, American Century Investment Management, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 21.03%, compared to the Standard & Poor's ("S&P") 600 Barra Value Index(1), which returned 23.25% for the same period.

PORTFOLIO SPECIFICS: The stock market demonstrated resilience in 2004, overcoming numerous headwinds to post solid gains. Early on, economic expansion alongside record-low interest rates, tame inflation and flourishing earnings growth set a beneficial backdrop, and the major indices climbed to fresh highs. However, stocks frequently faltered amid challenges such as rising interest rates and record-high oil prices, which generated concern about profit growth. Later, oil prices retreated, consumer confidence and spending rose, and the presidential election passed without incident. All helped stocks rally to their highest level in more than three years.

The Portfolio's position in the information technology sector provided the greatest contribution to relative performance during fiscal year, an outcome made possible by effective security selection in a group that underperformed the rest of the small-cap value universe. Electronic equipment and instruments companies added the most value, followed by semiconductors and semiconductor equipment firms. We were especially discriminating in the latter group, and underweight exposure helped at a time when many of these companies declined.

Better selection also played a role in the superior relative finish of our health care stake. Investments in the health care equipment and supplies industry provided the most lift and produced the period's top-contributing stock. Dade Behring Holdings, Inc. makes equipment and reagents for research and laboratory testing. As its products gained market share, its stock appreciated nicely.

Exposure to the consumer staples sector also bolstered results, led by our interest in food and staples retailers and food products companies. In each case, better selection proved pivotal.

The energy sector was another relative bright spot at a time when this group recorded powerful absolute returns. We were well represented in the energy equipment and services industry, and one noteworthy name was Cal Dive Intl., Inc., which provides services for offshore rigs. During the year, the company enjoyed revenue increases driven by higher oil and gas production and surging oil prices. Our significantly larger stake made this one of the period's top-contributing stocks.

On the downside, the materials sector detracted the most from relative performance. Limited exposure to metals and mining companies, proved costly. Many firms booked strong gains -- on average, the group advanced more than 70% during the period -- as their stocks rose in line with commodity prices. Still, that trend likely is not sustainable, and most of these companies did not merit inclusion in the portfolio based on our value criteria -- frequently, they were too expensive or fundamentally unattractive. Consequently, our relatively lighter weight slowed performance.

Elsewhere, we experienced some individual setbacks. One holding that fell short, from the consumer discretionary sector, was Superior Industries Intl., Inc., a leading supplier of aluminum wheels. During the year, the company encountered difficulty with competitive pressures and transitional start-up costs. Those developments caused the stock to fall, and this holding was represented in the Portfolio, but not the Index, a factor that weighed on performance.

CURRENT STRATEGY AND OUTLOOK: We remained true to our bottom-up approach that mandates evaluation of each stock individually and on its own merits. To meet our investment objective of providing long-term capital growth, with income as a secondary objective, we continue to seek out smaller, fundamentally sound companies that appear to be undervalued by the market.

----------
(1) The S&P 600 BARRA Value Index is a capitalization-weighted index of all stocks in the Standard & Poors Smallcap 600 that have low book-to-price ratios. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS      VALUE
                        ----------   -----------
Industrial                 21.2%     $15,180,155
Financial                  17.8       12,697,206
Consumer Cyclical          16.0       11,395,627
Consumer Non-Cyclical      11.2        8,003,450
Technology                  9.0        6,454,980
Basic Materials             5.8        4,164,388
Utilities                   5.0        3,563,880
Energy                      5.0        3,542,747
Communications              4.0        2,882,586
Funds                       3.8        2,736,748
                           ----      -----------
TOTAL INVESTMENTS          98.8%     $70,621,767
                           ====      ===========

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/01/2002.

ING BARON SMALL CAP GROWTH PORTFOLIO                  PORTFOLIO MANAGERS' REPORT

The ING Baron Small Cap Growth Portfolio (the "Portfolio") seeks capital appreciation. The Portfolio managed by Ronald Baron, Chief Executive Officer, Chief Investment Officer and Chairman, BAMCO, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 27.58%, compared to the Russell 2000 Index(1), which returned 18.33% for the same period.

PORTFOLIO SPECIFICS: ING Baron Small Cap Portfolio's Class ADV Shares gained 27.58% during 2004, outperforming the Russell 2000 Index and Morningstar's average Small Cap Growth Fund, which were up 18.33% and 12.09% respectively. We continue to focus on well-managed, small-company, growth businesses that we believe have big opportunities and significant barriers to entry.

Sectors that had the most positive contribution over the one year period include recreation and resorts, health care/insurance, financial services/brokerage and exchanges, financial services/miscellaneous and real estate.

The Portfolio's investments in the financial sector also made a significant contribution. Our investments benefited from the growth of electronic trading and the fourth-quarter rebound in financial markets.

The real estate sector performed well, as the continued low interest rate environment provided a source of attractive funding in the property acquisition market, while also making real estate assets appear attractive to investors relative to fixed income alternatives. In addition, the gradually improving economy resulted in reduced unemployment, which helped drive down commercial property vacancy rates.

The media sector was the only group that detracted from performance in a meaningful way during the year ended December 31, 2004. Media stocks underformed the overall market in 2004 due to generally sluggish advertising trends last year. "New" media such as the Internet and cable television enjoyed strong advertising growth and stock performance, whereas more traditional media such as radio and broadcast TV faced low single digit core advertising growth and poor stock performance. In addition, concerns about new competition, such as satellite radio, hurt the performance of traditional media stocks in 2004.

Wynn Resorts Ltd. rose 124% and contributed the most to the Portfolio's gain in 2004. The market seems to be anticipating the opening of Wynn Las Vegas in April of 2005. The company also broke ground in Macau on a new casino after the local government passed new legislation governing credit-granting procedures. Earlier this year, a less-elaborate property (owned by Venetian Resorts) opened to huge crowds. Since business at that property continues to be strong, we are very optimistic that Wynn's property will succeed as well.

Chicago Mercantile advanced 216% and was the second largest contributor to the Portfolio's gain in 2004. Chicago Mercantile experienced healthy volume trends across all categories of its core financial futures products, with particular strength in its interest ate and foreign exchange areas.

There were very few stocks that had a meaningfully negative on the Portfolio during the year. Three stocks that were down for the year were Krispy Kreme Doughnuts, Inc., Select Comfort Corp. and 99 Cents Only Stores.

CURRENT STRATEGY AND OUTLOOK: While the overall market was up significantly in 2004, small cap stocks outperformed and experienced an exceptional year. The uncertainty associated with the elections dissipated, resulting in a strong fourth quarter of 2004. Employment growth accelerated as businesses became more confident in the economy and although Interest rates rose they remain at very low levels.

Baron invests for the long-term in what we believe to be forward-looking, well-managed, fast-growing businesses. We believe the companies we own will continue to grow at very healthy and sustainable rates and we expect that their share prices will continue to reflect their attractive prospects

----------
(1) The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Cyclical          30.4%     $ 48,969,395
Consumer Non-Cyclical      27.4        44,225,813
Financial                  12.6        20,266,760
Communications              8.6        13,928,986
Energy                      5.3         8,523,450
Industrial                  4.1         6,578,800
Technology                  1.5         2,399,780
Utilities                   1.3         2,014,320
Basic Materials             1.2         1,955,200
                           ----      ------------
TOTAL INVESTMENTS          92.4%     $148,862,504
                           ====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/01/2002.

ING GOLDMAN SACHS CAPITAL GROWTH PORTFOLIO            PORTFOLIO MANAGERS' REPORT

The ING Goldman Sachs Capital Growth Portfolio (the "Portfolio") seeks long-term growth of capital. The Portfolio is managed by a team of investment professionals led by Herbert Elhers, Managing Director Goldman Sachs Investment Management, L.P., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 8.49% compared to the Standard and Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: The stocks of high-quality technology companies in the Portfolio performed well. Contributors to performance included QUALCOMM, Inc. (3.3% of the portfolio), Dell, Inc. (3.4%), Microsoft Corp. (4.2%),Yahoo!, Inc. (0.4%) and eBay, Inc. (1.3%). The Portfolio's consumer staples businesses, PepsiCo, Inc. (3.4%), Avon Products, Inc. (1.9%), and Wm. Wrigley Jr. Co. (1.8%), were also top contributors. After sustaining a difficult 2003, the Portfolio's consumer businesses were up sharply in 2004. While investors primarily focused on more speculative companies in 2003, consumer businesses lagged due to the rotation away from their area of the market. During this period, we maintained our conviction in these consumer businesses and added to the Portfolio's positions on attractive valuations.

The Portfolio's exposure to the media sector was a drag on performance during the year. Clear Channel Communications, Inc. (0.6%) and Viacom, Inc. (3.0%) were weak, as companies exposed to the radio market underperformed. Local radio continued to perform reasonably well, growing revenues by a low single-digit rate over the year. In fact, local radio revenues were flat or up every month in 2004. However, national radio struggled as automotive, retailers, and telecommunications companies spent less money in 2004 in comparison to 2003. This was partially due to structural issues, such as poor automotive sales, but also due to economic reasons, as national advertising tends to be more cyclical. We remain confident that Clear Channel's business can rebound as it made changes to its advertising structure, which we feel should result in less ad time and firmer pricing.

CURRENT STRATEGY AND OUTLOOK: We are pleased that many companies in the Portfolio have used their financial strength to increase shareholder value this year. For example, managements of your Portfolio holdings have announced meaningful stock repurchases and dividend increases. These actions are not particularly surprising to us as we have constructed portfolios composed of high-quality businesses. These businesses are characterized by sustainable earnings and cash flow growth, strong balance sheets, and are led by managements who have a history of allocating capital rationally. In fact, every company in the Portfolio generates free cash flow. We believe that a moderation in economic and profit growth in 2005 should give us the positive backdrop to outperform, as investors should be driven to the more predictable growth stories and hence by definition, quality firms.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS      VALUE
                        ----------   -----------
Consumer Non-Cyclical      27.2%     $25,867,052
Communications             26.3       25,057,751
Financial                  14.3       13,616,913
Consumer Cyclical          13.6       12,991,350
Technology                 13.4       12,776,914
Industrial                  4.1        3,897,782
Energy                      0.6          541,716
                           ----      -----------
TOTAL INVESTMENTS          99.5%     $94,749,478
                           ====      ===========

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING GOLDMAN SACHS CORE(SM) EQUITY PORTFOLIO           PORTFOLIO MANAGERS' REPORT

The ING Goldman Sachs Core Equity Portfolio (the "Portfolio") seeks long-term growth of capital and dividend income. The Portfolio is managed by a team of investment professionals led by Robert C. Jones, Managing Director, Goldman Sachs Asset management, L.P., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 12.76% compared to the Standard and Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: In managing the CORE(SM) products, we do not take size or sector bets. We hope to add value versus each Portfolio's respective benchmark index by individual stock selection. Our quantitative process seeks out stocks with good momentum that also appear to be good values. We prefer stocks about which fundamental research analysts are becoming more positive, and companies with strong profit margins, sustainable earnings, and that use their capital to enhance shareholder value. Over the long term, these factors have led to excess returns, and they are not highly correlated, which diversifies the Portfolio's sources of returns.

The Portfolio outperformed the S&P 500 Index for the year ended December 31, 2004. Returns to the CORE investment themes were all positive for the period. Valuation and Earnings Quality were the biggest positive contributors to relative returns, as inexpensive companies with cash-based sources of earnings outperformed their industry counterparts. Momentum also contributed significantly, followed by Analyst Sentiment and Profitability. Management Impact was slightly positive for the period.

In sectors, stock selection was positive in seven of the ten sectors for the year. The Portfolio's holdings in the Financials sector outperformed their peers in the benchmark most. Holdings in the consumer staples and information technology sectors also contributed positively to relative performance. Meanwhile, holdings in the industrials sector detracted most relative to the benchmark for the period.

CURRENT STRATEGY AND OUTLOOK: Looking ahead, we continue to believe that cheaper stocks should outpace more expensive ones and good momentum stocks should do better than poor momentum stocks. We also prefer names about which fundamental research analysts are becoming more positive and companies that are profitable, have sustainable earnings and use their capital to enhance shareholder value. As such, we anticipate remaining fully invested and expect that the value we add over time will be due to stock selection, as opposed to sector or size allocations.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Non-Cyclical      26.5%     $ 29,952,770
Financial                  19.4        21,998,018
Communications             15.0        16,943,402
Technology                 11.9        13,403,959
Industrial                  9.5        10,763,556
Energy                      7.7         8,677,743
Consumer Cyclical           6.9         7,844,212
Utilities                   1.9         2,093,959
Basic Materials             1.4         1,617,978
                          -----      ------------
TOTAL INVESTMENTS         100.2%     $113,295,597
                          =====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/1/2003.

ING JPMORGAN FLEMING INTERNATIONAL PORTFOLIO          PORTFOLIO MANAGERS' REPORT

The ING JPMorgan Fleming International Portfolio (the "Portfolio") seeks long-term growth of capital. The Portfolio is managed by a team of investment professionals led by James Fisher, Peter Harrison and Tim Leask, J.P. Morgan Fleming Asset Management Limited, Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class I and Class ADV Shares returned 18.89% and 18.34%, respectively, compared to the Morgan Stanley Capital International Europe, Australasia and Far East ("MSCI EAFE") Index(1), which returned 20.70% for the same period.

PORTFOLIO SPECIFICS: For the year as a whole, the Portfolio slightly underperformed the Index, as strong stock selection in materials and consumer staples sectors was offset by an underweight in utilities and sub-par stock selection in consumer discretionaries. Materials and consumer staples were both positive contributors for the year. Other noteworthy contributors to full-year performance included a lack of exposure to AstraZeneca and British Land, which rose 60%, reflecting the ongoing strength in the U.K. real estate market.

On the downside, we were underweight utilities, which was the strongest sector for the year. While holdings of BMW AG, Compass and Philips Electronics North American Corp. undermined our performance in consumer discretionaries. Despite posting a 9 1/2% increase in global sales, BMW AG shares did nothing for the year. Concerns about the impact of a weak dollar and sluggish economic conditions in Western Europe held back the stock.

CURRENT STRATEGY AND OUTLOOK: While the outlook for global growth in 2005 is not as positive as in 2004, we believe that corporate profits are likely to grow in the year ahead. Valuations for equities are still attractive, with earnings yields higher than bond yields in many geographies.

However, with earnings growth likely to be scarcer in the year ahead and with market valuations differentiating little between the high-return companies and their lower-returning peers, we believe we have an opportunity to add value by identifying growth companies that are yet to command a premium for that growth.

By geography, we continue to find equities more attractively valued outside of the U.S., but the devaluation of the dollar has made this valuation differential less pronounced. We continue to believe that economic growth will remain stronger in Asia, though we have become a little more cautious on Japan, noting recent economic weakness in that country. In aggregate, the Portfolio remain modestly tilted towards economically sensitive names, but with an increasing focus on companies where we have a high degree of confidence in their ability to grow earnings.

----------
(1)  Morgan Stanley Capital International Europe, Australasia, Far East (MSCI
     EAFE) Index is a market value-weighted average of the performance of more than 900 securities listed on the stock exchanges of countries in Europe, Australia, and the Far East. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Financial                  24.9%     $144,131,051
Consumer Non-Cyclical      21.7       125,234,136
Industrial                 13.6        78,565,989
Communications              9.7        56,192,635
Consumer Cyclical           9.3        53,737,738
Energy                      9.2        52,913,730
Basic Materials             5.7        33,068,004
Technology                  2.6        14,834,980
Utilities                   1.7         9,988,979
                           ----      ------------
TOTAL INVESTMENTS          98.4%     $568,667,242
                           ====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
* Class I commenced operations on 11/28/1997, Class S, and Class ADV commenced operations on 12/10/2001.

ING JPMORGAN MID CAP VALUE PORTFOLIO                  PORTFOLIO MANAGERS' REPORT

The ING JPMorgan Mid Cap Value Portfolio (the "Portfolio") seeks growth from capital appreciation. The Portfolio is managed by a team of investment professionals led by Jonathan K.L. Simon, Chief Investment Officer, J.P. Morgan Investment Management, Inc., the Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 20.31% compared to the Russell Midcap Value Index(1), which returned 23.71% for the same period.

PORTFOLIO SPECIFICS: 2004 was another year of gains as strong earnings growth and healthy corporate balance sheets kept investors' minds off increasing short-term interest rates, high oil prices, and the twin deficits. Greenspan raised the federal funds rate five times since June, but long-term interest rates actually declined and forced a flattening of the yield curve. Mid caps outperformed large caps, as the S&P MidCap Index returned 16.5% over the period. The Portfolio posted a solid gain for the full year, but slightly trailed its benchmark, the Russell Midcap Value Index, which returned 23.71% for the same period. The majority of the relative underperformance came in the fourth quarter as the market saw strong reversal from high-quality to low-quality stocks. This development hindered the Portfolio's performance, as our overriding focus is on quality and value.

The largest contributor to the Portfolio's total return for the year was Florida Rock Industries, Inc. The company reported strong fiscal 2004 results with earnings of 48.3%. In addition, the stock gained following the company's announcement of a special $1 per share dividend on October 1. While the insurance industry has been hit with investigations by the New York Attorney General Eliot Spitzer, one of the Portfolio's top contributors was Assurant, Inc. The company was not involved in any of the scandals that plagued the sector and reported third quarter earnings that were above street estimates. We continue to like the stock, because its four business segments that operate across diverse areas of the insurance market provide stable cash flow through various economic cycles. Another large contributor was Kinder Morgan, Inc., which reported record quarterly earnings with EPS increasing 11% in the second quarter and 17% in the third quarter. In addition, the company announced that it would sell its TransColorado pipeline to Kinder Morgan Energy Partners and use the proceeds to pay down debt and expand its stock buy-back program.

Although a significant number of the Portfolio's holdings saw double digit returns, there were some weak performers, particularly in our consumer discretionary sector, which hindered performance. Amongst the names that disappointed were Gannett Co. and Knight Ridder, Inc. The media sector has faced a soft advertising environment this year resulting in poor performance by these names. In regards to Gannett, the company missed third-quarter earnings and its management gave a cautious outlook for 2005. While 2004 did not meet expectations, we believe in the company's long-term fundamentals and strong management team. Knight Ridder's significant exposure to retail advertising hindered the company's earnings in 2004 as department stores advertising spending was lackluster. As result, the company's revenues trailed most of the industry averages. However, looking forward Knight Ridder will face easier comparisons than its peer group as advertising spending rebounds. Another large detractor from performance was Crane Co. which faced unresolved asbestos claims related to its valve business as well as operational issues which resulted in a lowering of guidance. However, the stock regained some ground in early November as the company announced a proposed settlement for all current and future asbestos related charges.

CURRENT STRATEGY AND OUTLOOK: The continuing key themes in 2005 will be earnings growth, long-term interest rates, and oil prices. Earnings growth is projected to decrease from its 2004 pace, and long-term interest rates will likely rise over the year. Current high equity valuations could be supported if companies continue to beat earnings growth projections, which are forecasted at a 10% rate for 2005. The twin deficits and falling U.S. dollar continue to make headlines and will likely be a key factor in the future as well. The fact that corporations are sitting on a hoard of cash is promising for the equity market in 2005. Irrespective of the economic outcome the companies in which we invest should continue to do very well.

----------
(1) The Russell Midcap Value Index measures the performance of those Russell Midcap companies with lower price-to-book ratios and lower forecasted growth values. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Financial                  26.5%     $ 32,977,039
Consumer Cyclical          18.5        23,039,486
Industrial                 11.5        14,386,054
Consumer Non-Cyclical      10.7        13,330,520
Communications              8.3        10,371,354
Energy                      8.1        10,078,100
Basic Materials             5.1         6,334,706
Utilities                   4.7         5,846,658
Technology                  3.4         4,242,297
                           ----      ------------
TOTAL INVESTMENTS          96.8%     $120,606,214
                           ====      ============

                               (PERFOMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/01/2002.

ING MFS CAPITAL OPPORTUNITIES PORTFOLIO               PORTFOLIO MANAGERS' REPORT

The ING MFS Capital Opportunities Portfolio (the "Portfolio") seeks capital appreciation. The Portfolio is managed by S. Irfan Ali and Kenneth Enright, Portfolio Managers, Massachusetts Financial Services Company ("MFS"), Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class I and Class ADV Shares provided a total return of 12.88% and 12.36%, respectively, compared to the Standard & Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: For stock investors, 2004 was a bumpy ride with a smooth finish. In the end, improving fundamental factors such as corporate spending and earnings growth triumphed and drove equity markets to solid gains for the year. During the 12-month period, investors endured skyrocketing oil prices, rising short-term interest rates, a volatile and retreating U.S. dollar, record budget and trade deficits, and war in Iraq -- and for a time it seemed these factors would lead to flat or negative annual performance for many investments. But by the last quarter of 2004, oil prices retreated, investors seemed to adopt a less negative view of other broad economic issues, and markets appeared to recognize that both corporate profits and economic growth were up solidly, if not spectacularly, for the year. At MFS(R), we believed that as the year came to a close, the global economy was still in the midst of a sustainable broad-based recovery.

Relative to the Portfolio's benchmark, the S&P 500 Index, stocks in the utilities and communications, basic materials, and health-care sectors were the strongest contributors to the Portfolio's outperformance of its benchmark over the 12-month period.

Stock selection and to a lesser extent our overweighting in the utilities and communications sector most benefited overall returns. AT&T Wireless was the Portfolio's strongest relative performer, and returns on the Portfolio's holdings of long-distance telephone and wireless service Sprint were also solid. The Portfolio's overweighted position of the Texas utility TXU Corp. also boosted returns.

In the basic materials sector, Owens-Illinois, Inc., a manufacturer of packaging products, helped boost returns, as did the decision to own the Brazilian mining company Companhia Vale Do Rio Doce; both stocks are not in the S&P 500 Index.

Avoidance of semiconductor giant, Intel Corp., whose stock declined over the period, also boosted returns, as did the Portfolio's underweighting of pharmaceutical company Pfizer, Inc. in the health-care sector.

Leisure and technology were the Portfolio's weakest-performing sectors over the period. In the leisure sector, stock selection, and to a lesser extent, an overweighting of the sector, detracted from relative results. Our overweighted position in media giant Viacom, Inc. was the largest single detractor from the Portfolio's performance.

In the technology sector, stock selection and our overweighted position detracted from returns. Among individual stocks, our slight overweighted position in the semiconductor company PMC-Sierra hurt results when the company's profits fell amid a slowdown in the chip industry. Our holdings of Nortel Networks Corp., a global maker of telecommunications equipment, and Linux software provider Red Hat, Inc. -- both stocks not in our benchmark -- also hurt the Portfolio's relative performance.

Other individual detractors were the Portfolio's avoidance of Exxon Mobil Corp., its holdings of the retailer Rite Aid Corp., a stock not in the benchmark, and an overweight position in Tenet Healthcare Corp.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Communications             24.7%     $ 58,073,533
Consumer Non-Cyclical      21.7        51,217,093
Financial                  14.1        33,205,061
Technology                 13.3        31,362,655
Industrial                  8.2        19,290,596
Consumer Cyclical           8.2        19,286,577
Energy                      4.3        10,160,795
Basic Materials             2.5         5,815,522
Utilities                   1.0         2,272,828
                           ----      ------------
TOTAL INVESTMENTS          98.0%     $230,684,660
                           ====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
* Class I commenced operations on 11/28/1997, Class S, and Class ADV commenced operations on 12/10/2001.

ING OPCAP BALANCED VALUE PORTFOLIO                    PORTFOLIO MANAGERS' REPORT

The ING OpCap Balanced Value Portfolio (the "Portfolio") seeks capital growth. The Portfolio is managed by a team of investment professionals led by Colin Glinsman, CPA, Chief Investment Officer, OpCap Advisors LLC, the Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 10.00%, compared to the Composite Index (60% Standard & Poor's ("S&P") 500 Index(1) and 40% Lehman Brothers Government/Corporate Intermediate Bond Index(2)) and the S&P 500 Index, which returned 7.74% and 10.88%, respectively, for the same period.

PORTFOLIO SPECIFICS: Despite strong equity returns in 2003, investors' risk tolerance fell in the early part of 2004 with the February terrorist attack in Spain and several other geo-political events. As time when on, however, investors were lured back to the market. With the economic recovery proceeding smoothly, job growth returning, and the fear of deflation subsiding, the market barely reacted when the Federal Reserve Board ("Fed") followed through on its well telegraphed plan to increase the fed funds rate by 25 basis points on June 30.

Although the Fed raised rates twice in the third quarter (generally a sign of economic growth), other indicators by late summer pointed to a soft patch in the recovery. In addition, investors were increasingly concerned about a weakening U.S. dollar, the rising cost of oil, and the presidential election. Nonetheless, the market finished the year strong, with most major indexes posting significant increases for the final quarter and the year. While growth led the December rally, value indexes finished on top for both the quarter and the full year.

The Portfolio invests in stocks for appreciation and bonds for income. On December 31, 2004 about 72% of the Portfolio's assets were invested in stocks, 25% in bonds, and 3% in cash equivalents.

We clearly expected that the economy would strengthen this year and that all bond yields would be higher at the end of the year. Despite economic improvement and five rate hikes by the Fed since June that sent shorter-term bond yields considerably higher, yields on bonds with longer maturities actually declined during the year. Inflation, though rising, was still not spiraling out of control, which supported the long end of the yield curve. Furthermore, investors viewed the spike in oil prices as an economic impediment rather than a contributor to inflation. Finally, foreign central banks continued to buy government bonds en masse with the surplus of dollars which they have accumulated as a result of the weakening dollar and consequent trade imbalances. The Portfolio's positioning remains unchanged.

The Portfolio maintained a very short duration during the year in anticipation of higher interest rates. The Portfolio was predominantly invested in short-term corporate bonds, which provided incremental yield over comparable Treasury positions.

Strong stock selection in the healthcare sector was a significant aid to relative performance. Health benefits providers Aetna, Inc. and WellPoint, Inc. each experienced gains of over 50% during 2004. Quest Diagnostics, Inc., a diagnostic testing services provider, also saw substantial price appreciation.

To the contrary, the energy sector was somewhat of a detractor from performance. While ConocoPhillips, BP PLC, and ChevronTexaco Corp. each saw some price appreciation during the year, the timing of the Portfolio's energy investments led to it missing a large run-up earlier in the period. Overall, energy was the best performing portion of the U.S. equity market in 2004.

CURRENT STRATEGY AND OUTLOOK: With an economy that continues to expand despite numerous hurdles, and with a market valuation that appears quite reasonable and perhaps even cheap, we believe bright prospects lie ahead for the stock market in 2005. Equity returns, in our view, will be driven by continued earnings growth and multiple expansion to levels that are more consistent with other fundamental metrics.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

(2) The Lehman Brothers Intermediate Government/Corporate Bond Index is an unmanaged market value-weighted index of government and investment-grade corporate fixed-rate debt issues with maturities between one and 10 years. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Financial                  23.0%     $ 38,554,262
Consumer Non-Cyclical      15.0        25,264,750
Consumer Cyclical          13.8        23,186,598
Communications             12.3        20,717,332
Energy                     10.7        18,056,320
Basic Materials             9.5        15,970,390
Technology                  7.0        11,699,526
Industrial                  5.0         8,381,736
Government                  0.9         1,468,732
Utilities                   0.2           378,834
                           ----      ------------
TOTAL INVESTMENTS          97.4%     $163,678,480
                           ====      ============

                              (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING OPPENHEIMER GLOBAL PORTFOLIO                      PORTFOLIO MANAGERS' REPORT

The ING Oppenheimer Strategic Income Portfolio (formerly, ING MFS Global Growth Portfolio, the "Portfolio") seeks capital appreciation. The Portfolio is managed by William L. Wilby, Senior Vice President and Senior Investment Officer, Director of Equities, and Rajeev Bhaman,Vice President, OppenheimerFunds, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 14.71% compared to the Morgan Stanley Capital International ("MSCI") MSCI All Country World Free Index (1), which returned 15.75% for the same period.

PORTFOLIO SPECIFICS: The focus of the portfolio managers since November 8, 2004 has been to invest the Portfolio's assets according to our theme approach to investing. The portfolio managers focus on companies they believe can benefit from trends in four core themes -- mass affluence, new technology, restructuring, and demographic shifts, including aging. From an economic standpoint, a clear and undisputed election in the U.S., and continued good news on the global economy helped pave the way for strong performance during the reporting period.

The year also saw some notable performance in some of the weaker areas of the Organization for Economic Co-operation and Development (OECD). Japan, for example, continues to enjoy a remarkable turnaround, emerging largely unaffected from China's efforts to slow its overheated economy and a stock-market pullback following the Yen's calendar second-quarter rally. In Europe, some companies successfully negotiated concessions from labor unions, a sign that the long-needed restructuring on the continent is finally gaining some momentum.

The Portfolio performed well during the reporting period. The strong performance of the Portfolio was primarily driven by our overweight in technology. The Portfolio is typically overweight technology as a result of the portfolio managers' theme driven approach. From a thematic perspective, the consumer discretionary (Mass Affluence) and information technology (New Technology) sectors added to performance during the quarter. On the downside, healthcare (Aging) was our worst performing sector. In spite of strong stock selection in the healthcare sector, our overweight in this poorly performing sector ended up detracting from the Portfolio's relative performance. From a country perspective, the U.S. and India were the best performing countries. On the downside, Italy and Spain were the greatest detractors to relative performance. However, in both of these cases it was the Portfolio's underexposure (and not stock selection) that hurt performance. Both Italy and Spain performed extremely well in the Index and the Portfolio currently holds only one stock in each market, resulting in underperformance in those two countries.

CURRENT STRATEGY AND OUTLOOK: Going into 2005, we remain optimistic given the continued, synchronized global economic expansion. The portfolio managers believe many of the ingredients of strong equity market performance are in place. Valuations are very reasonable, especially given the interest rate environment. Earnings momentum continues to be strong, and should continue to be so given the remaining pent up demand for investment spending. And finally, technical factors (most notably the amount of cash on the sidelines) are positive. The one negative factor is liquidity. The Federal Reserve's recent rate hikes, and the market's expectation that there are more on the horizon, has taken some of the liquidity out of the market.

----------
(1) The MSCI ACWI (All Country World Index) Free Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global developed and emerging markets. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                          % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Communications             24.3%     $240,904,677
Consumer Non-Cyclical      19.3       190,736,393
Financial                  18.0       178,678,297
Technology                  9.4        92,900,654
Consumer Cyclical           8.0        79,578,193
Industrial                  7.8        77,116,699
Energy                      7.8        76,740,675
Utilities                   1.0         9,948,209
Diversified                 0.7         6,821,987
                           ----      ------------
TOTAL INVESTMENTS          96.3%     $953,425,784
                           ====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/01/2002.

ING OPPENHEIMER STRATEGIC INCOME PORTFOLIO            PORTFOLIO MANAGERS' REPORT

The ING Oppenheimer Strategic Income Portfolio (the "Portfolio") seeks a high level of current income. The Portfolio is managed by Arthur P. Steinmetz, Vice President and Senior Portfolio Manager, Oppenheimer, Sub-Adviser.

PERFORMANCE: From November 8, 2004 (inception of the Portfolio) through December 31, 2004, the Portfolio's Class ADV Shares returned 1.26% compared to the Lehman Brothers Aggregate Bond Index (1) which returned 4.93% for the same period.

PORTFOLIO SPECIFICS: The focus of the portfolio manager since November 8, 2004 has been to invest the Portfolio's assets in a mix of bond sectors that the portfolio manager believes often respond differently to changes in the market seeking to create a natural hedge. By diversifying, the portfolio manager seeks position the Portfolio to benefit from the higher return potential of more aggressive fixed income sectors such as lower rated corporate and international bonds, which carry greater risk of default and currency exposures, while rounding out the Portfolio's with U.S. Government securities. It is important to remember that the Portfolio invests substantially in below investment grade debt securities. These so called junk bonds may entail greater credit risks, may be subject to greater market fluctuations and greater risks of loss of income and principal than investment-grade debt securities.

During the period, the fixed income sectors in which the Portfolio invests generally performed well. The Treasury yield curve flattened further, with interest rates on bonds with shorter-term maturities increasing and interest rates on bonds with longer-term maturities decreasing. High Yield bonds performed well during the period. In December, the JPMorgan Developed High Yield Index returned 1.55% in the month of December outperforming the 10yr Treasury (1.42%) and investment grade bonds (1.38%). All industries posted positive returns with aerospace (and especially airlines) leading the charge as oil prices moderated in the month. The worst performing sector in the Index in December was retail.

The mortgage sector performed well during December with the Lehman Brothers Mortgage Index outperforming equal interest rate risk treasuries. The main driver of performance for the year was low interest rate volatility; themes echoed throughout all of the domestic non-treasury sectors. Corporate bonds also closed out 2004 with a strong December and performed well relative to treasuries. Lower rated bonds tended to outperform higher quality bonds during the period. The low volatility environment has continued to drive investors to the assets offering higher yields than treasuries.

CURRENT STRATEGY AND OUTLOOK: The Portfolio is currently positioned for a rising rate environment, with greater emphasis on foreign bonds and high yield corporates than U.S. government securities. By generally making small sector bets, the portfolio manager seeks to add alpha opportunistically rather than taking on greater risk. The Portfolio has a slightly shorter duration (a measure of the Portfolio's sensitivity to interest rates) than the Index, based on our expectation for continuing increases to the Federal Reserve Fund's rate, which might be expected to eventually drive longer maturity yields higher and prices lower. The portfolio manager has positioned the Portfolio to be slightly overweight currency (especially among Emerging Market currencies).The portfolio manager expects that the Portfolio's currency position will decrease during 2005. The portfolio manager seeks to reduce the potential volatility of the returns of each sector through diversification.

The portfolio manager believes that over the long-term through the Portfolio's composition of high-yield corporate, U.S. government and agency bonds, and foreign government debt securities, the Portfolio offers investors the potential for stronger total returns with less volatility than typically experienced by investing in any one of these sectors alone.

----------
(1) Lehman Brothers Aggregate Bond Index is a benchmark index made up of the Lehman Brothers Government/Corporate Bond Index, Mortgage-Backed Securities Index, and Asset-Backed Securities Index, including securities that are of investment-grade quality or better, have at least one year to maturity, and have an outstanding par value of at least $100 million. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                                % OF
                             NET ASSETS      VALUE
                             ----------   -----------
Government                      38.8%     $65,034,238
Mortgage Backed Securities       9.1       15,198,985
Financial                        6.8       11,402,275
Industrial                       1.2        2,000,222
Consumer Cyclical                1.1        1,830,877
Communications                   0.9        1,534,458
Consumer Non-Cyclical            0.5          892,026
Utilities                        0.3          585,969
Energy                           0.3          509,494
Technology                       0.3          455,175
Basic Materials                  0.1          168,899
                                ----      -----------
TOTAL INVESTMENTS               59.4%     $99,612,618
                                ====      ===========

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 11/8/04.

ING PIMCO TOTAL RETURN PORTFOLIO                      PORTFOLIO MANAGERS' REPORT

The ING PIMCO Total Return Portfolio (the "Portfolio") seeks maximum total return. The Portfolio is managed by a team of investment professionals led by William H. Gross, Chief Investment Officer, Pacific Investment Management, LLC, Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 4.06% compared to the Lehman Brothers Aggregate Bond Index(1), which returned 4.34% for the same period.

PORTFOLIO SPECIFICS: All major fixed income sectors posted gains in the final quarter of 2004, capping a year in which bonds showed unexpected strength. The Lehman Brothers Aggregate Bond Index, a widely used index for the high-grade bond market, returned 4.34% for the year despite several major headwinds. These included expanding U.S. fiscal deficits, a falling U.S. dollar and market perceptions as the year began that interest rates were bound to rise from levels near historic lows. Besides these headwinds, fixed income markets had to weather a tightening cycle by the Federal Reserve ("Fed") that began in June. The central bank raised the federal funds rate five times during the year for a total of 125 basis points.

During the year, PIMCO focused on quality, value and prudent diversification outside of index sectors in an environment where core bond sectors presented limited buying opportunities. A modest below-index duration position in the U.S. was neutral for relative performance. Exposure to European interest rates added value as these yields declined. An underweight to the mortgage sector hurt returns as low volatility and strong bank demand supported these assets; however, positive security selection contributed. A corporate underweight was negative as investors around the world were drawn to corporates for their extra yield. A tactical allocation to real return bonds added value; inflation-protected Treasury bonds outperformed nominal Treasuries by a wide margin as real yields fell. Emerging markets were positive as fundamentals such as trade surpluses and currency reserves continued to improve. Modest exposure to the Euro and the Japanese yen helped returns as the dollar fell amid concern about the U.S. trade deficit

CURRENT STRATEGY AND OUTLOOK: Global growth will slow in 2005 as the U.S. recovery cools and Europe and Japan prove unable to pick up the slack. Higher unit labor costs and a weaker dollar will likely create inflationary pressure, but lingering overcapacity worldwide will limit this impact over a cyclical time frame. The Fed will continue to tighten at a measured pace, stopping in this cycle at a fed funds rate of 2 1/2% to 3%. The 10-year Treasury yield will range between 4% and 4 1/2%, with the risk of a 25 basis point breakout on the high side.

PIMCO will stay defensive and look for value as interest rates are low and core bond sectors are fully valued; tactical flexibility will be essential in this environment. We plan to target U.S. duration below-index to limit risk from higher rates; however, we will continue to take exposure to intermediate maturities in Europe, where growth and rate pressures will be more muted. We plan to underweight mortgages and corporates as investors stretching for yield have bid valuations up to frothy levels. We also plan to own emerging market bonds, which could benefit from further credit upgrades amid growing trade surpluses and ample currency reserves.

----------
(1) Lehman Brothers Aggregate Bond Index is a benchmark index made up of the Lehman Brothers Government/Corporate Bond Index, Mortgage-Backed Securities Index, and Asset-Backed Securities Index, including securities that are of investment-grade quality or better, have at least one year to maturity, and have an outstanding par value of at least $100 million. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                                % OF
                             NET ASSETS       VALUE
                             ----------   ------------
Mortgage Backed Securities      34.4%     $ 62,590,488
Government                      31.5        57,224,740
Asset Backed Securities          5.7        10,381,404
Financial                        1.2         2,154,630
Communications                   0.9         1,730,762
Utilities                        0.6         1,087,987
Energy                           0.3           549,950
Funds                            0.3           498,047
Consumer Cyclical                0.2           417,208
Basic Materials                  0.2           307,500
Purchased Swaptions              0.0            69,848
TOTAL                           75.3%     $137,012,564
SHORT-TERM INVESTMENTS          43.9        79,735,894
                               -----      ------------
TOTAL INVESTMENTS              119.2%     $216,748,458
                               =====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Point To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/01/2002.

ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO      PORTFOLIO MANAGERS' REPORT

The ING Salomon Brothers Aggressive Growth Portfolio (the "Portfolio") seeks long-term growth of capital. The Portfolio is managed by a team of investment professionals led by Richie Freeman, Salomon Brothers Asset Management, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class I and Class ADV Shares returned 9.72% and 9.18%, respectively, compared to the Russell 3000 Growth Index(1), which returned 6.93% for the same period.

PORTFOLIO SPECIFICS: While 2004 will likely be remembered as a year that produced relatively solid, broad-based stock market gains, we believe that a closer look reveals that 2004 was actually the composite of two very different markets. The first 9 1/2 months of the year could be best described as a range-bound market that saw investors alternate between bouts of euphoria and pessimism. It was not until the final 2 1/2 months of the year that we saw a broad market rally which helped to generate the majority of the gains for the year.

As a point of review, we entered 2004 well removed from the market bottoms set during October 2002, and again in the spring of 2003, as improving economic indicators and corporate earnings news combined to produce sharp gains late in the fourth quarter of 2003 for most market sectors and led to improved investor sentiment and expectations. But more mixed economic data and increasing concerns about the job market dampened the rally soon after the start of 2004 and the market slowed considerably during the first quarter.

Stocks were generally stuck in a limited trading range through much of the second and third quarters, as uncertainty over the geopolitical situation, coupled with concerns about rising interest rates and soaring energy prices as well as questions about the U.S. presidential race kept both businesses and many investors on the sidelines. However, following the clear outcome of the presidential election and a break in oil prices from their recent highs, the broad market turned sharply upwards in a rally that continued to lift most sectors of the market through the end of the year.

For the year, leading contributors to performance included UnitedHealth Group, Inc., and Biogen Idec, Inc. in health care, and Anadarko Petroleum Corp. and Weatherford Intl. Ltd. in energy. Major detractors included Chiron Corp., Forest Laboratories, Inc. and Millennium Pharmaceuticals, Inc. in health care and Maxtor Corp. in information technology. Both stock selection and sector allocation had a positive effect on performance in comparison to the benchmark Index. The overweight in energy and the underweight in information technology contributed to relative performance, while stock selection in consumer discretionary and information technology detracted from relative performance.

CURRENT STRATEGY AND OUTLOOK: As we review the state of the overall stock market today, we see that investor bullishness and expectations have risen along with the stock market over the last few months. As we have mentioned in previous letters, sustainable market advances are typically born from feelings of investor skepticism and fear. That said, we would be more comfortable if we saw more indications that investors' expectations were generally moderating or declining. As we have stated in the past, we prefer to hold companies that, for the most part, are not overly dependent on the broader economy, and we usually look for companies that we believe have the ability to control their own destinies. In our opinion, the best economic indicator -- as a foreteller of the future -- is the stock market itself. Accordingly, instead of making predictions about short-term market movements, we will continue to focus our energies on the individual companies that we think are best suited to generate earnings and cash flow growth over the long term.

----------
(1) The Russell 3000 Growth Index is an unmanaged index that measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values. The stocks in this index are also members of either the Russell 1000 Growth or the Russell 2000 Growth indexes. Please note that all indexes are unmanaged and do not take into account any fees and expanses of the individual securities that they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                          % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Non-Cyclical      35.0%     $326,686,785
Communications             20.8       194,245,814
Financial                   9.3        87,215,404
Energy                      9.2        86,283,189
Technology                  8.9        83,008,487
Industrial                  7.9        73,495,152
Funds                       1.8        17,049,552
Basic Materials             0.4         3,920,895
Consumer Cyclical           0.2         1,951,771
                           ----      ------------
TOTAL INVESTMENTS          93.5%     $873,857,049
                           ====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
* Class I commenced operations on 11/28/1997, Class S, and Class ADV commenced operations on 12/10/2001.

ING SALOMON BROTHERS FUNDAMENTAL VALUE PORTFOLIO      PORTFOLIO MANAGERS' REPORT

The Salomon Brothers Fundamental Value Portfolio ( the "Portfolio") seeks capital appreciation. The Portfolio is managed by a team of investment professionals led by John B. Goode and Peter J. Hable, Managing Directors, Salomon Brothers Asset Management, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV shares returned 8.20%, compared to the Russell 3000 Index(1), which returned 11.95% for the same period.

PORTFOLIO SPECIFICS: The ING Salomon Brothers Fundamental Value Portfolio in 2004 underperformed its Russell 3000 Index benchmark. After a banner year in 2003, we felt that prospects for the stock market in the year just completed would be more subdued. In addition, we believed that interest rates were poised to increase meaningfully and that larger rather than smaller companies might begin performing better than in the previous four years.

There were a number of cross currents at work in the 2004 economy. Although job growth picked up substantially, it still lagged behind where it was in previous cycles. Energy prices began the year near $30 per barrel and went as high as $55 per barrel later in 2004. The war in Iraq also provided a backdrop of uncertainty in the geopolitical arena. Nevertheless, 2004 turned out to be a year in which the economy was generally strong and interest rates and inflation were surprisingly muted. Corporations ended the year in possibly the best financial condition in many years, whereas the consumer seemed to be stretched in the sense that increases in debt and spending grew at a faster rate than overall income.

These factors contributed to a year when the stock market consolidated or remained in a trading range for most of the year. Subsequent to the November election, stocks rallied strongly through the end of the year.

Corporations as a whole generated nearly $1 trillion of free cash flow for the year, an enormous figure. The record in a previous cycle was $675 billion in 1996. Corporations have been very conservative in recent years, no doubt a response to the well-publicized excesses of the last economic cycle.

The Portfolio underperformed its benchmark, the Russell 3000 Index, which returned 11.95% for the year ended December 31, 2004. As mentioned earlier, we purposely underweighted financial service companies in 2004, believing interest rates would rise and that many companies in the sector would be adversely affected. Interest rates spiked early in the year and then retreated at year-end to where they started at about 4.25%. Industrials and utilities were other areas where the Portfolio also underperformed during the year. Energy and materials were notable outperformers and we continue to feel they are part of the new leadership for the market going forward.

The top five contributors to performance during the year just ended were Ericsson, Inc., Motorola, Inc., Allegheny Technologies, Inc., Williams Co. and Halliburton Co. Other notable contributors included Elan Corp. PLC, Raytheon Co., Johnson & Johnson, Lucent Technologies, Inc., and Costco Wholesale Corp. During the year, Elan Corp. PLC and Ericsson, Inc. were sold because they had exceeded our target prices by a wide margin. The largest detractors from performance were Merck & Co., Inc., Pfizer, Inc., Unisys Corp., Intel Corp. and 3Com Corp. Merck & Co., Inc and Unisys Corp. were sold during 2004.

CURRENT STRATEGY AND OUTLOOK: The stock market still appears to have considerable "fuel" left although we are "sober bulls" rather than of the "raging" variety that characterized our feelings 18-24 months ago. Even though some measures suggest the consumer has taken on considerable debt, lowered his savings rate to near zero, and used home equity loans to provide funds to support consumption, it is clear that there continues to be a very large pool of liquid assets at the individual level. At year-end, this totaled $5 trillion equal to approximately 40% of the value of all common stocks as measured by the Wilshire 5000 Index(i). In some ways this is surprising given the very low level of interest rates.

----------
(1) The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represent approximately 98% of the U.S. equity market. Please note that an investor cannot invest directly in an index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS      VALUE
                        ----------   -----------
Communications             18.7%     $13,050,553
Financial                  17.7       12,302,813
Consumer Non-Cyclical      12.7        8,871,845
Industrial                  9.8        6,809,252
Basic Materials             9.6        6,654,990
Technology                  8.7        6,078,294
Energy                      7.9        5,462,712
Consumer Cyclical           7.7        5,373,463
Utilities                   0.2          115,836
Diversified                 0.1           89,943
                           ----      -----------
TOTAL INVESTMENTS          93.1%     $64,809,701
                           ====      ===========

                               (PERFORMANCE GRAPH)

                              (Plot points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING SALOMON BROTHERS INVESTORS VALUE PORTFOLIO        PORTFOLIO MANAGERS' REPORT

The Salomon Brothers Investors Value Portfolio (the "Portfolio") seeks long-term growth of capital. The Portfolio is managed by a team of investment professionals led by John B. Cunningham, Managing Director, and Mark McAllister, Salomon Brothers Asset Management, Inc., the Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 9.70%, compared to the Standard & Poor's ("S&P") 500 Barra Value Index(1), which returned 15.71% for the same period.

PORTFOLIO SPECIFICS: The U.S. equity market, despite its positive breadth, experienced poor market volume and low volatility during the twelve months ended December 31, 2004. In 2004, after a relatively quiet first half, U.S. equity markets declined in the third quarter then reversed course, posting the best quarterly performance of the year in the fourth quarter. All the major indices finished the year on a positive note, with the S&P 500(2) climbing 10.88%, the Nasdaq Composite Index(3) rising 8.59% and the Dow Jones Industrial Average(4) gaining 5.31%.

In 2004, the U.S. economy managed to overcome many stumbling blocks that included the war in Iraq, higher energy costs, corporate investigations and election uncertainty. The Federal Open Market Committee ("FOMC")(5) maintained a measured tightening course, raising the federal funds rate(6) to 2.25% from 1.00% over the course of the year(7). The yield on the 10-year Treasury note ended the year at 4.22%, which was surprisingly low given the increase in short-term interest rates.

U.S. equity investors responded favorably in the fourth quarter to continued signs of economic growth, strong corporate profits and moderating energy prices. An increase in merger and acquisition activity and a definitive outcome in the presidential election also helped push stocks higher.

Within the S&P 500 Index, the energy sector led the way gaining 31.0%, followed by utilities, telecommunication services and industrials posting gains of 25.4%, 19.9% and 18.0%, respectively. Most sectors of the S&P 500 Index posted double-digit gains for the year, with the exception of healthcare, which rose 1.7%, information technology, which rose 2.8%, and consumer staples, which gained 8.2%.

The sectors that contributed the most to the Portfolio's performance for the year included financials, energy and telecommunication services. Three of the Portfolios sectors that lagged included healthcare, information technology and materials. Top contributors included AT&T Wireless, Bank of America, Chevron Texaco, McDonald's and Total SA. Stocks that detracted from performance, and led to our underperformance relative to the benchmark, came from a number of different sectors and included Pfizer, Nortel Networks, Merck, Alcoa and 3Com. We reduced our position in Pfizer and Merck based on the recent findings related to increased cardiovascular risk of the cox-2 inhibitor class of drugs. We sold Alcoa and 3Com during the period.

CURRENT STRATEGY AND OUTLOOK: We have taken advantage of the recent strength in the U.S. equity market by reducing selected positions in the utilities and materials sectors. We have also reduced our position in healthcare, particularly in the large cap pharmaceutical industry. We increased positions in the financials, consumer discretionary and industrial sectors.

----------
(1) The S&P Barra Value Index is an unmanaged capitalization-weighted index of all stocks in the S&P 500 index that have low price-to-book ratios. It is designed so that approximately 50% of the market capitalization of the S&P 500 Index is in the S&P Barra Value Index.

(2) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

(3) The Nasdaq Composite Index is a market value-weighted index, which measures all securities listed on the NASDAQ stock market. Please note that an investor cannot invest directly in an index.

(4) The DJIA is a widely followed measurement of the stock market. The average is comprised of 30 stocks that represent leading companies in major industries. These stocks, widely held by both individual and institutional investors, are considered to be all blue-chip companies. Please note that an investor cannot directly invest in an index.

(5) The FOMC is a policy-making body of the Federal Reserve System responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

(6) The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

(7)  Source: U.S. Federal Reserve Board.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                          % OF
                        NET ASSETS      VALUE
                        ----------   -----------
Financial                  27.1%     $21,143,632
Communications             19.2       14,944,181
Consumer Non-Cyclical      14.1       10,957,821
Energy                     12.0        9,354,954
Industrial                  8.6        6,694,252
Consumer Cyclical           6.8        5,331,489
Technology                  5.2        4,021,015
Basic Materials             1.3        1,029,000
Utilities                   1.1          814,611
                           ----      -----------
TOTAL INVESTMENTS          95.4%     $74,290,955
                           ====      ===========

                              (PERFORMANCE GRAPH)

                              (Plot points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING SALOMON BROTHERS LARGE CAP GROWTH PORTFOLIO       PORTFOLIO MANAGERS' REPORT

The ING Salomon Brothers Large Cap Growth Portfolio (formerly, ING
Capital Appreciation Portfolio, the "Portfolio") seeks capital appreciation. The Portfolio is managed Alan Blake, Managing Director and Senior Portfolio Manager, Salomon Brothers Asset Management, Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 6.21% compared to the Standard & Poor's ("S&P") 500 Index(1) and the Russell 3000 Growth Index(2), which returned 10.88% and 6.93%, respectively, for the same period.

PORTFOLIO SPECIFICS: Salomon Brothers Asset Management became the sub-adviser of the Portfolio on November 8, 2004. Previously, the Portfolio was known as the ING Alger Capital Appreciation Portfolio.

The Portfolio was subsequently converted to correspond with the model Large Cap Growth portfolio designed by Salomon Brothers Asset Management. At the end of December, the Portfolio maintained overweight exposure to the consumer discretionary, technology and financials sectors, and was underweight the healthcare, industrials and consumer staples sectors, with no significant holdings in the utilities, telecommunications or materials sectors. The Portfolio's top ten holdings at the end of the month were Amazon.com, Home Depot, Berkshire Hathaway, Gillette, Dell, Genentech, Time Warner, Amgen, Merrill Lynch and Biogen Idec.

CURRENT STRATEGY AND OUTLOOK: With interest rates close to 40-year lows and corporate earnings still slated to grow double digits in 2005, we believe the theme of investing in high-quality companies is as relevant now as ever before. Traits of the types of companies that we believe work best in the current market environment include slashing prices to take market share, making strategic acquisitions with cash, having the lowest borrowing costs, buying back its own stock and raising dividends to appease yield-hungry investors, as companies become more responsive to shareholder concerns. Watching senior management allocate capital in good times, and more importantly, poor times, is a necessary exercise in order to gain long-term confidence in our portfolio companies.

In general, we aim to manage money on a long-term oriented basis with low turnover. We try to keep the Portfolio set up in a 'barbell', with equal weights allocated to aggressive stocks (i.e., biotechnology, semiconductors, enterprise software and e-commerce) offset by the more stable, predictable earnings names (such as retailing, consumer staples, insurance, industrials). The Portfolio overweights are in selective technology, healthcare, financial and consumer names, broadly defined.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

(2) The Russell 3000 Growth Index is an unmanaged index that measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values. The stocks in this index are also members of either the Russell 1000 Growth or the Russell 2000 Growth indexes. Please note that all indexes are unmanaged and do not take into account any fees and expanses of the individual securities that they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS      VALUE
                        ----------   -----------
Consumer Non-Cyclical      30.1%     $20,530,670
Communications             29.0       19,738,831
Technology                 17.3       11,745,158
Financial                  14.3        9,744,879
Consumer Cyclical           4.5        3,093,030
Industrial                  2.9        1,989,250
                           ----      -----------
TOTAL INVESTMENTS          98.1%     $66,841,818
                           ====      ===========

                               (PERFORMANCE GRAPH)

                              (Plot points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 5/1/2003.

ING T. ROWE PRICE DIVERSIFIED                         PORTFOLIO MANAGERS' REPORT
MID CAP GROWTH PORTFOLIO

The ING T. Rowe Price Diversified Mid Cap Growth Portfolio (formerly, ING Alger Aggressive Growth Portfolio, the "Portfolio") seeks capital appreciation. The Portfolio is managed by a committee of investment professionals chaired by Donald J. Peters, Vice President, T. Rowe Price Associates, Inc, Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV shares returned 8.32% compared to the Russell MidCap Growth Index(1), which returned 15.48% for the same period.

PORTFOLIO SPECIFICS: From November 8, 2004 (date T. Rowe Price became Sub-Adviser to the Portfolio) to December 31, 2004, your Portfolio returned 5.48%, but trailed the Russell MidCap Growth Index, which advanced 6.99% for the same period. Although our sector allocations worked to our advantage, our stock selection limited our gains. Our investments in the information technology, energy, and consumer discretionary sectors detracted from the portfolio's relative performance; in contrast, the financials, health care, and industrials and business services sectors helped our results.

Technology shares rebounded late in the year after struggling for much of 2004. However, our positioning in semiconductor companies Analog Devices, Inc. and Xilinx, Inc. weighed the most on relative performance as the more volatile semiconductor names outperformed at the end of the year. Additionally, computers and peripherals detracted from relative performance.

Falling oil prices during our reporting period tempered the performance of energy names. Our underweight in oil and gas producers was the primary driver behind our relative weakness in this sector. However, equipment and service companies Cooper Cameron Corp. and Baker Hughes, Inc. benefited relative performance. Our focus in the energy sector is in buying better businesses (we have found more opportunities to do so in the equipment and services industry) and not making a call on the direction of oil prices.

In the consumer discretionary sector, where media represents our largest overweight, our media stock selection was the primary driver of relative weakness. Although a recovery in radio advertising spending has been slower than expected, we are maintaining our radio positions as the industry is attractively valued and ad spending is showing signs of stabilization.

The financials sector is our largest overweight because we believe that companies tied to the capital markets -- specifically trust banks and asset managers -- offer the best risk/reward tradeoff in our universe. In fact, our overweight in capital markets stocks was the primary driver behind our favorable relative performance in the sector. In contrast, underweighting interest rate-sensitive consumer credit companies and real estate businesses detracted.

In the health care sector, our investments are centered on services companies, equipment, and a diversified approach to biotechnology. The health care providers and services industry represents the best risk/reward within the sector, in our opinion. Two key drivers of our favorable performance during our reporting period were WellChoice, Inc. and Caremark Rx, Inc.

An improving economy has benefited the fundamentals of many companies in the industrials and business services sector. Since the Portfolio's inception, good relative performance in the sector has come from our commercial services holdings, in addition to being underweight airlines.

CURRENT STRATEGY AND OUTLOOK: The market environment in 2004 was challenging for our investment strategy, given the leadership by commodity-producing companies in the materials and energy sectors. Our style, which takes a broadly diversified approach and is consistent in buying more differentiated businesses, should do well relative to the benchmark in periods when companies with consistent earnings growth are rewarded. We believe that the market is beginning to focus more on such companies. Our fully-invested approach focuses on strong businesses and management with a long-term orientation. We believe our sector and individual stock weightings will help our relative performance as we move deeper into the economic recovery.

----------
(1) The Russell MidCap Growth Index is a capitalization-weighted index which consists of securities with capitalizations between $450 million and $3.8 billion with greater than average growth orientation.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Non-Cyclical      28.3%     $165,339,312
Technology                 19.5       114,100,305
Consumer Cyclical          16.6        96,728,171
Financial                  12.7        74,471,821
Communications             12.3        71,947,056
Industrial                  7.9        45,922,181
Energy                      2.3        13,562,528
Basic Materials             1.2         7,108,917
                          -----      ------------
TOTAL INVESTMENTS         100.8%     $589,180,291
                          =====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

ING T. ROWE PRICE GROWTH EQUITY PORTFOLIO             PORTFOLIO MANAGERS' REPORT

The ING T. Rowe Price Growth Equity Portfolio (the "Portfolio") seeks long-term capital appreciation. The Portfolio is managed by a team of investment professionals chaired by Robert W. Smith, Vice President, T. Rowe Price Associates, Inc., the Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class I and Class ADV Shares returned 10.02% and 9.47%, respectively, compared to the Standard & Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: Large-cap growth stocks posted solid results for the year ended December 31, 2004, but once again lagged large-cap value shares. Most stock market benchmarks ended the year near their highest levels, thanks in large part to a fourth-quarter rally triggered by falling oil prices and the U.S. presidential election concluding without controversy. Within the S&P 500 Index, the energy (higher oil prices) and utility sectors were strongest; health care (pharmaceuticals) and information technology were weakest but posted positive returns.

The Portfolio modestly underperformed the S&P 500 Index and outperformed the Russell 1000 Growth Index(2), which returned 6.30% for the year. Overall, sector allocation decisions (overweighting information technology, underweighting energy, and not owning utilities) detracted from relative results. However, stock selection in the health care, materials, and information technology sectors nearly offset all of the ground lost to the S&P 500 Index from sector allocation.

The health care sector was the best contributor to relative performance. Among our health care services providers, both UnitedHealth Group (the portfolio's third-largest holding) and WellPoint (merged with Anthem in the fourth quarter and is now the nation's largest health insurer) trended steadily higher. Additionally, we benefited from underweighting pharmaceuticals (avoiding Merck, eliminating Eli Lilly, and underweighting Pfizer), which aided our comparison with the benchmark. The materials sector was the second-best relative contributor driven by good stock selection and strong global demand for steel. The Portfolio's overweight in Nucor was the main driver of relative performance within the sector.

Rising oil prices benefited the energy sector, but stock selection and an underweight allocation hampered the portfolio's performance versus the S&P 500 Index. Schlumberger, for example, posted solid gains but detracted from relative results, because it did not perform as well as other holdings in the group.

Financials were relative performance detractors for 2004, largely due to stock selection. The Portfolio is significantly overweight in capital markets -- State Street and Mellon Financial were large detractors -- and underweight in commercial banks, which benefited from consolidation in early 2004. On a brighter note, capital markets rebounded strongly in the final quarter, benefiting from reinvigorated IPO and merger activity and stronger economic growth. Insurance holdings were generally weak performers for the past 12 months.

CURRENT STRATEGY AND OUTLOOK: The economy improved from its summer "soft patch" and we believe the trend should continue, contributing to a sustained enterprise spending recovery and a healthy environment for equities. We are also encouraged by the solid fundamentals underpinning the large-cap growth segment of the market. We hope that investors will increasingly focus on long-term equity ownership, and believe that companies with sustainable earnings and cash flow growth will be afforded higher prices.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

(2) The Russell 1000 Growth Index measures the performance of the 1,000 largest companies in the Russell 3000 Index with higher price-to-book ratios and higher forecasted growth.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Financial                  20.5%     $189,949,558
Consumer Non-Cyclical      18.7       173,528,100
Communications             16.1       149,348,820
Technology                 14.1       131,013,291
Consumer Cyclical          13.5       125,327,278
Industrial                  8.5        79,095,903
Energy                      4.2        39,164,048
Basic Materials             2.0        18,002,572
                           ----      ------------
TOTAL INVESTMENTS          97.6%     $905,429,570
                           ====      ============

                              (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
* Class I commenced operations on 11/28/1997. Class S and Class ADV commenced operations on 12/10/2001.

ING UBS U.S. LARGE CAP EQUITY PORTFOLIO               PORTFOLIO MANAGERS' REPORT

The ING UBS U.S. Large Cap Equity Portfolio (formerly, ING MFS Research Equity Portfolio, the "Portfolio") seeks long-term growth of capital and future income. The Portfolio is managed by a team of investment professionals employed by UBS Global Asset Management (Americas), Inc., Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class I and Class ADV Shares returned 14.76% and 14.21%, respectively, compared to the Standard & Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: Concerns over the economy and the Presidential election left many investors hesitant about stocks over the fiscal year, but our analysis indicated that the U.S. stock market was trading at or below fair value for much of the reporting period. As always, we relied on our bottom-up research process to guide sector allocation and stock selection for the Portfolio. Overall, this process led us to overweight select segments of the financial and health care industries, and to underweight technology hardware.

Within the financial industry the Portfolio favored diversified financials, as these companies have generally managed their interest rate risk carefully and should benefit from continued improvements in the capital market environment. The Portfolio also held exposure to asset management firms, which contributed to performance. In contrast, the Portfolio avoided regional banks. In our opinion, these banks carry large acquisition premiums, pushing stock prices above what we consider to be true intrinsic value.

The Portfolio's substantial underweight to technology hardware also contributed to relative performance over the fiscal year. Throughout the period, we believed earnings estimates for this subsector were too high and stocks in this area were overpriced. We have, however, begun to add opportunistically to our computer software exposure. This segment of technology delivered solid returns over the fiscal year and we believe shows signs of slow, but continued growth going forward.

The Portfolio's health care holdings were primarily in pharmaceutical companies, stocks that provided mixed results over the period. Negative publicity about the potential affect of drug re-importation programs and Medicare prescription drug benefits dampened industry stock prices. We do not believe these programs will have any significant impact on our holdings, however, which steer clear of large-cap, generic pharmaceuticals in favor of "niche" companies and companies with strong pipelines.

Relative performance was hindered during the reporting period by the Portfolio's slightly underweight exposure to energy, the best performing sector in 2004. We maintained a cautious approach to energy, as our research suggested that high oil prices were not sustainable. This stance was rewarded late in the period, as oil prices declined sharply in November and December 2004.

CURRENT STRATEGY AND OUTLOOK: In our opinion, the U.S. economy is expanding at a moderate rate, inflation is under control and the consumer has spending capacity. Given this scenario, our strategy for the year ahead is largely a continuation of our current approach, emphasizing the bottom-up search for valuation opportunities in sectors and specific stocks. Entering 2005, the Portfolio will continue to seek out higher-quality, fundamentally sound companies that we believe have the potential for long-term growth and competitive risk-adjusted returns under prevailing market conditions. We believe this disciplined approach can lead to solid risk-adjusted returns across an entire market cycle.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Non-Cyclical      25.4%     $ 68,413,122
Financial                  23.3        62,730,623
Communications             14.3        38,471,428
Industrial                 13.2        35,612,950
Utilities                   6.5        17,499,855
Consumer Cyclical           5.8        15,613,017
Technology                  5.0        13,579,129
Energy                      4.2        11,460,338
                           ----      ------------
TOTAL INVESTMENTS          97.7%     $263,380,462
                           ====      ============

                               (PERFORMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
* Class I commenced operations on 11/28/1997, Class S, and Class ADV commenced operations on 12/10/2001.

ING VAN KAMPEN COMSTOCK PORTFOLIO                     PORTFOLIO MANAGERS' REPORT

The ING Van Kampen Comstock Portfolio (the "Portfolio") seeks capital growth and income. The Portfolio is managed by a team of portfolio managers including B. Robert Baker, Jr., Managing Director, Jason S. Leder, Executive Director and Kevin C. Holt, Executive Director, Van Kampen, Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 16.41% compared to the Standard & Poor's ("S&P") 500 Index(1), which returned 10.88% and the S&P 500 Barra Value Index, which returned 15.71% for the same period.

PORTFOLIO SPECIFICS: The year 2004 was marked by high energy prices, continuing geopolitical conflicts, uncertainty related to the U.S. presidential election, and a spate of natural disasters. Nonetheless, U.S. equity markets provided a positive return for the second consecutive year.

Within the U.S. equity market, two key trends affected the Portfolio's performance. First, small company stocks outperformed their large-cap peers for the sixth consecutive calendar year, causing a bit of a headwind for the Portfolio. On the other hand, the outperformance of value stocks was a more favorable development. Across the market capitalization spectrum, value stocks significantly outpaced growth stocks. The market's preference for value stocks created a favorable environment for the Portfolio, which focuses primarily on large-cap value stocks.

The Portfolio outperformed its benchmark, the S&P 500 Index, benefiting from both strong stock selection and favorable sector allocations relative to the index. Stock selection was strongest in the utilities sector, followed by financials, energy, and telecommunications services. Only stock selection in the materials sector detracted meaningfully from relative return. From a sector allocation perspective, the Portfolio benefited most significantly from overweights in energy and telecommunications services and an underweight in technology, relative to the S&P 500 Index. An underweight in industrials and the Portfolio's cash position were the only meaningful detractors.

The Portfolio outperformed the S&P 500 Barra Value Index during 2004. Both stock selection and the sector allocations were important contributors to this outperformance. Stock selection was favorable across a number of sectors with particular strength in utilities, energy, financials, and telecommunications services. Selection in the healthcare, consumer staples, and technology sectors were the most significant detractors.

Overall, the Portfolio benefited from higher weightings in energy, telecommunications, and healthcare, three of the better performing index sectors. Underweights in weaker performing sectors such as consumer discretionary and financials also added to relative performance.

Positioning in the financials sector had the most significant positive impact on relative return. The energy sector was also a key contributor. Energy was the leading segment of the S&P 500 Barra Value Index and the Portfolio had a higher weighting in the sector. In addition, the Portfolio's individual energy holdings significantly outpaced those of the Index.

A substantial underweight in the strong performing industrials sector and an overweight in the materials sector were the only meaningful detractors from a sector allocation standpoint. As is typically the case during a rising stock market, the Portfolio's cash position also detracted from relative performance. However, holding cash is a vital part of any mutual fund's strategy, allowing the fund manager to capitalize on opportunities presented by the market and providing resources to meet any shareholder redemptions.

CURRENT STRATEGY AND OUTLOOK: During the final quarter of the year, the Portfolio took advantage of strength in the utilities, telecommunications, and oil services sectors to trim positions that performed well and attained our targets. We used our assessment of weakness in large capitalization pharmaceutical stocks to maintain those positions. We have generally viewed financial stocks as expensive and vulnerable to worsening consumer and corporate credit conditions and rising interest rates. We have also placed less emphasis on technology stocks.

As always, we focused our efforts on bottom-up stock selection and fundamental research. We remain committed to the Portfolio's discipline of seeking well-established companies.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

(2) The S&P Barra Value Index is an unmanaged capitalization-weighted index of all stocks in the S&P 500 index that have low price-to-book ratios. It is designed so that approximately 50% of the market capitalization of the S&P 500 Index is in the S&P Barra Value Index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                           % OF
                        NET ASSETS       VALUE
                        ----------   ------------
Consumer Non-Cyclical      22.1%     $ 88,692,580
Financial                  21.2        84,823,552
Communications             13.5        54,236,245
Basic Materials            12.5        49,882,855
Energy                      9.8        39,153,190
Utilities                   4.0        16,116,495
Consumer Cyclical           4.0        15,981,350
Technology                  2.4         9,678,518
Industrial                  1.2         4,852,048
                           ----      ------------
TOTAL INVESTMENTS          90.7%     $363,416,833
                           ====      ============

                               (PERFOMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 05/01/2002.

ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO            PORTFOLIO MANAGERS' REPORT

The ING Van Kampen Equity and Income Portfolio (formerly, ING UBS U.S. Allocation Portfolio, the "Portfolio") seeks total return. The Portfolio is managed by the Equity Income Team consisting of James A Gilligan, James O. Roeder, Thomas Bastian, Sergio Marcheli and Vincent E Vizachero, Van Kampen, Sub-Adviser.

PERFORMANCE: For the year ended December 31, 2004, the Portfolio's Class ADV Shares returned 10.32% compared to the Standard & Poor's ("S&P") 500 Index(1), which returned 10.88% for the same period.

PORTFOLIO SPECIFICS: The year 2004 was marked by high energy prices, continuing geopolitical conflicts, uncertainty related to the U.S. presidential election, and a spate of natural disasters. Nonetheless, U.S. equity markets provided a positive return for the second consecutive year.

Within the U.S. equity market, two key trends affected the Portfolio's performance. During the two-month period covered in this report, small company stocks outperformed their large-cap peers, as they have for six consecutive calendar years. This caused a bit of a headwind for the Portfolio. On the other hand, the outperformance of large-cap value stocks relative to large-cap growth stocks created a favorable environment for the Portfolio, although this trend was less pronounced during November and December than it was for the full calendar.

Since we began managing the portfolio on November 8, 2004, sector allocations have had a particularly favorable impact on relative performance. Conversely, the performance of the Portfolio's individual holdings had a modest negative effect on relative return. Individual stock selection in the telecommunications services, energy, and financial sectors was beneficial, while selection in the healthcare and consumer discretionary sectors were significant detractors.

From a sector allocation perspective, the Portfolio's overweight in healthcare, relative to the Russell 1000 Value Index, was beneficial as this sector gained a bit of momentum toward year-end after suffering from election-related uncertainty for much of 2004. The Portfolio's underweight in the energy sector was also advantageous as that sector lagged the index in the last two months of the year following previous strong performance in 2004.

CURRENT STRATEGY AND OUTLOOK: At year-end the Portfolio allocation was approximately 66% in stocks, 18% in bonds, and 14% in convertible securities. The Portfolio's allocation to convertible securities remained low amid limited new issuance and pricing that we consider relatively unattractive. Investment-grade corporate bonds and Treasuries comprised the fixed-income position.

For most of 2004, we didn't see any real justification for the market's negativism. Although some uncertainties have now been lifted, we remain cautious. Stocks, and especially value stocks, performed well in 2003 and 2004. As a result, finding what we believe are attractively valued stocks will likely be challenging in 2005.

In our opinion, the U.S. economy has shown resilience in the face of high energy prices, which bodes well for its ongoing strength given more favorable energy pricing. The Federal Reserve continues to indicate that its rate increases will be measured. This is expected to keep inflation in check while economic recovery unfolds.

We will continue to look for what we believe are attractively-valued stocks with catalysts for change in place. Such catalysts can be new management, consolidation in an industry or sector, or improving fundamentals. We continue to believe in the long-term prospects of stock investing and building the Portfolio one stock at a time.

----------
(1) The Standard & Poor's (S&P) 500 index is considered to be representative of the stock market in general. The S&P 500 returns assume reinvestment of all dividends. Please note that indexes are unmanaged and do not take into account any fees and expenses of the individual securities they track. Individuals cannot invest directly in any index.

SECTOR DIVERSIFICATION
DECEMBER 31, 2004

                                % OF
                             NET ASSETS       VALUE
                             ----------   ------------
Financial                       19.5%     $116,187,093
Consumer Non-Cyclical           18.9       112,255,250
Government                      14.2        84,571,156
Energy                          10.9        65,001,532
Communications                   8.3        49,270,320
Consumer Cyclical                6.4        37,730,267
Industrial                       6.0        35,387,403
Utilities                        5.0        29,504,193
Basic Materials                  4.4        26,351,701
Technology                       4.4        26,236,958
Mortgage Backed Securities       0.1           252,553
Diversified                      0.0           240,817
Asset Backed Securities          0.0            38,186
                                ----      ------------
TOTAL INVESTMENTS               98.1%     $583,027,429
                                ====      ============

                               (PERFOMANCE GRAPH)

                              (Plot Points To Come)

Based on a $10,000 initial investment, the graph and table above illustrate the total return of the Portfolio against the Index or Indices indicated. The Indices have no cash in their portfolios, impose no sales charges and incur no operating expenses. An investor cannot invest directly in an index. The Portfolio's performance is shown without the imposition of any expenses or charges which are, or may be, imposed under your annuity contract. Total returns would have been lower if such expenses or charges were included.

The performance graph and table do not reflect the deduction of taxes that a shareholder will pay on portfolio distributions or the redemption of portfolio shares.

Total returns reflect that the Investment Manager may have waived or recouped fees and expenses otherwise payable by the Portfolio.

THE PERFORMANCE UPDATE ILLUSTRATES PERFORMANCE FOR A VARIABLE INVESTMENT OPTION AVAILABLE THROUGH A VARIABLE ANNUITY CONTRACT. THE PERFORMANCE SHOWN INDICATES PAST PERFORMANCE AND IS NOT A PROJECTION OR PREDICTION OF FUTURE RESULTS. ACTUAL INVESTMENT RETURNS AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT SHARES AND/OR UNITS, AT REDEMPTION, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE CALL (800) 366-0066 TO GET PERFORMANCE THROUGH THE MOST RECENT MONTH END.

This report contains statements that may be "forward-looking" statements. Actual results may differ materially from those projected in the "forward-looking" statements.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGERS, ONLY THROUGH THE END OF THE PERIOD AS STATED ON THE COVER. THE PORTFOLIO MANAGERS' VIEWS ARE SUBJECT TO CHANGE AT ANY TIME BASED ON MARKET AND OTHER CONDITIONS.

Portfolio holdings are subject to change daily.

----------
*    Class I, Class S, and Class ADV commenced operations on 12/10/2001.

SHAREHOLDER EXPENSE EXAMPLES (UNAUDITED)

As a shareholder of a Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees; and exchange fees; and (2) ongoing costs, including management fees; distribution [and/or service] (12b-1) fees; and other Fund expenses. These Examples are intended to help you understand your ongoing costs (in dollars) of investing in a Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Examples are based on an investment of $1,000 invested at the beginning of the period and held for the entire period from July 1, 2004 to December 31, 2004.

ACTUAL EXPENSES

The first section of the table shown, "Actual Fund Return," provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled "Expenses Paid During Period"to estimate the expenses you paid on your account during this period.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The second section of the table shown, "Hypothetical 5% Return," provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the hypothetical lines of the table are useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING          ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                              VALUE             VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING AELTUS ENHANCED INDEX PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,071.00          0.80%             $4.17
Class S                                       1,000.00         1,070.00          1.05%              5.47
Class ADV                                     1,000.00         1,068.90          1.30%              6.74

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,021.11          0.80%             $4.06
Class S                                       1,000.00         1,019.85          1.05%              5.34
Class ADV                                     1,000.00         1,018.62          1.30%              6.58

ING AMERICAN CENTURY SELECT PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,020.70          0.84%             $4.27
Class S                                       1,000.00         1,018.70          1.09%              5.53
Class ADV                                     1,000.00         1,016.60          1.34%              6.79

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.91          0.84%             $4.27
Class S                                       1,000.00         1,019.66          1.09%              5.53
Class ADV                                     1,000.00         1,018.40          1.34%              6.80

ING AMERICAN CENTURY SMALL CAP VALUE PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,109.00          1.30%             $6.91
Class S                                       1,000.00         1,108.40          1.55%              8.21
Class ADV                                     1,000.00         1,106.00          1.80%              9.52

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,018.59          1.30%             $6.61
Class S                                       1,000.00         1,017.35          1.55%              7.85
Class ADV                                     1,000.00         1,016.10          1.80%              9.11

----------
* Expenses are equal to the Fund's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING         ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                               VALUE            VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING BARON SMALL CAP GROWTH PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,164.70          1.20%             $6.53
Class S                                       1,000.00         1,164.20          1.45%              7.89
Class ADV                                     1,000.00         1,162.00          1.71%              9.24

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,019.11          1.20%             $6.09
Class S                                       1,000.00         1,017.85          1.45%              7.35
Class ADV                                     1,000.00         1,016.59          1.71%              8.62

ING GOLDMAN SACHS(R) CAPITAL GROWTH PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,059.20          1.05%             $5.44
Class S                                       1,000.00         1,057.80          1.30%              6.73
Class ADV                                     1,000.00         1,056.40          1.55%              8.02

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,019.85          1.05%             $5.34
Class S                                       1,000.00         1,018.59          1.30%              6.60
Class ADV                                     1,000.00         1,017.33          1.55%              7.87

ING GOLDMAN SACHS(R) CORE EQUITY PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,081.20          0.90%             $4.71
Class S                                       1,000.00         1,079.70          1.15%              6.01
Class ADV                                     1,000.00         1,079.00          1.40%              7.32

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.61          0.90%             $4.57
Class S                                       1,000.00         1,019.35          1.15%              5.84
Class ADV                                     1,000.00         1,018.10          1.40%              7.10

----------
* Expenses are equal to the Fund's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING         ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                               VALUE            VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING JPMORGAN FLEMING INTERNATIONAL PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,148.30          1.00%             $5.40
Class S                                       1,000.00         1,147.00          1.25%              6.75
Class ADV                                     1,000.00         1,144.80          1.50%              8.11

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.11          1.00%             $5.08
Class S                                       1,000.00         1,018.82          1.25%              6.34
Class ADV                                     1,000.00         1,017.57          1.50%              7.63

ING JPMORGAN MID CAP VALUE PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,123.90          1.10%             $5.87
Class S                                       1,000.00         1,122.00          1.35%              7.21
Class ADV                                     1,000.00         1,120.90          1.60%              8.51

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,019.61          1.10%             $5.58
Class S                                       1,000.00         1,018.34          1.35%              6.86
Class ADV                                     1,000.00         1,017.11          1.60%              8.09

ING MFS CAPITAL OPPORTUNITIES PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,087.90          0.90%             $4.74
Class S                                       1,000.00         1,087.00          1.15%              6.04
Class ADV                                     1,000.00         1,085.60          1.40%              7.34

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.60          0.90%             $4.58
Class S                                       1,000.00         1,019.35          1.15%              5.84
Class ADV                                     1,000.00         1,018.10          1.40%              7.10

----------
* Expenses are equal to the Fund's annualized expense ratios multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING          ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                               VALUE            VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING OPCAP BALANCED VALUE PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,056.90          1.00%             $5.18
Class S                                       1,000.00         1,055.90          1.25%              6.47
Class ADV                                     1,000.00         1,054.30          1.50%              7.75

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.10          1.00%             $5.09
Class S                                       1,000.00         1,018.85          1.25%              6.35
Class ADV                                     1,000.00         1,017.59          1.50%              7.62

ING OPPENHEIMER GLOBAL PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,119.90          0.68%             $3.63
Class S                                       1,000.00         1,118.80          0.93%              4.95
Class ADV                                     1,000.00         1,117.70          1.18%              6.28

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,021.72          0.68%             $3.46
Class S                                       1,000.00         1,020.46          0.93%              4.72
Class ADV                                     1,000.00         1,019.20          1.18%              5.99

ING OPPENHEIMER STRATEGIC INCOME PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,013.90          0.52%             $0.77
Class S                                       1,000.00         1,012.70          0.77%              1.14
Class ADV                                     1,000.00         1,012.60          1.02%              1.51

Hypothetical (5% return before expenses, six month period)
Class I                                      $1,000.00        $1,022.52          0.52%             $2.64
Class S                                       1,000.00         1,021.27          0.77%              3.91
Class ADV                                     1,000.00         1,020.01          1.02%              5.18

                                               BEGINNING            ENDING
                                                ACCOUNT            ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                                 VALUE              VALUE           EXPENSE      THE PERIOD ENDED
                                           NOVEMBER 8, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004**
                                           ----------------   -----------------   ----------   --------------------
Hypothetical (5% return before expenses, since Portfolio inception)
Class I                                        $1,000.00          $1,006.61          0.52%             $0.77
Class S                                         1,000.00           1,006.24          0.77%              1.14
Class ADV                                       1,000.00           1,005.87          1.02%              1.51

----------
* Expenses are equal to the Portfolio's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account value over the period, multiplied by 184/366 (to reflect the one-half year period).

** Expenses are equal to the Portfolio'sannualized expense ratio multiplied by the averageaccount value over the period, multiplied by 54/366 (to reflect the period since inception).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING          ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                               VALUE            VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING PIMCO TOTAL RETURN PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,042.20          0.88%             $4.52
Class S                                       1,000.00         1,041.40          1.13%              5.80
Class ADV                                     1,000.00         1,039.60          1.38%              7.08

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.71          0.88%             $4.47
Class S                                       1,000.00         1,019.46          1.13%              5.74
Class ADV                                     1,000.00         1,018.20          1.38%              7.00

ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,060.20          0.82%             $4.25
Class S                                       1,000.00         1,059.00          1.07%              5.53
Class ADV                                     1,000.00         1,057.50          1.32%              6.80

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,021.06          0.82%             $4.17
Class S                                       1,000.00         1,019.76          1.07%              5.43
Class ADV                                     1,000.00         1,018.52          1.32%              6.68

ING SALOMON BROTHERS FUNDAMENTAL VALUE PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,034.30          1.10%             $5.63
Class S                                       1,000.00         1,032.70          1.35%              6.90
Class ADV                                     1,000.00         1,031.90          1.60%              8.17

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,019.60          1.10%             $5.59
Class S                                       1,000.00         1,018.35          1.35%              6.85
Class ADV                                     1,000.00         1,017.07          1.60%              8.11

----------
* Expenses are equal to the Fund's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING          ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                              VALUE             VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING SALOMON INVESTORS VALUE PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,065.60          1.00%             $5.21
Class S                                       1,000.00         1,064.40          1.25%              6.49
Class ADV                                     1,000.00         1,062.40          1.50%              7.79

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.09          1.00%             $5.10
Class S                                       1,000.00         1,018.85          1.25%              6.35
Class ADV                                     1,000.00         1,017.59          1.50%              7.62

ING SALOMON BROTHERS LARGE CAP GROWTH PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,004.80          0.89%             $4.48
Class S                                       1,000.00         1,003.20          1.14%              5.74
Class ADV                                     1,000.00         1,002.41          1.38%              7.00

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.67          0.89%             $4.52
Class S                                       1,000.00         1,019.41          1.14%              5.78
Class ADV                                     1,000.00         1,018.15          1.38%              7.05

ING T. ROWE PRICE DIVERSIFIED MID CAP GROWTH PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,033.30          0.84%             $4.29
Class S                                       1,000.00         1,031.00          1.09%              5.57
Class ADV                                     1,000.00         1,018.97          1.34%              6.84

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.91          0.84%             $4.27
Class S                                       1,000.00         1,019.66          1.09%              5.53
Class ADV                                     1,000.00         1,018.40          1.34%              6.80

----------
* Expenses are equal to the Fund's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING          ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                              VALUE             VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING T. ROWE PRICE GROWTH EQUITY PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,074.20          0.75%             $3.92
Class S                                       1,000.00         1,072.70          1.00%              5.21
Class ADV                                     1,000.00         1,071.30          1.25%              6.52

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,021.36          0.75%             $3.82
Class S                                       1,000.00         1,020.11          1.00%              5.08
Class ADV                                     1,000.00         1,018.85          1.25%              6.35

ING UBS U.S. LARGE CAP EQUITY PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,100.90          0.85%             $4.50
Class S                                       1,000.00         1,100.40          1.10%              5.83
Class ADV                                     1,000.00         1,099.50          1.35%              7.15

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.85          0.85%             $4.33
Class S                                       1,000.00         1,019.58          1.10%              5.61
Class ADV                                     1,000.00         1,018.33          1.35%              6.87

ING VAN KAMPEN COMSTOCK PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,117.40          0.88%             $4.68
Class S                                       1,000.00         1,116.80          1.13%              6.01
Class ADV                                     1,000.00         1,115.50          1.38%              7.34

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,020.71          0.88%             $4.47
Class S                                       1,000.00         1,019.46          1.13%              5.74
Class ADV                                     1,000.00         1,018.20          1.38%              7.00

----------
* Expenses are equal to the Fund's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

EXPENSE ANALYSIS OF AN INVESTMENT OF $1,000

                                             BEGINNING          ENDING
                                              ACCOUNT          ACCOUNT        ANNUALIZED   EXPENSES PAID DURING
                                               VALUE            VALUE           EXPENSE    THE SIX MONTHS ENDED
                                           JULY 1, 2004   DECEMBER 31, 2004      RATIO      DECEMBER 31, 2004*
                                           ------------   -----------------   ----------   --------------------
ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO
Actual Fund Return
Class I                                      $1,000.00        $1,086.10          0.73%             $3.83
Class S                                       1,000.00         1,085.00          0.98%              5.14
Class ADV                                     1,000.00         1,083.30          1.23%              6.44

Hypothetical (5% return before expenses)
Class I                                      $1,000.00        $1,021.47          0.73%             $3.71
Class S                                       1,000.00         1,020.21          0.98%              4.98
Class ADV                                     1,000.00         1,018.95          1.23%              6.24

----------
* Expenses are equal to the Fund's annualized expense ratios, adjusted for contractual fee changes (if any), multiplied by the average account over the period, multiplied by 184/366 (to reflect the one-half year period).

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS I
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
          ING AELTUS ENHANCED INDEX PORTFOLIO(3)                 2004           2003           2002              2001
          --------------------------------------             ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................      $ 7.97         $ 6.30        $  8.16         $ 8.23
                                                                ------         ------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.07           0.04           0.03           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        0.73           1.70          (1.89)         (0.07)
                                                                ------         ------        -------         ------
      Total income (loss) from investment operations .....        0.80           1.74          (1.86)         (0.07)
                                                                ------         ------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.06)         (0.07)         (0.00)+           --
   Net realized gain on sale of investments ..............          --             --          (0.00)+           --
                                                                ------         ------        -------         ------
      Total distributions ................................       (0.06)         (0.07)         (0.00)            --
                                                                ------         ------        -------         ------
Net asset value, end of period ...........................      $ 8.71         $ 7.97        $  6.30         $ 8.16
                                                                ======         ======        =======         ======
Total return .............................................       10.19%         27.74%        (22.76)%        (0.85)%(1)
Net assets, end of period (000's) ........................      $4,047         $  650        $   199         $   10
Ratio of total expenses to average net assets ............        0.80%          0.80%          0.80%          0.80%(2)
Ratio of net investment income to average net assets .....        1.33%          1.03%          1.08%          0.66%(2)
Portfolio turnover rate ..................................       91.09%         34.75%         59.73%          0.00%(1)#

(1)  Not annualized.

(2)  Annualized.

(3) Prior to January 23, 2004, the Portfolio was known as the ING DSI Enhanced Index Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).

#    Rounds to less than 0.01%.


                       See Notes to Financial Statements.                     57

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS S
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
          ING AELTUS ENHANCED INDEX PORTFOLIO(3)                 2004           2003           2002              2001
          --------------------------------------             ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $  7.96        $  6.29        $  8.16         $  8.23
                                                               -------        -------        -------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.08           0.06           0.05            0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        0.71           1.66          (1.92)          (0.07)
                                                               -------        -------        -------         -------
      Total income (loss) from investment operations .....        0.79           1.72          (1.87)          (0.07)
                                                               -------        -------        -------         -------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.05)         (0.05)         (0.00)+            --
   Net realized gain on sale of investments ..............          --             --          (0.00)+            --
                                                               -------        -------        -------         -------
      Total distributions ................................       (0.05)         (0.05)         (0.00)             --
                                                               -------        -------        -------         -------
Net asset value, end of period ...........................     $  8.70        $  7.96        $  6.29         $  8.16
                                                               =======        =======        =======         =======
Total return .............................................        9.95%         27.38%        (22.89)%         (0.85)%(1)
Net assets, end of period (000's) ........................     $39,657        $37,612        $32,443         $43,927
Ratio of total expenses to average net assets ............        1.05%          1.05%          1.05%           1.05%(2)
Ratio of net investment income to average net assets .....        0.93%          0.74%          0.57%           0.44%(2)
Portfolio turnover rate ..................................       91.09%         34.75%         59.73%           0.00%(1)#

(1)  Not annualized.

(2)  Annualized.

(3) Prior to January 23, 2004, the Portfolio was known as the ING DSI Enhanced Index Portfolio.

#    Rounds to less than 0.01%

+    Rounds to less than (0.01).


58                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                          CLASS ADV
                                                         --------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                                                    (COMMENCEMENT
                                                             YEAR ENDED         YEAR ENDED         YEAR ENDED     OF OPERATIONS) TO
       ING AELTUS ENHANCED INDEX PORTFOLIO(3)            DECEMBER 31, 2004  DECEMBER 31, 2003  DECEMBER 31, 2002  DECEMBER 31, 2001
       --------------------------------------            -----------------  -----------------  -----------------  -----------------
Net asset value, beginning of period ..................       $ 7.90             $ 6.28            $  8.16           $ 8.23
                                                              ------             ------            -------           ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............................         0.05               0.05               0.00*            0.00*
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency and
      forward foreigncurrency exchange contracts ......         0.71               1.64              (1.88)           (0.07)
                                                              ------             ------            -------           ------
      Total income (loss) from investment operations ..         0.76               1.69              (1.88)           (0.07)
                                                              ------             ------            -------           ------

LESS DISTRIBUTIONS:
   Net investment income ..............................        (0.03)             (0.07)             (0.00)+             --
   Net realized gain on sale of investments ...........           --                 --              (0.00)+             --
                                                              ------             ------            -------           ------
      Total distributions .............................        (0.03)             (0.07)             (0.00)              --
                                                              ------             ------            -------           ------
Net asset value, end of period ........................       $ 8.63             $ 7.90            $  6.28           $ 8.16
                                                              ======             ======            =======           ======
Total return ..........................................         9.73%             26.99%            (23.03)%          (0.85)%(1)
Net assets, end of period (000's) .....................       $3,625             $4,669            $ 1,036           $   10
Ratio of total expenses to average net assets .........         1.30%              1.30%              1.30%            1.30%(2)
Ratio of net investment income to average net assets ..         0.61%              0.50%              0.53%            0.17%(2)
Portfolio turnover rate ...............................        91.09%             34.75%             59.73%            0.00%(1)#

(1)  Not annualized.

(2)  Annualized.

(3) Prior to January 23, 2004, the Portfolio was known as the ING DSI Enhanced Index Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).

#    Rounds to less than 0.01%.


                       See Notes to Financial Statements.                     59

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                           CLASS I
                                                         --------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                                                    (COMMENCEMENT
                                                             YEAR ENDED         YEAR ENDED         YEAR ENDED     OF OPERATIONS) TO
        ING AMERICAN CENTURY SELECT PORTFOLIO(3)         DECEMBER 31, 2004  DECEMBER 31, 2003  DECEMBER 31, 2002  DECEMBER 31, 2001
        ----------------------------------------         -----------------  -----------------  -----------------  -----------------
Net asset value, beginning of period ..................      $   8.90           $  6.62            $  9.85           $ 9.92
                                                             --------           -------            -------           ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) .......................          0.00*            (0.01)             (0.00)+           0.00*
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency and
      forward foreign currency exchange contracts .....          0.45              2.29              (3.23)           (0.07)
                                                             --------           -------            -------           ------
      Total income (loss) from investment operations ..          0.45              2.28              (3.23)           (0.07)
                                                             --------           -------            -------           ------
Net asset value, end of period ........................      $   9.35           $  8.90            $  6.62           $ 9.85
                                                             ========           =======            =======           ======
Total return ..........................................          5.06%            34.44%            (32.79)%          (0.71)%(1)
Net assets, end of period (000's) .....................      $202,265           $   721            $    82           $   10
Ratio of total expenses to average net assets .........          0.90%             1.00%              1.00%            1.00%(2)
Ratio of net investment income (loss) to average
   net assets .........................................          0.38%            (0.21)%            (0.09)%           0.50%(2)
Portfolio turnover rate ...............................        505.97%           168.93%            245.27%            6.09%(1)

(1)  Not annualized.

(2)  Annualized.

(3)  Prior to November 8, 2004, the Portfolio known as ING Alger Growth
     Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


60                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS S
                                                   --------------------------------------------------------------------------------
                                                                                                                    PERIOD FROM
                                                                                                                 DECEMBER 10, 2001
                                                                                                                   (COMMENCEMENT
                  ING AMERICAN CENTURY                 YEAR ENDED          YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                  SELECT PORTFOLIO(3)              DECEMBER 31, 2004   DECEMBER 31, 2003   DECEMBER 31, 2002   TO DECEMBER 31, 2001
                  --------------------             -----------------   -----------------   -----------------   --------------------
Net asset value, beginning of period ...........       $  8.85             $  6.60             $  9.85              $ 9.92
                                                       -------             -------             -------              ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ................         (0.00)+             (0.02)              (0.01)               0.00*
   Net realized and change in unrealized
      gain (loss) on investments, foreign
      currency and forward foreign currency
      exchange contracts .......................          0.42                2.27               (3.24)              (0.07)
                                                       -------             -------             -------              ------
      Total income (loss) from
         investment operations .................          0.42                2.25               (3.25)              (0.07)
                                                       -------             -------             -------              ------
Net asset value, end of period .................       $  9.27             $  8.85             $  6.60              $ 9.85
                                                       =======             =======             =======              ======
Total return ...................................          4.75%              34.29%             (33.10)%             (0.71)%(1)
Net assets, end of period (000's) ..............       $13,482             $ 2,874             $   321              $   10
Ratio of total expenses to average net asset....          1.15%               1.25%               1.25%               1.25%(2)
Ratio of net investment income (loss) to
   average net assets ..........................         (0.10)%             (0.45)%             (0.31)%              0.17%(2)
Portfolio turnover rate ........................        505.97%             168.93%             245.27%               6.09%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Growth Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


                     See Notes to Financial Statements.                       61

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                       CLASS ADV
                                                   --------------------------------------------------------------------------------
                                                                                                                    PERIOD FROM
                                                                                                                 DECEMBER 10, 2001
                                                                                                                   (COMMENCEMENT
                  ING AMERICAN CENTURY                 YEAR ENDED          YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                  SELECT PORTFOLIO(3)              DECEMBER 31, 2004   DECEMBER 31, 2003   DECEMBER 31, 2002   TO DECEMBER 31, 2001
                  --------------------             -----------------   -----------------   -----------------   --------------------
Net asset value, beginning of period ...........        $  8.81             $  6.58             $  9.85             $  9.92
                                                        -------             -------             -------             -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss .........................          (0.08)              (0.05)              (0.05)              (0.00)+
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign  currency exchange
      contracts ................................           0.47                2.28               (3.22)              (0.07)
                                                        -------             -------             -------             -------
      Total income (loss) from investment
         operations ............................           0.39                2.23               (3.27)              (0.07)
                                                        -------             -------             -------             -------
Net asset value, end of period .................        $  9.20             $  8.81             $  6.58             $  9.85
                                                        =======             =======             =======             =======
Total return ...................................           4.43%              33.89%             (33.20)%             (0.71)%(1)
Net assets, end of period (000's) ..............        $30,324             $53,998             $45,533             $38,319
Ratio of total expenses to average net assets ..           1.40%               1.50%               1.50%               1.48%(2)
Ratio of net investment loss to
   average net assets ..........................          (0.60)%             (0.70)%             (0.65)%             (0.06)%(2)
Portfolio turnover rate ........................         505.97%             168.93%             245.27%               6.09%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Growth Portfolio.

+    Rounds to less than $(0.01).


62                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                             CLASS I
                                          ---------------------------------------------
                                                                          PERIOD FROM
                                                                          MAY 1, 2002
                                                                         (COMMENCEMENT
                                           YEAR ENDED     YEAR ENDED     OF OPERATIONS)
          ING AMERICAN CENTURY            DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
        SMALL CAP VALUE PORTFOLIO             2004           2003             2002
        -------------------------         ------------   ------------   ---------------
Net asset value, beginning of period ..     $ 10.77        $  8.16        $ 10.00
                                            -------        -------        -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............        0.03           0.02           0.01
   Net realized and change in
      unrealized gain (loss) on
      investments, foreign currency
      and forward foreign currency
      exchange contracts ..............        2.28           2.89          (1.84)
                                            -------        -------        -------
      Total income (loss) from
         investment operations ........        2.31           2.91          (1.83)
                                            -------        -------        -------

LESS DISTRIBUTIONS:
   Net investment income ..............       (0.02)         (0.03)         (0.01)
   Net realized gain on sale of
      investments .....................       (0.82)         (0.27)            --
                                            -------        -------        -------
      Total distributions .............       (0.84)         (0.30)         (0.01)
                                            -------        -------        -------
Net asset value, end of period ........     $ 12.24        $ 10.77        $  8.16
                                            =======        =======        =======
Total return ..........................       21.61%         35.84%        (18.36)%(1)
Net assets, end of period (000's) .....     $28,433        $ 8,007        $   669
Ratio of net expenses to average net
   assets .............................        1.30%          1.32%          1.40%(2)
Ratio of net investment income to
   average net assets .................        0.35%          0.53%          0.48%(2)
Portfolio turnover rate ...............      106.84%        136.81%         70.04%(1)

Ratio of gross expenses to average
   net assets prior to expense
   reimbursements .....................          --           1.40%            --
Ratio of net investment income to
   average net assets prior to
   expense reimbursements .............          --           0.45%            --

(1)  Not annualized.

(2)  Annualized.


                       See Notes to Financial Statements.                     63

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                             CLASS S
                                          ---------------------------------------------
                                                                          PERIOD FROM
                                                                          MAY 1, 2002
                                                                         (COMMENCEMENT
                                           YEAR ENDED     YEAR ENDED     OF OPERATIONS)
          ING AMERICAN CENTURY            DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
        SMALL CAP VALUE PORTFOLIO             2004           2003             2002
        -------------------------         ------------   ------------   ---------------
Net asset value, beginning of period ..     $ 10.76        $  8.15        $ 10.00
                                            -------        -------        -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............        0.00*          0.02           0.00*
   Net realized and change in
      unrealized gain (loss) on
      investments, foreign currency and
      forward foreign currency exchange
      contracts .......................        2.28           2.87          (1.85)
                                            -------        -------        -------
      Total income (loss) from
         investment operations ........        2.28           2.89          (1.85)
                                            -------        -------        -------

LESS DISTRIBUTIONS:
   Net investment income ..............       (0.00)+        (0.01)         (0.00)+
   Net realized gain on sale of
      investments .....................       (0.82)         (0.27)            --
                                            -------        -------        -------
      Total distributions .............       (0.82)         (0.28)         (0.00)
                                            -------        -------        -------
Net asset value, end of period ........     $ 12.22        $ 10.76        $  8.15
                                            =======        =======        =======
Total return ..........................       21.34%         35.49%        (18.48)%(1)
Net assets, end of period (000's) .....     $37,816        $12,363        $ 6,324
Ratio of net expenses to average net
   assets .............................        1.55%          1.57%          1.65%(2)
Ratio of net investment income to
   average net assets .................        0.09%          0.23%          0.09%(2)
Portfolio turnover rate ...............      106.84%        136.81%         70.04%(1)

Ratio of gross expenses to average net
   assets prior to expense
   reimbursements .....................          --           1.65%            --
Ratio of net investment income to
   average net assets prior to expense
   reimbursements .....................          --           0.15%            --

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


64                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                       CLASS ADV
                                                             ------------------------------------------------------------
                                                                                                          PERIOD FROM
                                                                                                          MAY 1, 2002
                                                                                                         (COMMENCEMENT
                   ING AMERICAN CENTURY                          YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                 SMALL CAP VALUE PORTFOLIO                   DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
                 -------------------------                   -----------------   -----------------   --------------------
Net asset value, beginning of period .....................       $ 10.71             $  8.13             $ 10.00
                                                                 -------             -------             -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..........................         (0.02)               0.01                0.00*
   Net realized and change in unrealized gain (loss)
      on investments, foreign currency and forward
      foreign currency exchange contracts ................          2.26                2.84               (1.86)
                                                                 -------             -------             -------
      Total income (loss) from investment operations .....          2.24                2.85               (1.86)
                                                                 -------             -------             -------

LESS DISTRIBUTIONS:
   Net investment income .................................            --               (0.00)+             (0.01)
   Net realized gain on sale of investments ..............         (0.82)              (0.27)                 --
                                                                 -------             -------             -------
      Total distributions ................................         (0.82)              (0.27)              (0.01)
                                                                 -------             -------             -------
Net asset value, end of period ...........................       $ 12.13             $ 10.71             $  8.13
                                                                 =======             =======             =======
Total return .............................................         21.03%              35.08%             (18.62)%(1)

Net assets, end of period (000's) ........................       $ 5,266             $ 2,843             $   815
Ratio of net expenses to average net assets ..............          1.80%               1.82%               1.90%(2)
Ratio of net investment income (loss) to average
   net assets ............................................         (0.14)%              0.00%#              0.06%(2)
Portfolio turnover rate ..................................        106.84%             136.81%              70.04%(1)

Ratio of gross expenses to average net assets prior to
   expense reimbursements ................................            --                1.90%                 --
Ratio of net investment loss to average net assets
   prior to expense reimbursements .......................            --               (0.08)%                --

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).

#    Rounds to less than 0.01%


                       See Notes to Financial Statements.                     65

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS I
                                                             ------------------------------------------------------------
                                                                                                          PERIOD FROM
                                                                                                          MAY 1, 2002
                                                                                                         (COMMENCEMENT
                      ING BARON SMALL                            YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                   CAP GROWTH PORTFOLIO                      DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
                   --------------------                      -----------------   -----------------   --------------------
Net asset value, beginning of period .....................       $ 11.74             $  8.77             $ 10.00
                                                                 -------             -------             -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ...................................         (0.07)              (0.05)              (0.03)
   Net realized and change in unrealized gain (loss)
      on investments, foreign currency and forward
      foreign currency exchange contracts ................          3.39                3.02               (1.20)
                                                                 -------             -------             -------
      Total income (loss) from investment operations .....          3.32                2.97               (1.23)
                                                                 -------             -------             -------
Net asset value, end of period ...........................       $ 15.06             $ 11.74             $  8.77
                                                                 =======             =======             =======
Total return .............................................         28.28%              33.87%             (12.30)%(1)
Net assets, end of period (000's) ........................       $29,954             $10,522             $   706
Ratio of net expenses to average net assets ..............          1.20%               1.21%               1.25%(2)
Ratio of net investment loss to average net assets .......         (0.71)%             (0.90)%             (1.01)%(2)
Portfolio turnover rate ..................................         19.19%              18.55%              12.42%(1)

Ratio of gross expenses to average net assets prior to
   expense reimbursements ................................            --                1.25%                 --
Ratio of net investment loss to average net assets
   prior to expense reimbursements .......................            --               (0.94)%                --

(1)  Not annualized.

(2)  Annualized.


66                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                                      CLASS S
                                                                                   ---------------------------------------------
                                                                                                                   PERIOD FROM
                                                                                                                   MAY 1, 2002
                                                                                                                  (COMMENCEMENT
                                                                                    YEAR ENDED     YEAR ENDED     OF OPERATIONS)
                                 ING BARON SMALL                                   DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                              CAP GROWTH PORTFOLIO                                     2004           2003             2002
                              --------------------                                 ------------   ------------   ---------------
Net asset value, beginning of period ...........................................    $  11.69        $  8.76        $ 10.00
                                                                                    --------        -------        -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss .........................................................       (0.09)         (0.07)         (0.06)
   Net realized and change in unrealized gain (loss) on investments, foreign
      currency and forward foreign currency exchange contracts .................        3.36           3.00          (1.18)
                                                                                    --------        -------        -------
      Total income (loss) from investment operations ...........................        3.27           2.93          (1.24)
                                                                                    --------        -------        -------
Net asset value, end of period .................................................    $  14.96        $ 11.69        $  8.76
                                                                                    ========        =======        =======
Total return ...................................................................       27.97%         33.45%        (12.40)%(1)
Net assets, end of period (000's) ..............................................    $114,112        $44,200        $ 7,793
Ratio of net expenses to average net assets ....................................        1.45%          1.46%          1.50%(2)
Ratio of net investment loss to average net assets .............................       (0.96)%        (1.15)%        (1.23)%(2)
Portfolio turnover rate ........................................................       19.19%         18.55%         12.42%(1)

Ratio of gross expenses to average net assets prior to expense reimbursements ..          --           1.50%            --
Ratio of net investment loss to average net assets prior to expense
   reimbursements ..............................................................          --          (1.19)%           --

(1)  Not annualized.

(2)  Annualized.


                       See Notes to Financial Statements.                     67

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                                     CLASS ADV
                                                                                   ---------------------------------------------
                                                                                                                   PERIOD FROM
                                                                                                                   MAY 1, 2002
                                                                                                                  (COMMENCEMENT
                                                                                    YEAR ENDED     YEAR ENDED     OF OPERATIONS)
                                 ING BARON SMALL                                   DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                              CAP GROWTH PORTFOLIO                                     2004           2003             2002
                              --------------------                                 ------------   ------------   ---------------
Net asset value, beginning of period ...........................................     $ 11.64        $ 8.74         $ 10.00
                                                                                     -------        ------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss .........................................................       (0.09)        (0.12)          (0.02)
   Net realized and change in unrealized gain (loss) on investments, foreign
      currency and forward foreign currency exchange contracts .................        3.30          3.02           (1.24)
                                                                                     -------        ------         -------
      Total income (loss) from investment operations ...........................        3.21          2.90           (1.26)
                                                                                     -------        ------         -------
Net asset value, end of period .................................................     $ 14.85        $11.64         $  8.74
                                                                                     =======        ======         =======
Total return ...................................................................       27.58%        33.18%         (12.60)%(1)
Net assets, end of period (000's) ..............................................     $17,106        $3,950         $ 2,131
Ratio of total expenses to average net assets ..................................        1.70%         1.71%           1.75%(2)
Ratio of net investment loss to average net assets .............................       (1.22)%       (1.42)%         (1.56)%(2)
Portfolio turnover rate ........................................................       19.19%        18.55%          12.42%(1)

Ratio of gross expenses to average net assets prior to expense reimbursements ..          --          1.75%             --
Ratio of net investment loss to average net assets prior to expense
   reimbursements ..............................................................          --         (1.46)%            --

(1)  Not annualized.

(2)  Annualized.


68                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS I
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                   ING GOLDMAN SACHS(R)                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                 CAPITAL GROWTH PORTFOLIO                        2004           2003           2002              2001
                 ------------------------                    ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................      $10.40         $ 8.40        $ 11.15         $11.24
                                                                ------         ------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.05           0.02           0.01           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        0.89           1.98          (2.76)         (0.09)
                                                                ------         ------        -------         ------
      Total income (loss) from investment operations .....        0.94           2.00          (2.75)         (0.09)
                                                                ------         ------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.03)            --          (0.00)+           --
                                                                ------         ------        -------         ------
      Total distributions ................................       (0.03)            --          (0.00)            --
                                                                ------         ------        -------         ------
Net asset value, end of period ...........................      $11.31         $10.40        $  8.40         $11.15
                                                                ======         ======        =======         ======
Total return .............................................        9.08%         23.81%        (24.65)%        (0.80)%(1)
Net assets, end of period (000's) ........................      $1,761         $1,210        $   173         $   10
Ratio of total expenses to average net assets ............        1.05%          1.05%          1.05%          1.05%(2)
Ratio of net investment income to average net assets .....        0.54%          0.30%          0.45%          0.50%(2)
Portfolio turnover rate ..................................       46.00%         22.77%         31.98%          1.11%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


                      See Notes to Financial Statements.                      69

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS S
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                   ING GOLDMAN SACHS(R)                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                 CAPITAL GROWTH PORTFOLIO                        2004           2003           2002              2001
                 ------------------------                    ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $ 10.36        $  8.38        $ 11.15        $  11.24
                                                               -------        -------        -------        --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..........................        0.02           0.01          (0.01)           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        0.88           1.97          (2.76)          (0.09)
                                                               -------        -------        -------        --------
      Total income (loss) from investment operations .....        0.90           1.98          (2.77)          (0.09)
                                                               -------        -------        -------        --------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.00)+           --          (0.00)+            --
                                                               -------        -------        -------        --------
      Total distributions ................................       (0.00)            --          (0.00)             --
                                                               -------        -------        -------        --------
Net asset value, end of period ...........................     $ 11.26        $ 10.36        $  8.38        $  11.15
                                                               =======        =======        =======        ========
Total return .............................................        8.74%         23.63%        (24.84)%         (0.80)%(1)
Net assets, end of period (000's) ........................     $87,353        $90,005        $78,023        $103,118
Ratio of total expenses to average net assets ............        1.30%          1.30%          1.30%           1.30%(2)
Ratio of net investment income (loss) to average net
   assets ................................................        0.28%          0.06%         (0.08)%          0.07%(2)
Portfolio turnover rate ..................................       46.00%         22.77%         31.98%           1.11%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


70                        See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                    CLASS ADV
                                                 --------------------------------------------------------------------------------
                                                                                                                  PERIOD FROM
                                                                                                               DECEMBER 10, 2001
                                                                                                                (COMMENCEMENT
             ING GOLDMAN SACHS(R)                    YEAR ENDED          YEAR ENDED          YEAR ENDED         OF OPERATIONS)
           CAPITAL GROWTH PORTFOLIO              DECEMBER 31, 2004   DECEMBER 31, 2003   DECEMBER 31, 2002   TO DECEMBER 31, 2001
           ------------------------              -----------------   -----------------   -----------------   --------------------
Net asset value, beginning of period..........        $10.36              $ 8.41             $ 11.15              $11.24
                                                      ------              ------             -------              ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss)...............          0.01               (0.02)              (0.00)+             (0.00)+
   Net realized and change in
      unrealized gain (loss) on investments,
      foreign currency and forward foreign
      currency exchange contracts.............          0.87                1.97               (2.74)              (0.09)
                                                      ------              ------             -------              ------
      Total income (loss) from investment
         operations...........................          0.88                1.95               (2.74)              (0.09)
                                                      ------              ------             -------              ------

LESS DISTRIBUTIONS:
   Net investment income......................            --                  --               (0.00)+                --
                                                      ------              ------             -------              ------
      Total distributions.....................            --                  --               (0.00)                 --
                                                      ------              ------             -------              ------
Net asset value, end of period................        $11.24              $10.36             $  8.41              $11.15
                                                      ======              ======             =======              ======
Total return..................................          8.49%              23.19%             (24.56)%             (0.80)%(1)
Net assets, end of period (000's).............        $6,117              $5,299             $ 4,124              $   10
Ratio of total expenses to average net
   assets.....................................          1.55%               1.55%               1.55%               1.55%(2)
Ratio of net investment income (loss)
   to average net assets......................          0.06%              (0.19)%             (0.09)%             (0.03)%(2)
Portfolio turnover rate.......................         46.00%              22.77%              31.98%               1.11%(1)

(1)  Not annualized.

(2)  Annualized.

+    Rounds to less than $(0.01).


                      See Notes to Financial Statements.                      71

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                           CLASS I
                                                           ----------------------------------------
                                                                                   PERIOD FROM
                                                                                   MAY 1, 2003
                                                                                  (COMMENCEMENT
                  ING GOLDMAN SACHS(R)                         YEAR ENDED         OF OPERATIONS)
                 CORE EQUITY PORTFOLIO                     DECEMBER 31, 2004   TO DECEMBER 31, 2003
                ----------------------                     -----------------   --------------------
Net asset value, beginning of period....................        $ 12.46             $10.00
                                                                -------             ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income................................           0.14               0.06
   Net realized and change in unrealized gain on
      investments, foreign currency and forward
      foreign currency exchange contracts...............           1.44               2.40
                                                                -------             ------
      Total income from investment operations...........           1.58               2.46
                                                                -------             ------

LESS DISTRIBUTIONS:
   Net investment income................................          (0.06)                --
   Net realized gain on sale of investments.............          (0.56)                --
                                                                -------             ------
      Total distributions...............................          (0.62)                --
                                                                -------             ------
Net asset value, end of period..........................        $ 13.42             $12.46
                                                                =======             ======
Total return............................................          13.32%             24.60%(1)
Net assets, end of period (000's).......................        $     1             $    1
Ratio of total expenses to average net assets...........           0.90%              0.90%(2)
Ratio of net investment income to average net assets....           1.16%              0.80%(2)
Portfolio turnover rate.................................         120.49%             66.39%(1)

(1)  Not annualized.

(2)  Annualized.


72                       See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                         CLASS S
                                                          -------------------------------------
                                                                                 PERIOD FROM
                                                                                 MAY 1, 2003
                                                                                (COMMENCEMENT
                 ING GOLDMAN SACHS(R)                         YEAR ENDED      OF OPERATIONS) TO
                CORE EQUITY PORTFOLIO                     DECEMBER 31, 2004   DECEMBER 31, 2003
                ---------------------                     -----------------   -----------------
Net asset value, beginning of period ..................       $  12.44           $ 10.00
                                                              --------           -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............................           0.11              0.04
   Net realized and change in unrealized gain on
      investments, foreign currency and forward
      foreign currency exchange contracts .............           1.43              2.40
                                                              --------           -------
      Total income from investment operations .........           1.54              2.44
                                                              --------           -------

LESS DISTRIBUTIONS:
   Net investment income ..............................          (0.04)               --
   Net realized gain on sale of investments ...........          (0.56)               --
                                                              --------           -------
      Total distributions .............................          (0.60)               --
                                                              --------           -------
Net asset value, end of period ........................       $  13.38           $ 12.44
                                                              ========           =======
Total return ..........................................          13.00%            24.40%(1)
Net assets, end of period (000's) .....................       $113,003           $96,497
Ratio of total expenses to average net assets .........           1.15%             1.15%(2)
Ratio of net investment income to average net assets ..           0.91%             0.53%(2)
Portfolio turnover rate ...............................         120.49%            66.39%(1)

(1)  Not annualized.

(2)  Annualized.


                       See Notes to Financial Statements.                     73

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                        CLASS ADV
                                                          -------------------------------------
                                                                                 PERIOD FROM
                                                                                 MAY 1, 2003
                                                                                (COMMENCEMENT
                 ING GOLDMAN SACHS(R)                         YEAR ENDED      OF OPERATIONS) TO
                CORE EQUITY PORTFOLIO                     DECEMBER 31, 2004   DECEMBER 31, 2003
                ---------------------                     -----------------   -----------------
Net asset value, beginning of period ..................        $ 12.42            $10.00
                                                               -------            ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............................           0.08              0.02
   Net realized and change in unrealized gain on
      investments, foreign currency and forward
      foreign currency exchange contracts .............           1.43              2.40
                                                               -------            ------
      Total income from investment operations .........           1.51              2.42
                                                               -------            ------

LESS DISTRIBUTIONS:
   Net investment income ..............................          (0.06)               --
   Net realized gain on sale of investments ...........          (0.56)               --
                                                               -------            ------
      Total distributions .............................          (0.62)               --
                                                               -------            ------
Net asset value, end of period ........................        $ 13.31            $12.42
                                                               =======            ======
Total return ..........................................          12.76%            24.20%(1)
Net assets, end of period (000's) .....................        $   108            $    1
Ratio of total expenses to average net assets .........           1.40%             1.40%(2)
Ratio of net investment income to average net assets ..           1.14%             0.27%(2)
Portfolio turnover rate ...............................         120.49%            66.39%(1)

(1)  Not annualized.

(2)  Annualized.


74                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                   CLASS I
                                                  ------------------------------------------------------------------------
                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
              ING JPMORGAN FLEMING                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
            INTERNATIONAL PORTFOLIO                   2004           2003          2002(1)         2001           2000
            -----------------------               ------------   ------------   ------------   ------------   ------------
Net asset value, beginning of period ..........     $  10.47       $   8.16       $  10.03      $  18.44       $  25.49
                                                    --------       --------       --------      --------       --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ......................         0.18           0.14           0.06          0.06           0.04
   Net realized and change in unrealized
      gain (loss) on investments, foreign
      currency and forward foreign
      currency exchange contracts .............         1.79           2.26          (1.88)        (4.64)         (4.91)
                                                    --------       --------       --------      --------       --------
      Total income (loss) from investment
         operations ...........................         1.97           2.40          (1.82)        (4.58)         (4.87)
                                                    --------       --------       --------      --------       --------

LESS DISTRIBUTIONS:
   Net investment income ......................        (0.13)         (0.09)         (0.05)        (0.05)         (0.11)
   Net realized gain on sale of investments ...           --             --             --         (3.78)         (2.07)
                                                    --------       --------       --------      --------       --------
      Total distributions .....................        (0.13)         (0.09)         (0.05)        (3.83)         (2.18)
                                                    --------       --------       --------      --------       --------
Net asset value, end of period ................     $  12.31       $  10.47       $   8.16      $  10.03       $  18.44
                                                    ========       ========       ========      ========       ========
Total return ..................................        18.89%         29.45%        (18.08)%      (26.93)%       (19.59)%
Net assets, end of period (000's) .............     $374,309       $338,566       $282,054      $369,992       $557,941
Ratio of total expenses to average net
   assets .....................................         1.00%          1.00%          1.00%         1.01%          1.00%
Ratio of net investment income to average
   net assets .................................         1.46%          1.56%          0.65%         0.44%          0.22%
Portfolio turnover rate .......................        12.38%         23.06%        173.74%        96.70%         76.54%

(1) Net investment income per share was computed using average shares outstanding.


                       See Notes to Financial Statements.                     75

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                              CLASS S
                                                                 -----------------------------------------------------------------
                                                                                                                   PERIOD FROM
                                                                                                                DECEMBER 10, 2001
                                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED       (COMMENCEMENT
              ING JPMORGAN FLEMING                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      OF OPERATIONS)
            INTERNATIONAL PORTFOLIO                                  2004           2003          2002(3)     TO DECEMBER 31, 2001
            -----------------------                              ------------   ------------   ------------   --------------------
Net asset value, beginning of period .........................     $  10.44       $ 8.15         $ 10.04          $10.18
                                                                   --------       ------         -------          ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..............................         0.11        (0.05)           0.02           (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ............................         1.81         2.43           (1.86)          (0.14)
                                                                   --------       ------         -------          ------
      Total income (loss) from investment operations .........         1.92         2.38           (1.84)          (0.14)
                                                                   --------       ------         -------          ------

LESS DISTRIBUTIONS:
   Net investment income .....................................        (0.12)       (0.09)          (0.05)             --
                                                                   --------       ------         -------          ------
      Total distributions ....................................        (0.12)       (0.09)          (0.05)             --
                                                                   --------       ------         -------          ------
Net asset value, end of period ...............................     $  12.24       $10.44         $  8.15          $10.04
                                                                   ========       ======         =======          ======
Total return .................................................        18.65%       29.38%         (18.29)%         (1.38)%(1)
Net assets, end of period (000's) ............................     $201,653       $8,034         $    18          $   10
Ratio of total expenses to average net assets ................         1.25%        1.25%           1.25%           1.25%(2)
Ratio of net investment income (loss) to average net assets ..         0.85%       (0.21)%          0.24%          (0.34)%(2)
Portfolio turnover rate ......................................        12.38%       23.06%         173.74%          96.70%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

+    Rounds to less than $(0.01).


76                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                       CLASS I
                                                 -----------------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                                                   (COMMENCEMENT
             ING JPMORGAN FLEMING                    YEAR ENDED          YEAR ENDED           YEAR ENDED            OF OPERATIONS)
            INTERNATIONAL PORTFOLIO              DECEMBER 31, 2004   DECEMBER 31, 2003   DECEMBER 31, 2002(3)   TO DECEMBER 31, 2001
            -----------------------              -----------------   -----------------   --------------------   --------------------
Net asset value, beginning of period .........        $10.40              $ 8.13               $ 10.03               $10.18
                                                      ------              ------               -------               ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..............          0.08                0.05                 (0.04)               (0.00)+
   Net realized and change in unrealized
      gain (loss) on investments, foreign
      currency and forward foreign currency
      exchange contracts .....................          1.81                2.30                 (1.81)               (0.15)
                                                      ------              ------               -------               ------
      Total income (loss) from investment
         operations ..........................          1.89                2.35                 (1.85)               (0.15)
                                                      ------              ------               -------               ------

LESS DISTRIBUTIONS:
   Net investment income .....................         (0.11)              (0.08)                (0.05)                  --
                                                      ------              ------               -------               ------
      Total distributions ....................         (0.11)              (0.08)                (0.05)                  --
                                                      ------              ------               -------               ------
Net asset value, end of period ...............        $12.18              $10.40               $  8.13               $10.03
                                                      ======              ======               =======               ======
Total return .................................         18.34%              28.98%               (18.48)%              (1.47)%(1)
Net assets, end of period (000's) ............        $2,224              $1,184               $   485               $   10
Ratio of total expenses to average net
   assets ....................................          1.50%               1.50%                 1.50%                1.50%(2)
Ratio of net investment income (loss)
   to average net assets .....................          0.85%               0.86%                (0.45)%              (0.67)%(2)
Portfolio turnover rate ......................         12.38%              23.06%               173.74%               96.70%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

+    Rounds to less than $(0.01).


                      See Notes to Financial Statements.                      77

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                                    CLASS I
                                                                           ---------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                     MAY 1, 2002
                                                                                                                    (COMMENCEMENT
                               ING JPMORGAN                                   YEAR ENDED         YEAR ENDED         OF OPERATIONS)
                         MID CAP VALUE PORTFOLIO                           DECEMBER 31,2004  DECEMBER 31, 2003  TO DECEMBER 31, 2002
                         -----------------------                           ----------------  -----------------  --------------------
Net asset value, beginning of period ....................................      $ 11.91           $  9.24             $10.00
                                                                               -------           -------             ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ................................................         0.04              0.05               0.02
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign currency
      exchange contracts ................................................         2.44              2.75              (0.75)
                                                                               -------           -------             ------
      Total income (loss) from investment operations ....................         2.48              2.80              (0.73)
                                                                               -------           -------             ------

LESS DISTRIBUTIONS:
   Net investment income ................................................        (0.04)            (0.05)             (0.03)
   Net realized gain on sale of investments .............................        (0.42)            (0.08)                --
                                                                               -------           -------             ------
      Total distributions ...............................................        (0.46)            (0.13)             (0.03)
                                                                               -------           -------             ------
Net asset value, end of period ..........................................      $ 13.93           $ 11.91             $ 9.24
                                                                               =======           =======             ======
Total return ............................................................        20.88%            30.31%             (7.30)%(1)
Net assets, end of period (000's) .......................................      $55,163           $16,662             $  957
Ratio of total expenses to average net assets ...........................         1.10%             1.10%              1.10%(2)
Ratio of net investment income to average net assets ....................         0.49%             1.04%              0.85%(2)
Portfolio turnover rate .................................................        44.80%            44.14%             30.55%(1)

(1)  Not annualized.

(2)  Annualized.


78                      See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                               CLASS S
                                                                    ------------------------------------------------------------
                                                                                                                 PERIOD FROM
                                                                                                                 MAY 1, 2002
                                                                                                               (COMMENCEMENT
                           ING JPMORGAN                                 YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                     MID CAP VALUE PORTFOLIO                        DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
                     -----------------------                        -----------------   -----------------   --------------------
Net asset value, beginning of period ............................        $ 11.89             $  9.23             $10.00
                                                                         -------             -------             ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ........................................           0.02                0.04               0.02
   Net realized and change in unrealized gain (loss)
      on investments, foreign currency and forward foreign
      currency exchange contracts ...............................           2.42                2.73              (0.77)
                                                                         -------             -------             ------
      Total income (loss) from investment operations ............           2.44                2.77              (0.75)
                                                                         -------             -------             ------

LESS DISTRIBUTIONS:
   Net investment income ........................................          (0.02)              (0.03)             (0.02)
   Net realized gain on sale of investments .....................          (0.42)              (0.08)                --
                                                                         -------             -------             ------
      Total distributions .......................................          (0.44)              (0.11)             (0.02)
                                                                         -------             -------             ------
Net asset value, end of period ..................................        $ 13.89             $ 11.89             $ 9.23
                                                                         =======             =======             ======
Total return ....................................................          20.59%              30.05%             (7.53)%(1)
Net assets, end of period (000's) ...............................        $64,420             $16,372             $6,027
Ratio of total expenses to average net assets ...................           1.35%               1.35%              1.35%(2)
Ratio of net investment income to average net assets ............           0.26%               0.61%              0.35%(2)
Portfolio turnover rate .........................................          44.80%              44.14%             30.55%(1)

(1)  Not annualized.

(2)  Annualized.


                       See Notes to Financial Statements.                     79

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                              CLASS ADV
                                                                    ------------------------------------------------------------
                                                                                                                 PERIOD FROM
                                                                                                                 MAY 1, 2002
                                                                                                                (COMMENCEMENT
                           ING JPMORGAN                                 YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                     MID CAP VALUE PORTFOLIO                        DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
                     -----------------------                        -----------------   -----------------   --------------------
Net asset value, beginning of period ............................        $11.86              $ 9.22              $10.00
                                                                         ------              ------              ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) .................................         (0.00)+              0.03                0.01
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign currency
      exchange contracts ........................................          2.40                2.70               (0.77)
                                                                         ------              ------              ------
      Total income (loss) from investment operations ............          2.40                2.73               (0.76)
                                                                         ------              ------              ------

LESS DISTRIBUTIONS:
   Net investment income ........................................            --               (0.01)              (0.02)
   Net realized gain on sale of investments .....................         (0.42)              (0.08)                 --
                                                                         ------              ------              ------
      Total distributions .......................................         (0.42)              (0.09)              (0.02)
                                                                         ------              ------              ------
Net asset value, end of period ..................................        $13.84              $11.86              $ 9.22
                                                                         ======              ======              ======
Total return ....................................................         20.31%              29.68%              (7.64)%(1)
Net assets, end of period (000's) ...............................        $4,980              $1,354              $  331
Ratio of total expenses to average net assets ...................          1.60%               1.60%               1.60%(2)
Ratio of net investment income (loss) to average net assets .....         (0.02)%              0.36%               0.26%(2)
Portfolio turnover rate .........................................         44.80%              44.14%              30.55%(1)

(1)  Not annualized.

(2)  Annualized.

+    Rounds to less than $(0.01).


80                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                               CLASS I
                                              ------------------------------------------------------------------------
                                               YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED    YEAR ENDED
                ING MFS CAPITAL               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
            OPPORTUNITIES PORTFOLIO              2004(1)        2003(1)        2002(1)         2001           2000
            -----------------------           ------------   ------------   ------------   ------------   ------------
Net asset value, beginning of period ......     $  24.21       $  18.94       $  27.12       $  44.41       $  54.77
                                                --------       --------       --------       --------       --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ...........         0.24           0.10           0.04          (0.03)         (0.12)
   Net realized and change in unrealized
      gain (loss) on investments, foreign
      currency and forward foreign
      currency exchange contracts .........         2.86           5.21          (8.22)        (10.25)         (2.08)
                                                --------       --------       --------       --------       --------
      Total income (loss) from investment
         operations .......................         3.10           5.31          (8.18)        (10.28)         (2.20)
                                                --------       --------       --------       --------       --------

LESS DISTRIBUTIONS:
   Net investment income ..................        (0.11)         (0.04)            --             --             --
   Net realized gain on sale of
      investments .........................           --             --             --          (7.01)         (8.16)
                                                --------       --------       --------       --------       --------
      Total distributions .................        (0.11)         (0.04)            --          (7.01)         (8.16)
                                                --------       --------       --------       --------       --------
Net asset value, end of period ............     $  27.20       $  24.21       $  18.94       $  27.12       $  44.41
                                                ========       ========       ========       ========       ========
Total return ..............................        12.88%         28.07%        (30.16)%       (24.75)%        (5.72)%
Net assets, end of period (000's) .........     $234,606       $247,542       $212,841       $351,204       $440,433
Ratio of total expenses to average net
   assets .................................         0.90%          0.90%          0.90%          0.90%          0.90%
Ratio of net investment income (loss)
   to average net assets ..................         0.85%          0.47%          0.19%         (0.09)%        (0.28)%
Portfolio turnover rate ...................        74.19%         64.97%        151.07%        105.61%        119.72%

(1) Net investment income per share was computed using average shares outstanding.


                       See Notes to Financial Statements.                     81

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                            CLASS S
                                                               -----------------------------------------------------------------
                                                                                                                 PERIOD FROM
                                                                                                              DECEMBER 10, 2001
                                                                YEAR ENDED     YEAR ENDED     YEAR ENDED       (COMMENCEMENT
                       ING MFS CAPITAL                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      OF OPERATIONS)
                    OPPORTUNITIES PORTFOLIO                       2004(3)        2003(3)        2002(3)     TO DECEMBER 31, 2001
                    -----------------------                    ------------   ------------   ------------   --------------------
Net asset value, beginning of period .......................      $24.09         $18.89        $ 27.11          $ 27.21
                                                                  ------         ------        -------          -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ............................        0.16           0.05           0.02            (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward
      foreign currency exchange contracts ..................        2.87           5.19          (8.24)           (0.10)
                                                                  ------         ------        -------          -------
      Total income (loss) from investment operations .......        3.03           5.24          (8.22)           (0.10)
                                                                  ------         ------        -------          -------

LESS DISTRIBUTIONS:
   Net investment income ...................................       (0.08)         (0.04)            --               --
                                                                  ------         ------        -------          -------
      Total distributions ..................................       (0.08)         (0.04)            --               --
                                                                  ------         ------        -------          -------
Net asset value, end of period .............................      $27.04         $24.09        $ 18.89          $ 27.11
                                                                  ======         ======        =======          =======
Total return ...............................................       12.63%         27.74%        (30.35)%          (0.37)%(1)
Net assets, end of period (000's) ..........................      $  445         $  391        $    80          $    10
Ratio of total expenses to average net assets ..............        1.15%          1.15%          1.15%            1.15%(2)
Ratio of net investment income (loss) to average net
   assets ..................................................        0.62%          0.21%          0.08%           (0.03)%(2)
Portfolio turnover rate ....................................       74.19%         64.97%        151.07%          105.61%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

+    Rounds to less than $(0.01).


82                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS ADV
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      (COMMENCEMENT
                      ING MFS CAPITAL                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OF OPERATIONS) TO
                  OPPORTUNITIES PORTFOLIO                       2004(3)        2003(3)        2002(3)     DECEMBER 31, 2001
                  -----------------------                    ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................      $23.98        $18.84         $ 27.11         $ 27.21
                                                                ------        ------         -------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..........................        0.03         (0.01)          (0.01)          (0.01)
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward
      foreign currency exchange contracts ................        2.92          5.17           (8.26)          (0.09)
                                                                ------        ------         -------         -------
      Total income (loss) from investment operations .....        2.95          5.16           (8.27)          (0.10)
                                                                ------        ------         -------         -------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.07)        (0.02)             --              --
                                                                ------        ------         -------         -------
      Total distributions ................................       (0.07)        (0.02)             --              --
                                                                ------        ------         -------         -------
Net asset value, end of period ...........................      $26.86        $23.98         $ 18.84         $ 27.11
                                                                ======        ======         =======         =======
Total return .............................................       12.36%        27.39%         (30.51)%         (0.37)%(1)
Net assets, end of period (000's) ........................      $  267        $  159         $    54         $    10
Ratio of total expenses to average net assets ............        1.40%         1.40%           1.40%           1.40%(2)
Ratio of net investment income (loss) to average net
   assets ................................................        0.27%        (0.04)%         (0.06)%         (0.33)%(2)
Portfolio turnover rate ..................................       74.19%        64.97%         151.07%         105.61%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


                       See Notes to Financial Statements.                     83

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS I
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      (COMMENCEMENT
                         ING OPCAP                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OF OPERATIONS) TO
                 BALANCED VALUE PORTFOLIO                        2004           2003           2002       DECEMBER 31, 2001
                 ------------------------                    ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................      $ 12.32       $  9.66        $ 12.40         $12.55
                                                                -------       -------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................         0.14          0.10           0.07           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................         1.15          2.84          (2.68)         (0.15)
                                                                -------       -------        -------         ------
      Total income (loss) from investment operations .....         1.29          2.94          (2.61)         (0.15)
                                                                -------       -------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................        (0.14)        (0.28)         (0.01)            --
   Net realized gain on sale of investments ..............           --            --          (0.12)            --
                                                                -------       -------        -------         ------
      Total distributions ................................        (0.14)        (0.28)         (0.13)            --
                                                                -------       -------        -------         ------
Net asset value, end of period ...........................      $ 13.47       $ 12.32        $  9.66         $12.40
                                                                =======       =======        =======         ======
Total return .............................................        10.58%        30.72%        (21.06)%        (1.20)%(1)
Net assets, end of period (000's) ........................      $ 4,046       $ 1,064        $   196         $   10
Ratio of total expenses to average net assets ............         1.00%         1.00%          1.00%          1.00%(2)
Ratio of net investment income to average net assets .....         0.59%         1.12%          2.11%          0.67%(2)
Portfolio turnover rate ..................................       110.18%       124.56%        133.43%          7.53%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.


84                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS S
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                    ING OPCAP BALANCED                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                      VALUE PORTFOLIO                            2004           2003           2002              2001
                    ------------------                       ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $  12.29       $   9.64      $  12.40         $  12.55
                                                               --------       --------      --------         --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................         0.04           0.11          0.23             0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................         1.22           2.79         (2.86)           (0.15)
                                                               --------       --------      --------         --------
      Total income (loss) from investment operations .....         1.26           2.90         (2.63)           (0.15)
                                                               --------       --------      --------         --------

LESS DISTRIBUTIONS:
   Net investment income .................................        (0.12)         (0.25)        (0.01)              --
   Net realized gain on sale of investments ..............           --             --         (0.12)              --
                                                               --------       --------      --------         --------
      Total distributions ................................        (0.12)         (0.25)        (0.13)              --
                                                               --------       --------      --------         --------
Net asset value, end of period ...........................     $  13.43       $  12.29      $   9.64         $  12.40
                                                               ========       ========      ========         ========
Total return .............................................        10.32%         30.32%       (21.23)%          (1.20)%(1)
Net assets, end of period (000's) ........................     $160,159       $140,554      $102,619         $143,306
Ratio of total expenses to average net assets ............         1.25%          1.25%         1.25%            1.27%(2)
Ratio of net investment income to average net assets .....         0.35%          1.00%         1.85%            0.52%(2)
Portfolio turnover rate ..................................       110.18%        124.56%       133.43%            7.53%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.


                       See Notes to Financial Statements.                     85

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS ADV
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                    ING OPCAP BALANCED                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                      VALUE PORTFOLIO                            2004           2003           2002              2001
                    ------------------                       ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $ 12.21        $  9.61        $ 12.40         $12.55
                                                               -------        -------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.04           0.09           0.05           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        1.17           2.77          (2.71)         (0.15)
                                                               -------        -------        -------         ------
      Total income (loss) from investment operations .....        1.21           2.86          (2.66)         (0.15)
                                                               -------        -------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.10)         (0.26)         (0.01)            --
   Net realized gain on sale of investments ..............          --             --          (0.12)            --
                                                               -------        -------        -------         ------
      Total distributions ................................       (0.10)         (0.26)         (0.13)            --
                                                               -------        -------        -------         ------
Net asset value, end of period ...........................     $ 13.32        $ 12.21        $  9.61         $12.40
                                                               =======        =======        =======         ======
Total return .............................................       10.00%         30.08%        (21.46)%        (1.20)%(1)
Net assets, end of period (000's) ........................     $ 3,767        $ 2,665        $ 1,756         $   10
Ratio of total expenses to average net assets ............        1.50%          1.50%          1.50%          1.50%(2)
Ratio of net investment income to average net assets .....        0.10%          0.74%          1.40%          0.21%(2)
Portfolio turnover rate ..................................      110.18%        124.56%        133.43%          7.53%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.


86                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                              CLASS I
                                                   ------------------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                MAY 1, 2002
                                                                                               (COMMENCEMENT
                                                       YEAR ENDED          YEAR ENDED         OF OPERATIONS)
       ING OPPENHEIMER GLOBAL PORTFOLIO(3)         DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
       -----------------------------------         -----------------   -----------------   --------------------
Net asset value, beginning of period ...........       $  11.23             $ 8.40             $ 10.00
                                                       --------             ------             -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .......................           0.01               0.00*               0.02
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign currency
      exchange contracts .......................           1.69               2.83               (1.62)
                                                       --------             ------             -------
      Total income (loss) from investment
         operations ............................           1.70               2.83               (1.60)
                                                       --------             ------             -------

LESS DISTRIBUTIONS:
   Net investment income .......................          (0.01)             (0.00)+                --
   Net realized gain on sale of investments ....          (0.12)                --                  --
                                                       --------             ------             -------
      Total distributions ......................          (0.13)             (0.00)                 --
                                                       --------             ------             -------
Net asset value, end of period .................       $  12.80             $11.23             $  8.40
                                                       ========             ======             =======
Total return ...................................          15.28%             33.73%             (16.00)%(1)
Net assets, end of period (000's) ..............       $843,253             $  426             $    89
Ratio of total expenses to average net assets ..           0.77%              1.20%               1.20%(2)
Ratio of net investment income to
   average net assets ..........................           1.11%              0.22%               0.33%(2)
Portfolio turnover rate ........................         389.97%            157.47%              87.08%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004 the Portfolio was known as the ING MFS Global Growth Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


                     See Notes to Financial Statements.                       87

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                              CLASS S
                                                   ------------------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                MAY 1, 2002
                                                                                               (COMMENCEMENT
                                                       YEAR ENDED          YEAR ENDED         OF OPERATIONS)
       ING OPPENHEIMER GLOBAL PORTFOLIO(3)         DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
       -----------------------------------         -----------------   -----------------   --------------------
Net asset value, beginning of period ...........       $ 11.06              $  8.39            $ 10.00
                                                       -------              -------            -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .......................          0.02                 0.02               0.00*
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign currency
      exchange contracts .......................          1.62                 2.65              (1.61)
                                                       -------              -------            -------
      Total income (loss) from
         investment operations .................          1.64                 2.67              (1.61)
                                                       -------              -------            -------

LESS DISTRIBUTIONS:
   Net investment income .......................         (0.00)+                 --                 --
   Net realized gain on sale of investments ....         (0.12)                  --                 --
                                                       -------              -------            -------
      Total distributions ......................         (0.12)                  --                 --
                                                       -------              -------            -------
Net asset value, end of period .................       $ 12.58              $ 11.06            $  8.39
                                                       =======              =======            =======
Total return ...................................         15.01%               31.82%            (16.10)%(1)
Net assets, end of period (000's) ..............       $19,143              $14,291            $ 8,516
Ratio of total expenses to average net assets ..          1.02%                1.45%              1.45%(2)
Ratio of net investment income to
   average net assets ..........................          0.19%                0.19%              0.07%(2)
Portfolio turnover rate ........................        389.97%              157.47%             87.08%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004 the Portfolio was known as the ING MFS Global Growth Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


88                      See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                           CLASS ADV
                                                                 ------------------------------------------------------------
                                                                                                              PERIOD FROM
                                                                                                              MAY 1, 2002
                                                                                                             (COMMENCEMENT
                        ING OPPENHEIMER                              YEAR ENDED          YEAR ENDED         OF OPERATIONS)
                      GLOBAL PORTFOLIO(3)                        DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
                      -------------------                        -----------------   -----------------   --------------------
Net asset value, beginning of period .........................       $  11.02             $  8.38            $ 10.00
                                                                     --------             -------            -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..............................           0.03                0.00*             (0.01)
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ............................           1.57                2.64              (1.61)
                                                                     --------             -------            -------
      Total income (loss) from investment operations .........           1.60                2.64              (1.62)
                                                                     --------             -------            -------

LESS DISTRIBUTIONS:
   Net investment income .....................................          (0.00)+                --                 --
   Net realized gain on sale of investments ..................          (0.12)                 --                 --
                                                                     --------             -------            -------
      Total distributions ....................................          (0.12)                 --                 --
                                                                     --------             -------            -------
Net asset value, end of period ...............................       $  12.50             $ 11.02            $  8.38
                                                                     ========             =======            =======
Total return .................................................          14.71%              31.50%            (16.20)%(1)
Net assets, end of period (000's) ............................       $127,653             $   856            $   665
Ratio of total expenses to average net assets ................           1.27%               1.70%              1.70%(2)
Ratio of net investment income (loss) to average net assets ..           0.55%               0.01%             (0.43)%(2)
Portfolio turnover rate ......................................         389.97%             157.47%             87.08%(1)
Ratio of gross expenses to average net assets prior to
   expense reimbursements ....................................       $   1.28             $    --            $    --
Ratio of net investment income to average net assets
   prior to expense reimbursements ...........................           0.54%                 --                 --

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004 the Portfolio was known as the ING MFS Global Growth Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


                      See Notes to Financial Statements.                      89

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                   CLASS I
                                                            --------------------
                                                                 PERIOD FROM
                                                              NOVEMBER 8, 2004
                                                                (COMMENCEMENT
                                                               OF OPERATIONS)
        ING OPPENHEIMER STRATEGIC INCOME PORTFOLIO          TO DECEMBER 31, 2004
        ------------------------------------------          --------------------
Net asset value, beginning of period.....................         $  10.00
                                                                  --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income.................................             0.02
   Net realized and change in unrealized gain on
      investments, foreign currency and forward foreign
      currency exchange contracts .......................             0.12
                                                                  --------
      Total income from investment operations ...........             0.14
                                                                  --------

LESS DISTRIBUTIONS:
   Net investment income.................................            (0.02)
                                                                  --------
      Total distributions................................            (0.02)
                                                                  --------
Net asset value, end of period...........................         $  10.12
                                                                  ========

Total return(1)..........................................             1.39%
Net assets, end of period (000's)........................         $103,283
Ratio of total expenses to average net assets(2).........             0.52%
Ratio of net investment income to average net assets(2)..             2.56%
Portfolio turnover rate(1)...............................           145.26%

(1)  Not annualized.

(2)  Annualized.


90                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                 CLASS S
                                          --------------------
                                               PERIOD FROM
                                            NOVEMBER 8, 2004
                                             (COMMENCEMENT
          ING OPPENHEIMER                    OF OPERATIONS)
    STRATEGIC INCOME PORTFOLIO            TO DECEMBER 31, 2004
    --------------------------            --------------------
Net asset value, beginning of period ..         $ 10.00
                                                -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............            0.02
   Net realized and change in
      unrealized gain on investments,
      foreign currency and forward
      foreign currency exchange
      contracts .......................            0.11
                                                -------
      Total income from investment
         operations ...................            0.13
                                                -------

LESS DISTRIBUTIONS:
   Net investment income ..............           (0.02)
                                                -------
      Total distributions .............           (0.02)
                                                -------
Net asset value, end of period ........         $ 10.11
                                                =======
Total return(1) .......................            1.27%
Net assets, end of period (000's) .....         $60,836
Ratio of total expenses to average net
   assets(2) ..........................            0.77%
Ratio of net investment income to
   average net assets(2) ..............            2.40%
Portfolio turnover rate(1) ............          145.26%

Ratio of gross expenses to average net
   assets prior to expense
   reimbursements(2) ..................            0.81%
Ratio of net investment income to
   average net assets prior to expense
   reimbursements(2) ..................            2.36%

(1)  Not annualized.

(2)  Annualized.


                      See Notes to Financial Statements.                      91

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                               CLASS ADV
                                          --------------------
                                               PERIOD FROM
                                            NOVEMBER 8, 2004
                                             (COMMENCEMENT
          ING OPPENHEIMER                    OF OPERATIONS)
    STRATEGIC INCOME PORTFOLIO            TO DECEMBER 31, 2004
    --------------------------            --------------------
Net asset value, beginning of period ..         $ 10.00
                                                -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............            0.02
   Net realized and change in
      unrealized gain on investments,
      foreign currency and forward
      foreign currency exchange
      contracts .......................            0.11
                                                -------
      Total income from investment
         operations ...................            0.13
                                                -------

LESS DISTRIBUTIONS:
   Net investment income ..............           (0.02)
                                                -------
      Total distributions .............           (0.02)
                                                -------
Net asset value, end of period ........         $ 10.11
                                                =======
Total return(1) .......................            1.26%
Net assets, end of period (000's) .....         $ 3,655
Ratio of total expenses to average
   net assets(2) ......................            1.02%
Ratio of net investment income to
   average net assets(2) ..............            2.15%
Portfolio turnover rate(1) ............          145.26%

Ratio of gross expenses to average net
   assets prior to expense
   reimbursements .....................            1.06%
Ratio of net investment income to
   average net assets prior to expense
   reimbursements .....................            2.11%

(1)  Not annualized.

(2)  Annualized.


92                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                              CLASS I
                                                          -----------------------------------------------
                                                                                           PERIOD FROM
                                                                                           MAY 1, 2002
                                                           YEAR ENDED     YEAR ENDED      (COMMENCEMENT
                      ING PIMCO                           DECEMBER 31,   DECEMBER 31,   OF OPERATIONS) TO
               TOTAL RETURN PORTFOLIO                        2004(3)        2003(3)     DECEMBER 31, 2002
               ----------------------                     ------------   ------------   -----------------
Net asset value, beginning of period ..................     $ 10.62        $ 10.55         $ 10.00
                                                            -------        -------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............................        0.16           0.29            0.09
   Net realized and change in unrealized gain on
      investments, swap contracts, foreign currency and
      forward foreign currency exchange contracts .....        0.33           0.17            0.73
                                                            -------        -------         -------
      Total income from investment operations .........        0.49           0.46            0.82
                                                            -------        -------         -------

LESS DISTRIBUTIONS:
   Net investment income ..............................          --          (0.32)          (0.16)
   Net realized gain on sale of investments ...........       (0.11)         (0.07)          (0.11)
                                                            -------        -------         -------
      Total distributions .............................       (0.11)         (0.39)          (0.27)
                                                            -------        -------         -------
Net asset value, end of period ........................     $ 11.00        $ 10.62         $ 10.55
                                                            =======        =======         =======
Total return ..........................................        4.61%          4.36%           8.21%(1)
Net assets, end of period (000's) .....................     $78,521        $43,987         $ 8,026
Ratio of total expenses to average net assets .........        0.85%          0.85%           0.85%(2)
Ratio of net investment income to average net assets ..        1.51%          2.67%           2.99%(2)
Portfolio turnover rate ...............................      376.96%        471.09%         419.33%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


                       See Notes to Financial Statements.                     93

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                              CLASS S
                                                          -----------------------------------------------
                                                                                           PERIOD FROM
                                                                                           MAY 1, 2002
                                                           YEAR ENDED     YEAR ENDED      (COMMENCEMENT
                      ING PIMCO                           DECEMBER 31,   DECEMBER 31,   OF OPERATIONS) TO
               TOTAL RETURN PORTFOLIO                        2004(3)        2003(3)     DECEMBER 31, 2002
               ----------------------                     ------------   ------------   -----------------
Net asset value, beginning of period ..................     $ 10.61        $ 10.55         $ 10.00
                                                            -------        -------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............................        0.14           0.22            0.14
   Net realized and change in unrealized gain on
      investments, swap contracts, foreign currency
      and forward foreign currency exchange
      contracts .......................................        0.32           0.21            0.67
                                                            -------        -------         -------
      Total income from investment operations .........        0.46           0.43            0.81
                                                            -------        -------         -------

LESS DISTRIBUTIONS:
   Net investment income ..............................          --          (0.30)          (0.15)
   Net realized gain on sale of investments ...........       (0.11)         (0.07)          (0.11)
                                                            -------        -------         -------
      Total distributions .............................       (0.11)         (0.37)          (0.26)
                                                            -------        -------         -------
Net asset value, end of period ........................     $ 10.96        $ 10.61         $ 10.55
                                                            =======        =======         =======
Total return ..........................................        4.33%          4.06%           8.07%(1)
Net assets, end of period (000's) .....................     $88,424        $50,174         $25,186
Ratio of total expenses to average net assets .........        1.10%          1.10%           1.10%(2)
Ratio of net investment income to average net assets ..        1.32%          2.07%           2.60%(2)
Portfolio turnover rate ...............................      376.96%        471.09%         419.33%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


94                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                               CLASS ADV
                                                             ---------------------------------------------
                                                                                             PERIOD FROM
                                                                                             MAY 1, 2002
                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     OF OPERATIONS)
                         ING PIMCO                           DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                  TOTAL RETURN PORTFOLIO                        2004(3)        2003(3)           2002
                  ----------------------                     ------------   ------------   ---------------
Net asset value, beginning of period .....................     $ 10.59        $ 10.53        $ 10.00
                                                               -------        -------        -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.09           0.20           0.07
   Net realized and change in unrealized gain on
      investments, swap contracts, foreign currency and
      forward foreign currency exchange contracts ........        0.34           0.20           0.72
                                                               -------        -------        -------
      Total income from investment operations ............        0.43           0.40           0.79
                                                               -------        -------        -------

LESS DISTRIBUTIONS:
   Net investment income .................................          --          (0.27)         (0.15)
   Net realized gain on sale of investments ..............       (0.11)         (0.07)         (0.11)
                                                               -------        -------        -------
      Total distributions ................................       (0.11)         (0.34)         (0.26)
                                                               -------        -------        -------
Net asset value, end of period ...........................     $ 10.91        $ 10.59        $ 10.53
                                                               =======        =======        =======
Total return .............................................        4.06%          3.86%          7.88%(1)
Net assets, end of period (000's) ........................     $14,827        $10,388        $ 4,880
Ratio of total expenses to average net assets ............        1.35%          1.35%          1.35%(2)
Ratio of net investment income to average net assets .....        0.81%          1.84%          2.40%(2)
Portfolio turnover rate ..................................      376.96%        471.09%        419.33%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


                       See Notes to Financial Statements.                     95

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                             CLASS I
                                                            ------------------------------------------------------------------------
                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                   ING SALOMON BROTHERS                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
               AGGRESSIVE GROWTH PORTFOLIO                      2004          2003(1)         2002           2001           2000
               ---------------------------                  ------------   ------------   ------------   ------------   ------------
Net asset value, beginning of period ....................     $  36.41       $  26.35      $  40.73       $  58.36      $    82.83
                                                              --------       --------      --------       --------      ----------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) .........................         0.03          (0.14)        (0.11)         (0.22)          (0.53)
   Net realized and change in unrealized gain (loss)
      on investments, foreign currency and forward
      foreign currency exchange contracts ...............         3.51          10.20        (14.27)        (14.22)         (23.10)
                                                              --------       --------      --------       --------      ----------
      Total income (loss) from investment operations ....         3.54          10.06        (14.38)        (14.44)         (23.63)
                                                              --------       --------      --------       --------      ----------

LESS DISTRIBUTIONS:
   Net realized gain on sale of investments .............           --             --            --          (3.19)          (0.84)
                                                              --------       --------      --------       --------      ----------
      Total distributions ...............................           --             --            --          (3.19)          (0.84)
                                                              --------       --------      --------       --------      ----------
Net asset value, end of period ..........................     $  39.95       $  36.41      $  26.35       $  40.73      $    58.36
                                                              ========       ========      ========       ========      ==========
Total return ............................................         9.72%         38.18%       (35.31)%       (25.21)%        (28.78)%
Net assets, end of period (000's) .......................     $575,903       $610,593      $452,465       $805,194      $1,116,966
Ratio of total expenses to average net assets ...........         0.82%          0.83%         0.82%          0.81%           0.79%
Ratio of net investment income (loss) to average
   net assets ...........................................         0.06%         (0.46)%       (0.31)%        (0.48)%         (0.68)%
Portfolio turnover rate .................................         3.10%          0.28%       174.11%        159.72%          13.28%

(1) Net investment income per share was computed using average shares outstanding.


96                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                           CLASS S
                                                         --------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                YEAR ENDED                          (COMMENCEMENT
                                                             YEAR ENDED     DECEMBER 31, 2003      YEAR ENDED     OF OPERATIONS) TO
    ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO     DECEMBER 31, 2004         (3)         DECEMBER 31, 2002  DECEMBER 31, 2001
    ------------------------------------------------     -----------------  -----------------  -----------------  -----------------
Net asset value, beginning of period...................      $  36.23           $ 26.28            $ 40.72           $ 41.09
                                                             --------           -------            -------           -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss.................................         (0.01)            (0.28)             (0.18)            (0.01)
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency and
      forward foreign currency exchange contracts......          3.43             10.23             (14.26)            (0.36)
                                                             --------           -------            -------           -------
      Total income (loss) from investment operations...          3.42              9.95             (14.44)            (0.37)
                                                             --------           -------            -------           -------
Net asset value, end of period.........................      $  39.65           $ 36.23            $ 26.28           $ 40.72
                                                             ========           =======            =======           =======
Total return ..........................................          9.44%            37.86%            (35.46)%           (0.90)%(1)
Net assets, end of period (000's) .....................      $355,857           $13,970            $     7           $    10
Ratio of total expenses to average net assets .........          1.07%             1.12%              1.07%             1.04%(2)
Ratio of net investment loss to average net assets ....         (0.04)%           (0.82)%            (0.57)%           (0.50)%(2)
Portfolio turnover rate ...............................          3.10%             0.28%            174.11%           159.72%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


                       See Notes to Financial Statements.                     97

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                          CLASS ADV
                                                         --------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                YEAR ENDED                          (COMMENCEMENT
                                                             YEAR ENDED     DECEMBER 31, 2003      YEAR ENDED     OF OPERATIONS) TO
    ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO     DECEMBER 31, 2004         (3)         DECEMBER 31, 2002  DECEMBER 31, 2001
    ------------------------------------------------     -----------------  -----------------  -----------------  -----------------
Net asset value, beginning of period ..................       $36.04             $26.22            $ 40.71           $ 41.09
                                                              ------             ------            -------           -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ................................        (0.12)             (0.28)             (0.25)            (0.02)
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency and
      forward foreign currency exchange contracts .....         3.43              10.10             (14.24)            (0.36)
                                                              ------             ------            -------           -------
      Total income (loss) from investment operations ..         3.31               9.82             (14.49)            (0.38)
                                                              ------             ------            -------           -------
Net asset value, end of period ........................       $39.35             $36.04            $ 26.22           $ 40.71
                                                              ======             ======            =======           =======
Total return ..........................................         9.18%             37.45%            (35.59)%            0.92%(1)
Net assets, end of period (000's) .....................       $3,196             $1,014            $   489           $    10
Ratio of total expenses to average net assets .........         1.32%              1.33%              1.32%             1.29%(2)
Ratio of net investment loss to average net assets ....        (0.45)%            (0.88)%            (0.76)%           (0.66)%(2)
Portfolio turnover rate ...............................         3.10%              0.28%            174.11%           159.72%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


98                     See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                       CLASS I
                                                  --------------------------------------------------------------------------------
                                                                                                                   PERIOD FROM
                                                                                                                DECEMBER 10, 2001
                                                                                                                  (COMMENCEMENT
              ING SALOMON BROTHERS                    YEAR ENDED         YEAR ENDED            YEAR ENDED        OF OPERATIONS)
          FUNDAMENTAL VALUE PORTFOLIO             DECEMBER 31, 2004  DECEMBER 31, 2003(3)  DECEMBER 31, 2002  TO DECEMBER 31, 2001
          ---------------------------             -----------------  --------------------  -----------------  --------------------
Net asset value, beginning of period ...........       $16.64              $ 12.00             $ 16.01             $15.86
                                                       ------              -------             -------             ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ................         0.05                (0.03)               0.10               0.01
   Net realized and change in unrealized
      gain (loss) on investments, foreign
      currency and forward foreign currency
      exchange contracts .......................         1.40                 4.92               (4.01)              0.14
                                                       ------              -------             -------             ------
      Total income (loss) from investment
         operations ............................         1.45                 4.89               (3.91)              0.15
                                                       ------              -------             -------             ------

LESS DISTRIBUTIONS:
   Net investment income .......................           --                (0.25)              (0.01)                --
   Net realized gain on sale of investments ....           --                   --               (0.09)                --
                                                       ------              -------             -------             ------
      Total distributions ......................           --                (0.25)              (0.10)                --
                                                       ------              -------             -------             ------
Net asset value, end of period .................       $18.09              $ 16.64             $ 12.00             $16.01
                                                       ======              =======             =======             ======
Total return ...................................         8.71%               41.06%             (24.42)%             0.95%(1)
Net assets, end of period (000's) ..............       $3,295              $ 2,102             $    62             $   10
Ratio of total expenses to average net assets            1.10%                1.10%               1.10%              1.10%(2)
Ratio of net investment income (loss) to
   average net assets ..........................         0.31%               (0.21)%              2.13%              1.00%(2)
Portfolio turnover rate ........................        32.87%              105.09%             114.27%              3.84%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.


                     See Notes to Financial Statements.                       99

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                       CLASS S
                                                  --------------------------------------------------------------------------------
                                                                                                                   PERIOD FROM
                                                                                                                DECEMBER 10, 2001
                                                                                                                  (COMMENCEMENT
              ING SALOMON BROTHERS                    YEAR ENDED         YEAR ENDED            YEAR ENDED        OF OPERATIONS)
          FUNDAMENTAL VALUE PORTFOLIO             DECEMBER 31, 2004  DECEMBER 31, 2003(3)  DECEMBER 31, 2002  TO DECEMBER 31, 2001
          ---------------------------             -----------------  --------------------  -----------------  --------------------
Net asset value, beginning of period ...........       $ 16.59             $ 11.97             $ 16.01             $ 15.86
                                                       -------             -------             -------             -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ................          0.00*              (0.02)               0.21                0.01
   Net realized and change in unrealized
      gain (loss) on investments, foreign
      currency and forward foreign currency
      exchange contracts .......................          1.40                4.86               (4.15)               0.14
                                                       -------             -------             -------             -------
      Total income (loss) from
         investment operations .................          1.40                4.84               (3.94)               0.15
                                                       -------             -------             -------             -------

LESS DISTRIBUTIONS:
   Net investment income .......................            --               (0.22)              (0.01)                 --
   Net realized gain on sale of investments ....            --                  --               (0.09)                 --
                                                       -------             -------             -------             -------
      Total distributions ......................            --               (0.22)              (0.10)                 --
                                                       -------             -------             -------             -------
Net asset value, end of period .................       $ 17.99             $ 16.59             $ 11.97             $ 16.01
                                                       =======             =======             =======             =======
Total return ...................................          8.44%              40.68%             (24.62)%              0.95%(1)
Net assets, end of period (000's) ..............       $56,159             $56,159             $34,833             $40,370
Ratio of total expenses to average net assets ..          1.35%               1.35%               1.35%               1.35%(2)
Ratio of net investment income (loss) to
   average net assets ..........................          0.02%              (0.17)%              1.48%               0.87%(2)
Portfolio turnover rate ........................         32.87%             105.09%             114.27%               3.84%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

*    Rounds to less than $0.01.


100                      See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                           CLASS ADV
                                                                 --------------------------------------------------------------
                                                                                                                 PERIOD FROM
                                                                                                              DECEMBER 10, 2001
                                                                                                                (COMMENCEMENT
                                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                     ING SALOMON BROTHERS                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                   FUNDAMENTAL VALUE PORTFOLIO                       2004          2003(3)         2002              2001
                   ---------------------------                   ------------   ------------   ------------   -----------------
Net asset value, beginning of period .........................     $ 16.47        $ 11.94        $ 16.01          $15.86
                                                                   -------        -------        -------          ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..............................       (0.02)         (0.07)          0.06            0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ............................        1.37           4.85          (4.03)           0.15
                                                                   -------        -------        -------          ------
      Total income (loss) from investment operations .........        1.35           4.78          (3.97)           0.15
                                                                   -------        -------        -------          ------

LESS DISTRIBUTIONS:
   Net investment income .....................................          --          (0.25)         (0.01)             --
   Net realized gain on sale of investments ..................          --             --          (0.09)             --
                                                                   -------        -------        -------          ------
      Total distributions ....................................          --          (0.25)         (0.10)             --
                                                                   -------        -------        -------          ------
Net asset value, end of period ...............................     $ 17.82        $ 16.47        $ 11.94          $16.01
                                                                   =======        =======        =======          ======
Total return .................................................        8.20%         40.31%        (24.79)%          0.95%(1)
Net assets, end of period (000's) ............................     $10,195        $ 3,299        $   535          $   10
Ratio of total expenses to average net assets ................        1.60%          1.60%          1.60%           1.60%(2)
Ratio of net investment income (loss) to average net assets ..       (0.18)%        (0.51)%         1.79%           0.50%(2)
Portfolio turnover rate ......................................       32.87%        105.09%        114.27%           3.84%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

*    Rounds to less than $0.01.


                       See Notes to Financial Statements.                    101

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS I
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                     ING SALOMON BROTHERS                    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                    INVESTORS VALUE PORTFOLIO                    2004           2003           2002              2001
                    -------------------------                ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................      $13.03         $ 9.97        $ 12.90          $12.92
                                                                ------         ------        -------          ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.17           0.06           0.03            0.01
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        1.15           3.09          (2.94)          (0.03)
                                                                ------         ------        -------          ------
      Total income (loss) from investment operations .....        1.32           3.15          (2.91)          (0.02)
                                                                ------         ------        -------          ------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.13)         (0.09)         (0.01)             --
   Net realized gain on sale of investments ..............          --             --          (0.01)             --
                                                                ------         ------        -------          ------
      Total distributions ................................       (0.13)         (0.09)         (0.02)             --
                                                                ------         ------        -------          ------
Net asset value, end of period ...........................      $14.22         $13.03        $  9.97          $12.90
                                                                ======         ======        =======          ======
Total return .............................................       10.24%         31.74%        (22.59)%         (0.15)%(1)
Net assets, end of period (000's) ........................      $2,956         $1,077        $    35          $   10
Ratio of total expenses to average net assets ............        1.00%          1.00%          1.00%           1.00%(2)
Ratio of net investment income to average net assets .....        1.39%          1.20%          0.98%           0.83%(2)
Portfolio turnover rate ..................................       38.01%         37.69%         46.66%           1.02%(1)

(1)  Not annualized.

(2)  Annualized.


102                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                      CLASS S
                                                             --------------------------------------------------------
                                                                                                       PERIOD FROM
                                                                                                    DECEMBER 10, 2001
                                                                                                      (COMMENCEMENT
                                                             YEAR ENDED   YEAR ENDED   YEAR ENDED     OF OPERATIONS)
                   ING SALOMON BROTHERS                       DECEMBER     DECEMBER     DECEMBER       TO DECEMBER
                 INVESTORS VALUE PORTFOLIO                    31, 2004     31, 2003     31, 2002         31, 2001
                 -------------------------                   ----------   ----------   ----------   -----------------
Net asset value, beginning of period .....................    $ 12.98      $  9.94      $ 12.89        $ 12.92
                                                              -------      -------      -------        -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................       0.15         0.11         0.07           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................       1.14         3.00        (3.01)         (0.03)
                                                              -------      -------      -------        -------
      Total income (loss) from investment operations .....       1.29         3.11        (2.94)         (0.03)
                                                              -------      -------      -------        -------

LESS DISTRIBUTIONS:
   Net investment income .................................      (0.10)       (0.07)       (0.00)+           --
   Net realized gain on sale of investments ..............         --           --        (0.01)            --
                                                              -------      -------      -------        -------
      Total distributions ................................      (0.10)       (0.07)       (0.01)            --
                                                              -------      -------      -------        -------
Net asset value, end of period ...........................    $ 14.17      $ 12.98      $  9.94        $ 12.89
                                                              =======      =======      =======        =======
Total return .............................................      10.05%       31.34%      (22.84)%        (0.23)%(1)
Net assets, end of period (000's) ........................    $66,267      $63,547      $46,345        $50,415
Ratio of total expenses to average net assets ............       1.25%        1.25%        1.25%          1.25%(2)
Ratio of net investment income to average net assets .....       1.05%        1.00%        0.70%          0.58%(2)
Portfolio turnover rate ..................................      38.01%       37.69%       46.66%          1.02%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


                       See Notes to Financial Statements.                    103

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                     CLASS ADV
                                                             --------------------------------------------------------
                                                                                                       PERIOD FROM
                                                                                                    DECEMBER 10, 2001
                                                                                                      (COMMENCEMENT
                                                             YEAR ENDED   YEAR ENDED   YEAR ENDED     OF OPERATIONS)
                   ING SALOMON BROTHERS                       DECEMBER     DECEMBER     DECEMBER       TO DECEMBER
                 INVESTORS VALUE PORTFOLIO                    31, 2004     31, 2003     31, 2002         31, 2001
                 -------------------------                   ----------   ----------   ----------   -----------------
Net asset value, beginning of period .....................     $12.89       $ 9.90      $ 12.89         $12.92
                                                               ------       ------      -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................       0.10         0.08         0.03           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................       1.14         2.99        (3.00)         (0.03)
                                                               ------       ------      -------         ------
      Total income (loss) from investment operations .....       1.24         3.07        (2.97)         (0.03)
                                                               ------       ------      -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................      (0.08)       (0.08)       (0.01)            --
   Net realized gain on sale of investments ..............         --           --        (0.01)            --
                                                               ------       ------      -------         ------
      Total distributions ................................      (0.08)       (0.08)       (0.02)            --
                                                               ------       ------      -------         ------
Net asset value, end of period ...........................     $14.05       $12.89      $  9.90         $12.89
                                                               ======       ======      =======         ======
Total return .............................................       9.70%       31.13%      (23.08)%        (0.23)%(1)
Net assets, end of period (000's) ........................     $8,684       $7,313      $ 5,197         $   10
Ratio of total expenses to average net assets ............       1.50%        1.50%        1.50%          1.50%(2)
Ratio of net investment income to average net assets .....       0.81%        0.75%        0.99%          0.41%(2)
Portfolio turnover rate ..................................      38.01%       37.69%       46.66%          1.02%(1)

(1)  Not annualized.

(2)  Annualized.

*    Rounds to less than $0.01.


104                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                          CLASS I
                                          ----------------------------------------
                                                                  PERIOD FROM
                                                                  MAY 1, 2003
                                                                 (COMMENCEMENT
         ING SALOMON BROTHERS                YEAR ENDED          OF OPERATIONS)
     LARGE CAP GROWTH PORTFOLIO(3)        DECEMBER 31, 2004   TO DECEMBER 31, 2003
     -----------------------------        -----------------   --------------------
Net asset value, beginning of period ..        $ 12.13              $ 10.00
                                               -------              -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) .......           0.00*               (0.02)
   Net realized and change in
      unrealized gain on investments,
      foreign currency and forward
      foreign currency exchange
      contracts .......................           0.71                 2.15
                                               -------              -------
      Total income from investment
         operations ...................           0.71                 2.13
                                               -------              -------

LESS DISTRIBUTIONS:
   Net realized gain on sale of
      investments .....................          (0.56)                  --
                                               -------              -------
      Total distributions .............          (0.56)                  --
                                               -------              -------
Net asset value, end of period ........        $ 12.28              $ 12.13
                                               =======              =======
Total return ..........................           6.69%               21.30%(1)
Net assets, end of period (000's) .....        $18,587              $     1
Ratio of total expenses to average
   net assets .........................           0.89%                0.90%(2)
Ratio of net investment income (loss)
   to average net assets ..............           0.04%               (0.26)%(2)
Portfolio turnover rate ...............         291.39%              115.88%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Capital Appreciation Portfolio.

*    Rounds to less than $0.01.


                     See Notes to Financial Statements.                      105

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                          CLASS S
                                          ----------------------------------------
                                                                  PERIOD FROM
                                                                  MAY 1, 2003
                                                                 (COMMENCEMENT
         ING SALOMON BROTHERS                YEAR ENDED          OF OPERATIONS)
     LARGE CAP GROWTH PORTFOLIO(3)        DECEMBER 31, 2004   TO DECEMBER 31, 2003
     -----------------------------        -----------------   --------------------
Net asset value, beginning of period ..        $ 12.11              $ 10.00
                                               -------              -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ................          (0.00)+              (0.04)
   Net realized and change in
      unrealized gain on investments,
      foreign currency and forward
      foreign currency exchange
      contracts .......................           0.67                 2.15
                                               -------              -------
      Total income from investment
         operations ...................           0.67                 2.11
                                               -------              -------

LESS DISTRIBUTIONS:
   Net realized gain on sale of
      investments .....................          (0.56)                  --
                                               -------              -------
      Total distributions .............          (0.56)                  --
                                               -------              -------
Net asset value, end of period ........        $ 12.22              $ 12.11
                                               =======              =======
Total return ..........................           6.45%               21.00%(1)
Net assets, end of period (000's) .....        $16,118              $     1
Ratio of total expenses to average
   net assets .........................           1.14%                1.15%(2)
Ratio of net investment loss to
   average net assets .................          (0.21)%              (0.53)%(2)
Portfolio turnover rate ...............         291.39%              115.88%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Capital Appreciation Portfolio.

+    Rounds to less than $(0.01).


106                      See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                CLASS ADV
                                                                ----------------------------------------
                                                                                         PERIOD FROM
                                                                                         MAY 1, 2003
                                                                                        (COMMENCEMENT
                   ING SALOMON BROTHERS                             YEAR ENDED         OF OPERATIONS)
               LARGE CAP GROWTH PORTFOLIO(3)                    DECEMBER 31, 2004   TO DECEMBER 31, 2003
               -----------------------------                    -----------------   --------------------
Net asset value, beginning of period ........................        $ 12.09            $ 10.00
                                                                     -------            -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ......................................          (0.08)             (0.06)
   Net realized and change in unrealized gain on investments, foreign currency and forward foreign currency
      exchange contracts ....................................           0.73               2.15
                                                                     -------            -------
      Total income from investment operations ...............           0.65               2.09
                                                                     -------            -------

LESS DISTRIBUTIONS:
   Net realized gain on sale of investments .................          (0.56)                --
                                                                     -------            -------
      Total distributions ...................................          (0.56)                --
                                                                     -------            -------
Net asset value, end of period ..............................        $ 12.18            $ 12.09
                                                                     =======            =======
Total return ................................................           6.21%             20.90%(1)
Net assets, end of period (000's) ...........................        $33,408            $42,935
Ratio of total expenses to average net assets ...............           1.39%              1.40%(2)
Ratio of net investment loss to average net assets ..........          (0.57)%            (0.78)%(2)
Portfolio turnover rate .....................................         291.39%            115.88%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Capital Appreciation Portfolio.


                       See Notes to Financial Statements.                    107

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                          CLASS I
                                                             -----------------------------------------------------------------
                                                                                                               PERIOD FROM
                                                                                                            DECEMBER 10, 2001
                     ING T. ROWE PRICE                        YEAR ENDED     YEAR ENDED     YEAR ENDED       (COMMENCEMENT
                    DIVERSIFIED MID CAP                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,      OF OPERATIONS)
                    GROWTH PORTFOLIO(3)                          2004           2003           2002       TO DECEMBER 31, 2001
                   --------------------                      ------------   ------------   ------------   --------------------
Net asset value, beginning of period .....................    $   7.40        $  5.11        $  7.29           $ 7.23
                                                              --------        -------        -------           ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ...................................       (0.00)+        (0.02)         (0.01)           (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        0.66           2.31          (2.17)            0.06
                                                              --------        -------        -------           ------
      Total income (loss) from investment operations .....        0.66           2.29          (2.18)            0.06
                                                              --------        -------        -------           ------
Net asset value, end of period ...........................    $   8.06        $  7.40        $  5.11           $ 7.29
                                                              ========        =======        =======           ======
Total return .............................................        9.05%         44.81%        (29.90)%           0.83%(1)
Net assets, end of period (000's) ........................    $474,397        $35,010        $ 2,644           $   10
Ratio of total expenses to average net assets ............        0.96%          1.05%          1.05%            1.05%(2)
Ratio of net investment loss to average net assets .......       (0.06)%        (0.76)%        (0.68)%          (0.82)%(2)
Portfolio turnover rate ..................................      441.11%        187.33%        327.74%           58.25%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Aggressive Growth Portfolio.

+    Rounds to less than $(0.01).


108                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS S
                                                            --------------------------------------------------------------
                                                                                                            PERIOD FROM
                                                                                                         DECEMBER 10, 2001
                                                                                                           (COMMENCEMENT
                                                             YEAR ENDED     YEAR ENDED    YEAR ENDED       OF OPERATIONS)
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
ING T. ROWE PRICE DIVERSIFIED MID CAP GROWTH PORTFOLIO(3)       2004           2003           2002              2001
---------------------------------------------------------   ------------   ------------   ------------   -----------------
Net asset value, beginning of period ....................     $  7.36        $  5.09        $  7.29         $ 7.23
                                                              -------        -------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ..................................       (0.07)         (0.04)         (0.02)         (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts .......................        0.70           2.31          (2.18)          0.06
                                                              -------        -------        -------         ------
      Total income (loss) from investment operations ....        0.63           2.27          (2.20)          0.06
                                                              -------        -------        -------         ------
Net asset value, end of period ..........................     $  7.99        $  7.36        $  5.09         $ 7.29
                                                              =======        =======        =======         ======
Total return ............................................        8.56%         44.60%        (30.18)%         0.83%(1)
Net assets, end of period (000's) .......................     $29,155        $30,354        $ 1,110         $   10
Ratio of total expenses to average net assets ...........        1.21%          1.30%          1.30%          1.30%(2)
Ratio of net investment loss to average net assets ......       (0.88)%        (1.00)%        (0.90)%        (0.99)%(2)
Portfolio turnover rate .................................      441.11%        187.33%        327.74%         58.25%(1)

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Aggressive Growth Portfolio.

+    Rounds to less than $(0.01).


                       See Notes to Financial Statements.                    109

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                       CLASS ADV
                                                            --------------------------------------------------------------
                                                                                                            PERIOD FROM
                                                                                                         DECEMBER 10, 2001
                                                                                                           (COMMENCEMENT
                                                             YEAR ENDED     YEAR ENDED    YEAR ENDED       OF OPERATIONS)
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
ING T. ROWE PRICE DIVERSIFIED MID CAP GROWTH PORTFOLIO(3)       2004           2003           2002              2001
---------------------------------------------------------   ------------   ------------   ------------   -----------------
Net asset value, beginning of period ....................     $  7.33       $   5.08        $  7.29         $  7.23
                                                              -------       --------        -------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment loss ..................................       (0.10)         (0.07)         (0.07)          (0.01)
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts .......................        0.71           2.32          (2.14)           0.07
                                                              -------       --------        -------         -------
      Total income (loss) from investment operations ....        0.61           2.25          (2.21)           0.06
                                                              -------       --------        -------         -------
Net asset value, end of period ..........................     $  7.94       $   7.33        $  5.08         $  7.29
                                                              =======       ========        =======         =======
Total return ............................................        8.32%         44.29%        (30.32)%          0.83%(1)
Net assets, end of period (000's) .......................     $80,813       $107,353        $71,775         $80,999
Ratio of total expenses to average net assets ...........        1.46%          1.55%          1.55%           1.53%(2)
Ratio of net investment loss to average net assets ......       (1.13)%        (1.24)%        (1.19)%         (1.28)%(2)
Portfolio turnover rate .................................      441.11%        187.33%        327.74%          58.25%(1)
Ratio of gross expenses to average net assets prior to
   expense reimbursements ...............................     $  1.47       $     --        $    --         $    --
Ratio of net investment loss to average net assets prior
   to expense reimbursements ............................       (1.14)%           --             --              --

(1)  Not annualized.

(2)  Annualized.

(3) Prior to November 8, 2004, the Portfolio was known as ING Alger Aggressive Growth Portfolio.


110                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                    CLASS I
                                                   ------------------------------------------------------------------------
                                                    YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                ING T. ROWE PRICE                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
             GROWTH EQUITY PORTFOLIO                   2004           2003          2002(1)         2001           2000
             -----------------------               ------------   ------------   ------------   ------------   ------------
Net asset value, beginning of period ...........     $  45.35       $  34.69      $  45.32       $  60.44       $  66.00
                                                     --------       --------      --------       --------       --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .......................         0.29           0.09          0.08           0.09           0.10
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign currency exchange
      contracts ................................         4.24          10.63        (10.63)         (6.23)          0.30
                                                     --------       --------      --------       --------       --------
      Total income (loss) from investment
         operations ............................         4.53          10.72        (10.55)         (6.14)          0.40
                                                     --------       --------      --------       --------       --------

LESS DISTRIBUTIONS:
   Net investment income .......................        (0.07)         (0.06)        (0.08)         (0.07)         (0.18)
   Net realized gain on sale of investments ....           --             --            --          (8.91)         (5.78)
                                                     --------       --------      --------       --------       --------
      Total distributions ......................        (0.07)         (0.06)        (0.08)         (8.98)         (5.96)
                                                     --------       --------      --------       --------       --------
Net asset value, end of period .................     $  49.81       $  45.35      $  34.69       $  45.32       $  60.44
                                                     ========       ========      ========       ========       ========
Total return ...................................        10.02%         30.93%       (23.29)%       (10.21)%        (0.04)%
Net assets, end of period (000's) ..............     $830,034       $669,956      $429,634       $592,879       $687,940
Ratio of total expenses to average net assets ..         0.75%          0.75%         0.75%          0.75%          0.75%
Ratio of net investment income to average net
   assets ......................................         0.66%          0.30%         0.21%          0.20%          0.15%
Portfolio turnover rate ........................        39.18%         34.01%        49.23%         64.81%         74.61%

(1) Net investment income per share was computed using average shares outstanding.


                     See Notes to Financial Statements.                      111

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                               CLASS S
                                                   --------------------------------------------------------------
                                                                                                   PERIOD FROM
                                                                                                DECEMBER 10, 2001
                                                    YEAR ENDED     YEAR ENDED     YEAR ENDED     (COMMENCEMENT OF
                ING T. ROWE PRICE                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     OPERATIONS) TO
             GROWTH EQUITY PORTFOLIO                   2004           2003          2002(3)     DECEMBER 31, 2001
             -----------------------               ------------   ------------   ------------   -----------------
Net asset value, beginning of period ...........     $ 45.12         $34.59        $ 45.31         $45.44

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .......................        0.22           0.06           0.03           0.00*
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign currency exchange
      contracts ................................        4.16          10.52         (10.67)         (0.13)
                                                     -------         ------        -------         ------
      Total income (loss) from investment
         operations ............................        4.38          10.58         (10.64)         (0.13)
                                                     -------         ------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .......................       (0.02)         (0.05)         (0.08)            --
                                                     -------         ------        -------         ------
      Total distributions ......................       (0.02)         (0.05)         (0.08)            --
                                                     -------         ------        -------         ------
Net asset value, end of period .................     $ 49.48         $45.12        $ 34.59         $45.31
                                                     =======         ======        =======         ======
Total return ...................................        9.74%         30.58%        (23.50)%        (0.29)%(1)
Net assets, end of period (000's) ..............     $18,642         $8,251        $ 1,530         $   10
Ratio of total expenses to average net assets ..        1.00%          1.00%          1.00%          1.00%(2)
Ratio of net investment income to average net
   assets ......................................        0.62%          0.04%          0.09%          0.17%(2)
Portfolio turnover rate ........................       39.18%         34.01%         49.23%         64.81%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

*    Rounds to less than $0.01.


112                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS ADV
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                     ING T. ROWE PRICE                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
                  GROWTH EQUITY PORTFOLIO                        2004           2003           2002              2001
                  -----------------------                    ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $ 44.89        $ 34.50        $ 45.30         $45.44
                                                               -------        -------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..........................        0.11          (0.01)         (0.06)         (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        4.14          10.44         (10.66)         (0.14)
                                                               -------        -------        -------         ------
      Total income (loss) from investment operations .....        4.25          10.43         (10.72)         (0.14)
                                                               -------        -------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................          --          (0.04)         (0.08)            --
                                                               -------        -------        -------         ------
      Total distributions ................................          --          (0.04)         (0.08)            --
                                                               -------        -------        -------         ------
Net asset value, end of period ...........................     $ 49.14        $ 44.89        $ 34.50         $45.30
                                                               =======        =======        =======         ======
Total return .............................................        9.47%         30.27%        (23.70)%        (0.31)%(1)
Net assets, end of period (000's) ........................     $78,870        $60,182        $13,601         $   10
Ratio of total expenses to average net assets ............        1.25%          1.25%          1.25%          1.25%(2)
Ratio of net investment income (loss) to average net
   assets ................................................        0.19%         (0.24)%        (0.18)%        (0.00)%(2)#
Portfolio turnover rate ..................................       39.18%         34.01%         49.23%         64.81%

(1)  Not annualized.

(2)  Annualized.

(3) Net investment income per share was computed using average shares outstanding.

+    Rounds to less than $(0.01).

#    Rounds to less than (0.01)%.


                       See Notes to Financial Statements.                    113

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                             CLASS I
                                                            ------------------------------------------------------------------------
                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                       ING UBS U.S.                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
              LARGE CAP EQUITY PORTFOLIO(1)                     2004           2003           2002           2001           2000
              ----------------------------                  ------------   ------------   ------------   ------------   ------------
Net asset value, beginning of period.....................     $   7.54       $   6.07      $   8.11       $  13.08       $  14.78
                                                              --------       --------      --------       --------       --------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss)..........................         0.10           0.06          0.03           0.01          (0.02)
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency and
      forward foreign currency exchange
      contracts..........................................         1.00           1.45         (2.06)         (2.58)         (0.53)
                                                              --------       --------      --------       --------       --------
      Total income (loss) from investment operations.....         1.10           1.51         (2.03)         (2.57)         (0.55)
                                                              --------       --------      --------       --------       --------

LESS DISTRIBUTIONS:
   Net investment income.................................        (0.06)         (0.04)        (0.01)            --             --
   Net realized gain on sale of investments..............           --             --            --          (2.40)         (1.15)
                                                              --------       --------      --------       --------       --------
      Total distributions................................        (0.06)         (0.04)        (0.01)         (2.40)         (1.15)
                                                              --------       --------      --------       --------       --------
Net asset value, end of period...........................     $   8.58       $   7.54      $   6.07       $   8.11       $  13.08
                                                              ========       ========      ========       ========       ========
Total return.............................................        14.76%         24.95%       (24.89)%       (20.78)%        (4.48)%
Net assets, end of period (000's)........................     $267,249       $264,755      $245,281       $384,924       $528,582
Ratio of total expenses to average net assets............         0.85%          0.85%         0.85%          0.85%          0.84%
Ratio of net investment income (loss) to average
   net assets............................................         1.22%          0.83%         0.50%          0.15%         (0.14)%
Portfolio turnover rate..................................       139.86%        125.91%       105.62%         91.72%         93.38%

(1) Prior to May 1, 2004, the Portfolio was managed by Massachusetts Financial Services Company ("MFS") and was known as the ING MFS Research Equity Portfolio.


114                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS S
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      (COMMENCEMENT
                       ING UBS U.S.                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OF OPERATIONS) TO
               LARGE CAP EQUITY PORTFOLIO(3)                     2004           2003           2002       DECEMBER 31, 2001
               -----------------------------                 ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $  7.49        $  6.05        $  8.10         $ 8.12
                                                               -------        -------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..........................        0.09           0.01           0.01          (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        1.00           1.47          (2.05)         (0.02)
                                                               -------        -------        -------         ------
      Total income (loss) from investment operations .....        1.09           1.48          (2.04)         (0.02)
                                                               -------        -------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.06)         (0.04)         (0.01)            --
                                                               -------        -------        -------         ------
      Total distributions ................................       (0.06)         (0.04)         (0.01)            --
                                                               -------        -------        -------         ------
Net asset value, end of period ...........................     $  8.52        $  7.49        $  6.05         $ 8.10
                                                               =======        =======        =======         ======
Total return .............................................       14.59%         24.54%        (25.15)%        (0.25)%(1)
Net assets, end of period (000's) ........................     $ 2,356        $ 1,352        $     8         $   10
Ratio of total expenses to average net assets ............        1.10%          1.10%          1.09%          1.09%(2)
Ratio of net investment income (loss) to average net
   assets ................................................        1.06%          0.37%          0.26%         (0.17)%(2)
Portfolio turnover rate ..................................      139.86%        125.91%        105.62%         91.72%

(1)  Not annualized.

(2)  Annualized.

(3) Prior to May 1, 2004 the Portfolio was managed by Massachusetts Financial Services Company ("MFS") and was known as the ING MFS Research Equity Portfolio.

+    Rounds to less the $(0.01).


                       See Notes to Financial Statements.                    115

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                        CLASS ADV
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                              YEAR ENDED     YEAR ENDED     YEAR ENDED      (COMMENCEMENT
                       ING UBS U.S.                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   OF OPERATIONS) TO
               LARGE CAP EQUITY PORTFOLIO(3)                     2004           2003           2002       DECEMBER 31, 2001
               -----------------------------                 ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $  7.49        $  6.04        $  8.10         $ 8.12
                                                               -------        -------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) ..........................        0.05           0.02           0.02          (0.00)+
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        1.01           1.45          (2.07)         (0.02)
                                                               -------        -------        -------         ------
      Total income (loss) from investment operations .....        1.06           1.47          (2.05)         (0.02)
                                                               -------        -------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................       (0.03)         (0.02)         (0.01)            --
                                                               -------        -------        -------         ------
      Total distributions ................................       (0.03)         (0.02)         (0.01)            --
                                                               -------        -------        -------         ------
Net asset value, end of period ...........................     $  8.52        $  7.49        $  6.04         $ 8.10
                                                               =======        =======        =======         ======
Total return .............................................       14.21%         24.42%        (25.29)%        (0.25)%(1)
Net assets, end of period (000's) ........................     $    48        $    39        $    39         $   10
Ratio of total expenses to average net assets ............        1.35%          1.35%          1.34%          1.34%(2)
Ratio of net investment income (loss) to average net
   assets ................................................        0.73%          0.33%          0.29%         (0.33)%(2)
Portfolio turnover rate ..................................      139.86%        125.91%        105.62%         91.72%

(1)  Not annualized.

(2)  Annualized.

(3) Prior to May 1, 2004 the Portfolio was managed by the Massachusetts Financial Services Company ("MFS") and was known as the ING MFS Research Equity Portfolio.

+    Rounds to less than $(0.01).


116                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                              CLASS I
                                                   ------------------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                MAY 1, 2002
                                                                                               (COMMENCEMENT
                 ING VAN KAMPEN                        YEAR ENDED          YEAR ENDED         OF OPERATIONS)
               COMSTOCK PORTFOLIO                  DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
               ------------------                  -----------------   -----------------   --------------------
Net asset value, beginning of period ...........        $ 10.60             $  8.35              $ 10.00
                                                        -------             -------              -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .......................           0.12                0.09                 0.04
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign currency exchange
      contracts ................................           1.66                2.41                (1.64)
                                                        -------             -------              -------
      Total income (loss) from
         investment operations .................           1.78                2.50                (1.60)
                                                        -------             -------              -------

LESS DISTRIBUTIONS:
   Net investment income .......................             --               (0.08)               (0.05)
   Net realized gain on sale of investments ....          (0.05)              (0.17)                  --
                                                        -------             -------              -------
      Total distributions ......................          (0.05)              (0.25)               (0.05)
                                                        -------             -------              -------
Net asset value, end of period .................        $ 12.33             $ 10.60              $  8.35
                                                        =======             =======              =======
Total return ...................................          16.90%              29.92%              (16.01)%(1)
Net assets, end of period (000's) ..............        $70,308             $33,398              $ 3,874
Ratio of total expenses to average net assets ..           0.90%               0.95%                0.95%(2)
Ratio of net investment income to
   average net assets ..........................           1.40%               1.28%                1.70%(2)
Portfolio turnover rate ........................          29.56%              31.53%               46.52%(1)

(1)  Not annualized.

(2)  Annualized.


                     See Notes to Financial Statements.                      117

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                              CLASS S
                                                   ------------------------------------------------------------
                                                                                                PERIOD FROM
                                                                                                MAY 1, 2002
                                                                                               (COMMENCEMENT
                 ING VAN KAMPEN                        YEAR ENDED          YEAR ENDED         OF OPERATIONS)
               COMSTOCK PORTFOLIO                  DECEMBER 31, 2004   DECEMBER 31, 2003   TO DECEMBER 31, 2002
               ------------------                  -----------------   -----------------   --------------------
Net asset value, beginning of period ...........        $  10.58            $   8.34              $ 10.00
                                                        --------            --------              -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .......................            0.09                0.05                 0.05
   Net realized and change in unrealized gain
      (loss) on investments, foreign currency
      and forward foreign currency
      exchange contracts .......................            1.67                2.42                (1.67)
                                                        --------            --------              -------
      Total income (loss) from investment
         operations ............................            1.76                2.47                (1.62)
                                                        --------            --------              -------

LESS DISTRIBUTIONS:
   Net investment income .......................              --               (0.06)               (0.04)
   Net realized gain on sale of investments ....           (0.05)              (0.17)                  --
                                                        --------            --------              -------
      Total distributions ......................           (0.05)              (0.23)               (0.04)
                                                        --------            --------              -------
Net asset value, end of period .................        $  12.29            $  10.58              $  8.34
                                                        ========            ========              =======
Total return ...................................           16.74%              29.67%              (16.22)%(1)
Net assets, end of period (000's) ..............        $317,797            $139,236              $12,723
Ratio of total expenses to average net assets ..            1.15%               1.20%                1.20%(2)
Ratio of net investment income to
   average net assets ..........................            1.15%               1.06%                1.23%(2)
Portfolio turnover rate ........................           29.56%              31.53%               46.52%(1)

(1)  Not annualized.

(2)  Annualized.


118                      See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                CLASS ADV
                                                             -----------------------------------------------
                                                                                              PERIOD FROM
                                                                                           DECEMBER 10, 2001
                                                                                             (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED      OF OPERATIONS)
                                                             DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
             ING VAN KAMPEN COMSTOCK PORTFOLIO                   2004           2003              2002
             ---------------------------------               ------------   ------------   -----------------
Net asset value, beginning of period .....................     $ 10.55         $ 8.32         $ 10.00
                                                               -------         ------         -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................        0.08           0.07            0.01
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................        1.64           2.37           (1.65)
                                                               -------         ------         -------
      Total income (loss) from investment operations .....        1.72           2.44           (1.64)
                                                               -------         ------         -------

LESS DISTRIBUTIONS:
   Net investment income .................................          --          (0.04)          (0.04)
   Net realized gain on sale of investments ..............       (0.05)         (0.17)             --
                                                               -------         ------         -------
      Total distributions ................................       (0.05)         (0.21)          (0.04)
                                                               -------         ------         -------
Net asset value, end of period ...........................     $ 12.22         $10.55         $  8.32
                                                               =======         ======         =======
Total return .............................................       16.41%         29.34%         (16.36)%(1)
Net assets, end of period (000's) ........................     $12,569         $8,556         $ 3,699
Ratio of total expenses to average net assets ............        1.40%          1.45%           1.45%(2)
Ratio of net investment income to average net assets .....        0.86%          0.77%           1.75%(2)
Portfolio turnover rate ..................................       29.56%         31.53%          46.52%(1)

(1)  Not annualized.

(2)  Annualized.


                       See Notes to Financial Statements.                    119

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                         CLASS I
                                                             --------------------------------------------------------------
                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 10, 2001
                                                                                                            (COMMENCEMENT
                                                              YEAR ENDED     YEAR ENDED    YEAR ENDED       OF OPERATIONS)
                                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,
       ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO(3)             2004           2003           2002              2001
       ---------------------------------------------         ------------   ------------   ------------   -----------------
Net asset value, beginning of period .....................     $  30.35        $23.94        $ 31.14         $31.41
                                                               --------        ------        -------         ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income .................................         0.14          0.14           0.07           0.00*
   Net realized and change in unrealized gain (loss) on
      investments, foreign currency and forward foreign
      currency exchange contracts ........................         3.15          6.40          (7.22)         (0.27)
                                                               --------        ------        -------         ------
      Total income (loss) from investment operations .....         3.29          6.54          (7.15)         (0.27)
                                                               --------        ------        -------         ------

LESS DISTRIBUTIONS:
   Net investment income .................................        (0.17)        (0.13)         (0.00)+           --
   Net realized gain on sale of investments ..............           --            --          (0.05)            --
                                                               --------        ------        -------         ------
      Total distributions ................................        (0.17)        (0.13)         (0.05)            --
                                                               --------        ------        -------         ------
Net asset value, end of period ...........................     $  33.47        $30.35        $ 23.94         $31.14
                                                               ========        ======        =======         ======
Total return .............................................        10.86%        27.37%        (22.92)%        (0.86)%(1)
Net assets, end of period (000's) ........................     $551,489        $2,883        $ 1,378         $   10
Ratio of total expenses to average net assets ............         0.74%         1.10%          1.10%          1.10%(2)
Ratio of net investment income to average net assets .....         1.88%         0.72%          0.73%          0.17%(2)
Portfolio turnover rate ..................................       797.37%        16.74%         14.92%          4.82%(1)

(1)  Not Annualized.

(2)  Annualized.

(3) Prior to May 1, 2004, the Portfolio was known as the ING UBS Tactical Asset Allocation Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


120                    See Notes to Financial Statements.

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                           CLASS S
                                                         --------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                                                    (COMMENCEMENT
                                                             YEAR ENDED         YEAR ENDED         YEAR ENDED     OF OPERATIONS) TO
     ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO(3)       DECEMBER 31, 2004  DECEMBER 31, 2003  DECEMBER 31, 2002  DECEMBER 31, 2001
     ---------------------------------------------       -----------------  -----------------  -----------------  -----------------
Net asset value, beginning of period ..................       $ 30.27            $ 23.88           $ 31.14           $ 31.41
                                                              -------            -------           -------           -------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income ..............................          0.17               0.12              0.07              0.00*
   Net realized and change in unrealized gain (loss)
      on investments, foreign currency and forward
      foreign currency exchange contracts .............          3.03               6.33             (7.28)            (0.27)
                                                              -------            -------           -------           -------
      Total income (loss) from investment operations ..          3.20               6.45             (7.21)            (0.27)
                                                              -------            -------           -------           -------

LESS DISTRIBUTIONS:
   Net investment income ..............................         (0.10)             (0.06)            (0.00)+              --
   Net realized gain on sale of investments ...........            --                 --             (0.05)               --
                                                              -------            -------           -------           -------
      Total distributions .............................         (0.10)             (0.06)            (0.05)               --
                                                              -------            -------           -------           -------
Net asset value, end of period ........................       $ 33.37            $ 30.27           $ 23.88           $ 31.14
                                                              =======            =======           =======           =======
Total return ..........................................         10.62%             27.04%           (23.13)%           (0.86)%(1)
Net assets, end of period (000's) .....................       $34,477            $17,744           $13,685           $13,660
Ratio of total expenses to average net assets .........          0.99%              1.35%             1.35%             1.34%(2)
Ratio of net investment income to average net assets ..          0.99%              0.46%             0.27%             0.04%(2)
Portfolio turnover rate ...............................        797.37%             16.74%            14.92%             4.82%(1)

(1)  Not Annualized.

(2)  Annualized.

(3) Prior to May 1, 2004, the Portfolio was known as the ING UBS Tactical Asset Allocation Portfolio.

*    Rounds to less than $0.01.

+    Rounds to less than $(0.01).


                       See Notes to Financial Statements.                    121

ING PARTNERS, INC.
FINANCIAL HIGHLIGHTS

Selected data for a share outstanding for each period:

                                                                                          CLASS ADV
                                                         --------------------------------------------------------------------------
                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 10, 2001
                                                                                                                    (COMMENCEMENT
                                                             YEAR ENDED         YEAR ENDED         YEAR ENDED     OF OPERATIONS) TO
     ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO(3)       DECEMBER 31, 2004  DECEMBER 31, 2003  DECEMBER 31, 2002  DECEMBER 31, 2001
     ---------------------------------------------       -----------------  -----------------  -----------------  -----------------
Net asset value, beginning of period ..................       $ 30.07            $23.81             $31.13           $31.41
                                                              -------            ------             ------           ------

INCOME FROM INVESTMENT OPERATIONS:
   Net investment income (loss) .......................          0.15              0.06               0.02            (0.00)+
   Net realized and change in unrealized gain (loss)
      on investments, foreign currency and forward
      foreign currency exchange contracts .............          2.96              6.30              (7.29)           (0.28)
                                                              -------            ------             ------           ------
      Total income (loss) from investment operations ..          3.11              6.36              (7.27)           (0.28)
                                                              -------            ------             ------           ------

LESS DISTRIBUTIONS:
   Net investment income ..............................         (0.07)            (0.10)                --               --
   Net realized gain on sale of investments ...........            --                --              (0.05)              --
                                                              -------            ------             ------           ------
      Total distributions .............................         (0.07)            (0.10)             (0.05)              --
                                                              -------            ------             ------           ------
Net asset value, end of period ........................       $ 33.11            $30.07             $23.81           $31.13
                                                              =======            ======             ======           ======
Total return ..........................................         10.32%            26.76%            (23.35)%          (0.89)%(1)
Net assets, end of period (000's) .....................       $ 8,611            $  123             $   22           $   10
Ratio of total expenses to average net assets .........          1.24%             1.60%              1.60%            1.60%(2)
Ratio of net investment income (loss) to average net
   assets .............................................          1.29%             0.22%              0.09%           (0.17)%(2)
Portfolio turnover rate ...............................        797.37%            16.74%             14.92%            4.82%(1)

(1)  Not Annualized.

(2)  Annualized.

(3) Prior to May 1, 2004, the Portfolio was known as the ING UBS Tactical Asset Allocation Fund.

+    Rounds to less than $(0.01).


122                    See Notes to Financial Statements.

ING AELTUS ENHANCED INDEX PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
COMMON STOCKS (99.2%)

ADVERTISING (0.1%)
Interpublic Group of Companies, Inc.*..................        600    $    8,040
Omnicom Group, Inc.....................................        700        59,024
                                                                      ----------
                                                                          67,064
                                                                      ----------

AEROSPACE & DEFENSE (2.6%)
Boeing Co. (The).......................................      7,300       377,921
General Dynamics Corp..................................      1,750       183,050
Goodrich Corp..........................................        400        13,056
ITT Industries, Inc....................................        400        33,780
Lockheed Martin Corp...................................      2,900       161,095
Northrop Grumman Corp..................................      1,500        81,540
Raytheon Co............................................      4,350       168,910
Rockwell Collins, Inc..................................        300        11,832
United Technologies, Inc...............................      1,900       196,365
                                                                      ----------
                                                                       1,227,549
                                                                      ----------

APPAREL MANUFACTURERS (0.1%)
Coach, Inc.*...........................................      1,150        64,860
                                                                      ----------

APPAREL RETAILERS (0.1%)
Limited Brands.........................................      2,500        57,550
                                                                      ----------

AUTOMOTIVE (1.2%)
Ford Motor Co..........................................     16,400       240,096
General Motors Corp....................................      2,150        86,129
Genuine Parts Co.......................................      1,650        72,699
Goodyear Tire & Rubber Co.*............................        950        13,927
Harley-Davidson, Inc...................................      1,200        72,900
PACCAR, Inc............................................      1,100        88,528
                                                                      ----------
                                                                         574,279
                                                                      ----------

BANKING (7.7%)
AmSouth Bancorp........................................      1,350        34,965
Bank of America Corp...................................     15,008       705,226
Bank of New York Co., Inc..............................      2,900        96,918
BB&T Corp..............................................      2,250        94,612
Citigroup, Inc.........................................     19,400       934,692
Comerica, Inc..........................................      1,050        64,071
Compass Bancshares, Inc................................        500        24,335
Fifth Third Bancorp....................................        900        42,552
First Horizon National Corp............................        550        23,710
Golden West Financial Corp.............................      1,200        73,704
Huntington Bancshares, Inc.............................        900        22,302
KeyCorp................................................      2,500        84,750
M&T Bank Corp..........................................        400        43,136
Marshall & Ilsley Corp.................................        800        35,360
National City Corp.....................................      4,376       164,319
North Fork Bancorporation, Inc.........................      1,800        51,930
Northern Trust Corp....................................        350        17,003
PNC Financial Services Group...........................        450    $   25,848
Regions Financial Corp.................................      1,811        64,453
Sovereign Bancorp, Inc.................................        550        12,402
State Street Corp......................................      1,200        58,944
SunTrust Banks, Inc....................................      1,200        88,656
Wachovia Corp..........................................      6,096       320,650
Washington Mutual, Inc.................................      3,300       139,524
Wells Fargo & Co.......................................      6,400       397,760
Zions Bancorp..........................................        300        20,409
                                                                      ----------
                                                                       3,642,231
                                                                      ----------

BEVERAGES, FOOD & TOBACCO (4.8%)
Adolph Coors Co., Class B..............................        200        15,134
Altria Group, Inc......................................      7,800       476,580
Anheuser-Busch Cos., Inc...............................      1,200        60,876
Archer-Daniels-Midland Co..............................      2,450        54,659
Brown-Forman Corp., Class B............................        500        24,340
Campbell Soup Co.......................................      1,550        46,329
Coca-Cola Co...........................................      9,050       376,751
Coca-Cola Enterprises, Inc.............................        950        19,807
Conagra Foods, Inc.....................................      2,100        61,845
General Mills, Inc.....................................      1,500        74,565
Heinz (H.J.) Co........................................      1,450        56,535
Hershey Foods Corp.....................................      1,000        55,540
Kellogg Co.............................................      1,650        73,689
McCormick & Company, Inc...............................        600        23,160
Pepsi Bottling Group, Inc..............................      1,000        27,040
PepsiCo, Inc...........................................      8,850       461,970
Reynolds American, Inc.................................        600        47,160
Sara Lee Corp..........................................      3,129        75,534
SUPERVALU, Inc.........................................      1,400        48,328
UST, Inc...............................................      1,050        50,515
Wm. Wrigley Jr., Co....................................      2,035       140,802
                                                                      ----------
                                                                       2,271,159
                                                                      ----------

BUSINESS MACHINES (2.7%)
Apple Computer, Inc.*..................................      3,450       222,180
Gateway, Inc.*.........................................      1,900        11,419
Hewlett-Packard Co.....................................     11,466       240,442
International Business Machines Corp...................      7,950       783,711
                                                                      ----------
                                                                       1,257,752
                                                                      ----------

BUSINESS SERVICES (2.5%)
Automatic Data Processing, Inc.........................      2,200        97,570
Cintas Corp............................................        700        30,702
Computer Sciences Corp.*...............................        800        45,096
FedEx Corp.............................................      2,650       260,998
Paychex, Inc...........................................      1,500        51,120
Robert Half International, Inc.........................        650        19,129
Sabre Holdings Corp....................................        550        12,188


                     See Notes to Financial Statements.                      123

ING AELTUS ENHANCED INDEX PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
BUSINESS SERVICES (CONTINUED)
SunGard Data Systems, Inc.*............................      1,100    $   31,163
Symantec Corp.*........................................      5,800       149,408
Unisys Corp.*..........................................      1,795        18,273
United Parcel Service, Inc., Class B...................      4,150       354,659
Xerox Corp.*...........................................      6,050       102,910
                                                                      ----------
                                                                       1,173,216
                                                                      ----------

CAPITAL EQUIPMENT (0.3%)
Honeywell International, Inc...........................      3,200       113,312
Rockwell Automation, Inc...............................       850         42,117
                                                                      ----------
                                                                        155,429
                                                                      ----------

CHEMICALS (2.3%)
3M Co..................................................      2,900       238,003
Air Products & Chemicals, Inc..........................        900        52,173
Ashland, Inc...........................................        300        17,514
Avery Dennison Corp....................................        400        23,988
Dow Chemical Co........................................      3,700       183,187
Du Pont (E.I.) de Nemours & Co.........................      4,050       198,652
Eastman Chemical Co....................................        300        17,319
Ecolab, Inc............................................        400        14,052
International Flavors & Fragrances, Inc................        450        19,278
Monsanto Co............................................      1,061        58,939
PPG Industries, Inc....................................      1,650       112,464
Praxair, Inc...........................................      1,450        64,017
Rohm & Haas Co.........................................        900        39,807
Sherwin-Williams Co....................................        950        42,398
                                                                      ----------
                                                                       1,081,791
                                                                      ----------

COMMERCIAL SERVICES (0.5%)
Cendant Corp...........................................      4,100        95,858
Equifax, Inc...........................................        500        14,050
H&R Block, Inc.........................................      1,000        49,000
Moody's Corp...........................................        600        52,110
Quest Diagnostics, Inc.................................        250        23,887
R.R. Donnelley & Sons Co...............................        350        12,351
                                                                      ----------
                                                                         247,256
                                                                      ----------

COMMUNICATIONS (0.1%)
L-3 Communications Holdings, Inc.......................        450        32,958
                                                                      ----------

COMPUTER SOFTWARE & PROCESSING (5.0%)
Adobe Systems, Inc.....................................        900        56,466
Affiliated Computer Services, Inc., Class A*...........        500        30,095
Autodesk, Inc..........................................      1,400        53,130
BMC Software, Inc.*....................................      2,400        44,640
Citrix Systems, Inc.*..................................        600        14,718
Computer Associates International, Inc.................      2,250        69,885
Compuware Corp.*.......................................      3,950        25,556
Electronic Arts, Inc.*.................................        450    $   27,756
Electronic Data Systems Corp...........................      2,000        46,200
IMS Health, Inc........................................        850        19,728
Intuit, Inc.*..........................................        750        33,007
Microsoft Corp.........................................     42,100     1,124,491
NCR Corp.*.............................................        450        31,153
Novell, Inc.*..........................................      1,750        11,812
Oracle Corp.*..........................................     37,350       512,442
PeopleSoft, Inc.*......................................      1,200        31,776
Siebel Systems, Inc.*..................................      1,750        18,375
Sun Microsystems, Inc.*................................     30,850       165,973
Veritas Software Corp.*................................      1,700        48,535
                                                                      ----------
                                                                       2,365,738
                                                                      ----------

COMPUTERS & INFORMATION (2.7%)
Cisco Systems, Inc.*...................................     24,650       475,745
Dell, Inc.*............................................     16,100       678,454
Lexmark International, Inc.*...........................        550        46,750
Network Appliance, Inc.*...............................      1,350        44,847
Pitney Bowes, Inc......................................        900        41,652
                                                                      ----------
                                                                       1,287,448
                                                                      ----------

CONGLOMERATES (0.7%)
Textron, Inc...........................................        500        36,900
Tyco International Ltd.................................      7,650       273,411
                                                                      ----------
                                                                         310,311
                                                                      ----------

CONSUMER GOODS AND SERVICES (1.2%)
Clorox Co..............................................      1,050        61,876
Eastman Kodak Co.......................................      1,800        58,050
Fortune Brands, Inc....................................        600        46,308
Gillette Co............................................      8,550       382,869
Newell Rubbermaid, Inc.................................      1,150        27,818
                                                                      ----------
                                                                         576,921
                                                                      ----------

CONTAINERS & PACKAGING (0.1%)
Ball Corp..............................................        450        19,791
Bemis Co., Inc.........................................        400        11,636
Pactiv Corp.*..........................................        800        20,232
                                                                      ----------
                                                                          51,659
                                                                      ----------

COSMETICS & PERSONAL CARE (2.1%)
Alberto-Culver Co., Class B............................        375        18,214
Avon Products, Inc.....................................        750        29,025
Colgate-Palmolive Co...................................      2,000       102,320
Proctor & Gamble Co....................................     15,200       837,216
                                                                      ----------
                                                                         986,775
                                                                      ----------

EDUCATION (0.1%)
Apollo Group, Inc., Class A*...........................        600        48,426
                                                                      ----------


124                      See Notes to Financial Statements.

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
ELECTRIC UTILITIES (2.9%)
AES Corp.* ............................................       4,000   $   54,680
Ameren Corp. ..........................................         300       15,042
American Electric Power Co., Inc. .....................       1,600       54,944
CenterPoint Energy, Inc. ..............................       1,100       12,430
Cinergy Corp. .........................................         300       12,489
CMS Energy Corp.* .....................................       1,000       10,450
Consolidated Edison, Inc. .............................         900       39,375
Constellation Energy Group, Inc. ......................         687       30,029
Dominion Resources, Inc. ..............................         500       33,870
DTE Energy Co. ........................................         700       30,191
Duke Energy Corp. .....................................       8,650      219,104
Edison International ..................................       1,200       38,436
Entergy Corp. .........................................         800       54,072
Exelon Corp. ..........................................       2,500      110,175
FirstEnergy Corp. .....................................       1,300       51,363
FPL Group, Inc. .......................................         750       56,062
KeySpan Corp. .........................................         600       23,670
NiSource, Inc. ........................................         400        9,112
PG&E Corp.* ...........................................       1,500       49,920
Pinnacle West Capital Corp. ...........................         400       17,764
PPL Corp. .............................................       1,200       63,936
Public Service Enterprise Group, Inc. .................         950       49,181
Sempra Energy .........................................       1,600       58,688
Southern Co. ..........................................       2,750       92,180
TXU Corp. .............................................       2,200      142,032
Xcel Energy, Inc. .....................................       1,750       31,850
                                                                      ----------
                                                                       1,361,045
                                                                      ----------

ELECTRONIC COMPONENTS (0.3%)
Analog Devices, Inc. ..................................       1,600       59,072
Maxim Intergrated Products, Inc. ......................         500       21,195
Texas Instruments, Inc. ...............................       2,650       65,243
                                                                      ----------
                                                                         145,510
                                                                      ----------

ELECTRONICS (5.9%)
Agilent Technologies, Inc.* ...........................       1,900       45,790
Altera Corp.* .........................................       1,450       30,015
Applied Materials, Inc.* ..............................       6,400      109,440
Cooper Industries Ltd., Class A .......................         400       27,156
EMC Corp.* ............................................       9,450      140,521
Emerson Electric Co. ..................................       2,619      183,592
Freescale Semiconductor, Inc., Class B* ...............       1,678       30,808
General Electric Co. ..................................      39,600    1,445,400
Intel Corp. ...........................................      23,600      552,004
Jabil Circuit, Inc.* ..................................         600       15,348
Kla-Tencor Corp.* .....................................         850       39,593
Linear Technology Corp. ...............................       1,250       48,450
National Semiconductor Corp. ..........................       1,550       27,822
PerkinElmer, Inc. .....................................         400        8,996
Sanmina-SCI Corp.* ....................................         100   $      847
Solectron Corp.* ......................................       2,300       12,259
Tektronix, Inc. .......................................         300        9,063
Thermo Electron Corp.* ................................       1,300       39,247
Waters Corp.* .........................................         500       23,395
                                                                      ----------
                                                                       2,789,746
                                                                      ----------

ENTERTAINMENT & LEISURE (1.1%)
Brunswick Corp. .......................................         350       17,325
Carnival Corp. (Panama) ...............................       2,500      144,075
Harrah's Entertainment, Inc. ..........................         400       26,756
Hasbro, Inc. ..........................................       1,100       21,318
International Game Technology .........................       1,400       48,132
Mattel, Inc. ..........................................         700       13,643
Starwood Hotels & Resorts Worldwide, Inc. .............         800       46,720
Walt Disney Co. .......................................       7,700      214,060
                                                                      ----------
                                                                         532,029
                                                                      ----------

FINANCIAL SERVICES (6.2%)
American Express Co. ..................................       6,900      388,953
Archstone-Smith Trust (REIT) ..........................         800       30,640
Bear Stearns Companies, Inc. ..........................         650       66,501
Capital One Financial Corp. ...........................       2,200      185,262
CIT Group, Inc. .......................................       1,300       59,566
Countrywide Financial Corp. ...........................       2,098       77,647
E*Trade Financial Corp.* ..............................       1,650       24,667
Fannie Mae ............................................       3,700      263,477
First Data Corp. ......................................       3,066      130,428
Fiserv, Inc.* .........................................         800       32,152
Franklin Resources, Inc. ..............................       1,000       69,650
Freddie Mac ...........................................       2,650      195,305
Goldman Sachs Group, Inc. .............................       1,800      187,272
Janus Capital Group, Inc. .............................       1,100       18,491
Lehman Brothers Holdings, Inc. ........................       1,800      157,464
MBNA Corp. ............................................       4,850      136,721
Mellon Financial Corp. ................................       1,700       52,887
Merrill Lynch & Co., Inc. .............................       3,600      215,172
Morgan Stanley ........................................       4,100      227,632
Principal Financial Group, Inc. .......................       1,150       47,081
Providian Financial Corp.* ............................       1,050       17,293
SLM Corp. .............................................       1,700       90,763
T. Rowe Price Group, Inc. .............................         450       27,990
U.S. Bancorp ..........................................       6,900      216,108
                                                                      ----------
                                                                       2,919,122
                                                                      ----------

FOOD RETAILERS (0.2%)
Albertson's, Inc. .....................................       1,450       34,626
Kroger Co. (The)* .....................................       1,150       20,171
Safeway, Inc.* ........................................       1,700       33,558
                                                                      ----------
                                                                          88,355
                                                                      ----------


                       See Notes to Financial Statements.                    125

ING AELTUS ENHANCED INDEX PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
FOREST PRODUCTS & PAPER (1.0%)
Georgia-Pacific Corp. .................................       1,050   $   39,354
International Paper Co. ...............................       1,900       79,800
Kimberly-Clark Corp. ..................................       1,900      125,039
Louisiana-Pacific Corp. ...............................         600       16,044
MeadWestvaco Corp. ....................................       1,350       45,752
Sealed Air Corp.* .....................................         350       18,645
Temple-Inland, Inc. ...................................         400       27,360
Weyerhauser Co. .......................................       1,600      107,552
                                                                      ----------
                                                                         459,546
                                                                      ----------

HEALTH CARE PROVIDERS & SERVICES (1.1%)
Express Scripts, Inc.* ................................         300       22,932
Laboratory Corp. of America Holdings* .................         550       27,401
Manor Care, Inc. ......................................         600       21,258
UnitedHealth Group, Inc. ..............................       5,150      453,355
                                                                      ----------
                                                                         524,946
                                                                      ----------

HEAVY MACHINERY (1.0%)
Black & Decker Corp. ..................................         700       61,831
Caterpillar, Inc. .....................................         500       48,755
Cummins, Inc. .........................................         300       25,137
Danaher Corp. .........................................       1,300       74,633
Deere & Co. ...........................................         950       70,680
Dover Corp. ...........................................         300       12,582
Eaton Corp. ...........................................         500       36,180
Ingersoll Rand Co., Ltd. ..............................         700       56,210
Pall Corp. ............................................         150        4,343
Parker Hannifin Corp. .................................         500       37,870
Stanley Works (The) ...................................         300       14,697
Vulcan Materials Co. ..................................         350       19,114
W.W. Grainger, Inc. ...................................         550       36,641
                                                                      ----------
                                                                         498,673
                                                                      ----------

HOME CONSTRUCTION, FURNISHINGS &
APPLIANCES (2.1%)
American Standard Companies, Inc.* ....................         850       35,122
Centex Corp. ..........................................         200       11,916
Home Depot, Inc. ......................................      14,750      630,415
Johnson Controls, Inc. ................................         700       44,408
Leggett & Platt, Inc. .................................         700       19,901
Lowe's Companies, Inc. ................................       2,900      167,011
Masco Corp. ...........................................       1,634       59,690
Whirlpool Corp. .......................................         300       20,763
                                                                      ----------
                                                                         989,226
                                                                      ----------

HOTELS, RESTAURANTS & LEISURE (0.3%)
Starbucks Corp.* ......................................       2,600      162,136
                                                                      ----------

HOUSEHOLD PRODUCTS (0.2%)
Illinois Tool Works, Inc. .............................       1,150      106,582
                                                                      ----------

INSURANCE (5.8%)
ACE Ltd. (Bermuda) ....................................       1,050   $   44,888
Aetna, Inc. ...........................................       1,300      162,175
Aflac, Inc. ...........................................       2,000       79,680
Allstate Corp. ........................................       2,600      134,472
Ambac Financial Group, Inc. ...........................         450       36,959
American International Group, Inc. ....................       9,700      636,999
Aon Corp. .............................................       1,200       28,632
Chubb Corp. ...........................................       1,750      134,575
CIGNA Corp. ...........................................       1,250      101,963
Cincinnati Financial Corp. ............................         787       34,833
Hartford Financial Services Group, Inc. (The) .........       1,900      131,689
Humana, Inc.* .........................................       1,050       31,175
Jefferson-Pilot Corp. .................................         500       25,980
Lincoln National Corp. ................................         650       30,342
Loews Corp. ...........................................       1,577      110,863
Marsh & McLennan Cos., Inc. ...........................         800       26,320
MBIA, Inc. ............................................         400       25,312
MetLife, Inc. .........................................       2,750      111,403
MGIC Investment Corp. .................................         400       27,564
Progressive Corp. .....................................         800       67,872
Prudential Financial, Inc. ............................       4,650      255,564
SAFECO Corp. ..........................................         850       44,404
St. Paul Travelers Companies, Inc. (The) ..............       1,000       37,070
Torchmark Corp. .......................................         500       28,570
UNUMProvident Corp. ...................................       1,300       23,322
WellPoint, Inc.* ......................................       2,700      310,500
XL Capital Ltd. (Bermuda) .............................         550       42,708
                                                                      ----------
                                                                       2,725,834
                                                                      ----------

MEDIA--BROADCASTING & PUBLISHING (2.8%)
Comcast Corp., Class A* ...............................       8,250      274,560
Gannett Co., Inc. .....................................       1,000       81,700
Knight-Ridder, Inc. ...................................         100        6,694
McGraw-Hill Companies, Inc. ...........................       1,700      155,618
Meredith Corp. ........................................         150        8,130
New York Times Co. (The), Class A .....................         600       24,480
News Corp., Inc., Class A* ............................       9,650      180,069
Time Warner, Inc.* ....................................      17,450      339,228
Tribune Co. ...........................................         500       21,070
Viacom, Inc., Class B .................................       6,400      232,896
                                                                      ----------
                                                                       1,324,445
                                                                      ----------

MEDIA--INTERNET (0.4%)
Yahoo! Inc.* ..........................................       5,600      211,008
                                                                      ----------

MEDICAL AND HEALTH PRODUCTS (1.8%)
Applera Corp. - Applied Biosystems Group ..............       1,100       23,001
Bausch & Lomb, Inc. ...................................         200       12,892
Baxter International, Inc. ............................         900       31,086
Becton Dickinson & Co. ................................       2,300      130,640


126                    See Notes to Financial Statements.

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
MEDICAL AND HEALTH PRODUCTS (CONTINUED)
Biomet, Inc. ..........................................       1,000   $   43,390
Boston Scientific Corp.* ..............................       3,300      117,315
C.R. Bard, Inc. .......................................         450       28,791
Fisher Scientific International, Inc.* ................         500       31,190
Guidant Corp. .........................................         450       32,445
Medtronic, Inc. .......................................       4,600      228,482
Millipore Corp.* ......................................         250       12,453
St. Jude Medical, Inc.* ...............................       1,300       54,509
Stryker Corp. .........................................         600       28,950
Zimmer Holdings, Inc.* ................................         950       76,114
                                                                      ----------
                                                                         851,258
                                                                      ----------

METALS AND MINING (0.3%)
Engelhard Corp. .......................................         450       13,802
Nucor Corp. ...........................................         600       31,404
Phelps Dodge Corp. ....................................         650       64,298
United States Steel Corp. .............................         400       20,500
                                                                      ----------
                                                                         130,004
                                                                      ----------

OIL & GAS (7.8%)
Amerada Hess Corp. ....................................         800       65,904
Anadarko Petroleum Corp. ..............................       1,600      103,696
Apache Corp. ..........................................       1,324       66,955
Baker Hughes, Inc. ....................................       1,350       57,605
BJ Services Co. .......................................         500       23,270
Burlington Resources, Inc. ............................       3,400      147,900
ChevronTexaco Corp. ...................................      10,500      551,355
ConocoPhillips ........................................       5,266      457,247
Devon Energy Corp. ....................................       4,150      161,518
Dynegy, Inc., Class A* ................................       1,850        8,547
El Paso Corp. .........................................       2,650       27,560
EOG Resources, Inc. ...................................         500       35,680
Exxon Mobil Corp. .....................................      27,700    1,419,902
Halliburton Co. .......................................       1,650       64,746
Kerr-Mcgee Corp. ......................................         400       23,116
Kinder Morgan, Inc. ...................................         200       14,626
Marathon Oil Corp. ....................................       1,350       50,774
Nabors Industries Ltd.* ...............................         200       10,258
Noble Corp.* ..........................................         550       27,357
Occidental Petroleum Corp. ............................       1,500       87,540
Sunoco, Inc. ..........................................         500       40,855
Transocean, Inc.* .....................................       1,200       50,868
Unocal Corp. ..........................................         950       41,078
Valero Energy Corp. ...................................       2,200       99,880
Williams Companies, Inc. (The) ........................       2,000       32,580
                                                                      ----------
                                                                       3,670,817
                                                                      ----------

PHARMACEUTICALS (8.6%)
Abbott Laboratories ...................................       5,850      272,903
Allergan, Inc. ........................................         500       40,535
AmerisourceBergen Corp. ...............................         500   $   29,340
Amgen, Inc.* ..........................................       4,718      302,660
Biogen Idec, Inc.* ....................................       1,350       89,924
Bristol-Myers Squibb Co. ..............................       7,300      187,026
Cardinal Health, Inc. .................................       2,700      157,005
Caremark Rx, Inc.* ....................................       4,300      169,549
Eli Lilly and Co. .....................................       1,700       96,475
Forest Laboratories, Inc.* ............................       1,400       62,804
Genzyme Corp.* ........................................         850       49,360
Gilead Sciences, Inc.* ................................       1,700       59,483
Hospira, Inc.* ........................................         650       21,775
Johnson & Johnson .....................................      16,550    1,049,601
King Pharmaceuticals, Inc.* ...........................         800        9,920
McKesson Corp. ........................................       1,150       36,179
Medco Health Solutions, Inc.* .........................       1,107       46,051
Merck & Co., Inc. .....................................       8,350      268,369
Pfizer, Inc. ..........................................      27,990      752,651
Schering-Plough Corp. .................................       5,800      121,104
Sigma-Aldrich Corp. ...................................         400       24,184
Wyeth .................................................       5,100      217,209
                                                                      ----------
                                                                       4,064,107
                                                                      ----------

POLLUTION CONTROL (0.1%)
Waste Management, Inc. ................................       2,100       62,874
                                                                      ----------

RAILROADS (0.3%)
CSX Corp. .............................................         850       34,068
Norfolk Southern Corp. ................................       2,700       97,713
                                                                      ----------
                                                                         131,781
                                                                      ----------

REAL ESTATE (0.3%)
Equity Office Properties Trust (REIT) .................         650       18,928
Plum Creek Timber Co., Inc. (REIT) ....................         800       30,752
ProLogis (REIT) .......................................         700       30,331
Simon Property Group, Inc. (REIT) .....................         850       54,970
                                                                      ----------
                                                                         134,981
                                                                      ----------

RESTAURANTS AND LODGING (1.2%)
Darden Restaurants, Inc. ..............................         700       19,418
Hilton Hotels Corp. ...................................       1,600       36,384
Marriott International, Inc., Class A .................       1,500       94,470
McDonald's Corp. ......................................      11,150      357,469
Wendy's International, Inc. ...........................         450       17,667
Yum! Brands, Inc. .....................................       1,200       56,616
                                                                      ----------
                                                                         582,024
                                                                      ----------

RETAILERS (5.3%)
Bed Bath & Beyond, Inc.* ..............................       1,100       43,813
Best Buy Co., Inc. ....................................       1,250       74,275
Circuit City Stores, Inc. .............................       1,200       18,768


                       See Notes to Financial Statements.                    127

ING AELTUS ENHANCED INDEX PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
RETAILERS (CONTINUED)
Costco Wholesale Corp. ...............................       4,150   $   200,902
CVS Corp. ............................................       1,650        74,366
eBay, Inc.* ..........................................       2,500       290,700
Federated Department Stores, Inc. ....................         700        40,453
J.C. Penney Co., Inc., Holding Co. ...................       2,500       103,500
Kohl's Corp.* ........................................         500        24,585
May Department Stores Co. (The) ......................       1,150        33,810
Nordstrom, Inc. ......................................         500        23,365
Office Depot, Inc.* ..................................       1,250        21,700
Radioshack Corp. .....................................         600        19,728
Staples, Inc. ........................................       4,550       153,381
Target Corp. .........................................       3,300       171,369
The Gap, Inc. ........................................       6,000       126,720
TJX Co., Inc. ........................................       2,050        51,517
Toys 'R' Us, Inc.* ...................................       1,400        28,658
Walgreen Co. .........................................       3,900       149,643
Wal-Mart Stores, Inc. ................................      15,850       837,197
                                                                     -----------
                                                                       2,488,450
                                                                     -----------

TELECOMMUNICATIONS (4.4%)
ALLTEL Corp. .........................................       2,100       123,396
Avaya, Inc.* .........................................       1,800        30,960
BellSouth Corp. ......................................       6,750       187,583
CenturyTel, Inc. .....................................         550        19,509
Citizens Communications Co. ..........................       1,350        18,617
Comverse Technology, Inc.* ...........................         900        22,005
Corning, Inc.* .......................................       2,000        23,540
Lucent Technologies, Inc.* ...........................      16,867        63,420
Motorola, Inc. .......................................       8,750       150,500
Nextel Communications, Inc., Class A* ................       4,100       123,000
QUALCOMM, Inc. .......................................       6,300       267,120
SBC Communications, Inc. .............................      12,300       316,971
Scientific-Atlanta, Inc. .............................         600        19,806
Sprint Corp. .........................................       5,500       136,675
Tellabs, Inc.* .......................................       1,450        12,456
Verizon Communications, Inc. .........................      14,000       567,140
                                                                     -----------
                                                                       2,082,698
                                                                     -----------

TEXTILES, CLOTHING & FABRICS (0.7%)
Jones Apparel Group, Inc. ............................         450        16,457
Liz Claiborne, Inc. ..................................         550        23,216
Nike, Inc., Class B ..................................       2,400       217,656
VF Corp. .............................................       1,050        58,149
                                                                     -----------
                                                                         315,478
                                                                     -----------

TRANSPORTATION (0.2%)
Burlington Northern Santa Fe Corp. ...................       2,450   $   115,910
                                                                     -----------
TOTAL COMMON STOCKS (COST $42,897,993) ...............                46,948,957
                                                                     -----------

TOTAL INVESTMENTS AT MARKET VALUE (99.2%)
   (COST $42,897,993) ................................               $46,948,957

OTHER ASSETS IN EXCESS OF LIABILITIES (0.8%) .........                   379,825
                                                                     -----------
NET ASSETS (100.0%) ..................................               $47,328,782
                                                                     ===========

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $42,162,564. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $ 4,227,710
Unrealized losses ...............................................    (1,441,317)
                                                                    -----------
   Net unrealized gain ..........................................   $ 2,786,393
                                                                    ===========

*    Non-income producing security.

REIT Real Estate Investment Trust

Category percentages are based on net assets.


128                    See Notes to Financial Statements.

ING AMERICAN CENTURY SELECT PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (101.9%)

AEROSPACE & DEFENSE (0.3%)
General Dynamics Corp. ...............................       6,910   $   722,786
                                                                     -----------

AUTOMOTIVE (1.0%)
Harley-Davidson, Inc. ................................      39,080     2,374,110
                                                                     -----------

BANKING (3.0%)
Bank of New York Co., Inc. ...........................      77,140     2,578,019
Citigroup, Inc. ......................................      87,660     4,223,459
Fifth Third Bancorp ..................................      13,180       623,150
                                                                     -----------
                                                                       7,424,628
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (5.6%)
Anheuser-Busch Cos., Inc. ............................      42,800     2,171,244
Coca-Cola Co. ........................................      59,850     2,491,555
Nestle SA (Switzerland)+ .............................      16,729     4,369,279
PepsiCo, Inc. ........................................      92,450     4,825,890
                                                                     -----------
                                                                      13,857,968
                                                                     -----------

BIOTECHNOLOGY (0.1%)
Genentech, Inc.* .....................................       5,360       291,798
                                                                     -----------

BUSINESS SERVICES (2.6%)
Cintas Corp. .........................................      74,750     3,278,535
Iron Mountain, Inc.* .................................       8,510       259,470
Paychex, Inc. ........................................      81,850     2,789,448
                                                                     -----------
                                                                       6,327,453
                                                                     -----------

COMMERCIAL SERVICES (0.4%)
H&R Block, Inc. ......................................      21,570     1,056,930
                                                                     -----------

COMPUTER SOFTWARE (0.4%)
SAP AG (ADR) (Germany) ...............................      25,310     1,118,955
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (4.8%)
Citrix Systems, Inc.* ................................      49,060     1,203,442
DST Systems, Inc.* ...................................       7,310       380,997
Electronic Arts, Inc.* ...............................      10,960       676,013
Intuit, Inc.* ........................................      20,540       903,965
Microsoft Corp. ......................................     300,930     8,037,840
Oracle Corp.* ........................................      40,210       551,681
                                                                     -----------
                                                                      11,753,938
                                                                     -----------

COMPUTERS & INFORMATION (4.1%)
Cisco Systems, Inc.* .................................     124,940     2,411,342
Dell, Inc.* ..........................................     185,530     7,818,234
                                                                     -----------
                                                                      10,229,576
                                                                     -----------

COSMETICS & PERSONAL CARE (2.6%)
Avon Products, Inc. ..................................      19,620       759,294
Colgate-Palmolive Co. ................................      16,200       828,792
Estee Lauder Companies, Inc., Class A ................      64,960     2,973,219
Proctor & Gamble Co. .................................      32,820   $ 1,807,726
                                                                     -----------
                                                                       6,369,031
                                                                     -----------

EDUCATION (0.7%)
Apollo Group, Inc., Class A* .........................      21,770     1,757,057
                                                                     -----------

ELECTRONIC COMPONENTS (0.2%)
Analog Devices, Inc. .................................      10,770       397,628
Texas Instruments, Inc. ..............................       2,910        71,644
                                                                     -----------
                                                                         469,272
                                                                     -----------

ELECTRONICS (4.7%)
Applied Materials, Inc.* .............................      44,340       758,214
General Electric Co. .................................     140,120     5,114,380
Integrated Circuit Systems, Inc.* ....................      67,870     1,419,840
Intel Corp. ..........................................     120,880     2,827,383
Linear Technology Corp. ..............................      32,250     1,250,010
Microchip Technology, Inc. ...........................       4,740       126,368
                                                                     -----------
                                                                      11,496,195
                                                                     -----------

ENTERTAINMENT & LEISURE (4.3%)
Carnival Corp. (Panama) ..............................     151,600     8,736,708
International Game Technology ........................      51,550     1,772,289
                                                                     -----------
                                                                      10,508,997
                                                                     -----------

FINANCIAL SERVICES (7.2%)
American Express Co. .................................       7,570       426,721
Berkshire Hathaway, Inc., Class A* ...................          43     3,779,700
Berkshire Hathaway, Inc., Class B* ...................       1,278     3,752,208
First Data Corp. .....................................      33,010     1,404,245
SLM Corp. ............................................     126,840     6,771,988
U.S. Bancorp .........................................      50,340     1,576,649
                                                                     -----------
                                                                      17,711,511
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (5.2%)
UnitedHealth Group, Inc. .............................     145,790    12,833,894
                                                                     -----------

HEAVY CONSTRUCTION (0.8%)
Hopewell Highway Infrastructure, Ltd.
   (Hong Kong)+ ......................................   2,340,500     1,928,020
                                                                     -----------

HEAVY MACHINERY (1.2%)
Dover Corp. ..........................................      68,210     2,860,727
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS & APPLIANCES (2.1%)
Home Depot, Inc. .....................................      66,350     2,835,799
Lowe's Companies, Inc. ...............................      40,950     2,358,311
                                                                     -----------
                                                                       5,194,110
                                                                     -----------

INDUSTRIAL--DIVERSIFIED (3.6%)
Yankee Candle Co., Inc.* .............................     265,760     8,817,917
                                                                     -----------


                     See Notes to Financial Statements.                      129

ING AMERICAN CENTURY SELECT PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
INSURANCE (4.4%)
American International Group, Inc. ..................     117,040   $  7,686,017
Axis Capital Holdings Ltd. (Bermuda) ................      78,560      2,149,402
Marsh & McLennan Cos., Inc. .........................      32,540      1,070,566
                                                                    ------------
                                                                      10,905,985
                                                                    ------------

MEDIA--BROADCASTING & PUBLISHING (0.7%)
Univision Communications, Inc., Class A* ............      33,450        979,082
Westwood One, Inc.* .................................      28,710        773,160
                                                                    ------------
                                                                       1,752,242
                                                                    ------------

MEDICAL AND HEALTH PRODUCTS (6.0%)
Altana AG (Germany)+ ................................      72,133      4,540,721
Inamed Corp.* .......................................      12,830        811,498
Medtronic, Inc. .....................................      72,930      3,622,433
Stryker Corp. .......................................       5,950        287,088
Weight Watchers International, Inc.* ................     124,090      5,096,376
Zimmer Holdings, Inc.* ..............................       3,840        307,661
                                                                    ------------
                                                                      14,665,777
                                                                    ------------

OIL & GAS (3.4%)
Apache Corp. ........................................      35,700      1,805,349
BJ Services Co. .....................................      29,560      1,375,722
BP PLC (ADR) (United Kingdom) .......................      18,110      1,057,624
EOG Resources, Inc. .................................      20,530      1,465,021
Exxon Mobil Corp. ...................................      27,360      1,402,474
PetroKazakhstan, Inc. - Class A (Canada) ............      10,420        386,582
Pioneer Natural Resources Co. .......................      25,910        909,441
                                                                    ------------
                                                                       8,402,213
                                                                    ------------

PHARMACEUTICALS (12.8%)
Amgen, Inc.* ........................................      62,730      4,024,130
Eli Lilly and Co. ...................................      41,520      2,356,260
Forest Laboratories, Inc.* ..........................      96,160      4,313,738
Gilead Sciences, Inc.* ..............................      52,080      1,822,279
Johnson & Johnson ...................................     128,820      8,169,764
Neurocrine Biosciences, Inc.* .......................      18,780        925,854
Novartis AG (Switzerland) ...........................      42,244      2,127,442
Pfizer, Inc. ........................................      90,250      2,426,823
Teva Pharmaceutical Industries Ltd.
   (ADR) (Israel) ...................................     178,500      5,330,010
                                                                    ------------
                                                                      31,496,300
                                                                    ------------

POLLUTION CONTROL (0.6%)
Waste Management, Inc. ..............................      47,950      1,435,623
                                                                    ------------

RESTAURANTS AND LODGING (8.5%)
ARAMARK Corp., Class B ..............................     309,460      8,203,785
Cheesecake Factory (The), Inc.* .....................      73,440      2,384,597
Four Seasons Hotels, Inc. (Canada) ..................     118,590      9,699,476
Outback Steakhouse, Inc. ............................      11,680        534,710
                                                                    ------------
                                                                      20,822,568
                                                                    ------------

RETAILERS (8.5%)
Amazon.com, Inc.* ...................................      31,920   $  1,413,737
Autoliv, Inc. .......................................      16,860        814,338
Cabela's, Inc., Class A* ............................      69,790      1,587,025
eBay, Inc.* .........................................      34,680      4,032,590
IAC/InterActiveCorp* ................................     245,480      6,780,158
Kohl's Corp.* .......................................      21,070      1,036,012
Target Corp. ........................................          80          4,154
Wal-Mart Stores, Inc. ...............................     100,620      5,314,748
                                                                    ------------
                                                                      20,982,762
                                                                    ------------

TELECOMMUNICATIONS (1.5%)
Nextel Communications, Inc., Class A* ...............      70,310      2,109,300
QUALCOMM, Inc. ......................................      39,670      1,682,008
                                                                    ------------
                                                                       3,791,308
                                                                    ------------

TRANSPORTATION (0.6%)
Zhejiang Expressway Co. Ltd., H Shares
   (Hong Kong)+ .....................................   2,024,000      1,388,039
                                                                    ------------
TOTAL COMMON STOCKS (COST $243,766,846) .............                250,747,690
                                                                    ------------
TOTAL INVESTMENTS AT MARKET VALUE (101.9%)
   (COST $243,766,846) ..............................               $250,747,690

OTHER ASSETS IN EXCESS OF LIABILITIES ( -1.9%) ......                 (4,677,081)
                                                                    ------------
NET ASSETS (100.0%) .................................               $246,070,609
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS
The cost of investments for federal income tax purposes amounts to $244,097,805. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $ 8,003,397
Unrealized losses ...............................................    (1,353,512)
                                                                    -----------
   Net unrealized gain ..........................................   $ 6,649,885
                                                                    ===========

+    Fair valued by the Board of Directors.

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on net assets.


130                      See Notes to Financial Statements.

ING AMERICAN CENTURY SMALL CAP VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
COMMON STOCKS (93.8%)

AEROSPACE & DEFENSE (1.1%)
United Defense Industries, Inc.* ......................      17,300   $  817,425
                                                                      ----------

APPAREL & TEXTILES (0.4%)
Wolverine World Wide, Inc. ............................       8,600      270,212
                                                                      ----------

AUTOMOTIVE (1.5%)
Cooper Tire & Rubber Co. ..............................      21,500      463,325
Superior Industries International, Inc. ...............      21,200      615,860
                                                                      ----------
                                                                       1,079,185
                                                                      ----------

BANKING (7.8%)
Associated Banc Corp. .................................      10,900      361,989
BancorpSouth, Inc. ....................................      16,900      411,853
Chemical Financial Corp. ..............................       4,500      193,140
Chittenden Corp. ......................................      12,400      356,252
Commercial Federal Corp. ..............................      12,333      366,413
Cullen/Frost Bankers, Inc. ............................       5,300      257,580
First Financial Bancorp ...............................      14,400      252,000
Flagstar Bancorp, Inc. ................................       9,800      221,480
Fulton Financial Corp. ................................       8,100      188,811
MAF Bancorp, Inc. .....................................       4,300      192,726
Sky Financial Group, Inc. .............................      16,200      464,454
Sterling Bancshares, Inc. .............................      28,700      409,549
Susquehanna Bancshares, Inc. ..........................      14,200      354,290
Washington Federal, Inc. ..............................      27,059      718,146
Whitney Holding Corp. .................................       4,200      188,958
Wilmington Trust Corp. ................................      16,900      610,935
                                                                      ----------
                                                                       5,548,576
                                                                      ----------

BEVERAGES, FOOD & TOBACCO (2.9%)
American Italian Pasta Co., Class A ...................      10,890      253,192
Corn Products International, Inc. .....................       5,510      295,116
Lancaster Colony Corp. ................................       9,600      411,552
Performance Food Group Co.* ...........................      10,400      279,864
Sensient Technologies Corp. ...........................      35,900      861,241
                                                                      ----------
                                                                       2,100,965
                                                                      ----------

BUSINESS SERVICES (1.3%)
MAXIMUS, Inc.* ........................................      13,500      420,120
United Stationers, Inc.* ..............................       5,600      258,720
Valassis Communications, Inc.* ........................       7,690      269,227
                                                                      ----------
                                                                         948,067
                                                                      ----------

CHEMICALS (2.6%)
Ferro Corp. ...........................................      27,100      628,449
FMC Corp.* ............................................       4,160      200,928
H.B. Fuller Co. .......................................      24,100      687,091
UAP Holding Corp.* ....................................      19,790      341,773
                                                                      ----------
                                                                       1,858,241
                                                                      ----------

COMMERCIAL SERVICES (6.1%)
ABM Industries, Inc. ..................................      23,900   $  471,308
ADVO, Inc. ............................................       6,800      242,420
Banta Corp. ...........................................       7,600      340,176
CDI Corp. .............................................      17,900      382,702
G&K Services, Inc., Class A ...........................      15,700      681,694
Jacobs Engineering Group, Inc.* .......................       9,300      444,447
Kelly Services, Inc. ..................................      14,000      422,520
MedQuist, Inc.* .......................................      16,820      250,198
MoneyGram International, Inc. .........................      28,600      604,604
Sonoco Products Co. ...................................      11,030      327,039
Tetra Tech, Inc.* .....................................      11,860      198,536
                                                                      ----------
                                                                       4,365,644
                                                                      ----------

COMPUTER SOFTWARE & PROCESSING (6.6%)
Compuware Corp.* ......................................      49,400      319,618
Internet Security Systems, Inc.* ......................       6,750      156,937
MRO Software, Inc.* ...................................      14,800      192,696
Parametric Technology Co.* ............................      66,700      392,863
PEC Solutions, Inc.* ..................................      20,400      289,068
ProQuest Co.* .........................................       5,900      175,230
Reynolds & Reynolds Co., Class A ......................      17,600      466,576
Sybase, Inc.* .........................................      79,000    1,576,050
Synopsys, Inc.* .......................................      28,800      565,056
THQ, Inc.* ............................................      12,800      293,632
Verity, Inc.* .........................................      24,900      326,688
                                                                      ----------
                                                                       4,754,414
                                                                      ----------

COMPUTERS & INFORMATION (1.1%)
Imation Corp. .........................................      23,800      757,554
                                                                      ----------

CONSUMER GOODS AND SERVICES (2.1%)
Libbey, Inc. ..........................................      16,371      363,600
Snap-on, Inc. .........................................      26,100      896,796
WD-40 Co. .............................................       8,900      252,849
                                                                      ----------
                                                                       1,513,245
                                                                      ----------

CONTAINERS & PACKAGING (1.3%)
Bemis Co., Inc. .......................................      32,100      933,789
                                                                      ----------

DISTRIBUTION SERVICES (0.4%)
Hughes Supply, Inc. ...................................       8,100      262,035
                                                                      ----------

ELECTRIC UTILITIES (2.2%)
Empire District Electric Co. (The) ....................      14,800      335,664
IDACORP, Inc. .........................................      24,100      736,737
Westar Energy, Inc. ...................................      22,500      514,575
                                                                      ----------
                                                                       1,586,976
                                                                      ----------

ELECTRICAL EQUIPMENT (1.7%)
A.O. Smith Corp. ......................................      25,100      751,494
Littelfuse, Inc.* .....................................       5,500      187,880


                       See Notes to Financial Statements.                    131

ING AMERICAN CENTURY SMALL CAP VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
ELECTRICAL EQUIPMENT (CONTINUED)
Regal-Beloit Corp. ....................................       8,800   $  251,680
                                                                      ----------
                                                                       1,191,054
                                                                      ----------

ELECTRONIC COMPONENTS (1.1%)
Analogic Corp. ........................................       8,320      372,653
Avnet, Inc.* ..........................................      21,500      392,160
                                                                      ----------
                                                                         764,813
                                                                      ----------

ELECTRONICS (3.6%)
Adaptec, Inc.* ........................................      28,500      216,315
Benchmark Electronics, Inc.* ..........................       9,400      320,540
Coherent, Inc.* .......................................      13,400      407,896
DuPont Photomasks, Inc.* ..............................       3,500       92,435
Electronics for Imaging, Inc.* ........................      37,600      654,616
Integrated Device Technology, Inc.* ...................      16,200      187,272
Methode Electronics, Inc., Class A ....................      22,200      285,270
Omnivision Technologies, Inc.* ........................       3,430       62,940
Vishay Intertechnology, Inc.* .........................      24,800      372,496
                                                                      ----------
                                                                       2,599,780
                                                                      ----------

ENTERTAINMENT & LEISURE (0.9%)
Hearst-Argyle Television, Inc. ........................      18,000      474,840
LeapFrog Enterprises, Inc.* ...........................      11,910      161,976
                                                                      ----------
                                                                         636,816
                                                                      ----------

FINANCIAL SERVICES (1.9%)
Asset Acceptance Capital Corp.* .......................      10,090      214,917
Medallion Financial Corp. .............................      12,500      121,250
Piper Jaffray Cos.* ...................................       5,410      259,409
Raymond James Financial, Inc. .........................      16,516      511,666
Waddell & Reed Financial, Inc., Class A ...............      11,900      284,291
                                                                      ----------
                                                                       1,391,533
                                                                      ----------

HEALTH CARE PROVIDERS & SERVICES (2.6%)
Accredo Health, Inc.* .................................      10,900      302,148
Alliance Imaging, Inc.* ...............................      25,000      281,250
Renal Care Group, Inc.* ...............................      10,000      359,900
Universal Health Services, Inc., Class B ..............      20,600      916,700
                                                                      ----------
                                                                       1,859,998
                                                                      ----------

HEAVY CONSTRUCTION (1.1%)
Granite Construction, Inc. ............................      13,700      364,420
WCI Communities, Inc.* ................................      13,600      399,840
                                                                      ----------
                                                                         764,260
                                                                      ----------

HEAVY MACHINERY (4.3%)
Briggs & Stratton Corp. ...............................      10,600      440,748
Insituform Technologies, Inc., Class A* ...............       7,070      160,277
Kadant, Inc.* .........................................       9,200      188,600
Kaydon Corp. ..........................................      22,600      746,252
Kennametal, Inc. ......................................       8,600   $  428,022
Martin Marietta Materials, Inc. .......................      10,400      558,064
Tecumseh Products Co., Class A ........................       3,430      163,954
Timken Co. ............................................       6,700      174,334
W-H Energy Services, Inc.* ............................      10,190      227,848
                                                                      ----------
                                                                       3,088,099
                                                                      ----------

HOME CONSTRUCTION, FURNISHINGS & APPLIANCES (1.5%)
Beazer Homes USA, Inc. ................................       2,500      365,525
Ethan Allen Interiors, Inc. ...........................      12,400      496,248
Standard-Pacific Corp. ................................       2,820      180,875
                                                                      ----------
                                                                       1,042,648
                                                                      ----------

INDUSTRIAL--DIVERSIFIED (1.6%)
Crane Co. .............................................      19,300      556,612
Griffon Corp.* ........................................      22,900      618,300
                                                                      ----------
                                                                       1,174,912
                                                                      ----------

INSURANCE (3.6%)
Aspen Insurance Holdings Ltd. (Bermuda) ...............       5,420      132,898
Delphi Financial Group, Inc., Class A .................       4,700      216,905
HCC Insurance Holdings, Inc. ..........................      23,500      778,320
Horace Mann Educators Corp. ...........................       8,520      162,562
Platinum Underwriters Holdings, Ltd. (Bermuda) ........      25,800      802,380
PMI Group, Inc. (The) .................................       6,550      273,462
ProAssurance Corp.* ...................................       4,470      174,822
                                                                      ----------
                                                                       2,541,349
                                                                      ----------

MEDIA--BROADCASTING & PUBLISHING (1.5%)
Journal Communications, Inc., Class A .................      26,200      473,434
Liberty Corp. (The) ...................................      14,300      628,628
                                                                      ----------
                                                                       1,102,062
                                                                      ----------

MEDICAL AND HEALTH PRODUCTS (2.9%)
Arrow International, Inc. .............................       7,700      238,623
Dade Behring Holdings, Inc.* ..........................      10,600      593,600
Orthofix International N.V. (Netherlands)* ............       8,400      331,624
Osteotech, Inc.* ......................................      20,600      113,300
Owens & Minor, Inc. ...................................      14,800      416,916
STERIS Corp.* .........................................      14,600      346,312
                                                                      ----------
                                                                       2,040,375
                                                                      ----------

METALS (0.9%)
Alliant Techsystems, Inc.* ............................       2,600      169,988
Quanex Corp. ..........................................       4,060      278,394
Reliance Steel & Aluminum Co. .........................       4,600      179,216
                                                                      ----------
                                                                         627,598
                                                                      ----------


132                      See Notes to Financial Statements.

                                                         NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ----------   -----------
METALS AND MINING (1.9%)
Engelhard Corp. .....................................        8,500   $   260,695
Minerals Technologies, Inc. .........................        6,550       436,885
Olin Corp. ..........................................       18,080       398,122
Worthington Industries, Inc. ........................       13,400       262,372
                                                                     -----------
                                                                       1,358,074
                                                                     -----------

OIL & GAS (4.4%)
Cal Dive International, Inc.* .......................        9,550       389,163
Cimarex Energy Co.* .................................        4,700       178,130
Denbury Resources, Inc.* ............................        5,820       159,759
Encore Acquisition Co.* .............................        6,700       233,897
Helmerich & Payne, Inc. .............................       19,400       660,376
Southwest Gas Corp. .................................        9,800       248,920
Spinnaker Exploration Co.* ..........................        8,320       291,782
Unit Corp.* .........................................        9,200       351,532
Western Gas Resources, Inc. .........................       12,000       351,000
Whiting Petroleum Corp.* ............................        8,800       266,200
                                                                     -----------
                                                                       3,130,759
                                                                     -----------

OIL SERVICES (0.6%)
Key Energy Services, Inc.* ..........................       36,700       433,060
                                                                     -----------

PHARMACEUTICALS (0.4%)
Priority Healthcare Corp., Class B* .................       13,900       302,603
                                                                     -----------

REAL ESTATE (3.3%)
BRE Properties, Inc. (REIT) .........................        6,400       257,984
Capital Automotive (REIT) ...........................        7,500       266,438
Commercial Net Lease Realty (REIT) ..................       10,500       216,300
Getty Realty Corp. (REIT) ...........................       17,900       514,267
Mack-Cali Realty Corp. (REIT) .......................        4,600       211,738
Maguire Properties, Inc. (REIT) .....................       19,900       546,454
Realty Income Corp. (REIT) ..........................        3,700       187,146
Ventas, Inc. (REIT) .................................        6,800       186,388
                                                                     -----------
                                                                       2,386,715
                                                                     -----------

RESTAURANTS (0.3%)
Ruby Tuesday, Inc. ..................................        7,200       187,776

RESTAURANTS AND LODGING (2.0%)
Brinker International, Inc.* ........................        8,200       287,574
CEC Entertainment, Inc.* ............................        6,550       261,804
Jack In The Box, Inc.* ..............................        5,700       210,159
Outback Steakhouse, Inc. ............................       14,100       645,498
                                                                     -----------
                                                                       1,405,035
                                                                     -----------

RETAILERS (6.3%)
Borders Group, Inc. .................................        7,600       193,040
Burlington Coat Factory Warehouse Corp. .............        4,300        97,610
Casey's General Stores, Inc. ........................       29,700       539,055
Cato Corp. (The), Class A ...........................        9,500       273,790
Central Garden & Pet Co.* ...........................        7,700   $   321,398
Christopher & Banks Corp. ...........................       15,800       291,510
Hot Topic, Inc.* ....................................       10,900       187,371
Kenneth Cole Productions, Inc., Class A .............       18,300       564,738
Linens'n Things, Inc.* ..............................       17,700       438,960
Pier 1 Imports, Inc. ................................       27,000       531,900
Talbots, Inc. .......................................       23,000       626,290
Zale Corp.* .........................................       15,300       457,011
                                                                     -----------
                                                                       4,522,673
                                                                     -----------

SPECIAL PRODUCTS AND SERVICES (0.7%)
AptarGroup, Inc. ....................................        9,870       520,939
                                                                     -----------

TELECOMMUNICATIONS (0.3%)
Andrew Corp.* .......................................       13,800       188,094
                                                                     -----------

TEXTILES, CLOTHING & FABRICS (1.0%)
Albany International Corp. - Class A ................        5,200       182,832
Reebok International Ltd. ...........................       11,600       510,400
                                                                     -----------
                                                                         693,232
                                                                     -----------

TRANSPORTATION (3.6%)
Alexander & Baldwin, Inc. ...........................        7,710       327,058
Arlington Tankers, Ltd. (Bermuda)* ..................       12,770       293,072
Heartland Express, Inc. .............................       18,295       411,089
SkyWest, Inc. .......................................       20,590       413,035
USF Corp. ...........................................       19,300       732,435
Werner Enterprises, Inc. ............................       17,700       400,728
                                                                     -----------
                                                                       2,577,417
                                                                     -----------

UTILITIES--GAS (2.4%)
AGL Resources, Inc. .................................       14,700       488,628
Northwest Natural Gas Co. ...........................       19,000       641,060
WGL Holdings, Inc. ..................................       19,400       598,296
                                                                     -----------
                                                                       1,727,984
                                                                     -----------
TOTAL COMMON STOCKS (COST $60,427,226) ..............                 67,055,986
                                                                     ===========

CONVERTIBLE PREFERRED STOCKS (1.0%)

INSURANCE (1.0%)
Phoenix Companies, Inc. .............................        5,200       194,168
United Fire & Casualty Co., Series A ................       12,733       537,587
                                                                     -----------
                                                                         731,755
                                                                     -----------
TOTAL CONVERTIBLE PREFERRED STOCKS (COST $589,376) ..                    731,755
                                                                     ===========


                     See Notes to Financial Statements.                      133

ING AMERICAN CENTURY SMALL CAP VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ----------   -----------
PREFERRED STOCKS (0.2%)

FINANCIAL SERVICES (0.1%)
MB Financial Capital Trust I ........................      1,880     $    51,061
                                                                     -----------
REAL ESTATE (0.1%)
Mills Corp. (The) - Series B (REIT) .................      1,680          46,217
                                                                     -----------
TOTAL PREFERRED STOCKS (COST $94,597) ...............                     97,278
                                                                     -----------
REGISTERED INVESTMENT COMPANIES (3.8%)

EXCHANGE TRADED FUNDS (3.8%)
iShares Russell 2000 Index Fund .....................      4,900         634,550
iShares Russell 2000 Value Index Fund ...............      3,700         713,952
iShares S&P SmallCap 600 Index Fund .................      3,700         602,027
iShares S&P SmallCap 600/BARRA Value
   Index Fund .......................................      6,455         786,219
                                                                     -----------
                                                                       2,736,748
                                                                     -----------
TOTAL REGISTERED INVESTMENT COMPANIES
   (COST $2,594,912) ................................                  2,736,748
                                                                     -----------
TOTAL INVESTMENTS AT MARKET VALUE (98.8%)
   (COST $63,706,111) ...............................                $70,621,767
OTHER ASSETS IN EXCESS OF LIABILITIES (1.2%) ........                    892,976
                                                                     -----------
NET ASSETS (100.0%) .................................                $71,514,743
                                                                     ===========

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $64,257,785. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains .................................................   $6,794,759
Unrealized losses ................................................     (430,777)
                                                                     ----------
   Net unrealized gain                                               $6,363,982
                                                                     ==========

*    Non-income producing security.

REIT Real Estate Investment Trust

Category percentages are based on net assets.


134                    See Notes to Financial Statements.

ING BARON SMALL CAP GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (90.5%)

APPAREL & TEXTILES (0.4%)
Polo Ralph Lauren Corp. ..............................     15,500    $   660,300
                                                                     -----------

AUTOMOTIVE (1.9%)
CarMax, Inc.* ........................................    100,000      3,105,000
                                                                     -----------

BANKING (1.6%)
First Republic Bank ..................................     50,000      2,650,000
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (1.5%)
Peets Coffee & Tea, Inc.* ............................     15,000        397,050
Ralcorp Holdings, Inc. ...............................     50,000      2,096,500
                                                                     -----------
                                                                       2,493,550
                                                                     -----------

BUILDING MATERIALS (1.3%)
Eagle Materials, Inc. ................................     25,000      2,107,500
                                                                     -----------

BUSINESS SERVICES (2.6%)
Getty Images, Inc.* ..................................     20,000      1,377,000
Gevity HR, Inc. ......................................     40,000        822,400
Hewitt Associates, Inc., Class A* ....................     50,000      1,600,500
LECG Corp.* ..........................................     25,000        466,250
                                                                     -----------
                                                                       4,266,150
                                                                     -----------

CHEMICALS (1.2%)
Symyx Technologies, Inc.* ............................     65,000      1,955,200
                                                                     -----------

COMMUNICATIONS (0.5%)
SBA Communications Corp.* ............................     80,000        742,400
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (3.2%)
Anteon International Corp.* ..........................     50,000      2,093,000
CoStar Group, Inc.* ..................................     40,000      1,847,200
eSpeed, Inc., Class A* ...............................     20,000        247,400
Kronos, Inc.* ........................................      6,000        306,780
ProQuest Co.* ........................................     24,000        712,800
                                                                     -----------
                                                                       5,207,180
                                                                     -----------

COMPUTERS & INFORMATION (0.3%)
Scientific Games Corp., Class A* .....................     20,000        476,800
                                                                     -----------

EDUCATION (6.8%)
DeVry, Inc.* .........................................    180,000      3,124,800
Education Management Corp.* ..........................     80,000      2,640,800
Strayer Education, Inc. ..............................     25,000      2,744,750
Universal Technical Institute, Inc.* .................     64,000      2,439,680
                                                                     -----------
                                                                      10,950,030
                                                                     -----------

ENTERTAINMENT & LEISURE (11.2%)
Ameristar Casinos, Inc. ..............................     40,000      1,724,400
Gaylord Entertainment Co.* ...........................     40,000      1,661,200
Isle of Capris Casinos, Inc.* ........................    100,000    $ 2,565,000
Kerzner International Ltd.
   (Bahama Islands)* .................................     61,000      3,663,050
Station Casinos, Inc. ................................     55,000      3,007,400
Vail Resorts, Inc.* ..................................     45,000      1,008,900
Wynn Resorts Ltd.* ...................................     65,500      4,383,260
                                                                     -----------
                                                                      18,013,210
                                                                     -----------

FINANCIAL SERVICES (9.0%)
CheckFree Corp.* .....................................     50,000      1,904,000
Chicago Mercantile Exchange Holdings, Inc. ...........     16,000      3,659,200
ChoicePoint, Inc.* ...................................     50,500      2,322,495
Cohen & Steers, Inc. .................................     30,000        487,500
First Marblehead Corp. (The)* ........................     65,000      3,656,250
Gabelli Asset Management, Inc., Class A ..............     16,000        776,320
Jeffries Group, Inc. .................................     28,000      1,127,840
Spirit Finance Corp. (REIT)* .........................     50,000        632,500
                                                                     -----------
                                                                      14,566,105
                                                                     -----------

HEALTH CARE EQUIPMENT & SUPPLIES (1.2%)
DepoMed, Inc.* .......................................     50,000        270,000
Intuitive Surgical, Inc.* ............................     40,000      1,600,800
                                                                     -----------
                                                                       1,870,800
                                                                     -----------

HEALTH CARE PROVIDERS (1.7%)
Community Health Systems, Inc.* ......................    100,000      2,788,000
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (7.0%)
AMERIGROUP Corp.* ....................................     60,000      4,539,600
Centene Corp.* .......................................     99,998      2,834,943
Manor Care, Inc. .....................................     35,000      1,240,050
Odyssey Healthcare, Inc.* ............................    100,000      1,368,000
United Surgical Partners International, Inc.* ........     30,000      1,251,000
                                                                     -----------
                                                                      11,233,593
                                                                     -----------

HEAVY MACHINERY (2.0%)
FMC Technologies, Inc.* ..............................     65,000      2,093,000
Tractor Supply Co.* ..................................     30,000      1,116,300
                                                                     -----------
                                                                       3,209,300
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (3.1%)
Beazer Homes USA, Inc. ...............................     10,000      1,462,100
Ethan Allen Interiors, Inc. ..........................     15,000        600,300
Hovnanian Enterprises, Inc., Class A* ................     35,000      1,733,200
Select Comfort Corp.* ................................     65,000      1,166,100
                                                                     -----------
                                                                       4,961,700
                                                                     -----------

INSURANCE (1.7%)
Arch Capital Group Ltd.* .............................     65,000      2,515,500


                       See Notes to Financial Statements.                    135

ING BARON SMALL CAP GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES       VALUE
                                                        ---------   ------------
INSURANCE (CONTINUED)
Brown & Brown, Inc. .................................      5,000    $    217,750
                                                                    ------------
                                                                       2,733,250

MEDIA--BROADCASTING & PUBLISHING (2.4%)
Citadel Broadcasting Corp.* .........................     17,700         286,386
Cumulus Media, Inc., Class A* .......................     40,000         603,200
Gray Television, Inc. ...............................     30,000         465,000
LIN TV Corp., Class A* ..............................     50,000         955,000
R.H. Donnelley Corp.* ...............................     10,000         590,500
Radio One, Inc., Class D* ...........................     27,500         443,300
Saga Communications, Inc.* ..........................     30,000         505,500
                                                                    ------------
                                                                       3,848,886
                                                                    ------------

MEDICAL AND HEALTH PRODUCTS (4.9%)
Charles River Laboratories
International, Inc.* ................................     32,000       1,472,320
Edwards Lifesciences Corp.* .........................     80,000       3,300,800
Gen-Probe, Inc.* ....................................     17,500         791,175
Inamed Corp.* .......................................     14,000         885,500
Kensey Nash Corp.* ..................................     40,000       1,381,200
                                                                    ------------
                                                                       7,830,995
                                                                    ------------

OIL & GAS (4.0%)
Encore Acquisition Co.* .............................     80,000       2,792,800
Harvest Natural Resources, Inc.* ....................     35,000         604,450
Premcor, Inc. .......................................     35,000       1,475,950
SEACOR SMIT, Inc.* ..................................     15,000         801,000
Whiting Petroleum Corp.* ............................     25,000         756,250
                                                                    ------------
                                                                       6,430,450
                                                                    ------------

REAL ESTATE (2.8%)
Alexander's, Inc. (REIT)* ...........................      7,500       1,612,500
Brookfield Homes Corp. ..............................      5,000         169,500
CB Richard Ellis Group, Inc., Class A* ..............     80,000       2,684,000
                                                                    ------------
                                                                       4,466,000
                                                                    ------------

RESTAURANTS AND LODGING (5.2%)
Cheesecake Factory (The), Inc.* .....................     37,500       1,217,625
Choice Hotels International, Inc. ...................     40,000       2,320,000
Four Seasons Hotels, Inc. (Canada) ..................     14,000       1,145,060
P.F. Chang's China Bistro, Inc.* ....................     50,000       2,817,500
Panera Bread Co., Class A* ..........................     20,000         806,400
                                                                    ------------
                                                                       8,306,585
                                                                    ------------

RETAILERS (6.3%)
Blue Nile, Inc.* ....................................     80,000       2,209,600
Cabela's, Inc., Class A* ............................    100,000       2,274,000
Carter's, Inc.* .....................................     80,000       2,719,200
Dick's Sporting Goods, Inc.* ........................     60,000       2,109,000
PETCO Animal Supplies, Inc.* ........................     20,000         789,600
                                                                    ------------
                                                                      10,101,400
                                                                    ------------

TELECOMMUNICATIONS (1.9%)
American Tower Corp., Class A* ......................     80,000    $  1,472,000
Crown Castle International Corp.* ...................     10,000         166,400
Equinix, Inc.* ......................................     35,000       1,495,900
                                                                    ------------
                                                                       3,134,300
                                                                    ------------

TRANSPORTATION (3.5%)
Genesee & Wyoming, Inc., Class A* ...................     80,000       2,250,400
JetBlue Airways Corp.* ..............................    100,000       2,322,000
Landstar System, Inc.* ..............................     15,000       1,104,600
                                                                    ------------
                                                                       5,677,000
                                                                    ------------

UTILITIES--GAS (1.3%)
Southern Union Co.* .................................     84,000       2,014,320
                                                                    ------------
TOTAL COMMON STOCKS (COST $105,932,978) .............                145,800,004
                                                                    ============

                                                        PRINCIPAL      MARKET
                                                         AMOUNT         VALUE
                                                       ----------   ------------
CONVERTIBLE DEBT (1.9%)

ENTERTAINMENT & LEISURE (1.9%)
Wynn Resorts Ltd., 6.000%, 07/15/15*++ ..............  $1,000,000      3,062,500
                                                                    ------------
TOTAL CONVERTIBLE DEBT (COST $981,874) .............                   3,062,500
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (92.4%)
   (COST $106,914,852) ..............................               $148,862,504
OTHER ASSETS IN EXCESS OF LIABILITIES (7.6%) ........                 12,309,244
                                                                    ------------
NET ASSETS (100.0%) .................................               $161,171,748
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS
The cost of investments for federal income tax purposes amounts to $107,193,872. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ....................................               $43,217,797
Unrealized losses ...................................                (1,549,165)
                                                                    -----------
   Net unrealized gain ..............................               $41,668,632
                                                                    ===========

*    Non-income producing security.

++ Security exempt from registration under Rule 144A of the Security Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2004 the market value of these securities amounted to $3,062,500 or 1.90% of net assets.

REIT Real Estate Investment Trust

Category percentages are based on net assets.


136                                           See Notes to Financial Statements.

ING GOLDMAN SACHS(R) CAPITAL GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (99.5%)

ADVERTISING (1.6%)
Lamar Advertising Co.* ...............................      34,900   $ 1,493,022
                                                                     -----------

BANKING (2.1%)
Citigroup, Inc. ......................................      11,600       558,888
Golden West Financial Corp. ..........................       8,800       540,496
J.P. Morgan Chase & Co. ..............................      24,324       948,879
                                                                     -----------
                                                                       2,048,263
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (6.0%)
Coca-Cola Co. ........................................      15,900       661,917
PepsiCo, Inc. ........................................      62,290     3,251,538
Wm. Wrigley Jr., Co. .................................      25,400     1,757,426
                                                                     -----------
                                                                       5,670,881
                                                                     -----------

BUSINESS SERVICES (0.4%)
Valassis Communications, Inc.* .......................      11,050       386,860
                                                                     -----------

CHEMICALS (0.7%)
3M Co. ...............................................       8,000       656,560
                                                                     -----------

COMMERCIAL SERVICES (3.3%)
Cendant Corp. ........................................      79,159     1,850,737
Moody's Corp. ........................................      14,800     1,285,380
                                                                     -----------
                                                                       3,136,117
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (6.0%)
Electronic Arts, Inc.* ...............................      14,800       912,864
GTECH Holdings Corp. .................................      32,400       840,780
Microsoft Corp. ......................................     149,910     4,004,096
                                                                     -----------
                                                                       5,757,740
                                                                     -----------

COMPUTERS & INFORMATION (5.1%)
Cisco Systems, Inc.* .................................      85,100     1,642,430
Dell, Inc.* ..........................................      76,200     3,211,068
                                                                     -----------
                                                                       4,853,498
                                                                     -----------

CONGLOMERATES (1.9%)
Tyco International Ltd. ..............................      50,650     1,810,231
                                                                     -----------
COSMETICS & PERSONAL CARE (4.3%)
Avon Products, Inc. ..................................      46,000     1,780,200
Colgate-Palmolive Co. ................................       8,000       409,280
Proctor & Gamble Co. .................................      33,750     1,858,950
                                                                     -----------
                                                                       4,048,430
                                                                     -----------

ELECTRONICS (4.4%)
Energizer Holdings, Inc.* ............................      11,933       592,951
General Electric Co. .................................      22,960       838,040
Intel Corp. ..........................................      26,910       629,425
Linear Technology Corp. ..............................      55,520     2,151,955
                                                                     -----------
                                                                       4,212,371
                                                                     -----------

ENTERTAINMENT & LEISURE (3.4%)
Carnival Corp. (Panama) ..............................       4,240   $   244,351
Harrah's Entertainment, Inc. .........................      27,400     1,832,786
Starwood Hotels & Resorts Worldwide, Inc. ............      20,400     1,191,360
                                                                     -----------
                                                                       3,268,497
                                                                     -----------

FINANCIAL SERVICES (13.4%)
Charles Schwab Corp. .................................      79,360       949,146
CheckFree Corp.* .....................................      14,700       559,776
Fannie Mae ...........................................      44,700     3,183,087
First Data Corp. .....................................      43,900     1,867,506
Freddie Mac ..........................................      36,800     2,712,160
MBNA Corp. ...........................................      73,150     2,062,099
Merrill Lynch & Co., Inc. ............................      11,870       709,470
Morgan Stanley .......................................      12,950       718,984
                                                                     -----------
                                                                      12,762,228
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (2.2%)
Lowe's Companies, Inc. ...............................      37,100     2,136,589
                                                                     -----------

INSURANCE (1.3%)
Ambac Financial Group, Inc. ..........................       6,650       546,165
Willis Group Holdings Ltd. ...........................      16,700       687,539
                                                                     -----------
                                                                       1,233,704
                                                                     -----------

INTERNET SOFTWARE & SERVICES (1.4%)
Google, Inc., Class A* ...............................       6,970     1,345,907
                                                                     -----------

LODGING (0.2%)
Las Vegas Sands Corp.* ...............................       3,700       177,600
                                                                     -----------

MEDIA--BROADCASTING & PUBLISHING (13.8%)
Clear Channel Communications, Inc. ...................      17,774       595,251
E.W. Scripps Co. (The), Class A ......................      20,250       977,670
Gannett Co., Inc. ....................................      11,880       970,596
Liberty Media Corp., Class A .........................      49,000       538,020
McGraw-Hill Companies, Inc. ..........................      33,100     3,029,974
Time Warner, Inc.* ...................................     119,100     2,315,304
Univision Communications, Inc., Class A* .............      36,200     1,059,574
Viacom, Inc., Class B ................................      77,912     2,835,218
Westwood One, Inc.* ..................................      31,900       859,067
                                                                     -----------
                                                                      13,180,674
                                                                     -----------

MEDIA--INTERNET (0.4%)
Yahoo! Inc.* .........................................       9,400       354,192
                                                                     -----------

MEDICAL AND HEALTH PRODUCTS (2.1%)
Medtronic, Inc. ......................................      27,520     1,366,918
St. Jude Medical, Inc.* ..............................      15,200       637,336
                                                                     -----------
                                                                       2,004,254
                                                                     -----------


                       See Notes to Financial Statements.                    137

ING GOLDMAN SACHS(R) CAPITAL GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
OIL & GAS (0.6%)
Exxon Mobil Corp. ....................................      10,568   $   541,716
                                                                     -----------

PHARMACEUTICALS (11.2%)
Amgen, Inc.* .........................................      35,800     2,296,570
Caremark Rx, Inc.* ...................................      47,300     1,865,039
Eli Lilly and Co. ....................................      14,200       805,850
Pfizer, Inc. .........................................     113,580     3,054,166
Schering-Plough Corp. ................................      23,500       490,680
Wyeth ................................................      49,500     2,108,205
                                                                     -----------
                                                                      10,620,510
                                                                     -----------

RESTAURANTS AND LODGING (1.2%)
Marriott International, Inc., Class A ................      18,200     1,146,236
                                                                     -----------

RETAILERS (7.0%)
Dollar Tree Stores, Inc.* ............................      17,900       513,372
eBay, Inc.* ..........................................      11,050     1,284,894
Family Dollar Stores, Inc. ...........................      40,300     1,258,569
PETCO Animal Supplies, Inc.* .........................      16,800       663,264
Wal-Mart Stores, Inc. ................................      56,540     2,986,443
                                                                     -----------
                                                                       6,706,542
                                                                     -----------

TELECOMMUNICATIONS (5.5%)
American Tower Corp., Class A* .......................      37,800       695,520
Crown Castle International Corp.* ....................      39,900       663,936
Nextel Communications, Inc., Class A* ................      11,050       331,500
QUALCOMM, Inc. .......................................      74,950     3,177,880
Sprint Corp. .........................................      13,200       328,020
                                                                     -----------
                                                                       5,196,856
                                                                     -----------
TOTAL COMMON STOCKS (COST $86,700,043) ...............                94,749,478
                                                                     -----------

TOTAL INVESTMENTS AT MARKET VALUE (99.5%)
   (COST $86,700,043) ................................               $94,749,478

OTHER ASSETS IN EXCESS OF LIABILITIES (0.5%) .........                   482,275

                                                                     -----------
NET ASSETS (100.0%) ..................................               $95,231,753
                                                                     ===========

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $87,674,654. Unrealized gains and losses, based on identified tax cost at December31, 2004, are as follows:

Unrealized gains .................................................   $12,529,344
Unrealized losses ................................................    (5,454,520)
                                                                     -----------
   Net unrealized gain ...........................................   $ 7,074,824
                                                                     ===========

*    Non-income producing security.

Category percentages are based on net assets.


138                    See Notes to Financial Statements.

ING GOLDMAN SACHS(R) CORE EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (100.2%)

AEROSPACE & DEFENSE (3.6%)
Boeing Co. (The) .....................................     30,100    $ 1,558,277
Northrop Grumman Corp. ...............................     22,800      1,239,408
Raytheon Co. .........................................     32,200      1,250,326
                                                                      ----------
                                                                       4,048,011
                                                                      ----------

AUTOMOTIVE (1.8%)
AutoNation, Inc.* ....................................     31,100        597,431
Ford Motor Co. .......................................     95,100      1,392,264
                                                                      ----------
                                                                       1,989,695
                                                                      ----------

BANKING (9.7%)
Bank of America Corp. ................................     79,300      3,726,307
Citigroup, Inc. ......................................     15,766        759,606
J.P. Morgan Chase & Co. ..............................     80,900      3,155,909
UnionBanCal Corp. ....................................     16,400      1,057,472
Wachovia Corp. .......................................     34,700      1,825,220
Washington Mutual, Inc. ..............................      9,600        405,888
                                                                      ----------
                                                                      10,930,402
                                                                      ----------

BEVERAGES, FOOD & TOBACCO (4.6%)
Archer-Daniels-Midland Co. ...........................     75,599      1,686,614
Pilgrim's Pride Corp. ................................     31,900        978,692
Reynolds American, Inc. ..............................     15,800      1,241,880
Tyson Foods, Inc., Class A ...........................     39,700        730,480
UST, Inc. ............................................     12,200        586,942
                                                                      ----------
                                                                       5,224,608
                                                                      ----------

BIOTECHNOLOGY (0.4%)
Chiron Corp.* ........................................      4,700        156,651
Genentech, Inc.* .....................................      6,400        348,416
                                                                      ----------
                                                                         505,067
                                                                      ----------

BUSINESS MACHINES (3.1%)
International Business Machines Corp. ................     35,300      3,479,874
                                                                      ----------

BUSINESS SERVICES (1.7%)
Computer Sciences Corp.* .............................     22,213      1,252,147
Symantec Corp.* ......................................     11,300        291,088
Unisys Corp.* ........................................     39,700        404,146
                                                                      ----------
                                                                       1,947,381
                                                                      ----------

CHEMICALS (1.2%)
3M Co. ...............................................      1,400        114,898
Lubrizol Corp. .......................................     17,000        626,620
Monsanto Co. .........................................     10,300        572,165
                                                                      ----------
                                                                       1,313,683
                                                                      ----------

COMMERCIAL SERVICES (3.0%)
Cendant Corp. ........................................     59,000      1,379,420
Moody's Corp. ........................................     22,800      1,980,180
                                                                      ----------
                                                                       3,359,600
                                                                      ----------

COMPUTER SOFTWARE & PROCESSING (5.1%)
Acxiom Corp. .........................................      6,700    $   176,210
Autodesk, Inc. .......................................     50,400      1,912,680
BMC Software, Inc.* ..................................      2,215         41,199
GTECH Holdings Corp. .................................      4,500        116,775
McAfee, Inc.* ........................................      1,413         40,878
Microsoft Corp. ......................................    130,300      3,480,313
                                                                      ----------
                                                                       5,768,055
                                                                      ----------

COMPUTERS & INFORMATION (0.0%)
Seagate Technology, Inc. Escrow* .....................      2,200              0
                                                                      ----------

CONGLOMERATES (1.2%)
Tyco International Ltd. ..............................     37,600      1,343,824
                                                                      ----------

CONSUMER GOODS AND SERVICES (2.0%)
Gillette Co. .........................................     49,800      2,230,044
                                                                      ----------

COSMETICS & PERSONAL CARE (2.0%)
Proctor & Gamble Co. .................................     41,300      2,274,804
                                                                      ----------

EDUCATION (0.4%)
ITT Educational Services, Inc.* ......................      9,600        456,480
                                                                      ----------

ELECTRIC UTILITIES (1.8%)
Alliant Energy Corp. .................................     10,100        288,860
Edison International .................................     19,400        621,382
Northeast Utilities ..................................      6,200        116,870
NRG Energy, Inc.* ....................................     16,300        587,615
PG&E Corp.* ..........................................     14,400        479,232
                                                                      ----------
                                                                       2,093,959
                                                                      ----------

ELECTRONIC COMPONENTS (0.7%)
Texas Instruments, Inc. ..............................     30,300        745,986
                                                                      ----------

ELECTRONICS (5.2%)
Advanced Micro Devices, Inc.* ........................      9,800        215,796
Cree, Inc.* ..........................................      2,800        112,224
Freescale Semiconductor Class A* .....................     35,900        639,738
Freescale Semiconductor, Inc., Class B* ..............     12,719        233,521
General Electric Co. .................................     60,100      2,193,650
Harman International Industries, Inc. ................     14,300      1,816,100
Micron Technology, Inc.* .............................     57,500        710,125
                                                                      ----------
                                                                       5,921,154
                                                                      ----------

ENTERTAINMENT & LEISURE (0.2%)
Hearst-Argyle Television, Inc. .......................     10,400        274,352
                                                                      ----------

FINANCIAL SERVICES (3.8%)
Freddie Mac ..........................................     23,100      1,702,470
Merrill Lynch & Co., Inc. ............................     26,000      1,554,020
Principal Financial Group, Inc. ......................      5,500        225,170
U.S. Bancorp .........................................     27,000        845,640
                                                                      ----------
                                                                       4,327,300
                                                                      ----------


                       See Notes to Financial Statements.                    139

ING GOLDMAN SACHS(R) CORE EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES       VALUE
                                                        ---------   ------------
FOREST PRODUCTS & PAPER (0.2%)
Louisiana-Pacific Corp. .............................      6,800    $    181,832
                                                                    ------------

HEAVY MACHINERY (0.5%)
Black & Decker Corp. ................................      6,100         538,813
                                                                    ------------

INSURANCE (6.3%)
ACE Ltd. (Bermuda) ..................................      2,900         123,975
Aetna, Inc. .........................................      8,400       1,047,900
Loews Corp. .........................................     27,900       1,961,370
MBIA, Inc. ..........................................     24,400       1,544,032
MetLife, Inc. .......................................      8,100         328,131
Prudential Financial, Inc. ..........................     38,500       2,115,960
                                                                    ------------
                                                                       7,121,368
                                                                    ------------

MEDIA--BROADCASTING & PUBLISHING (4.5%)
American Greetings - Class A ........................      4,100         103,935
Comcast Corp., Class A* .............................     23,306         775,624
Time Warner, Inc.* ..................................     94,550       1,838,052
Viacom, Inc., Class B ...............................     66,211       2,409,418
                                                                    ------------
                                                                       5,127,029
                                                                    ------------

MEDICAL AND HEALTH PRODUCTS (1.6%)
Becton Dickinson & Co. ..............................     18,500       1,050,800
Boston Scientific Corp.* ............................     17,000         604,350
Guidant Corp. .......................................      2,250         162,225
                                                                    ------------
                                                                       1,817,375
                                                                    ------------

METALS AND MINING (0.7%)
Newmont Mining Corp. ................................      2,200          97,702
Nucor Corp. .........................................     13,600         711,824
                                                                    ------------
                                                                         809,526
                                                                    ------------

OIL & GAS (7.7%)
Anadarko Petroleum Corp. ............................     12,100         784,201
Burlington Resources, Inc. ..........................     39,900       1,735,650
ConocoPhillips ......................................     18,179       1,578,482
Devon Energy Corp. ..................................     42,000       1,634,640
Exxon Mobil Corp. ...................................     55,272       2,833,243
Pogo Producing Co. ..................................      2,300         111,527
                                                                    ------------
                                                                       8,677,743
                                                                    ------------

PHARMACEUTICALS (10.9%)
Allergan, Inc. ......................................     11,600         940,412
Biogen Idec, Inc.* ..................................     30,700       2,044,927
ImClone Systems, Inc.* ..............................     14,900         686,592
Johnson & Johnson ...................................     58,200       3,691,044
Merck & Co., Inc. ...................................     33,300       1,070,262
Millennium Pharmaceuticals, Inc.* ...................     13,900         168,468
Pfizer, Inc. ........................................    139,795       3,759,087
                                                                    ------------
                                                                      12,360,792
                                                                    ------------

POLLUTION CONTROL (0.5%)
Waste Management, Inc. ..............................     17,500    $    523,950
                                                                    ------------

RAILROADS (0.3%)
Union Pacific Corp. .................................      5,400         363,150
                                                                    ------------

REAL ESTATE (0.6%)
Equity Office Properties Trust (REIT) ...............     22,900         666,848
                                                                    ------------

RETAILERS (5.3%)
99 Cents Only Stores* ...............................      9,300         150,288
Circuit City Stores, Inc. ...........................     27,600         431,664
Dillard's, Inc., Class A ............................      1,560          41,917
eBay, Inc.* .........................................     21,000       2,441,880
Kmart Holding Corp.* ................................      9,323         922,511
Payless ShoeSource, Inc.* ...........................      9,200         113,160
Wal-Mart Stores, Inc. ...............................     35,100       1,853,982
                                                                    ------------
                                                                       5,955,402
                                                                    ------------

TELECOMMUNICATIONS (7.8%)
Andrew Corp.* .......................................      8,500         115,855
Juniper Networks, Inc.* .............................     13,042         354,612
Motorola, Inc. ......................................    128,800       2,215,360
QUALCOMM, Inc. ......................................     44,300       1,878,320
SBC Communications, Inc. ............................     24,622         634,509
Sprint Corp. ........................................     29,800         740,530
Verizon Communications, Inc. ........................     72,400       2,932,924
                                                                    ------------
                                                                       8,872,110
                                                                    ------------

TRANSPORTATION (1.8%)
Burlington Northern Santa Fe Corp. ..................      3,200         151,392
J.B. HuntTransportation Services, Inc. ..............     17,200         771,420
Polaris Industries, Inc. ............................      6,000         408,120
Ryder System, Inc. ..................................     14,956         714,448
                                                                    ------------
                                                                       2,045,380
                                                                    ------------

TOTAL COMMON STOCKS (COST $101,758,086) .............                113,295,597
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (100.2%)
   (COST $101,758,086) ..............................               $113,295,597
                                                                    ------------
OTHER ASSETS IN EXCESS OF LIABILITIES (-0.2%) .......                   (183,531)
                                                                    ------------
NET ASSETS (100.0%) .................................               $113,112,066
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $102,163,403. Unrealized gains and losses, based on identified tax cost at December31, 2004, are as follows:

Unrealized gains ................................................   $12,802,583
Unrealized losses ...............................................    (1,670,389)
                                                                    -----------
   Net unrealized gain ..........................................   $11,132,194
                                                                    ===========

*    Non-income producing security

REIT Real Estate Investment Trust

Category percentages are based on net assets.


140                    See Notes to Financial Statements.

ING JPMORGAN FLEMING INTERNATIONAL PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
COMMON STOCKS (98.4%)

AUSTRALIA (1.7%)
News Corp., Inc., CDI ...............................     198,875   $  3,815,214
BHP Billiton Ltd. ...................................     463,800      5,557,442
Woodside Petroleum Ltd. .............................      10,679        168,005
                                                                    ------------
                                                                       9,540,661
                                                                    ------------

BELGIUM (2.2%)
Dexia ...............................................     321,830      7,396,108
Fortis* .............................................     191,960      5,307,116
                                                                    ------------
                                                                      12,703,224
                                                                    ------------

BRAZIL (1.4%)
Companhia Vale do Rio Doce (CVRD) (ADR) .............     274,182      7,954,018
                                                                    ------------

FINLAND (1.1%)
Nokia Oyj ...........................................     421,820      6,605,424
                                                                    ------------

FRANCE (11.9%)
BNP Paribas SA ......................................     125,630      9,105,278
Compagnie de Saint-Gobain ...........................     160,230      9,652,445
Dassault Systemes SA ................................      98,853      4,988,786
Imerys SA ...........................................      84,548      7,094,443
Lafarge SA ..........................................      59,810      5,772,602
AXA .................................................     325,578      8,050,881
Total SA ............................................     109,792     24,044,958
                                                                    ------------
                                                                      68,709,393
                                                                    ------------

GERMANY (5.5%)
Bayerische Motoren Werke (BMW) AG ...................     189,290      8,546,308
BASF AG .............................................      68,500      4,939,574
Siemens AG ..........................................      89,740      7,598,945
Schering AG .........................................      64,900      4,833,265
Deutsche Post AG ....................................     251,080      5,768,756
                                                                    ------------
                                                                      31,686,848
                                                                    ------------

IRELAND (0.9%)
Bank of Ireland .....................................     311,310      5,188,748
                                                                    ------------

ITALY (4.7%)
ENI SpA .............................................     825,740     20,697,517
Telecom Italia SpA ..................................   2,033,613      6,589,254
                                                                    ------------
                                                                      27,286,771
                                                                    ------------

JAPAN (19.4%)
Honda Motor Co., Ltd. ...............................     162,400      8,491,395
Nitto Denko Corp. ...................................      81,000      4,447,937
Shin-Etsu Chemical Co., Ltd. ........................     136,100      5,596,469
Secom Co., Ltd. .....................................      98,000      3,940,146
Nippon Telegraph & Telephone Corp. ..................         530      2,399,048
Mitsubishi Corp. ....................................     406,600      5,259,578
Fanuc Ltd. ..........................................      57,800   $  3,802,288
Hirose Electric Co., Ltd. ...........................      24,000      2,816,990
Matsushita Electric Industrial Co., Ltd. ............     233,000      3,733,768
Sharp Corp. .........................................     191,000      3,127,505
Nintendo Co., Ltd. ..................................      25,000      3,151,036
Credit Saison Co., Ltd. .............................      81,600      2,985,186
Mitsubishi Tokyo Financial Group, Inc. ..............         685      7,016,318
Nikko Cordial Corp. .................................     823,000      4,367,503
Sumitomo Corp. ......................................     636,000      5,500,745
Takefuji Corp. ......................................      42,580      2,879,887
Nippon Unipac Holding ...............................         350      1,577,387
Daikin Industries Ltd. ..............................     185,000      5,362,789
SMC Corp. ...........................................      36,600      4,201,160
Kao Corp. ...........................................     173,000      4,428,189
Hoya Corp. ..........................................      57,000      6,440,889
Canon, Inc. .........................................     181,300      9,846,194
Chugai Pharmaceutical Co., Ltd. .....................     196,600      3,254,001
Yamanouchi Pharmaceutical Co., Ltd. .................     198,700      7,754,654
                                                                    ------------
                                                                     112,381,062
                                                                    ------------

MEXICO (0.7%)
Fomento Economico Mexicano
   SA de CV (ADR) ...................................      75,500      3,972,055
                                                                    ------------

NETHERLANDS (4.1%)
Koninklijke Philips Electronics N.V. ................     196,400      5,204,604
ABN Amro Holdings N.V. ..............................     309,720      8,208,616
Reed Elsevier N.V. ..................................     361,150      4,932,287
Wolters Kluwer N.V. .................................     260,880      5,226,265
                                                                    ------------
                                                                      23,571,772
                                                                    ------------

RUSSIA (0.0%)
YUKOS (ADR)* ........................................      49,769        129,399
                                                                    ------------

SOUTH KOREA (2.1%)
Samsung Electronics Co., Ltd. .......................      15,330      6,660,899
POSCO (ADR) .........................................      67,262      2,995,177
SK Telecom Co., Ltd. ................................     116,500      2,592,125
                                                                    ------------
                                                                      12,248,201
                                                                    ------------

SPAIN (2.6%)
Banco Popular Espanol SA ............................     129,100      8,500,084
Altadis SA ..........................................     136,960      6,259,952
                                                                    ------------
                                                                      14,760,036
                                                                    ------------

SWEDEN (0.8%)
Ericsson LM, B Shares* ..............................   1,430,000      4,502,873
                                                                    ------------

SWITZERLAND (11.3%)
UBS AG ..............................................     149,300     12,524,113
Nestle SA ...........................................      39,864     10,411,677


                       See Notes to Financial Statements.                    141

ING JPMORGAN FLEMING INTERNATIONAL PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
SWITZERLAND (CONTINUED)
Holcim Ltd. .........................................     125,785   $  7,562,417
Adecco SA* ..........................................     145,100      7,314,283
Zurich Financial Services AG* .......................      37,335      6,221,087
Novartis AG .........................................     230,760     11,621,263
Roche Holding AG-Genusss ............................      85,380      9,807,104
                                                                    ------------
                                                                      65,461,944
                                                                    ------------
UNITED KINGDOM (28.0%)
Barclays PLC ........................................     960,050     10,833,047
HSBC Holdings PLC ...................................     958,000     16,346,444
Royal Bank of Scotland Group PLC ....................     304,842     10,242,574
Standard Chartered PLC ..............................     237,700      4,414,368
Allied Domecq PLC ...................................     427,880      4,206,304
Morrison (Wm.) Supermarkets .........................   2,139,743      8,501,985
Wolseley PLC ........................................     504,000      9,408,748
National Grid Transco Group PLC .....................     557,648      5,312,523
Centrica PLC ........................................   1,032,180      4,676,456
Schroders PLC .......................................     282,130      3,817,332
Tesco PLC ...........................................   1,708,881     10,548,677
Reckitt Benckiser PLC ...............................     180,070      5,433,376
Aviva PLC ...........................................     377,570      4,541,933
InterContinental Hotels Group PLC ...................     273,214      3,397,923
GlaxoSmithkline PLC .................................     665,613     15,634,484
Smith & Nephew PLC ..................................     470,070      4,811,978
BG Group PLC ........................................   1,158,120      7,873,851
British Land Co. PLC ................................     360,000      6,184,428
Kingfisher PLC ......................................   1,052,000      6,248,237
Vodafone Group PLC ..................................   7,175,035     19,530,145
                                                                    ------------
                                                                     161,964,813
                                                                    ------------
TOTAL COMMON STOCKS (COST $423,562,564) .............                568,667,242
                                                                    ------------
TOTAL INVESTMENTS AT MARKET VALUE (98.4%)
   (COST $423,562,564) ..............................               $568,667,242

OTHER ASSETS IN EXCESS OF LIABILITIES (1.6%) ........                  9,518,819
                                                                    ------------
NET ASSETS (100.0%) .................................               $578,186,061
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $427,302,476. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...............................................   $144,034,026
Unrealized losses ..............................................     (2,669,260)
                                                                   ------------
   Net unrealized gain .........................................   $141,364,766
                                                                   ============

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on total net assets.


142                    See Notes to Financial Statements.

ING JPMORGAN MID CAP VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (96.8%)

AEROSPACE & DEFENSE (1.1%)
United Defense Industries, Inc.* .....................     28,200    $ 1,332,450
                                                                     -----------

AUTOMOTIVE (3.5%)
AutoNation, Inc.* ....................................     76,500      1,469,565
BorgWarner, Inc. .....................................     20,500      1,110,485
Genuine Parts Co. ....................................     18,100        797,486
Harsco Corp. .........................................     17,400        969,876
                                                                     -----------
                                                                       4,347,412
                                                                     -----------

BANKING (10.5%)
Cullen/Frost Bankers, Inc. ...........................     13,800        670,680
Golden West Financial Corp. ..........................     53,000      3,255,260
M&T Bank Corp. .......................................     26,500      2,857,760
North Fork Bancorporation, Inc. ......................     76,250      2,199,812
Northern Trust Corp. .................................     22,100      1,073,618
TCF Financial Corp. ..................................     16,400        527,096
Webster Financial Corp. ..............................     15,100        764,664
Wilmington Trust Corp. ...............................     49,300      1,782,195
                                                                     -----------
                                                                      13,131,085
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (3.8%)
Brown-Forman Corp., Class B ..........................     22,000      1,070,960
Dean Foods Co.* ......................................     44,850      1,477,808
Hormel Foods Corp. ...................................     37,000      1,159,950
J.M. Smucker Co. (The) ...............................     22,173      1,043,683
                                                                     -----------
                                                                       4,752,401
                                                                     -----------

BUILDING MATERIALS (1.1%)
Florida Rock Industries, Inc. ........................     23,850      1,419,791
                                                                     -----------

BUSINESS SERVICES (0.8%)
Interactive Data Corp.* ..............................     44,000        956,560
                                                                     -----------

CHEMICALS (2.8%)
Albemarle Corp. ......................................     23,800        921,298
Ashland, Inc. ........................................     18,500      1,080,030
International Flavors & Fragrances, Inc. .............     18,500        792,540
Sherwin-Williams Co. .................................     16,500        736,395
                                                                     -----------
                                                                       3,530,263
                                                                     -----------

COMMERCIAL SERVICES (0.7%)
Quest Diagnostics, Inc. ..............................      8,600        821,730
                                                                     -----------

COMMUNICATIONS (1.0%)
Telephone & Data Systems, Inc. .......................     15,600      1,200,420
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (2.6%)
Affiliated Computer Services, Inc., Class A*..........     16,700      1,005,173
Computer Associates International, Inc. ..............     32,600      1,012,556
IMS Health, Inc. .....................................     50,800      1,179,068
                                                                     -----------
                                                                       3,196,797
                                                                     -----------

COMPUTERS & INFORMATION (0.8%)
Lexmark International, Inc.* .........................     12,300    $ 1,045,500
                                                                     -----------

CONSUMER GOODS AND SERVICES (2.0%)
Clorox Co. ...........................................     16,600        978,238
Fortune Brands, Inc. .................................     20,300      1,566,754
                                                                     -----------
                                                                       2,544,992
                                                                     -----------

CONTAINERS & PACKAGING (1.7%)
Ball Corp. ...........................................     19,400        853,212
Pactiv Corp.* ........................................     52,300      1,322,667
                                                                     -----------
                                                                       2,175,879
                                                                     -----------

ELECTRIC UTILITIES (4.3%)
Dominion Resources, Inc. .............................     19,500      1,320,930
Energy East Corp. ....................................     35,200        939,136
SCANA Corp. ..........................................     33,700      1,327,780
Sempra Energy ........................................     23,700        869,316
Westar Energy, Inc. ..................................     37,300        853,051
                                                                     -----------
                                                                       5,310,213
                                                                     -----------

ELECTRONICS (1.0%)
Cooper Industries Ltd., Class A ......................     19,100      1,296,699
                                                                     -----------

FINANCIAL SERVICES (2.8%)
Legg Mason, Inc. .....................................     18,750      1,373,625
Principal Financial Group, Inc. ......................     31,600      1,293,704
T. Rowe Price Group, Inc. ............................     13,500        839,700
                                                                     -----------
                                                                       3,507,029
                                                                     -----------

FOREST PRODUCTS & PAPER (1.1%)
Rayonier, Inc. .......................................     26,806      1,311,081
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (3.4%)
Coventry Health Care, Inc.* ..........................     42,700      2,266,516
Manor Care, Inc. .....................................     17,000        602,310
Omnicare, Inc. .......................................     18,100        626,622
Renal Care Group, Inc.* ..............................     21,100        759,389
                                                                     -----------
                                                                       4,254,837
                                                                     -----------

HEAVY MACHINERY (1.5%)
Vulcan Materials Co. .................................     33,700      1,840,357
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS & APPLIANCES (0.5%)
American Standard Companies, Inc.* ...................     15,700        648,724
                                                                     -----------

INDUSTRIAL--DIVERSIFIED (2.2%)
Carlisle Companies, Inc. .............................     25,400      1,648,968
Crane Co. ............................................     39,000      1,124,760
                                                                     -----------
                                                                       2,773,728
                                                                     -----------


                       See Notes to Financial Statements.                    143

ING JPMORGAN MID CAP VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES       VALUE
                                                        ---------   ------------
INSURANCE (10.7%)
Assurant, Inc. ......................................     97,000    $  2,963,350
Cincinnati Financial Corp. ..........................     32,725       1,448,409
IPC Holdings, Ltd. (Bermuda) ........................     44,700       1,944,897
MGIC Investment Corp. ...............................     23,400       1,612,494
Old Republic International Corp. ....................     89,200       2,256,760
Partner Re Ltd. (Bermuda) ...........................     16,200       1,003,428
SAFECO Corp. ........................................     23,500       1,227,640
Willis Group Holdings Ltd. ..........................     19,600         806,932
                                                                    ------------
                                                                      13,263,910
                                                                    ------------

MEDIA--BROADCASTING & PUBLISHING (3.9%)
Dex Media, Inc. .....................................     18,100         451,776
E.W. Scripps Co. (The), Class A .....................     35,226       1,700,711
Gannett Co., Inc. ...................................     26,200       2,140,540
Knight-Ridder, Inc. .................................      8,400         562,296
                                                                    ------------
                                                                       4,855,323
                                                                    ------------

OIL & GAS (8.5%)
Burlington Resources, Inc. ..........................     41,000       1,783,500
Devon Energy Corp. ..................................     65,100       2,533,692
Energen Corp. .......................................      9,100         536,445
Equitable Resources, Inc. ...........................     10,700         649,062
Kinder Morgan, Inc. .................................     47,700       3,488,301
Premcor, Inc. .......................................     38,500       1,623,545
                                                                    ------------
                                                                      10,614,545
                                                                    ------------

PHARMACEUTICALS (1.2%)
Sigma-Aldrich Corp. .................................     24,700       1,493,362
                                                                    ------------

POLLUTION CONTROL (1.6%)
Republic Services, Inc., Class A ....................     57,500       1,928,550
                                                                    ------------

REAL ESTATE (2.5%)
Brookfield Properties Co. (Canada) ..................     34,200       1,279,080
Forest City Enterprises, Inc., Class A ..............      9,600         552,480
PS Business Parks, Inc. (REIT) ......................     18,300         825,330
Public Storage, Inc. (REIT) .........................      7,500         418,125
                                                                    ------------
                                                                       3,075,015
                                                                    ------------

RESTAURANTS AND LODGING (2.7%)
Applebee's International, Inc. ......................     45,200       1,195,540
Choice Hotels International, Inc. ...................      4,600         266,800
Outback Steakhouse, Inc. ............................     41,600       1,904,448
                                                                    ------------
                                                                       3,366,788
                                                                    ------------

RETAILERS (8.0%)
Autozone, Inc.* .....................................     37,700       3,442,387
Family Dollar Stores, Inc. ..........................     69,000       2,154,870
May Department Stores Co. (The) .....................     37,000       1,087,800
Tiffany & Co. .......................................     25,200         805,644
TJX Co., Inc. .......................................     69,900    $  1,756,587
Tuesday Morning Corp.* ..............................     25,300         774,939
                                                                    ------------
                                                                      10,022,227
                                                                    ------------

TELECOMMUNICATIONS (3.5%)
ALLTEL Corp. ........................................     36,200       2,127,112
CenturyTel, Inc. ....................................     61,700       2,188,499
                                                                    ------------
                                                                       4,315,611
                                                                    ------------

TEXTILES, CLOTHING & FABRICS (5.0%)
Columbia Sportswear Co.* ............................     36,100       2,151,921
Mohawk Industries, Inc.* ............................     11,600       1,058,500
VF Corp. ............................................     55,300       3,062,514
                                                                    ------------
                                                                       6,272,935
                                                                    ------------
TOTAL COMMON STOCKS (COST $107,502,766) .............                120,606,214
                                                                    ------------
TOTAL INVESTMENTS AT MARKET VALUE (96.8%)
   (COST $107,502,766) ..............................               $120,606,214

OTHER ASSETS IN EXCESS OF LIABILITIES (3.2%) ........                  3,956,921
                                                                    ------------
NET ASSETS (100.0%) .................................               $124,563,135
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $107,551,369. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $13,137,469
Unrealized losses ...............................................       (82,624)
                                                                    -----------
Net unrealized gain .............................................   $13,054,845
                                                                    ===========

*    Non-income producing security.

REIT Real Estate Investment Trust

Category percentages are based on net assets.


144                    See Notes to Financial Statements.

ING MFS CAPITAL OPPORTUNITIES PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (98.0%)

ADVERTISING (0.5%)
Interpublic Group of Companies, Inc.* ................      63,600   $   852,240
Lamar Advertising Co.* ...............................       8,900       380,742
                                                                     -----------
                                                                       1,232,982
                                                                     -----------

BASIC MATERIALS (4.1%)
Bowater, Inc. ........................................      48,500     2,132,545
Companhia Vale do Rio Doce
   (CVRD) (ADR) (Brazil) .............................      49,900     1,447,599
Du Pont (E.I.) de Nemours & Co. ......................      28,870     1,416,073
Owens-Illinois, Inc.* ................................     174,020     3,941,553
Smurfit-Stone Container Corp. ........................      43,860       819,305
                                                                     -----------
                                                                       9,757,075
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (0.4%)
SYSCO Corp. ..........................................      24,600       938,982
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (0.7%)
Activision, Inc.* ....................................      13,300       268,394
Check Point Software
   Technologies Ltd. (Israel)* .......................      20,000       492,600
Citrix Systems, Inc.* ................................      32,000       784,960
                                                                     -----------
                                                                       1,545,954
                                                                     -----------
CONSUMER STAPLES (2.8%)
Avon Products, Inc. ..................................      25,100       971,370
General Mills, Inc. ..................................      44,450     2,209,609
PepsiCo, Inc. ........................................      63,370     3,307,914
                                                                     -----------
                                                                       6,488,893
                                                                     -----------

COSMETICS & PERSONAL CARE (0.9%)
Proctor & Gamble Co. .................................      38,500     2,120,580
                                                                     -----------

ENERGY (4.3%)
BJ Services Co. ......................................      27,650     1,286,831
Cooper Cameron Corp.* ................................      37,770     2,032,404
Devon Energy Corp. ...................................      43,540     1,694,577
GlobalSantaFe Corp. ..................................      83,147     2,752,997
Noble Corp.* .........................................      48,130     2,393,986
                                                                     -----------
                                                                      10,160,795
                                                                     -----------

FINANCIAL SERVICES (14.1%)
Allstate Corp. .......................................      60,470     3,127,508
American Express Co. .................................      32,600     1,837,662
American International Group, Inc. ...................      15,300     1,004,751
Bank of America Corp. ................................      35,764     1,680,550
Citigroup, Inc. ......................................      41,217     1,985,835
Conseco, Inc.* .......................................     136,230     2,717,789
Freddie Mac ..........................................      39,620     2,919,994
Goldman Sachs Group, Inc. ............................       3,400       353,736
Hartford Financial Services
   Group, Inc. (The) .................................      32,430   $ 2,247,723
J.P. Morgan Chase & Co. ..............................     113,520     4,428,415
MBNA Corp. ...........................................      24,070       678,533
Mellon Financial Corp. ...............................     115,460     3,591,961
Merrill Lynch & Co., Inc. ............................      55,210     3,299,902
Northern Trust Corp. .................................      16,300       791,854
PNC Financial Services Group .........................      44,200     2,538,848
                                                                     -----------
                                                                      33,205,061
                                                                     -----------

HEALTH CARE (16.1%)
Abbott Laboratories ..................................      89,540     4,177,041
Amgen, Inc.* .........................................      22,800     1,462,620
Apria Healthcare Group, Inc.* ........................      49,300     1,624,435
Elan Corp. PLC (ADR) (Ireland)* ......................       6,000       163,500
Eli Lilly and Co. ....................................      17,700     1,004,475
Genentech, Inc.* .....................................      11,000       598,840
Genzyme Corp.* .......................................      36,150     2,099,231
Gilead Sciences, Inc.* ...............................      22,300       780,277
HCA, Inc. ............................................      22,400       895,104
Johnson & Johnson ....................................     109,570     6,948,929
MedImmune, Inc.* .....................................      72,470     1,964,662
Medtronic, Inc. ......................................      40,200     1,996,734
Merck & Co., Inc. ....................................     140,930     4,529,490
Pfizer, Inc. .........................................       9,438       253,788
Tenet Healthcare Corp.* ..............................     179,040     1,965,859
Waters Corp.* ........................................      11,900       556,801
Wyeth ................................................     158,500     6,750,515
                                                                     -----------
                                                                      37,772,301
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (0.5%)
Lowe's Companies, Inc. ...............................      19,000     1,094,210
                                                                     -----------

INDUSTRIAL GOODS & SERVICES (4.6%)
Cooper Industries Ltd., Class A ......................      13,000       882,570
Emerson Electric Co. .................................       7,900       553,790
General Electric Co. .................................     104,490     3,813,885
Illinois Tool Works, Inc. ............................       4,500       417,060
Lockheed Martin Corp. ................................      57,570     3,198,014
Tyco International Ltd. ..............................      52,644     1,881,497
                                                                     -----------
                                                                      10,746,816
                                                                     -----------

LEISURE (10.0%)
Carnival Corp. (Panama) ..............................      23,900     1,377,357
Clear Channel Communications, Inc. ...................       6,500       217,685
Comcast Corp., Special Class A* ......................     160,790     5,280,344
Cox Radio, Inc., Class A* ............................      13,500       222,480
Entercom Communications Corp.* .......................       7,200       258,408
IAC/InterActiveCorp* .................................      36,400     1,005,368
Mattel, Inc. .........................................      85,490     1,666,200


                       See Notes to Financial Statements.                    145

ING MFS CAPITAL OPPORTUNITIES PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF     MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
LEISURE (CONTINUED)
Royal Caribbean Cruises Ltd. .........................      12,800   $   696,832
Time Warner, Inc.* ...................................      53,400     1,038,096
Univision Communications, Inc., Class A* .............      23,300       681,991
Viacom, Inc., Class B ................................     180,881     6,582,260
Walt Disney Co. ......................................     134,720     3,745,216
Westwood One, Inc.* ..................................      31,500       848,295
                                                                     -----------
                                                                      23,620,532
                                                                     -----------

MEDIA--BROADCASTING & PUBLISHING (0.8%)
Grupo Televisa SA (ADR) (Mexico) .....................      10,400       629,200
News Corp., Inc., Class A* ...........................      67,900     1,267,014
                                                                     -----------
                                                                       1,896,214
                                                                     -----------

MEDICAL AND HEALTH PRODUCTS (0.6%)
Fisher Scientific International, Inc.* ...............      11,500       717,370
Guidant Corp. ........................................      10,300       742,630
                                                                     -----------
                                                                       1,460,000
                                                                     -----------

MISCELLANEOUS (1.7%)
Accenture Ltd., Class A (Bermuda)* ...................      66,700     1,800,900
Career Education Corp.* ..............................       4,100       164,000
Fiserv, Inc.* ........................................      27,200     1,093,168
Getty Images, Inc.* ..................................       5,400       371,790
Monster Worldwide, Inc.* .............................      19,100       642,524
                                                                     -----------
                                                                       4,072,382
                                                                     -----------

PHARMACEUTICALS (0.7%)
Allergan, Inc. .......................................       8,800       713,416
ImClone Systems, Inc.* ...............................      22,400     1,032,192
                                                                     -----------
                                                                       1,745,608
                                                                     -----------

RESTAURANTS AND LODGING (0.1%)
Cheesecake Factory (The), Inc.* ......................       9,600       311,712
                                                                     -----------

RETAILING (5.7%)
Best Buy Co., Inc. ...................................      14,800       879,416
CVS Corp. ............................................      26,000     1,171,820
Home Depot, Inc. .....................................      33,560     1,434,354
Hot Topic, Inc.* .....................................       9,200       158,148
Kohl's Corp.* ........................................      26,700     1,312,839
Nordstrom, Inc. ......................................       6,500       303,745
Reebok International Ltd. ............................      26,900     1,183,600
Rite Aid Corp.* ......................................     324,780     1,188,695
Staples, Inc. ........................................      16,900       569,699
Target Corp. .........................................      39,900     2,072,007
The Gap, Inc. ........................................      96,120     2,030,054
Tiffany & Co. ........................................      10,600       338,882
Wal-Mart Stores, Inc. ................................      14,700       776,454
                                                                     -----------
                                                                      13,419,713
                                                                     -----------

TECHNOLOGY (17.9%)
ADTRAN, Inc. .........................................      19,500   $   373,230
Akamai Technologies, Inc.* ...........................      40,800       531,624
Amdocs Ltd.* .........................................      28,700       753,375
Amphenol Corp., Class A* .............................       9,100       334,334
Analog Devices, Inc. .................................      33,100     1,222,052
Applied Materials, Inc.* .............................      32,400       554,040
Ascential Software Corp.* ............................       7,400       120,694
Cisco Systems, Inc.* .................................     183,200     3,535,760
Computer Associates International, Inc. ..............      67,710     2,103,073
Comverse Technology, Inc.* ...........................      14,600       356,970
Dell, Inc.* ..........................................      77,700     3,274,278
eBay, Inc.* ..........................................       9,600     1,116,288
Electronic Arts, Inc.* ...............................      17,800     1,097,904
EMC Corp.* ...........................................     102,700     1,527,149
International Business Machines Corp. ................      11,500     1,133,670
Kla-Tencor Corp.* ....................................       8,900       414,562
Linear Technology Corp. ..............................      10,800       418,608
Marvell Technology Group Ltd. (Bermuda)* .............      17,200       610,084
Maxim Intergrated Products, Inc. .....................       9,800       415,422
Mercury Interactive Corp.* ...........................      38,100     1,735,455
Microsoft Corp. ......................................     258,820     6,913,082
Network Appliance, Inc.* .............................      31,700     1,053,074
Nortel Networks Corp. (Canada)* ......................   1,176,370     4,105,531
Novellus Systems, Inc. ...............................      20,400       568,956
Oracle Corp.* ........................................     128,300     1,760,276
PMC-Sierra, Inc.* ....................................      75,500       849,375
Seagate Technology, Inc. Escrow* .....................      64,800             0
Texas Instruments, Inc. ..............................      23,700       583,494
Veritas Software Corp.* ..............................      65,000     1,855,750
Xilinx, Inc. .........................................      33,900     1,005,135
Yahoo! Inc.* .........................................      47,900     1,804,872
                                                                     -----------
                                                                      42,128,117
                                                                     -----------

TELECOMMUNICATIONS (0.2%)
Ericsson LM (ADR) (Sweden)* ..........................      12,900       406,221
Lucent Technologies, Inc., Warrants,
   Strike @ 2.75, Expires (12/10/07)* ................       4,708         7,439
                                                                     -----------
                                                                         413,660
                                                                     -----------

TRANSPORTATION (1.6%)
Expeditors International of Washington, Inc. .........       8,400       469,392
FedEx Corp. ..........................................      11,400     1,122,786
Southwest Airlines Co. ...............................      44,260       720,553
United Parcel Service, Inc., Class B .................      16,400     1,401,544
                                                                     -----------
                                                                       3,714,275
                                                                     -----------

UTILITIES & COMMUNICATIONS (9.7%)
America Movil SA de CV - L Shares (ADR) (Mexico) .....      21,700     1,135,995
Calpine Corp.* .......................................     576,860     2,272,828


146                    See Notes to Financial Statements.

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   -----------
UTILITIES & COMMUNICATIONS (CONTINUED)
Nokia Oyj (ADR) (Finland) ...........................     274,690   $  4,304,392
Sprint Corp. ........................................     251,470      6,249,030
Verizon Communications, Inc. ........................     136,390      5,525,159
Vodafone Group PLC (ADR)
   (United Kingdom) .................................     122,403      3,351,394
                                                                    ------------
                                                                      22,838,798
                                                                    ------------
TOTAL COMMON STOCKS (COST $199,850,074) .............                230,684,660
                                                                    ------------
TOTAL INVESTMENTS AT MARKET VALUE (98.0%)
   (COST $199,850,074) ..............................               $230,684,660

OTHER ASSETS IN EXCESS OF LIABILITIES (2.0%) ........                  4,634,292
                                                                    ------------
NET ASSETS (100.0%) .................................               $235,318,952
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $203,007,389. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $32,028,207
Unrealized losses ...............................................    (4,350,936)
                                                                    -----------
   Net unrealized gain ..........................................   $27,677,271
                                                                    ===========

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on net assets.


                       See Notes to Financial Statements.                    147

ING OPCAP BALANCED VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                        NUMBER OF      MARKET
                                                         SHARES         VALUE
                                                       ----------   ------------
COMMON STOCKS (72.9%)

AUTOMOTIVE (0.7%)
SPX Corp. ..........................................       31,100   $  1,245,865
                                                                    ------------

BEVERAGES, FOOD & TOBACCO (0.6%)
Kellogg Co. ........................................    1,020,000        991,501
                                                                    ------------

COMPUTER SOFTWARE & PROCESSING (0.9%)
Cadence Design Systems, Inc.* ......................      114,100      1,575,721
                                                                    ------------

COMPUTERS & INFORMATION (3.5%)
Cisco Systems, Inc.* ...............................      309,500      5,973,350
                                                                    ------------

COSMETICS & PERSONAL CARE (0.7%)
Avon Products, Inc. ................................       29,700      1,149,390
                                                                    ------------

ELECTRONIC COMPONENTS (3.3%)
Texas Instruments, Inc. ............................      223,100      5,492,722
                                                                    ------------

ELECTRONICS (6.2%)
Flextronics International Ltd.* ....................      279,000      3,855,780
Freescale Semiconductor Class A* ...................       26,900        479,358
Intel Corp. ........................................      177,500      4,151,725
JDS Uniphase Corp.* ................................      604,000      1,914,680
                                                                    ------------
                                                                      10,401,543
                                                                    ------------

ENTERTAINMENT & LEISURE (3.4%)
Royal Caribbean Cruises Ltd. .......................      105,000      5,716,200
                                                                    ------------

FINANCIAL SERVICES (3.6%)
American Express Co. ...............................       67,000      3,776,790
ChoicePoint, Inc.* .................................       49,200      2,262,708
                                                                    ------------
                                                                       6,039,498
                                                                    ------------

FOREST PRODUCTS & PAPER (2.5%)
International Paper Co. ............................       99,400      4,174,800
                                                                    ------------

HEAVY MACHINERY (0.1%)
Eaton Corp. ........................................        1,900        137,484
                                                                    ------------

INSURANCE (11.3%)
Ambac Financial Group, Inc. ........................       45,000      3,695,850
American International Group, Inc. .................       66,000      4,334,220
Conseco, Inc.* .....................................            1             20
Conseco, Inc. (144A)*++ ............................      305,000              0
Hartford Financial Services Group, Inc. (The) ......      100,900      6,993,379
St. Paul Travelers Companies, Inc. (The) ...........       24,000        889,680
UNUMProvident Corp. ................................      173,400      3,110,796
                                                                    ------------
                                                                      19,023,945
                                                                    ------------

MEDIA--BROADCASTING & PUBLISHING (3.0%)
Direct Group, Inc. (The)* ..........................      296,800      4,968,432
                                                                    ------------

METALS AND MINING (5.9%)
Alcan, Inc. (Canada) ...............................      104,600   $  5,129,584
Inco Ltd. (Canada)* ................................      130,200      4,788,756
                                                                    ------------
                                                                       9,918,340
                                                                    ------------

OIL & GAS (8.5%)
BP PLC (ADR) (United Kingdom) ......................       66,200      3,866,080
ChevronTexaco Corp. ................................       43,800      2,299,938
ConocoPhillips .....................................       93,600      8,127,288
                                                                    ------------
                                                                      14,293,306
                                                                    ------------

PHARMACEUTICALS (7.7%)
Amgen, Inc.* .......................................       45,100      2,893,165
Pfizer, Inc. .......................................      140,500      3,778,045
Sanofi-Synthelabo SA (ADR) (France) ................      157,500      6,307,875
                                                                    ------------
                                                                      12,979,085
                                                                    ------------

RETAILERS (8.1%)
Kohl's Corp.* ......................................       52,000      2,556,840
Office Depot, Inc.* ................................      222,000      3,853,920
Wal-Mart Stores, Inc. ..............................      135,300      7,146,546
                                                                    ------------
                                                                      13,557,306
                                                                    ------------

RETAILING (1.3%)
Tiffany & Co. ......................................       69,000      2,205,930
                                                                    ------------

TELECOMMUNICATIONS (1.6%)
Motorola, Inc. .....................................      890,000        908,174
Nokia Oyj (ADR) (Finland) ..........................      111,000      1,739,370
                                                                    ------------
                                                                       2,647,544
                                                                    ------------
TOTAL COMMON STOCKS (COST $109,714,650) ............                 122,491,962
                                                                    ------------

                                                           PRINCIPAL     MARKET
                                                            AMOUNT       VALUE
                                                          ----------   ---------
CORPORATE DEBT (23.6%)

AEROSPACE & DEFENSE (1.1%)
General Dynamics Corp., 2.125%, 05/15/06 ..............   $  930,000     917,014
Northrop Grumman Corp., Senior Note,
   4.079%, 11/16/06 ...................................      990,000   1,000,450
                                                                       ---------
                                                                       1,917,464
                                                                       ---------

AIRLINES (0.6%)
FedEx Corp., 2.650%, 04/01/07 .........................    1,000,000     979,953
                                                                       ---------

AUTOMOTIVE (0.2%)
Ford Motor Co., 7.450%, 07/16/31 ......................      350,000     353,026
                                                                       ---------

BANKING (3.0%)
Citigroup, Inc., 5.000%, 03/06/07 .....................      630,000     650,568
Citigroup, Inc., 6.000%, 02/21/12 .....................      400,000     438,230
J.P. Morgan Chase & Co., 5.250%, 05/30/07 .............    1,080,000   1,123,393


148                    See Notes to Financial Statements.

                                                        PRINCIPAL       MARKET
                                                          AMOUNT        VALUE
                                                       -----------   -----------
BANKING (CONTINUED)
Keycorp, 2.750%, 02/27/07 ...........................   $1,010,000   $   991,932
U.S. Bank NA, 2.850%, 11/15/06 ......................      960,000       952,344
Wachovia Corp., 4.950%, 11/01/06 ....................      925,000       951,169
                                                                     -----------
                                                                       5,107,636
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (2.3%)
Coca-Cola Enterprises, Inc., 5.250%, 05/15/07 .......      985,000     1,024,528
General Mills, Inc., 2.625%, 10/24/06 ...............    1,010,000       993,258
Kraft Foods, Inc., 4.625%, 11/01/06 .................    1,090,000     1,112,956
Tyson Foods, Inc., 7.250%, 10/01/06 .................      640,000       678,815
                                                                     -----------
                                                                       3,809,557
                                                                     -----------

COMMERCIAL SERVICES (0.8%)
Cendant Corp., 6.875%, 08/15/06 .....................      360,000       378,888
International Lease Finance Corp., 4.000%,
   01/17/06 .........................................      950,000       956,400
                                                                     -----------
                                                                       1,335,288
                                                                     -----------

COSMETICS & PERSONAL CARE (0.6%)
Procter & Gamble Co., 3.500%, 12/15/08 ..............    1,005,000     1,000,637
                                                                     -----------

ELECTRIC UTILITIES (0.2%)
Dominion Resources, Inc., Series B, 7.625%,
   07/15/05 .........................................      370,000       378,834
                                                                     -----------

ENTERTAINMENT & LEISURE (0.3%)
Walt Disney Co., 7.300%, 02/08/05 ...................      575,000       577,468
                                                                     -----------

ENVIRONMENTAL CONTROLS (0.2%)
Waste Management, Inc., 6.500%, 11/15/08 ............      225,000       245,190
                                                                     -----------

FINANCIAL SERVICES (6.8%)
American Express Co., 5.500%, 09/12/06 ..............      935,000       968,810
American Express Credit, 3.000%, 05/16/08 ...........      460,000       449,592
Bear Stearns Co., Inc., 6.500%, 05/01/06 ............      880,000       916,383
Boeing Capital Corp., 6.500%, 02/15/12 ..............      200,000       224,419
CIT Group, Inc., 7.750%, 04/02/12 ...................      450,000       533,425
Conseco Finance Trust II, 0.000%, 11/15/26* .........    2,345,000             0
Conseco Finance Trust III, 0.000%, 04/01/27* ........    2,350,000             0
Credit Suisse First Boston, Inc., 5.750%,
   04/15/07 .........................................      860,000       901,893
DaimlerChrysler North America Holding Corp.,
   6.400%, 05/15/06 .................................      770,000       801,287
Duke Capital LLC, 4.302%, 05/18/06 ..................      860,000       870,669
Ford Motor Credit Co., 6.125%, 01/09/06 .............      460,000       471,255
General Electric Capital Corp., 5.350%,
   03/30/06 .........................................      560,000       575,110
General Electric Capital Corp., 6.000%,
   06/15/12 .........................................      500,000       545,842
General Motors Acceptance Corp., 6.750%,
   01/15/06 .........................................    1,265,000     1,298,058
Goldman Sachs Group, Inc., 5.700%, 09/01/12 .........   $  600,000   $   637,000
Household Finance Corp., 7.000%, 05/15/12 ...........      500,000       571,824
John Deere Capital Corp., 3.125%, 12/15/05 ..........      680,000       679,128
Merrill Lynch & Co., 6.150%, 01/26/06 ...............      890,000       916,752
                                                                     -----------
                                                                      11,361,447
                                                                     -----------

FOOD RETAILERS (0.6%)
Safeway, Inc., 6.150%, 03/01/06 .....................      950,000       980,162
                                                                     -----------

FOREST PRODUCTS & PAPER (0.5%)
Weyerhaeuser Co., 5.500%, 03/15/05 ..................      256,000       257,191
Weyerhaeuser Co., 6.000%, 08/01/06 ..................      550,000       571,761
                                                                     -----------
                                                                         828,952
                                                                     -----------

MEDIA--BROADCASTING & PUBLISHING (1.1%)
News America Holdings, Inc., 9.250%,
   02/01/13 .........................................      200,000       258,132
Time Warner, Inc., 5.625%, 05/01/05 .................      678,000       684,299
Viacom, Inc., 6.400%, 01/30/06 ......................      890,000       919,878
                                                                     -----------
                                                                       1,862,309
                                                                     -----------

MEDICAL SUPPLIES (0.5%)
Tenet Healthcare Corp., 5.000%, 07/01/07 ............      825,000       812,625
                                                                     -----------

METALS & MINING (0.6%)
Alcoa Inc., 4.250%, 08/15/07 ........................    1,030,000     1,048,298
                                                                     -----------

OIL & GAS (1.7%)
ChevronTexaco Capital Co., 3.500%, 09/17/07 .........    1,020,000     1,025,183
ConocoPhillips, 3.625%, 10/15/07 ....................      940,000       941,157
Marathon Oil Corp., Note, 5.375%, 06/01/07 ..........      890,000       926,005
                                                                     -----------
                                                                       2,892,345
                                                                     -----------

PHARMACEUTICALS (0.5%)
Bristol-Myers Squibb, 4.750%, 10/01/06 ..............      880,000       900,197
                                                                     -----------

RETAILERS (0.3%)
CVS Corp., 3.875%, 11/01/07 .........................      550,000       552,849
                                                                     -----------

TELECOMMUNICATIONS (1.7%)
AT&T Wireless Services, Inc., 7.350%,
   03/01/06 .........................................      720,000       753,430
SBC Communications, Inc., 5.750%, 05/02/06 ..........      940,000       970,448
Verizon Global Funding Corp., 6.750%,
   12/01/05 .........................................      560,000       578,250
Verizon Global Funding Corp., 7.375%,
   09/01/12 .........................................      400,000       471,421
                                                                     -----------
                                                                       2,773,549
                                                                     -----------

TOTAL CORPORATE DEBT (COST $39,657,695) .............                39,717,786
                                                                     -----------


                       See Notes to Financial Statements.                    149

ING OPCAP BALANCED VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        PRINCIPAL      MARKET
                                                         AMOUNT         VALUE
                                                       ----------   ------------
U.S. GOVERNMENT AND AGENCY OBLIGATIONS (0.9%)

U.S. TREASURY BONDS & NOTES (0.9%)
US Treasury Note, 1.625%, 03/31/05 .................   $  285,000   $    284,644
US Treasury Note, 2.625%, 03/15/09 .................    1,225,000      1,184,088
                                                                    ------------
                                                                       1,468,732
                                                                    ------------

TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS
   (COST $1,499,590) ...............................                   1,468,732
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (97.4%)
   (COST $150,871,935) .............................                $163,678,480

OTHER ASSETS IN EXCESS OF LIABILITIES (2.6%) .......                   4,293,150
                                                                    ------------

NET ASSETS (100.0%) ................................                $167,971,630
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $151,480,059. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $13,776,018
Unrealized losses ...............................................    (1,577,597)
                                                                    -----------
   Net unrealized gain ..........................................   $12,198,421
                                                                    ===========

*    Non-income producing security.

++ Security exempt from registration under Rule 144A of the Security Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2004 the market value of these securities amounted to $0 or 0.00% of net assets.

ADR American Depository Receipt

Category percentages are based on net assets.


150                    See Notes to Financial Statements.

ING OPPENHEIMER GLOBAL PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (95.1%)
ADVERTISING (0.5%)
JC Decaux SA (France)* ...............................     157,707   $ 4,606,884
                                                                     -----------
AEROSPACE & DEFENSE (2.6%)
Boeing Co. (The) .....................................      88,800     4,597,176
Empresa Brasileira de Aeronautica SA
   (Embraer) (ADR) (Brazil) ..........................     292,500     9,781,200
Northrop Grumman Corp. ...............................      80,200     4,359,672
Raytheon Co. .........................................     183,800     7,136,954
                                                                     -----------
                                                                      25,875,002
                                                                     -----------

APPAREL MANUFACTURERS (0.3%)
Coach, Inc.* .........................................      53,900     3,039,960
                                                                     -----------

AUTOMOTIVE (0.9%)
Toyota Motor Corp. (Japan) ...........................     211,200     8,668,396
                                                                     -----------

BANKING (6.3%)
Anglo Irish Bank Corp. PLC (Ireland) .................     239,084     5,790,344
Australia & New Zealand Banking Group, Ltd.
   (Australia) .......................................     265,935     4,290,058
Commerce Bancorp, Inc. ...............................      30,100     1,938,440
HSBC Holdings PLC (United Kingdom) ...................     590,800    10,080,876
HSBC Holdings PLC, Sponsored ADR
   (United Kingdom) ..................................         700        59,598
ICICI Bank, Ltd. (ADR) (India) .......................     377,200     7,600,580
J.P. Morgan Chase & Co. ..............................     394,400    15,385,544
Northern Trust Corp. .................................      63,400     3,079,972
Resona Holdings, Inc. (Japan)* .......................   1,924,000     3,926,835
Wachovia Corp. .......................................     190,600    10,025,560
                                                                     -----------
                                                                      62,177,807
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (1.9%)
Altria Group, Inc. ...................................      42,200     2,578,420
Companhia de Bebidas das Americas
   (AmBev) (ADR) (Brazil) ............................     179,200     5,076,736
Diageo PLC (United Kingdom) ..........................     130,310     1,862,038
Fomento Economico Mexicano SA de CV
   (Mexico) ..........................................     906,900     4,762,323
Grupo Modelo SA de CV, Series C
   (Mexico) ..........................................   1,265,100     3,479,990
ITC, Ltd. (India) ....................................      35,464     1,071,932
                                                                     -----------
                                                                      18,831,439
                                                                     -----------

BIOTECHNOLOGY (0.4%)
Genentech, Inc.* .....................................      83,600     4,551,184
                                                                     -----------

BUSINESS MACHINES (1.0%)
International Business Machines Corp. ................      96,400     9,503,112
                                                                     -----------

BUSINESS SERVICES (1.4%)
Societe Generale Class A (France) ....................      89,998   $ 9,110,143
Symantec Corp.* ......................................     200,500     5,164,880
                                                                     -----------
                                                                      14,275,023
                                                                     -----------

COMMERCIAL SERVICES (1.5%)
Affymetrix, Inc.* ....................................     131,000     4,788,050
JGC Corp. (Japan) ....................................     160,000     1,467,538
Quest Diagnostics, Inc. ..............................      87,100     8,322,405
                                                                     -----------
                                                                      14,577,993
                                                                     -----------

COMMUNICATIONS (3.3%)
Sirius Satellite Radio, Inc.* ........................   4,243,000    32,458,950
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (5.8%)
Amadeus Global Travel Distribution - Class A
   (Spain) ...........................................     459,865     4,718,072
BEA Systems, Inc.* ...................................     441,400     3,910,804
Cadence Design Systems, Inc.* ........................     283,300     3,912,373
Electronic Arts, Inc.* ...............................      26,200     1,616,016
IMS Health, Inc. .....................................     169,300     3,929,453
Infosys Technologies, Ltd. (India) ...................     234,408    11,293,168
Novell, Inc.* ........................................     582,500     3,931,875
SAP AG (Germany) .....................................      53,973     9,571,118
Sun Microsystems, Inc.* ..............................   1,099,200     5,913,696
Trend Micro, Inc. (Japan) ............................     107,500     5,844,391
Yahoo! Japan Corp. (Japan)* ..........................         499     2,392,809
                                                                     -----------
                                                                      57,033,775
                                                                     -----------

CONGLOMERATES (0.4%)
Hutchison Whampoa Ltd. (Hong Kong) ...................     446,000     4,178,586
                                                                     -----------

CONSUMER GOODS AND SERVICES (0.7%)
Gillette Co. .........................................     164,700     7,375,266
                                                                     -----------

CONSUMER STAPLES (2.9%)
Cadbury Schweppes PLC (United Kingdom) ...............   1,038,276     9,671,018
Reckitt Benckiser PLC (United Kingdom) ...............     634,574    19,147,438
                                                                     -----------
                                                                      28,818,456
                                                                     -----------

COSMETICS & PERSONAL CARE (0.9%)
Hindustan Lever, Ltd. (India) ........................   1,705,584     5,640,081
Shiseido Co., Ltd. (Japan) ...........................     231,000     3,348,697
                                                                     -----------
                                                                       8,988,778
                                                                     -----------

ELECTRIC UTILITIES (0.2%)
Energias de Portugal SA (Portugal) ...................     847,116     2,567,621
                                                                     -----------

ELECTRONICS (5.7%)
Advanced Micro Devices, Inc.* ........................     609,700    13,425,594
Altera Corp.* ........................................      84,100     1,740,870
JDS Uniphase Corp.* ..................................   1,433,200     4,543,244


                       See Notes to Financial Statements.                    151

ING OPPENHEIMER GLOBAL PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
ELECTRONICS (CONTINUED)
Murata Manufacturing Co., Ltd. (Japan) ...............      69,900   $ 3,916,489
National Semiconductor Corp. .........................     359,000     6,444,050
Nidec Corp. (Japan) ..................................      15,300     1,873,496
Nikon Corp. (Japan) ..................................     382,000     4,737,420
Omron Corp. (Japan) ..................................      43,400     1,035,793
Sharp Corp. (Japan) ..................................     255,000     4,175,464
Siemens AG (Germany) .................................      59,978     5,078,778
Silicon Laboratories, Inc.* ..........................      49,700     1,754,907
Taiwan Semiconductor Manufacturing Co., Ltd. .........
   (Taiwan) ..........................................   4,880,000     7,750,816
                                                                     -----------
                                                                      56,476,921
                                                                     -----------

ENERGY (1.4%)
BP PLC (ADR) (United Kingdom) ........................     128,300     7,492,720
Encana Corp. (Canada) ................................     111,900     6,387,615
                                                                     -----------
                                                                      13,880,335
                                                                     -----------

ENTERTAINMENT & LEISURE (0.6%)
International Game Technology ........................     179,900     6,184,962
                                                                     -----------

FINANCIAL SERVICES (7.2%)
ABN Amro Holdings N.V. (Netherlands) .................     361,217     9,573,458
American Express Co. .................................     132,900     7,491,573
Berkshire Hathaway, Inc., Class B* ...................       2,300     6,752,800
Charles Schwab Corp. .................................     279,200     3,339,232
Citigroup, Inc. ......................................      63,600     3,064,248
Credit Saison Co., Ltd. (Japan) ......................     152,200     5,567,957
Investor AB - Class B (Sweden) .......................     193,701     2,461,932
LVMH Moet Hennessy Louis Vuitton SA
   (France) ..........................................      34,510     2,643,401
MBNA Corp. ...........................................     304,600     8,586,674
MLP AG (Germany) .....................................     114,196     2,259,835
Royal Bank of Scotland Group PLC
   (United Kingdom) ..................................     581,400    19,534,817
                                                                     -----------
                                                                      71,275,927
                                                                     -----------

FOOD RETAILERS (0.3%)
Carrefour SA (France) ................................      58,332     2,778,121
                                                                     -----------

HEALTH CARE (5.7%)
Amgen, Inc.* .........................................     145,500     9,333,825
AstraZeneca PLC (United Kingdom) .....................      84,328     3,057,565
Chugai Pharmaceutical Co., Ltd. (Japan) ..............     243,600     4,031,916
Genzyme Corp.* .......................................      78,500     4,558,495
Novartis AG (Switzerland) ............................     127,134     6,402,572
Roche Holding AG-Genusss (Switzerland) ...............      98,266    11,287,243
Sanofi-Synthelabo SA (France) ........................     219,258    17,529,345
                                                                     -----------
                                                                      56,200,961
                                                                     -----------

HEALTH CARE PROVIDERS (0.3%)
Human Genome Sciences, Inc.* .........................      96,400   $ 1,158,728
Nektar Therapeutics* .................................      75,500     1,528,120
                                                                     -----------
                                                                       2,686,848
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (0.4%)
Express Scripts, Inc.* ...............................      51,600     3,944,304
                                                                     -----------

HEAVY MACHINERY (1.0%)
Technip-Coflexip SA (France) .........................      55,330    10,231,236
                                                                     -----------

HOTELS, RESTAURANTS & LEISURE (0.7%)
Starbucks Corp.* .....................................     107,200     6,684,992
                                                                     -----------

INDUSTRIAL GOODS & SERVICES (0.4%)
Lockheed Martin Corp. ................................      74,500     4,138,475
                                                                     -----------

INSURANCE (3.5%)
ACE Ltd. (Bermuda) ...................................     204,300     8,733,825
Aegon N.V. (Netherlands) .............................     523,158     7,120,829
Allianz AG (Germany) .................................      70,232     9,330,944
Everest Re Group, Ltd. (Bermuda) .....................      40,600     3,636,136
HSBC Holdings PLC (United Kingdom) ...................      47,660       803,327
Manulife Financial Corp. (Canada) ....................     118,300     5,469,493
                                                                     -----------
                                                                      35,094,554
                                                                     -----------

MEDIA--BROADCASTING & PUBLISHING (4.6%)
Grupo Televisa SA (ADR) (Mexico) .....................     130,500     7,895,250
Pearson PLC (United Kingdom) .........................     615,799     7,419,452
Reed Elsevier PLC (United Kingdom) ...................     452,428     4,172,108
Singapore Press Holdings, Ltd. (Singapore) ...........   1,748,000     4,921,396
Television Broadcasts, Ltd. (Hong Kong) ..............   1,498,000     6,966,943
Television Francaise (France) ........................     113,733     3,703,723
Wolters Kluwer N.V. (Netherlands) ....................     231,451     4,636,708
ZEE Telefilms, Ltd. (India) ..........................   1,521,676     5,999,741
                                                                     -----------
                                                                      45,715,321
                                                                     -----------

MEDIA & COMMUNICATIONS (0.4%)
WPP Group PLC (United Kingdom) .......................     345,540     3,790,709
                                                                     -----------

MEDICAL & BIO-TECHNOLOGY (0.6%)
Hoya Corp. (Japan) ...................................      22,700     2,565,056
Keyence Corp. (Japan) ................................      15,800     3,549,059
                                                                     -----------
                                                                       6,114,115
                                                                     -----------

MEDICAL AND HEALTH PRODUCTS (1.2%)
Applera Corp. - Applied Biosystems Group .............     155,200     3,245,232
Smith & Nephew PLC (United Kingdom) ..................     805,406     8,244,722
                                                                     -----------
                                                                      11,489,954
                                                                     -----------

MEDICAL SUPPLIES (0.9%)
Boots Group PLC (United Kingdom) .....................     325,129     4,085,798


152                    See Notes to Financial Statements.

                                                        NUMBER OF      MARKET
                                                         SHARES         VALUE
                                                       ----------   ------------
MEDICAL SUPPLIES (CONTINUED)
Cie Generale D'Optique Essilor International
   SA (France) .....................................       56,735   $  4,453,468
                                                                    ------------
                                                                       8,539,266
                                                                    ------------

OIL & GAS (6.1%)
Burlington Resources, Inc. .........................      105,200      4,576,200
ChevronTexaco Corp. ................................      147,700      7,755,727
ENI SpA (Italy) ....................................      173,201      4,341,355
Fortum Oyj (Finland) ...............................       81,200      1,499,081
GAIL India, Ltd. (India) ...........................      109,468        583,147
GlobalSantaFe Corp. ................................      282,700      9,360,197
Hongkong & China Gas Co., Ltd. (Hong Kong) .........    2,563,000      5,298,360
Husky Energy, Inc. (Canada) ........................      320,100      9,149,531
Oil & Natural Gas Corp., Ltd. (India) ..............       61,591      1,162,584
Total SA (France) ..................................       18,511      4,053,995
Transocean, Inc.* ..................................      288,500     12,229,515
                                                                    ------------
                                                                      60,009,692
                                                                    ------------

PHARMACEUTICALS (2.8%)
Eli Lilly and Co. ..................................       50,900      2,888,575
Gilead Sciences, Inc.* .............................      221,200      7,739,788
Millennium Pharmaceuticals, Inc.* ..................       96,200      1,165,944
Pfizer, Inc. .......................................      210,700      5,665,723
Schering-Plough Corp. ..............................      246,900      5,155,272
Shionogi & Co., Ltd. (Japan) .......................      402,000      5,572,033
                                                                    ------------
                                                                      28,187,335
                                                                    ------------

REAL ESTATE (0.4%)
3i Group PLC (United Kingdom) ......................      287,128      3,663,267
                                                                    ------------

RETAILERS (2.2%)
Amazon.com, Inc.* ..................................       88,600      3,924,094
Dixons Group PLC (United Kingdom) ..................    2,848,440      8,296,406
Radioshack Corp. ...................................      100,800      3,314,304
Seven-Eleven Japan Co., Ltd. (Japan) ...............      101,600      3,207,063
The Gap, Inc. ......................................      167,100      3,529,152
                                                                    ------------
                                                                      22,271,019
                                                                    ------------

RETAILING (2.8%)
Circuit City Stores, Inc. ..........................      402,700      6,298,228
Hennes & Maurtiz AB, B Shares (Sweden) .............      622,050     21,634,078
                                                                    ------------
                                                                      27,932,306
                                                                    ------------

TECHNOLOGY (4.5%)
Canon, Inc. (Japan) ................................       67,500      3,665,847
Cisco Systems, Inc.* ...............................      295,100      5,695,430
Ericsson LM, B Shares (Sweden)* ....................    6,968,800     21,943,791
Red Hat, Inc.* .....................................      127,700      1,704,795
Samsung Electronics Co., Ltd. (South Korea) ........       19,940      8,663,948
Veritas Software Corp.* ............................       99,200      2,832,160
                                                                    ------------
                                                                      44,505,971
                                                                    ------------

TELECOMMUNICATIONS (6.3%)
Alcatel SA (France)* ...............................      332,655   $  5,183,081
Corning, Inc.* .....................................      396,000      4,660,920
France Telecom SA (France) .........................      289,129      9,552,365
Hutchison Telecommunications International, Ltd.
   (Hong Kong)* ....................................        6,000          5,404
Juniper Networks, Inc.* ............................      135,700      3,689,683
KDDI Corp. (Japan) .................................        2,730     14,725,657
QUALCOMM, Inc. .....................................      218,300      9,255,920
Scientific-Atlanta, Inc. ...........................       99,600      3,287,796
SK Telecom Co., Ltd. (South Korea) .................      274,000      6,096,500
Tandberg ASA (Norway) ..............................      450,000      5,594,300
                                                                    ------------
                                                                      62,051,626
                                                                    ------------

TRANSPORTATION (0.5%)
Hyundai Heavy Industries Co., Ltd. (South Korea)* ..      109,430      3,634,655
Peninsular and Oriental Steam Navigation Co.
   (The) (United Kingdom) ..........................      176,323      1,007,278
                                                                    ------------
                                                                       4,641,933
                                                                    ------------

UTILITIES & COMMUNICATIONS (3.6%)
Vodafone Group PLC (United Kingdom) ................   12,996,875     35,376,951
                                                                    ------------
TOTAL COMMON STOCKS (COST $921,060,932) ............                 941,395,333
                                                                    ------------

PREFERRED STOCKS (1.2%)
AUTOS & HOUSING (0.5%)
Porsche AG (Germany) ...............................        7,274      4,634,854
                                                                    ------------

COMMUNICATIONS (0.7%)
Tele Norte Leste Participacoes SA (Brazil) .........      441,300      7,395,597
                                                                    ------------
TOTAL PREFERRED STOCKS (COST $11,490,386) ..........                  12,030,451
                                                                    ------------
TOTAL INVESTMENTS AT MARKET VALUE (96.3%)
   (COST $932,551,318) .............................                $953,425,784
OTHER ASSETS IN EXCESS OF LIABILITIES (3.7%) .......                  36,623,113
                                                                    ------------
NET ASSETS (100.0%) ................................                $990,048,897
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $932,804,599. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...............................................   $ 31,028,844
Unrealized losses ..............................................    (10,407,659)
                                                                   ------------
   Net unrealized gain .........................................   $ 20,621,185
                                                                   ============

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on net assets.


                       See Notes to Financial Statements.                    153

ING OPPENHEIMER STRATEGIC INCOME PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                            NUMBER OF    MARKET
                                                              SHARES      VALUE
                                                            ---------   --------
PREFERRED STOCKS (0.3%)

BANKING (0.2%)
Chevy Chase Bank FSB Preferred ..........................     10,050    $291,450
                                                                        --------

FINANCIAL SERVICES (0.1%)
Chevy Chase Preferred Capital Corp.
   Preferred ............................................      2,850     164,616
                                                                        --------
TOTAL PREFERRED STOCKS (COST $452,863) ..................                456,066
                                                                        --------

                                                        PRINCIPAL       MARKET
                                                          AMOUNT        VALUE
                                                       -----------   -----------
CORPORATE DEBT (12.7%)

AUTOMOTIVE (0.3%)
Goodyear Tire & Rubber Co. (The), Note,
   8.500%, 03/15/07 ................................   $   105,000       112,875
TRW Automotive, Inc., Note, 10.125%,
   02/15/13 ........................................       205,000       331,577
                                                                     -----------
                                                                         444,452
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (0.2%)
Del Monte Corp., Senior Subordinated
   Note, 8.625%, 12/15/12 ..........................       160,000       180,000
Del Monte Corp., Senior Subordinated
   Note, 9.250%, 05/15/11 ..........................        50,000        55,000
                                                                     -----------
                                                                         235,000
                                                                     -----------

COMMERCIAL SERVICES (0.0%)
US Oncology, Inc., Senior Note (144A),
   9.000%, 08/15/12++ ..............................        55,000        61,737
                                                                     -----------

COMMUNICATIONS (0.2%)
Rogers Wireless Communications, Inc.,
   Senior Secured Note (144A),
   5.525%, 12/15/10 (Canada)++ .....................       365,000       384,162
                                                                     -----------

ELECTRIC UTILITIES (0.4%)
CMS Energy Corp., Senior Note, 7.500%,
   01/15/09 ........................................       105,000       112,350
Reliant Energy, Inc., Senior Secured Note,
   9.500%, 07/15/13 ................................       415,000       473,619
                                                                     -----------
                                                                         585,969
                                                                     -----------

ELECTRONICS (0.3%)
Freescale Semiconductor, Inc., Senior Note,
   6.875%, 07/15/11 ................................       210,000       226,275
Freescale Semiconductor, Inc., Senior Note,
   7.125%, 07/15/14 ................................       210,000       228,900
                                                                     -----------
                                                                         455,175
                                                                     -----------

ENTERTAINMENT & LEISURE (0.1%)
AMC Entertainment, Inc., Senior
   Subordinated Note, 9.875%, 02/01/12 .............       210,000       229,950
                                                                     -----------

FINANCIAL SERVICES (6.3%)
Dow Jones CDX NA HY, Series 3-1,
   Note (144A), 7.750%, 12/29/09++ .................   $10,000,000   $10,293,750
General Electric Capital Corp., Note, (MTN),
   1.400%, 11/02/06 ................................    22,000,000       219,414
Tengizchevroil Finance Co S.ar.1, Series A,
   Guaranteed Note (144A), 6.124%,
   11/15/14 (Kazakhstan)++ .........................       105,000       105,787
                                                                     -----------
                                                                      10,618,951
                                                                     -----------

FOREST PRODUCTS & PAPER (0.1%)
Boise Cascade LLC, Senior Note (144A),
   5.005%, 10/15/12++ ..............................        55,000        57,337
Boise Cascade LLC, Senior Subordinated
   Note (144A), 7.125%, 10/15/14++ .................       105,000       111,562
                                                                     -----------
                                                                         168,899
                                                                     -----------

HEALTH CARE PROVIDERS (0.1%)
Genesis HealthCare Corp., Senior
   Subordinated Note, 8.000%, 10/15/13 .............       100,000       109,000
Vicar Operating, Inc., Senior Subordinated
   Note, 9.875%, 12/01/09 ..........................       100,000       110,000
                                                                     -----------
                                                                         219,000
                                                                     -----------

HEAVY CONSTRUCTION (0.0%)
KB Home, Note, 5.750%, 02/01/14 ....................        55,000        54,725
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (0.1%)
DR Horton, Inc., Senior Note, 4.875%,
   01/15/10 ........................................       155,000       155,000
                                                                     -----------

HOUSEHOLD PRODUCTS (1.2%)
Owens-Brockway, Guaranteed Senior
   Secured Note, 7.750%, 05/15/11 ..................       155,000       168,563
Owens-Brockway, Note (144A), 6.750%,
   12/01/14++ ......................................       150,000       214,584
Owens-Brockway, Senior Secured Note,
   8.875%, 02/15/09 ................................       260,000       283,725
Owens-Illinois, Inc., Senior Note, 7.350%,
   05/15/08 ........................................       990,000     1,044,450
Owens-Illinois, Inc., Senior Note, 8.100%,
   05/15/07 ........................................       270,000       288,900
                                                                     -----------
                                                                       2,000,222
                                                                     -----------

INSURANCE (0.2%)
Americo Life, Inc., Senior Note (144A),
   7.875%, 05/01/13++ ..............................       315,000       327,258
                                                                     -----------

LODGING (0.4%)
ITT Corp., Note, 6.750%, 11/15/05 ..................       700,000       722,750
                                                                     -----------


154                    See Notes to Financial Statements.

                                                        PRINCIPAL       MARKET
                                                          AMOUNT        VALUE
                                                       -----------   -----------
MEDIA--BROADCASTING & PUBLISHING (0.4%)
Dex Media East LLC, Senior Subordinated
   Note, 12.125%, 11/15/12 .........................    $  100,000   $   122,375
Dex Media West LLC, Series B, Senior Subordinated
   Note, 9.875%, 08/15/13 ..........................       105,000       121,538
Dex Media, Inc., Note, 8.000%, 11/15/13 ............       105,000       114,188
Telenet Communications NV, Note (144A),
   9.000%, 12/15/13 (Belgium)++ ....................       215,000       327,295
                                                                     -----------
                                                                         685,396
                                                                     -----------

MEDICAL SUPPLIES (0.0%)
Fresenius Medical Care Capital Trust IV, Note,
   7.875%, 06/15/11 ................................        55,000        61,600
                                                                     -----------

MORTGAGE BACKED (0.1%)
Banc of America Commercial Mortgage, Inc.,
   Series 2004-6, Class A3, 4.512%, 12/10/42 .......       100,000        99,903
                                                                     -----------

OIL & GAS (0.3%)
El Paso CGP Co., Senior Note, 7.625%, 09/01/08 .....       320,000       336,000
El Paso Corp., Note, 7.875%, 06/15/12 ..............       105,000       110,381
Forest Oil Corp., Senior Note, 8.000%, 12/15/11 ....        55,000        63,113
                                                                     -----------
                                                                         509,494
                                                                     -----------

PHARMACEUTICALS (0.2%)
Fresenius Finance BV, Note (144A), 7.750%,
   04/30/09 (Netherlands)++ ........................       210,000       314,689
                                                                     -----------
RETAILERS (0.0%)
Rite Aid Corp. Senior Note, 7.625%, 04/15/05 .......        55,000        55,825
                                                                     -----------

TELECOMMUNICATIONS (0.3%)
Nextel Communications, Inc., Senior Note,
   6.875%, 10/31/13 ................................       315,000       343,350
Nextel Communications, Inc., Senior Note,
   7.375%, 08/01/15 ................................       110,000       121,550
                                                                     -----------
                                                                         464,900
                                                                     -----------

TRANSPORTATION (0.1%)
Royal Caribbean Cruises, Ltd., Senior Note,
   6.875%, 12/01/13 (Liberia) ......................       155,000       168,175
                                                                     -----------

UTILITIES--ELECTRIC (1.4%)
Tennessee Valley Authority, Series A,
   6.790%, 05/23/12 ................................     2,000,000     2,306,328
                                                                     -----------
TOTAL CORPORATE DEBT (COST $21,276,561) ............                  21,329,560
                                                                     -----------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS (16.9%)

MORTGAGE BACKED (8.6%)
FHLMC, Series 2134, Class SB, 5.298%, 03/15/29 .....    $1,734,724   $   158,893
FNMA, 6.500%, 12/01/28 .............................       291,364       306,266
FNMA, 7.000%, 06/01/28 .............................     1,041,906     1,109,360
FNMA (TBA), 5.000%, 01/01/20 .......................       541,000       549,622
FNMA (TBA), 5.000%, 01/01/35 .......................     1,956,000     1,940,720
FNMA (TBA), 5.500%, 01/01/33 .......................     2,925,000     2,969,788
FNMA (TBA), 6.000%, 01/01/35 .......................     2,429,000     2,511,737
FNMA (TBA), 6.500%, 01/01/35 .......................     2,214,000     2,321,932
FNMA (TBA), 7.000%, 01/01/35 .......................     2,191,000     2,321,776
FNMA, Series 333, Class IO, 5.500%,
   03/01/33 ........................................       653,784       141,394
                                                                     -----------
                                                                      14,331,488
                                                                     -----------

U.S. GOVERNMENT (4.0%)
FHLB, 3.125%, 09/15/06 .............................       550,000       549,652
FHLMC, 4.875%, 03/15/07 ............................       700,000       723,131
FHLMC, 6.625%, 09/15/09 ............................     1,000,000     1,119,480
FNMA, 3.250%, 11/15/07 .............................       780,000       776,090
FNMA, 4.500%, 01/01/20 .............................       770,000       767,594
FNMA, 5.250%, 01/15/09 .............................     2,380,000     2,514,846
FNMA, 7.250%, 05/15/30 .............................       230,000       295,024
                                                                     -----------
                                                                       6,745,817
                                                                     -----------

U.S. TREASURY BONDS & NOTES (4.3%)
U.S. Treasury Bond, 5.375%, 02/15/31 ...............       335,000       362,350
U.S. Treasury Bond, 6.250%, 08/15/23 ...............       915,000     1,071,515
U.S. Treasury Bond, 7.250%, 05/15/16 ...............       900,000     1,126,829
U.S. Treasury Note, 2.625%, 11/15/06 ...............       650,000       645,405
U.S. Treasury Note, 3.000%, 02/15/08 ...............     2,315,000     2,296,825
U.S. Treasury Note, 5.750%, 08/15/10 ...............     1,575,000     1,734,532
                                                                     -----------
                                                                       7,237,456
                                                                     -----------

TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS
   (COST $28,254,092) ..............................                  28,314,761
                                                                     -----------

SOVEREIGN DEBT OBLIGATIONS (29.5%)

ARGENTINA (0.6%)
Argentine Republic, 1.980%, 08/03/12 ...............     1,280,000     1,095,506
                                                                     -----------

AUSTRALIA (0.9%)
Queensland Treasury Corp., 6.000%,
   07/14/09 ........................................     1,900,000     1,522,884
                                                                     -----------

AUSTRIA (1.0%)
Republic of Austria, 5.000%, 07/15/12 ..............     1,160,000     1,740,233
                                                                     -----------

BELGIUM (1.4%)
Kingdom of Belgium, 5.000%, 09/28/11 ...............     1,560,000     2,334,552
                                                                     -----------


                     See Notes to Financial Statements.                      155

ING OPPENHEIMER STRATEGIC INCOME PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                       PRINCIPAL       MARKET
                                                        AMOUNT          VALUE
                                                     ------------   ------------
BRAZIL (1.9%)
Brazil, C Bond, 8.000%, 04/15/14 .................   $  3,097,281   $  3,189,540
                                                                    ------------

BULGARIA (0.3%)
Republic of Bulgaria, Reg S, 8.250%, 01/15/15 ....        405,000        510,259
                                                                    ------------

CHINA (0.1%)
People's Republic of China, 4.750%, 10/08/14 .....        155,000        151,826
                                                                    ------------

COLOMBIA (0.4%)
Republic of Colombia, 8.250%, 12/22/14 ...........        600,000        633,000
Republic of Colombia, 10.750%, 01/15/13 ..........         20,000         24,000
                                                                    ------------
                                                                         657,000
                                                                    ------------

DENMARK (0.3%)
Kingdom of Denmark, 4.000%, 08/15/08 .............      2,700,000        511,809
                                                                    ------------

ECUADOR (0.3%)
Republic of Ecuador, 8.000%, 08/15/30 ............        580,000        502,425
                                                                    ------------

FINLAND (0.1%)
Republic of Finland, 5.375%, 07/04/13 ............        105,000        162,103
                                                                    ------------

FRANCE (2.0%)
French Republic, 4.000%, 10/25/13 ................      2,355,000      3,301,831
                                                                    ------------

GERMANY (5.0%)
Republic of Germany, 5.000%, 07/04/11 ............      5,645,000      8,433,814
                                                                    ------------

GREECE (1.1%)
Hellenic Republic, 5.350%, 05/18/11 ..............      1,205,000      1,821,475
                                                                    ------------

IRELAND (0.2%)
Ireland Government, 3.250%, 04/18/09  ............        265,000        364,510
                                                                    ------------

ITALY (1.6%)
Italian Republic, 5.000%, 10/15/07 ...............      1,830,000      2,642,397
                                                                    ------------

JAPAN (1.6%)
Japan Government, 40.000%, 06/20/06  .............    280,000,000      2,747,083
                                                                    ------------

MEXICO (0.7%)
United Mexican States, 4.625%, 10/08/08 ..........        365,000        370,019
United Mexican States, 6.625%, 03/03/15 ..........        670,000        721,255
United Mexican States, 8.300%, 08/15/31 ..........         50,000         58,725
                                                                    ------------
                                                                       1,149,999
                                                                    ------------

NETHERLANDS (0.6%)
Kingdom of the Netherlands, 5.000%, 07/15/11 .....        650,000        973,433
                                                                    ------------

NEW ZEALAND (0.1%)
New Zealand Government, 7.000%, 07/15/09 .........        200,000        149,906
                                                                    ------------

PANAMA (0.4%)
Republic of Panama, 7.250%, 03/15/15 .............   $    560,000   $    585,200
Republic of Panama, 10.750%, 05/15/20 ............         20,000         26,100
                                                                    ------------
                                                                         611,300
                                                                    ------------

PERU (0.5%)
Republic of Peru, 9.875%, 02/06/15  ..............        635,000        781,050
                                                                    ------------

PHILLIPINES (0.5%)
Republic of the Philippines, 8.875%, 03/17/15 ....        885,000        887,212
                                                                    ------------

PORTUGAL (0.7%)
Portuguese Republic, 5.850%, 05/20/10 ............        810,000      1,247,026
                                                                    ------------

RUSSIA (1.6%)
Russian Federation, 5.000%, 03/31/30 .............        140,000        144,956
Russian Federation, Reg S, 5.000%, 03/31/30 ......      2,400,000      2,484,960
                                                                    ------------
                                                                       2,629,916
                                                                    ------------

SPAIN (1.7%)
Kingdom of Spain, 5.350%, 10/31/11 ...............      1,835,000      2,800,504
                                                                    ------------

SWEDEN (0.2%)
Kingdom of Sweden, 5.000%, 01/28/09 ..............      2,200,000        354,308
                                                                    ------------

TURKEY (0.5%)
Republic of Turkey, 11.875%, 01/15/30 ............        625,000        903,125
                                                                    ------------

UKRAINE (0.4%)
Ukraine Government, Reg S, 7.650%, 06/11/13 ......        690,000        739,507
                                                                    ------------

UNITED KINGDOM (2.0%)
Treasury Bond, 4.000%, 03/07/09 ..................      1,750,000      3,300,261
                                                                    ------------

VIRGINIA (0.8%)
Republic of Venezuela, 9.250%, 09/15/27 ..........      1,225,000      1,295,437
                                                                    ------------

TOTAL SOVEREIGN DEBT OBLIGATIONS
   (COST $48,894,756) ............................                    49,512,231
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (59.4%)
   (COST $98,878,272) ............................                  $ 99,612,618
OTHER ASSETS IN EXCESS OF LIABILITIES (40.6%) ....                    68,161,542
                                                                    ------------
NET ASSETS (100.0%) ..............................                  $167,774,160
                                                                    ============


156                      See Notes to Financial Statements.

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $98,879,260. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...................................................   $822,216
Unrealized losses ..................................................    (88,858)
                                                                       --------
   Net unrealized gain .............................................   $733,358
                                                                       ========

++ Security exempt from registration under Rule 144A of the Security Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2004 the market value of these securities amounted to $12,198,161 or 7.27% of net assets.

FHLMC Federal Home Loan Mortgage Corporation

FNMA Federal National Mortgage Corporation

MTN Medium Term Note

TBA To Be Announced.

Category percentages are based on net assets.


                       See Notes to Financial Statements.                    157

ING PIMCO TOTAL RETURN PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                            NUMBER OF    MARKET
                                                              SHARES      VALUE
                                                            ---------   --------
PREFERRED STOCKS (0.5%)

U.S. GOVERNMENT AGENCY SECURITIES (0.5%)
FNMA ....................................................      15,063   $857,650
                                                                        --------
TOTAL PREFERRED STOCKS (COST $753,150) ..................                857,650
                                                                        --------

                                                          PRINCIPAL     MARKET
                                                           AMOUNT        VALUE
                                                         ----------   ----------
CORPORATE DEBT (16.1%)

AUTOMOTIVE (0.0%)
General Motors Corp., 8.250%, 07/15/23 ...............   $  100,000      104,458
                                                                      ----------

COMMUNICATIONS (0.8%)
SBC Communications, Inc., 4.206%, 06/05/21 ...........    1,000,000    1,005,854
SBC Communications, Inc., Global Note,
   4.125%, 09/15/09 ..................................      400,000      399,692
                                                                      ----------
                                                                       1,405,546
                                                                      ----------

ELECTRIC UTILITIES (0.8%)
Columbus Southern Power Co., Series D,
   6.600%, 03/01/33 ..................................      300,000      336,738
Entergy Gulf States, 3.600%, 06/01/08 ................      100,000       98,458
PG&E Corp., 1.810%, 04/03/06 .........................      688,000      688,616
TXU Energy Co. LLC (144A), 2.380%, 01/17/06++ ........      300,000      300,913
                                                                      ----------
                                                                       1,424,725
                                                                      ----------

ENTERTAINMENT & LEISURE (0.2%)
Harrahs Operating Co., Inc., 7.875%, 12/15/05 ........      300,000      312,750
                                                                      ----------

FINANCIAL SERVICES (4.2%)
Banc of America Large Loan,
   Series 2003-BBA2, Class A2 (144A),
   2.070%, 11/15/15++ ................................      800,000      801,388
Bank One Issuance Trust, Series 2003-A2,
   Class A2, 1.810%, 10/15/08 ........................      700,000      700,831
CIT Group, Inc., 7.750%, 04/02/12 ....................      150,000      177,808
Citigroup, Inc., 5.625%, 08/27/12 ....................      100,000      106,660
   General Motors Acceptance Corp., 8.000%,
   11/01/31 ..........................................      200,000      206,152
Goldman Sachs Group, Inc., 1.963%, 07/23/09 ..........      700,000      703,218
Morgan Stanley, 5.300%, 03/01/13 .....................      100,000      103,142
Morgan Stanley ABS Capital I,
   Series 2004-HE1, Class A3, 1.250%, 01/25/34 .......      381,925      382,214
Morgan Stanley ABS Capital I,
   Series 2004-HE2, Class A3, 1.230%, 03/25/34 .......      460,928      461,206
Navistar Financial Corp. Owner Trust,
   Series 2003-B, Class A2, 1.690%, 09/15/06 .........      238,224      237,745
Nissan Auto Lease Trust, Series 2003-A,
   Class A2, 1.690%, 12/15/05 ........................       38,893       38,893
SLMA, Series 2004-10, Class A1, 1.920%,
   07/27/09 ..........................................      800,000      800,484
Smurfit Capital Funding PLC, 6.750%,
   11/20/05 (Ireland) ................................   $  300,000   $  307,500
Washington Mutual, Series 2002-AR2, Class A,
   3.159%, 02/27/34 ..................................      118,250      118,520
Washington Mutual, Series 2003-R1, Class A1,
   2.110%, 12/25/27 ..................................    1,072,247    1,071,755
Washington Mutual, Series 2005-AR1,
   Class A1A, 1.000%, 01/25/35 .......................      900,000      900,563
Wells Fargo Home Equity Trust, Series 2004-2,
   Class A31, 1.000%, 09/25/34 .......................      620,339      620,788
                                                                      ----------
                                                                       7,738,867
                                                                      ----------

MORTGAGE BACKED (9.6%)
Ameriquest Mortgage Securities, Inc.,
   Series 2001-1, Class A, 1.590%, 06/25/31 ..........       45,129       45,177
Ameriquest Mortgage Securities, Inc.,
   Series 2003-1, Class A2, 1.551%, 02/25/33 .........      105,846      106,122
Bank of America Mortgage Securities,
   Series 2003-10, Class 1A6, 1.750%, 01/25/34 .......      472,974      474,146
Bear Stearns Adjustable Rate Mortgage Trust,
   Series 2002-5, Class 6A, 5.981%, 06/25/32 .........       49,430       50,152
Bear Sterns Commercial Mortgage Securities,
   Series 2004-ESA, Class A1, 1.978%, 05/14/16 .......      700,000      700,924
Chase Credit Card Master Trust, Series 2002-2,
   Class A, 1.810%, 07/16/07 .........................      700,000      700,538
Chase Funding Mortgage Loan, Series 1999-3,
   Class IIA1, 1.471%, 09/25/29 ......................      238,224      238,437
Citibank Omni - S Master Trust, Series 2002-4,
   Class A, 1.250%, 08/18/09 .........................      700,000      700,963
Citibank Omni - S Master Trust, Series 2002-5,
   Class A, 2.140%, 11/17/09 .........................      700,000      700,927
Citifinancial Mortgage Securities, Inc.,
   Series 2003-2, Class AV2, 2.150%, 05/25/33 ........      428,966      429,787
Countrywide Asset Backed Certificates,
   Series 2004-5, Class 4A1, 1.210%, 08/25/23 ........      385,408      385,656
Countrywide Asset-Backed Certificates,
   Series 2004-11, Class A1, 2.150%, 09/25/21 ........      775,151      775,151
Countrywide Asset-Backed Certificates,
   Series 2004-13, Class AV1, 2.543%,
   12/25/34 ..........................................      900,000      900,704
Countrywide Asset-Backed Certificates,
   Series 2004-6, Class 2A1, 1.530%, 10/25/21 ........      698,348      698,797
Countrywide Home Loan Mortgage Pass
   Through Trust, Series 2005-2,
   Class 2A1, 0.000%, 01/31/35 .......................      900,000      900,422
Countrywide Home Loans, Series 2004-12,
   Class 14A2, 1.380%, 08/25/34 ......................      524,879      523,764
Credit Suisse First Boston Mortgage
   Securities Corp., Series 2002-26,
   Class 2A1, 5.750%, 09/22/17 .......................      469,475      480,207


158                    See Notes to Financial Statements.

                                                        PRINCIPAL      MARKET
                                                          AMOUNT       VALUE
                                                       -----------   -----------
MORTGAGE BACKED (CONTINUED)
First Franklin Mortgage Loan Asset Backed
   Certificates, Series 2004-FF,
   Class A2, 2.508%, 03/25/34 ......................   $   663,576   $   663,971
Fremont Home Loan Trust, Series 2004-B,
   Class 2A1, 1.200%, 05/24/34 .....................       207,607       207,740
GSAMP Trust, Series 2004-NC2, Class A2A,
   2.020%, 10/01/34 ................................       670,306       670,897
GSR Mortgage Loan Trust, Series 2003-2F,
   Class 3A1, 6.000%, 03/25/32 .....................        45,875        46,235
GSR Mortgage Loan Trust, Series, 2004-7,
   Class 1A1, 3.492%, 06/01/34 .....................       599,634       591,633
Home Equity Mortgage Trust, Series 2003-4,
   Class A1, 1.490%, 07/25/33 ......................       109,422       109,540
Homestar Mortgage Acceptance Corp.,
   Series 2004-4, Class A1, 1.790%, 01/25/22 .......       605,184       605,375
Household Home Equity Loan Trust,
   Series 2003-1, Class A, 1.450%, 10/20/32 ........       203,825       204,144
Long Beach Mortgage Loan Trust,
   Series 2003-2, Class AV, 1.620%, 06/25/33 .......       208,895       209,251
Long Beach Mortgage Loan Trust,
   Series 2004-A, Class A, 1.990%, 02/25/24 ........       487,701       488,126
Master Asset Backed Securities Trust,
   Series 2004-WMC1, Class A4, 1.940%, 02/25/34 ....        52,329        52,363
New Century Home Equity Loan Trust,
   Series 2003-5, Class AI1, (FRN), 2.351%,
   11/25/33 ........................................       187,833       187,932
Option One Mortgage Loan Trust,
   Series 2004-2, Class A2, 1.725%, 05/25/34 .......        54,220        54,253
Quest Trust, Series 2004-X2, Class A1,
   1.291%, 06/25/34 ................................       498,241       498,047
Residental Asset Securities Corp.,
   Series 2001-KS3, Class AII, 1.330%, 09/25/31 ....       164,427       164,677
Residental Asset Securities Corp.,
   Series 2004-KS6, A2B1, 1.220%, 04/25/13 .........       472,451       472,755
Residential Accredit Loans, Inc.,
   Series 2003-QS6, Class A7, 1.500%, 03/25/33 .....       436,489       436,864
Residential Asset Mortgage Products, Inc.,
   Series 2003-RZ4, Class A1, 2.083%, 06/25/24 .....       258,272       258,495
Residential Asset Mortgage Products, Inc.,
   Series 2004-RS8, Class AII1, 1.740%, 04/25/26 ...       630,097       630,434
Residential Asset Securities Corp.,
   Series 2004-KS2, Class AIIB1, 1.210%, 06/25/25 ..       336,699       336,915
Residential Asset Securitization Trust,
   Series 2003-A4, Class A3, 1.850%, 05/25/33 ......   $   524,072   $   525,153
Residential Funding Mortgage Securities, Inc.
   Series 2003-S9, Class A1, 6.500%, 03/25/32 ......        95,787        98,669
Saxon Asset Securities Trust, Series 2002-3,
   Class AV, 1.700%, 12/25/32 ......................       118,317       118,559
Sequoia Mortgage Trust, Series 2003-4,
   Class 2A1, 1.520%, 07/20/33 .....................       864,619       851,787
Structured Asset Securities Corp., Series
   2003-BC1, Class A, 1.600%, 05/25/32 .............       165,583       166,063
                                                                      ----------
                                                                      17,461,752
                                                                      ----------

OIL & GAS (0.3%)
El Paso Corp., 7.750%, 01/15/32 ....................       200,000       192,500
Pemex Project Funding Master Trust, 8.625%,
   02/01/22 ........................................       200,000       233,200
Petro Mexicanos, 9.250%, 03/30/18 (Mexico) .........       100,000       124,250
                                                                      ----------
                                                                         549,950
                                                                      ----------

TELECOMMUNICATIONS (0.2%)
AT&T Corp., 7.300%, 11/15/11 .......................        50,000        57,812
AT&T Wireless Services, Inc., 7.875%, 03/01/11 .....        30,000        35,403
Qwest Corp. (144A), 8.875%, 03/15/12++ .............       200,000       232,000
                                                                      ----------
                                                                         325,215
                                                                      ----------
TOTAL CORPORATE DEBT (COST $29,193,411) ............                  29,323,263
                                                                      ----------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS (52.7%)

MORTGAGE BACKED (27.2%)
FHLMC TBA, 5.000%, 01/14/35 ........................     1,500,000     1,489,688
FHLMC TBA, 5.500%, 01/01/35 ........................     4,500,000     4,571,721
FHLMC, Pool C90676, 5.500%, 05/01/23 ...............       638,893       653,823
FHLMC, Pool C90678, 6.000%, 03/01/23 ...............     1,415,379     1,471,593
FHLMC, Pool D95122, 6.000%, 02/01/22 ...............        59,227        61,625
FHLMC, Pool D95897, 5.500%, 03/01/23 ...............       273,115       279,497
FHLMC, Pool E91947, 6.000%, 10/01/17 ...............        14,146        14,822
FHLMC, Pool M90747, 5.500%, 08/01/07 ...............        62,352        63,922
FHLMC, Series 1585, Class J, 6.500%, 10/15/22 ......       204,452       205,159
FHLMC, Series 2259, ClassPB, 5.500%, 08/15/30 ......       272,730       272,092
FHLMC, Series 2423, Class KA, 6.000%, 01/15/20 .....        56,085        56,184
FHLMC, Series 2461, Class FA, 1.500%, 05/15/29 .....       148,366       148,450
FHLMC, Series 2495, Class UJ, 3.500%, 07/15/32 .....        84,742        83,868
FHLMC, Series 2514, Class UB, 4.000%, 12/15/12 .....       268,850       269,255


                     See Notes to Financial Statements.                      159

ING PIMCO TOTAL RETURN PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        PRINCIPAL       MARKET
                                                          AMOUNT        VALUE
                                                       -----------   -----------
MORTGAGE BACKED (CONTINUED)
FHLMC, Series 2518, Class KB, 5.000%, 09/15/16 .....   $   191,110   $   194,317
FHLMC, Series 2673, Class MA, 5.500%, 11/15/18 .....     1,628,432     1,658,013
FHLMC, Series 2681, Class AP, 2.750%, 02/15/12 .....     1,800,000     1,792,897
FHLMC, Series 27, Class FC, 2.625%, 03/25/24 .......       683,889       702,687
FHLMC, Series 2794, Class JT, 6.000%, 10/15/32 .....       962,327       977,882
FHLMC, Series 31, Class D, 0.000%, 04/25/24 ........       573,109       567,395
FHLMC, Series T-59, Class 1A3, 7.500%, 10/25/43 ....       306,374       329,410
FNMA, 5.000%, 04/01/34 .............................       496,493       493,015
FNMA (TBA), 5.000%, 01/01/20 .......................     3,500,000     3,555,783
FNMA (TBA), 5.000%, 01/01/35 .......................     4,500,000     4,464,846
FNMA (TBA), 5.500%, 01/01/33 .......................     9,000,000     9,137,808
FNMA, Pool 254236, 6.500%, 03/01/17 ................       267,549       283,846
FNMA, Pool 254764, 5.500%, 06/01/23 ................       386,363       395,356
FNMA, Pool 440734, 6.000%, 12/01/18 ................        69,738        72,773
FNMA, Pool 499049, 6.500%, 07/01/29 ................        57,881        60,818
FNMA, Pool 535777, 5.500%, 03/01/16 ................       221,703       229,715
FNMA, Pool 544861, 4.872%, 12/01/36 ................       243,223       247,348
FNMA, Pool 545553, 6.000%, 04/01/22 ................       732,301       762,629
FNMA, Pool 545696, 6.000%, 06/01/22 ................     1,677,618     1,747,096
FNMA, Pool 555198, 6.000%, 01/01/23 ................       319,042       332,255
FNMA, Pool 606116, 4.885%, 09/01/31 ................        51,701        53,507
FNMA, Pool 623651, 5.819%, 04/01/32 ................       595,966       607,637
FNMA, Pool 638085, 6.000%, 04/01/17 ................       255,679       268,152
FNMA, Pool 647307, 6.000%, 06/01/17 ................       511,933       536,908
FNMA, Pool 681273, 6.000%, 01/01/18 ................        85,480        89,651
FNMA, Pool 70597, 3.708%, 02/01/20 .................        59,834        60,908
FNMA, Pool 725232, 5.000%, 03/01/34 ................       451,716       449,207
FNMA, Pool 747620, 5.500%, 11/01/33 ................       413,009       419,779
FNMA, Pool 750470, 5.500%, 12/01/33 ................       269,152       273,565
FNMA, Pool 762439, 5.500%, 12/01/33 ................       290,535       295,298
FNMA, Pool 789272, 5.737%, 04/01/32 ................       201,274       209,760
FNMA, Pool 796705, 5.007%, 09/01/34 ................     1,447,679     1,469,797
FNMA, Series 1993-210, Class PH, 6.250%, 10/25/22 ..        60,579        60,756
FNMA, Series 1994-77, Class FB, 2.969%, 04/25/24 ...       349,776       360,885
FNMA, Series 2000-T3, Class A1, 1.950%, 08/15/26 ...     1,553,028     1,553,903
FNMA, Series 2002-42, Class AB, 5.500%, 01/25/16 ...       143,289       144,177
FNMA, Series 2003-92, Class BR, 5.000%, 04/25/14 ...     2,922,165     2,946,321
FNMA, Series 2004-11, Class A, 1.220%, 03/25/34 ....       984,294       979,236
FNMA, Series 2004-41, Class PB, 3.500%, 04/25/17 ...   $   517,739   $   516,963
FNMA, Series 2004-W3, Class A12, 1.900%, 05/25/34 ..       495,613       494,298
GNMA, Series 2002-21, Class FV, 1.500%, 03/16/32 ...        98,239        98,766
                                                                     -----------
                                                                      49,537,062
                                                                     -----------

U.S. TREASURY BONDS & NOTES (25.5%)
U.S. Treasury Bill, 2.129%, 05/05/05 ...............       800,000       794,133
U.S. Treasury Bill, 2.130%, 05/05/05 ...............       400,000       397,066
U.S. Treasury Bill, 2.205%, 03/17/05 ...............       865,000       861,026
U.S. Treasury Bond, 5.500%, 08/15/28 ...............       250,000       270,664
U.S. Treasury Bond, 6.250%, 08/15/23 ...............     2,000,000     2,342,110
U.S. Treasury Bond, 7.250%, 08/15/22 ...............       300,000       386,731
U.S. Treasury Bond, 8.875%, 02/15/19 ...............     2,500,000     3,597,365
U.S. Treasury Inflation Index Bond, 0.875%,
   04/15/10 ........................................     4,936,799     4,890,324
U.S. Treasury Inflation Index Bond, 1.875%,
   07/15/13 ........................................     4,156,880     4,277,367
U.S. Treasury Inflation Index Bond, 3.500%,
   01/15/11 ........................................       219,332       249,165
U.S. Treasury Inflation Index Bond, 3.875%,
   01/15/09 ........................................     3,607,873     4,044,906
U.S. Treasury Inflation Index Bond, 4.250%,
   01/15/10 ........................................       340,338       394,885
U.S. Treasury Inflation Index Note, 2.000%,
   07/15/14 ........................................       607,548       627,009
U.S. Treasury Inflation Index Note, 3.625%,
   01/15/08 ........................................        59,072        64,363
U.S. Treasury Note, 1.625%, 04/30/05 ...............     5,000,000     4,989,260
U.S. Treasury Note, 3.375%, 10/15/09 ...............    14,700,000    14,559,894
U.S. Treasury Note, 3.500%, 12/15/09 ...............     3,600,000     3,583,688
                                                                     -----------
                                                                      46,329,956
                                                                     -----------

TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS
   (COST $95,812,724) ..............................                  95,867,018
                                                                     -----------

SOVEREIGN DEBT OBLIGATIONS (2.7%)

BRAZIL (0.9%)
Brazil, C Bond, 8.000%, 04/15/14 ...................       779,892       803,123
Federal Republic of Brazil, 2.125%, 04/15/09 .......       184,245       182,852
Federal Republic of Brazil, 11.500%, 03/12/08 ......       160,000       188,560
Republic of Brazil, 8.299%, 06/29/09 ...............       380,000       447,925
Republic of Brazil, Series EI, 2.000%, 04/15/06 ....        72,000        72,176
                                                                     -----------
                                                                       1,694,636
                                                                     -----------

HONG KONG (0.2%)
HKSAR Government, 5.125%, 08/01/14 .................       400,000       412,440
                                                                     -----------


160                    See Notes to Financial Statements.

                                                          PRINCIPAL     MARKET
                                                           AMOUNT        VALUE
                                                         ----------   ----------
MEXICO (0.3%)
United Mexican States, 6.375%, 01/16/13 ..............   $  100,000   $  106,750
United Mexican States, 8.300%, 08/15/31 ..............      300,000      352,350
                                                                      ----------
                                                                         459,100
                                                                      ----------

PANAMA (0.2%)
Republic of Panama, 8.875%, 09/30/27 .................      250,000      276,250
Republic of Panama, 9.625%, 02/08/11 .................      140,000      165,900
                                                                      ----------
                                                                         442,150
                                                                      ----------

PERU (0.3%)
Republic of Peru, 9.125%, 01/15/08 ...................      100,000      114,250
Republic of Peru, 9.125%, 02/21/12 ...................      340,000      397,800
                                                                      ----------
                                                                         512,050
                                                                      ----------

RUSSIA (0.7%)
Russian Federation, 8.750%, 07/24/05 .................      600,000      617,340
Russian Federation, Reg S, 5.000%, 03/31/30 ..........      550,000      569,470
Russian Federation, Reg S, 8.250%, 03/31/10 ..........       60,000       66,708
                                                                      ----------
                                                                       1,253,518
                                                                      ----------

UKRAINE (0.1%)
Ukraine Government, Reg S, 11.000%,
   03/15/07 ..........................................      196,006      210,745
                                                                      ----------

TOTAL SOVEREIGN DEBT OBLIGATIONS
   (COST $4,677,483) .................................                 4,984,639
                                                                      ----------

MUNICIPAL DEBT OBLIGATIONS (3.3%)

CALIFORNIA (0.9%)
California State Economic Recovery,
   Series A, 5.000%, 07/01/11 ........................      300,000      333,270
Golden State Tobacco Securitization Corp.,
   Series 2003-A-1, 6.250%, 06/01/33 .................      100,000      100,252
Golden State Tobacco Securitization Corp.,
   Series 2003-A-1, 6.750%, 06/01/39 .................      300,000      301,308
Orange County, CA, Sanitation District,
   5.000%, 02/01/33 ..................................      900,000      923,310
                                                                      ----------
                                                                       1,658,140
                                                                      ----------

FLORIDA (0.1%)
Florida State Board of Education, 5.000%,
   06/01/32 ..........................................      200,000      206,198
                                                                      ----------

LOUISIANA (0.1%)
Tobacco Settlement Funding Corp., 5.875%,
   05/15/39 ..........................................      100,000       90,435
                                                                      ----------

NEVADA (0.1%)
Clark County, Nevada School District,
   Series C, 5.375%, 06/15/13 ........................      100,000      113,380
                                                                      ----------

NEW YORK (0.7%)
New York City Municipal Water Finance
   Authority, Water and Sewer System
   Revenue, Series E, 5.000%, 06/15/34 ...............   $1,290,000   $1,315,787
                                                                      ----------

OHIO (0.2%)
Akron, Ohio, Income Tax Revenue, 5.000%,
   12/01/33 ..........................................      250,000      257,045
Kettering City School District, 5.000%,
   12/01/30 ..........................................      100,000      103,039
                                                                      ----------
                                                                         360,084
                                                                      ----------

RHODE ISLAND (0.1%)
Tobacco Settlement Funding Corp., 6.250%,
   06/01/42 ..........................................      200,000      186,406
                                                                      ----------

TEXAS (0.7%)
San Antonio, General Obligation Unlimited,
   5.000%, 02/01/10 ..................................       10,000       11,043
San Antonio, General Obligation Unlimited,
   5.000%, 02/01/10 ..................................      390,000      425,864
Texas State University Systems, 5.000%,
   03/15/30 ..........................................      890,000      916,834
                                                                      ----------
                                                                       1,353,741
                                                                      ----------

VIRGINIA (0.1%)
Virginia College Building Authority, 5.000%,
   02/01/10 ..........................................      100,000      109,837
                                                                      ----------

WASHINGTON (0.1%)
Energy Northwest Washington Electric
   Revenue, 5.500%, 07/01/12 .........................      100,000      113,005
Energy Northwest Washington Electric
   Revenue, 5.500%, 07/01/15 .........................      100,000      114,593
                                                                      ----------
                                                                         227,598
                                                                      ----------

WISCONSIN (0.2%)
Badger TOB Asset Securitization, 6.375%,
   06/01/32 ..........................................      300,000      288,540
                                                                      ----------
TOTAL MUNICIPAL DEBT OBLIGATIONS
   (COST $5,797,585) .................................                 5,910,146
                                                                      ----------

                                                             NUMBER OF    MARKET
                                                               SHARES      VALUE
                                                             ---------    ------
PURCHASED SWAPTIONS (0.0%)
EURO Call Swaption, Strike Price 5.75,
   Expires 4/27/09 .......................................      500,000   43,637
EURO Future Option, Strike Price 92.50,
   Expires 6/13/05 .......................................      150,000        0
EURO Put Option, Strike: Price 93.25,
   Expires 3/14/05 .......................................       90,000        0


                       See Notes to Financial Statements.                    161

ING PIMCO TOTAL RETURN PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                             NUMBER OF    MARKET
                                                               SHARES     VALUE
                                                             ---------   -------
EURO Put Swaption, Strike Price 6.25,
   Expires 4/27/09 .......................................     500,000   $26,211
                                                                         -------
TOTAL PURCHASED SWAPTIONS (COST $62,560) .................                69,848
                                                                         -------

                                                          PRINCIPAL     MARKET
                                                           AMOUNT        VALUE
                                                         ----------   ----------
SHORT-TERM INVESTMENTS (43.9%)

CERTIFICATES OF DEPOSIT (2.6%)
Citibank NA, 2.030%, 01/24/05 ........................   $4,800,000    4,800,000
                                                                      ----------

COMMERCIAL PAPER (23.5%)
AB Spintab, 1.960%, 01/26/05 .........................      200,000      199,728
ABN Amro North America Financial, Inc.,
   1.925%, 01/24/05 ..................................    2,300,000    2,297,172
ABN Amro North America Financial, Inc.,
   1.945%, 01/31/05 ..................................    1,500,000    1,497,569
ANZ National International, Ltd. (144A),
   2.020%, 02/02/05++ ................................    2,100,000    2,096,229
Barclays U.S. Funding Corp., 2.425%,
   03/15/05 ..........................................    1,400,000    1,393,116
CBA (Delaware) Finance, Inc., 2.455%,
   03/31/05 ..........................................    4,900,000    4,870,260
CDC Commercial Paper, Inc. (144A), 2.040%,
   02/16/05++ ........................................    3,200,000    3,191,658
Ford Motor Credit Co., 2.520%, 04/08/05 ..............      700,000      695,247
General Electric Capital Corp., 2.040%,
   02/04/05 ..........................................    2,200,000    2,195,762
General Electric Capital Corp., 2.355%,
   02/09/05 ..........................................    3,200,000    3,191,836
General Motors Acceptance Corp., 2.495%,
   04/05/05 ..........................................      700,000      695,439
HBOS Treasury Services, 2.010%, 02/03/05 .............    2,200,000    2,195,946
Pfizer, Inc. (144A), 2.240%, 03/18/05++ ..............    2,800,000    2,786,759
Pfizer, Inc. (144A), 2.330%, 03/03/05++ ..............    2,500,000    2,490,130
Royal Bank of Scotland, 2.025%, 01/21/05 .............    3,000,000    2,996,625
Shell Finance (UK) PLC, 2.100%, 01/07/05 .............    2,000,000    1,999,300
Skandinaviska Enskilda Banken AB (144A),
   2.040%, 01/27/05++ ................................    1,000,000      998,527
Skandinaviska Enskilda Banken AB (144A),
   2.120%, 02/04/05++ ................................    1,200,000    1,197,597
Spintab AB, 2.080%, 01/07/05 .........................      300,000      299,896
UBS Finance (Delaware) LLC, 1.940%,
   01/25/05 ..........................................    1,600,000    1,597,930
UBS Finance (Delaware) LLC, 2.070%, 02/28/05 .........      400,000      398,666
UBS Finance (Delaware) LLC, 2.390%, 03/14/05 .........      300,000      298,566
UBS Finance (Delaware) LLC, 2.410%, 03/15/05 .........    3,100,000    3,084,850
                                                                      ----------
                                                                      42,668,808
                                                                      ----------

U.S. GOVERNMENT AGENCY DISCOUNT NOTES (17.8%)
FHLB, 2.290%, 03/02/05 .............................   $1,700,000   $  1,693,512
FHLB, 2.313%, 03/04/05 .............................    1,800,000      1,792,887
FHLMC, 2.100%, 03/01/05 ............................    2,000,000      1,992,098
FHLMC, 2.161%, 02/15/05 ............................      100,000         99,722
FHLMC, 2.200%, 01/28/05 ............................    3,300,000      3,294,555
FHLMC, 2.200%, 03/08/05 ............................      100,000         99,597
FHLMC, 2.320%, 03/08/05 ............................    4,500,000      4,480,860
FNMA, 0.000%, 03/09/05 .............................      400,000        398,258
FNMA, 1.990%, 01/26/05 .............................      700,000        698,771
FNMA, 2.044%, 02/04/05 .............................      200,000        199,540
FNMA, 2.180%, 02/09/05 .............................    3,000,000      2,992,915
FNMA, 2.197%, 03/02/05 .............................      100,000         99,607
FNMA, 2.201%, 02/16/05 .............................    1,700,000      1,695,138
FNMA, 2.230%, 02/23/05 .............................      400,000        398,687
FNMA, 2.230%, 03/15/05 .............................    1,900,000      1,891,409
FNMA, 2.257%, 03/09/05 .............................      700,000        696,871
FNMA, 2.430%, 03/30/05 .............................    1,900,000      1,888,714
FNMA, 2.440%, 03/23/05 .............................    3,000,000      2,983,530
FNMA, 2.470%, 03/30/05 .............................    4,900,000      4,870,415
                                                                    ------------
                                                                      32,267,086
                                                                    ------------
TOTAL SHORT-TERM INVESTMENTS (COST $79,735,894) ....                  79,735,894

TOTAL INVESTMENTS AT MARKET VALUE (119.2%)
   (COST $216,032,807) .............................                $216,748,458

OTHER ASSETS IN EXCESS OF LIABILITIES
   ( -19.2%) .......................................                 (34,975,565)
                                                                    ------------
NET ASSETS (100.0%) ................................                $181,772,893
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $216,043,516. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...................................................   $ 919,934
Unrealized losses ..................................................    (214,992)
                                                                       ---------
Net unrealized gain ................................................   $ 704,942
                                                                       =========

++ Security exempt from registration under Rule 144A of the Security Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2004 the market value of these securities amounted to $14,095,201 or 7.75% of net assets.

144A Security exempt from registration under Rule 144A of the Security Act of 1933.

FHLB Federal Home Loan Bank

FHLMC Federal Home Loan Mortgage Corporation

FNMA Federal National Mortgage Corporation

GNMA Government National Mortgage Association

Category percentages are based on net assets.


162                    See Notes to Financial Statements.

ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
COMMON STOCKS (91.7%)

BIOTECHNOLOGY (3.4%)
Chiron Corp.* .......................................     859,800   $ 28,657,134
Genentech, Inc.* ....................................      54,200      2,950,648
                                                                    ------------
                                                                      31,607,782
                                                                    ------------

BUSINESS MACHINES (0.6%)
Maxtor Corp.* .......................................     798,300      4,230,990
Quantum Corp.* ......................................     552,600      1,447,812
                                                                    ------------
                                                                       5,678,802
                                                                    ------------

COMMUNICATIONS (2.8%)
L-3 Communications Holdings, Inc. ...................     359,000     26,293,160
                                                                    ------------

COMPUTER SOFTWARE & PROCESSING (1.7%)
Advent Software, Inc.* ..............................     104,300      2,136,064
Autodesk, Inc. ......................................     208,400      7,908,780
Cogent, Inc.* .......................................       2,485         82,005
Microsoft Corp. .....................................     194,400      5,192,424
Verity, Inc.* .......................................      58,400        766,208
                                                                    ------------
                                                                      16,085,481
                                                                    ------------

COMPUTERS & INFORMATION (0.0%)
Seagate Technology, Inc. Escrow* ....................      83,100              0
                                                                    ------------

CONGLOMERATES (4.1%)
Tyco International Ltd. .............................   1,058,395     37,827,037
                                                                    ------------

ELECTRONICS (7.4%)
Broadcom Corp., Class A* ............................     167,400      5,403,672
Cabot Microelectronics Corp.* .......................      97,900      3,920,895
Cirrus Logic, Inc.* .................................     348,500      1,920,235
Cree, Inc.* .........................................     130,000      5,210,400
DSP Group, Inc.* ....................................      92,100      2,056,593
Freescale Semiconductor, Inc., Class B* .............      97,529      1,790,632
Intel Corp. .........................................     524,100     12,258,699
LaserCard Corp.* ....................................      31,500        330,435
Micron Technology, Inc.* ............................   1,650,000     20,377,500
RF Micro Devices, Inc.* .............................     508,600      3,478,824
SanDisk Corp.* ......................................     337,700      8,432,369
Teradyne, Inc.* .....................................     252,600      4,311,882
                                                                    ------------
                                                                      69,492,136
                                                                    ------------

ENTERTAINMENT & LEISURE (2.0%)
Walt Disney Co. .....................................     642,000     17,847,600
World Wrestling Entertainment, Inc. .................      98,800      1,198,444
                                                                    ------------
                                                                      19,046,044
                                                                    ------------

FINANCIAL SERVICES (9.3%)
CIT Group, Inc. .....................................      83,800      3,839,716
Cohen & Steers, Inc. ................................      97,200      1,579,500
Goldman Sachs Group, Inc. ...........................       2,696   $    280,492
Greenhill & Co., Inc. ...............................       6,300        180,810
Lehman Brothers Holdings, Inc. ......................     564,104     49,347,818
Merrill Lynch & Co., Inc. ...........................     533,660     31,896,858
National Financial Partners Corp. ...................       2,325         90,210
                                                                    ------------
                                                                      87,215,404
                                                                    ------------

HEALTH CARE PROVIDERS & SERVICES (5.4%)
UnitedHealth Group, Inc. ............................     567,000     49,913,010
                                                                    ------------

HEAVY MACHINERY (1.0%)
Pall Corp. ..........................................     321,000      9,292,950
                                                                    ------------

MANUFACTURING (1.1%)
Grant Prideco, Inc.* ................................     530,700     10,640,535
                                                                    ------------

MEDIA--BROADCASTING & PUBLISHING (15.6%)
Cablevision Systems Corp., New York Group,
   Class A* .........................................   1,080,700     26,909,430
Comcast Corp., Class A* .............................     130,800      4,353,024
Comcast Corp., Special Class A* .....................   1,284,190     42,172,800
Liberty Media Corp., Class A ........................   1,992,100     21,873,258
Liberty Media International, Inc., Class A* .........      82,050      3,793,171
Time Warner, Inc.* ..................................   1,697,530     32,999,983
Viacom, Inc., Class B ...............................     369,611     13,450,144
                                                                    ------------
                                                                     145,551,810
                                                                    ------------

MEDICAL AND HEALTH PRODUCTS (0.8%)
Biosite, Inc.* ......................................      90,300      5,557,062
Bioveris Corp.* .....................................      20,900        152,779
CancerVax Corp.* ....................................     102,900      1,116,465
Cytyc Corp.* ........................................       7,870        216,976
                                                                    ------------
                                                                       7,043,282
                                                                    ------------

OIL & GAS (8.1%)
Anadarko Petroleum Corp. ............................     625,000     40,506,250
Bill Barrett Corp.* .................................       5,645        180,584
Weatherford International Ltd.* .....................     681,400     34,955,820
                                                                    ------------
                                                                      75,642,654
                                                                    ------------

PHARMACEUTICALS (25.5%)
Alkermes, Inc.* .....................................     145,000      2,043,050
Amgen, Inc.* ........................................     674,690     43,281,363
Biogen Idec, Inc.* ..................................     669,200     44,575,412
Forest Laboratories, Inc.* ..........................     911,044     40,869,434
Genzyme Corp.* ......................................     686,570     39,869,120
ImClone Systems, Inc.* ..............................     459,100     21,155,328
Isis Pharmaceuticals, Inc.* .........................      94,400        556,960
Johnson & Johnson ...................................     249,600     15,829,632
King Pharmaceuticals, Inc.* .........................     481,700      5,973,080
Millennium Pharmaceuticals, Inc.* ...................     595,100      7,212,612


                     See Notes to Financial Statements.                      163

ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
PHARMACEUTICALS (CONTINUED)
Nabi Biopharmaceuticals* ............................      79,100   $  1,158,815
Pfizer, Inc. ........................................      85,050      2,286,995
Teva Pharmaceutical Industries Ltd. (ADR)
   (Israel) .........................................      74,832      2,234,484
Valeant Pharmaceuticals International ...............     336,600      8,869,410
Vertex Pharmaceuticals, Inc.* .......................     208,800      2,207,016
                                                                    ------------
                                                                     238,122,711
                                                                    ------------

RETAILERS (0.2%)
Charming Shoppes, Inc.* .............................     208,300      1,951,771
                                                                    ------------

TELECOMMUNICATIONS (2.7%)
AT&T Corp. ..........................................      75,000      1,429,500
C-COR.net Corp.* ....................................     269,600      2,507,280
Motorola, Inc. ......................................     945,200     16,257,440
Nokia Oyj (ADR) (Finland) ...........................     332,400      5,208,708
                                                                    ------------
                                                                      25,402,928
                                                                    ------------
TOTAL COMMON STOCKS (COST $653,744,035) .............                856,807,497
                                                                    ============

REGISTERED INVESTMENT COMPANIES (1.8%)

EXCHANGE TRADED FUNDS (1.8%)
Nasdaq-100 Index Tracking Stock .....................     427,200     17,049,552
                                                                    ------------

TOTAL REGISTERED INVESTMENT COMPANIES
   (COST $11,489,601) ...............................                 17,049,552
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (93.5%)
   (COST $665,233,636) ..............................               $873,857,049

OTHER ASSETS IN EXCESS OF LIABILITIES (6.5%) ........                 61,098,596
                                                                    ------------
NET ASSETS (100.0%) .................................               $934,955,645
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $667,703,886. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...............................................   $224,942,496
Unrealized losses ..............................................    (18,789,333)
                                                                   ------------
   Net unrealized gain .........................................   $206,153,163
                                                                   ============

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on net assets.


164                    See Notes to Financial Statements.

ING SALOMON BROTHERS FUNDAMENTAL VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                        NUMBER OF
                                                          SHARES    MARKET VALUE
                                                        ---------   ------------
COMMON STOCKS (93.1%)

AEROSPACE & DEFENSE (2.3%)
Boeing Co. (The) ....................................       9,600    $  496,992
Raytheon Co. ........................................      29,300     1,137,719
                                                                     ----------
                                                                      1,634,711
                                                                     ----------

AIRLINES (1.4%)
Frontier Airlines, Inc.* ............................         900        10,269
Southwest Airlines Co. ..............................      59,100       962,148
                                                                     ----------
                                                                        972,417
                                                                     ----------

AUTOMOTIVE (0.8%)
BorgWarner, Inc. ....................................       6,000       325,020
Fleetwood Enterprises, Inc.* ........................      18,400       247,664
                                                                     ----------
                                                                        572,684
                                                                     ----------

BANKING (3.2%)
Bank of New York Co., Inc. ..........................      14,800       494,616
J.P. Morgan Chase & Co. .............................      29,356     1,145,178
State Street Corp. ..................................      12,100       594,352
                                                                     ----------
                                                                      2,234,146
                                                                     ----------

BIOTECHNOLOGY (0.2%)
XOMA Ltd.* ..........................................      47,500       123,025
                                                                     ----------

BUSINESS SERVICES (2.2%)
Ikon Office Solutions, Inc. .........................      39,400       455,464
Sabre Holdings Corp. ................................      12,000       265,920
SunGard Data Systems, Inc.* .........................      26,200       742,246
Unisys Corp.* .......................................       9,000        91,620
                                                                     ----------
                                                                      1,555,250
                                                                     ----------

CAPITAL EQUIPMENT (0.8%)
Honeywell International, Inc. .......................      15,100       534,691
                                                                     ----------

CHEMICALS (2.0%)
Cabot Corp. .........................................      11,000       425,480
Dow Chemical Co. ....................................      19,200       950,592
                                                                     ----------
                                                                      1,376,072
                                                                     ----------

COMPUTER SOFTWARE & PROCESSING (3.0%)
Actuate Corp.* ......................................       4,500        11,475
Micromuse, Inc.* ....................................      85,200       472,860
Microsoft Corp. .....................................      36,300       969,573
RealNetworks, Inc.* .................................      98,000       648,760
                                                                     ----------
                                                                      2,102,668
                                                                     ----------

COMPUTERS & INFORMATION (0.4%)
3Com Corp.* .........................................      66,300       276,471
                                                                     ----------

CONGLOMERATES (0.1%)
Hutchison Whampoa Ltd. (Hong Kong)+ .................       9,600        89,943
                                                                     ----------

ELECTRIC UTILITIES (0.2%)
Calpine Corp.* ......................................      29,400    $  115,836
                                                                     ----------

ELECTRONIC COMPONENTS (1.3%)
Sony Corp. (Japan)+ .................................       3,800       148,386
Texas Instruments, Inc. .............................      29,800       733,676
                                                                     ----------
                                                                        882,062
                                                                     ----------

ELECTRONICS (7.3%)
Agilent Technologies, Inc.* .........................      35,400       853,140
Applied Materials, Inc.* ............................      19,600       335,160
Electronics for Imaging, Inc.* ......................      20,000       348,200
Intel Corp. .........................................      32,400       757,836
Maxwell Technologies, Inc.* .........................       8,900        90,246
Novellus Systems, Inc. ..............................       8,300       231,487
PerkinElmer, Inc. ...................................       3,700        83,213
Samsung Electronics Co., Ltd. GDR
   (South Korea)*++ .................................       1,900       413,422
Solectron Corp.* ....................................     196,600     1,047,878
Taiwan Semiconductor Manufacturing Co.,
   Ltd. (ADR) (Taiwan) ..............................      97,023       823,725
Thermo Electron Corp.* ..............................       2,300        69,437
                                                                     ----------
                                                                      5,053,744
                                                                     ----------

ENTERTAINMENT & LEISURE (3.7%)
Callaway Golf Co. ...................................       6,000        81,000
Hasbro, Inc. ........................................      42,900       831,402
Mattel, Inc. ........................................      36,200       705,538
Walt Disney Co. .....................................      33,500       931,300
                                                                     ----------
                                                                      2,549,240
                                                                     ----------

FINANCIAL SERVICES (5.5%)
American Express Co. ................................      17,700       997,749
MBNA Corp. ..........................................      25,300       713,207
Merrill Lynch & Co., Inc. ...........................      13,800       824,826
Mitsubishi Tokyo Financial Group, Inc.
   (Japan)+ .........................................          91       932,095
Morgan Stanley ......................................       7,200       399,744
                                                                     ----------
                                                                      3,867,621
                                                                     ----------

FOOD RETAILERS (0.9%)
Safeway, Inc.* ......................................      30,700       606,018
                                                                     ----------

FOREST PRODUCTS & PAPER (2.6%)
Georgia-Pacific Corp. ...............................      24,100       903,268
Weyerhauser Co. .....................................      13,400       900,748
                                                                     ----------
                                                                      1,804,016
                                                                     ----------

HEALTH CARE PROVIDERS & SERVICES (0.8%)
Enzo Biochem, Inc.* .................................      27,929       543,778
                                                                     ----------


                       See Notes to Financial Statements.                    165

ING SALOMON BROTHERS FUNDAMENTAL VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF
                                                          SHARES    MARKET VALUE
                                                        ---------   ------------
HEAVY MACHINERY (2.0%)
Caterpillar, Inc. ...................................       8,400    $   819,084
Chicago Bridge & Iron Co. N.V., NY Shares
   (Netherlands) ....................................       4,600        184,000
Deere & Co. .........................................       5,500        409,200
                                                                     -----------
                                                                       1,412,284
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (1.3%)
Home Depot, Inc. ....................................      20,700        884,718
                                                                     -----------

INSURANCE (8.4%)
Ambac Financial Group, Inc. .........................      10,800        887,004
American International Group, Inc. ..................      15,100        991,617
Chubb Corp. .........................................      11,200        861,280
CNA Surety Corp.* ...................................      31,100        415,185
Hartford Financial Services Group, Inc. (The) .......       6,900        478,239
MGIC Investment Corp. ...............................      11,700        806,247
PMI Group, Inc. (The) ...............................       3,700        154,475
Radian Group, Inc. ..................................      19,200      1,022,208
Scottish Re Group Ltd. (Cayman Islands) .............      10,000        259,000
                                                                     -----------
                                                                       5,875,255
                                                                     -----------

MEDIA--BROADCASTING & PUBLISHING (8.5%)
Comcast Corp., Special Class A* .....................      34,700      1,139,548
Liberty Media Corp., Class A ........................      90,100        989,298
News Corp., Inc., Class A* ..........................      55,200      1,030,032
News Corp., Inc., Class B* ..........................      44,800        860,160
Time Warner, Inc.* ..................................      57,800      1,123,632
Viacom, Inc., Class B ...............................      21,000        764,190
                                                                     -----------
                                                                       5,906,860
                                                                     -----------

METALS (0.6%)
RTI International Metals, Inc.* .....................      17,600        361,504
WGI Heavy Minerals, Inc. (Canada)* ..................      10,000         42,353
                                                                     -----------
                                                                         403,857
                                                                     -----------

METALS AND MINING (4.4%)
Alcoa, Inc. .........................................      28,100        882,902
Allegheny Technologies, Inc. ........................      32,600        706,442
Engelhard Corp. .....................................      16,600        509,122
Newmont Mining Corp. ................................      21,900        972,579
                                                                     -----------
                                                                       3,071,045
                                                                     -----------

OIL & GAS (7.8%)
Anadarko Petroleum Corp. ............................      12,200        790,682
ChevronTexaco Corp. .................................      18,200        955,682
GlobalSantaFe Corp. .................................      14,900        493,339
Halliburton Co. .....................................      24,200        949,608
Murphy Oil Corp. ....................................      10,300        828,635
Schlumberger Ltd. ...................................       7,900        528,905
Todco, Class A* .....................................       1,700         31,314
Williams Companies, Inc. (The) ......................      54,300    $   884,547
                                                                     -----------
                                                                       5,462,712
                                                                     -----------

PHARMACEUTICALS (10.9%)
Abbott Laboratories .................................      25,900      1,208,235
Amgen, Inc.* ........................................       5,800        372,070
Aphton Corp.* .......................................      52,000        161,720
Eli Lilly and Co. ...................................       3,000        170,250
GlaxoSmithKline PLC (ADR) (United Kingdom) ..........      19,000        900,410
Johnson & Johnson ...................................      21,600      1,369,872
McKesson Corp. ......................................      11,400        358,644
Novartis AG (ADR) (Switzerland) .....................      19,200        970,368
Pfizer, Inc. ........................................      39,300      1,056,777
Wyeth ...............................................      24,200      1,030,678
                                                                     -----------
                                                                       7,599,024
                                                                     -----------

POLLUTION CONTROL (1.1%)
Waste Management, Inc. ..............................      25,400        760,476
                                                                     -----------

REAL ESTATE (0.5%)
Digital Realty Trust, Inc. (REIT) ...................      13,300        179,151
GMH Communities Trust (REIT) ........................      10,400        146,640
                                                                     -----------
                                                                         325,791
                                                                     -----------

RESTAURANTS (0.0%)
FHC Delaware, Inc.*+ ................................       5,486         10,972
                                                                     -----------

RETAILERS (1.5%)
Costco Wholesale Corp. ..............................      18,600        900,426
IAC/InterActiveCorp* ................................       4,300        118,766
                                                                     -----------
                                                                       1,019,192
                                                                     -----------

TELECOMMUNICATIONS (7.4%)
Hutchison Telecommunications International,
   Ltd. (Hong Kong)* ................................       9,600          8,646
Lucent Technologies, Inc.* ..........................     251,900        947,144
Motorola, Inc. ......................................      65,400      1,124,880
Nippon Telegraph & Telephone Corp. (ADR)
   (Japan) ..........................................      25,100        566,005
Nokia Oyj (ADR) (Finland) ...........................      59,100        926,097
SBC Communications, Inc. ............................      24,200        623,634
Socket Communications, Inc.* ........................       7,400         14,726
Vodafone Group PLC (ADR) (United Kingdom) ...........      35,500        971,990
                                                                     -----------
                                                                       5,183,122
                                                                     -----------

TOTAL COMMON STOCKS (COST $51,145,105) ..............                 64,809,701
                                                                     -----------

TOTAL INVESTMENTS AT MARKET VALUE (93.1%)
   (COST $51,145,105) ...............................                $64,809,701
OTHER ASSETS IN EXCESS OF LIABILITIES (6.9%) ........                  4,838,580
                                                                     -----------
NET ASSETS (100.0%) .................................                $69,648,281
                                                                     ===========


166                    See Notes to Financial Statements.

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $51,376,743. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $14,449,703
Unrealized losses ...............................................    (1,016,745)
                                                                    -----------
Net unrealized gain .............................................   $13,432,958
                                                                    ===========

*    Non-income producing security.

+    Fair valued by the Board of Directors.

++ Security exempt from registration under Rule 144A of the Security Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2004 the market value of these securities amounted to $413,422 or 0.59% of net assets.

ADR American Depository Receipt

GDR Global Depository Receipt

REIT Real Estate Investment Trust

Category percentages are based on net assets.


                       See Notes to Financial Statements.                    167

ING SALOMON BROTHERS INVESTORS VALUE PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                          NUMBER OF     MARKET
                                                            SHARES       VALUE
                                                          ---------   ----------
COMMON STOCKS (95.4%)

AEROSPACE & DEFENSE (5.1%)
Boeing Co. (The) ......................................     22,200    $1,149,294
Lockheed Martin Corp. .................................     20,900     1,160,995
Raytheon Co. ..........................................     20,800       807,664
United Technologies, Inc. .............................      8,100       837,135
                                                                      ----------
                                                                       3,955,088
                                                                      ----------

BANKING (9.4%)
Bank of America Corp. .................................     55,698     2,617,249
Bank of New York Co., Inc. ............................     25,200       842,184
J.P. Morgan Chase & Co. ...............................     25,000       975,250
Wachovia Corp. ........................................     22,000     1,157,200
Washington Mutual, Inc. ...............................     17,100       722,988
Wells Fargo & Co. .....................................     16,200     1,006,830
                                                                      ----------
                                                                       7,321,701
                                                                      ----------

BEVERAGES, FOOD & TOBACCO (3.0%)
Altria Group, Inc. ....................................     38,200     2,334,020
                                                                      ----------

BUSINESS MACHINES (2.2%)
Hewlett-Packard Co. ...................................     39,900       836,703
International Business Machines Corp. .................      9,100       897,078
                                                                      ----------
                                                                       1,733,781
                                                                      ----------

CAPITAL EQUIPMENT (1.6%)
Honeywell International, Inc. .........................     35,400     1,253,514
                                                                      ----------

CHEMICALS (1.1%)
Avery Dennison Corp. ..................................     14,200       851,574
                                                                      ----------

COMPUTER SOFTWARE & PROCESSING (1.9%)
Microsoft Corp. .......................................     55,400     1,479,734
                                                                      ----------

COMPUTERS & INFORMATION (1.0%)
Lexmark International, Inc.* ..........................      9,500       807,500
                                                                      ----------

CONSUMER GOODS AND SERVICES (1.0%)
Newell Rubbermaid, Inc. ...............................     32,200       778,918
                                                                      ----------

ELECTRIC UTILITIES (1.1%)
FirstEnergy Corp. .....................................      2,508        99,091
PG&E Corp.* ...........................................     21,500       715,520
                                                                      ----------
                                                                         814,611
                                                                      ----------

ELECTRONICS (1.1%)
Celestica, Inc. (Canada)* .............................     16,900       238,459
Solectron Corp.* ......................................    112,100       597,493
                                                                      ----------
                                                                         835,952
                                                                      ----------

ENTERTAINMENT & LEISURE (1.3%)
Mattel, Inc. ..........................................     50,500       984,245
                                                                      ----------

FINANCIAL SERVICES (11.0%)
American Express Co. ..................................     19,200    $1,082,304
Capital One Financial Corp. ...........................     16,700     1,406,307
Freddie Mac ...........................................     17,500     1,289,750
Goldman Sachs Group, Inc. .............................      8,900       925,956
MBNA Corp. ............................................     16,800       473,592
Merrill Lynch & Co., Inc. .............................     25,100     1,500,227
Morgan Stanley ........................................     15,100       838,352
U.S. Bancorp ..........................................     34,300     1,074,276
                                                                      ----------
                                                                       8,590,764
                                                                      ----------

FOOD RETAILERS (1.9%)
Kroger Co. (The)* .....................................     85,400     1,497,916
                                                                      ----------

FOREST PRODUCTS & PAPER (2.5%)
International Paper Co. ...............................     24,500     1,029,000
Kimberly-Clark Corp. ..................................     13,300       875,273
                                                                      ----------
                                                                       1,904,273
                                                                      ----------

INSURANCE (4.3%)
American International Group, Inc. ....................     26,400     1,733,688
Loews Corp. ...........................................     13,200       927,960
St. Paul Travelers Companies, Inc. (The) ..............     18,100       670,967
                                                                      ----------
                                                                       3,332,615
                                                                      ----------

MEDIA--BROADCASTING & PUBLISHING (8.0%)
Comcast Corp., Class A* ...............................     18,300       609,024
Comcast Corp., Special Class A* .......................     19,900       653,516
Liberty Media Corp., Class A ..........................     97,500     1,070,550
Liberty Media International, Inc., Class A* ...........      4,900       226,527
News Corp., Inc., Class A* ............................     73,300     1,367,778
Time Warner, Inc.* ....................................     60,100     1,168,344
Viacom, Inc., Class B .................................     31,000     1,128,090
                                                                      ----------
                                                                       6,223,829
                                                                      ----------

OIL & GAS (12.0%)
BP PLC (ADR) (United Kingdom) .........................     18,500     1,080,400
El Paso Corp. .........................................     89,400       929,760
ENSCO International, Inc. .............................     33,900     1,075,986
EOG Resources, Inc. ...................................      5,900       421,024
GlobalSantaFe Corp. ...................................     19,500       645,645
Marathon Oil Corp. ....................................     21,400       804,854
Nabors Industries Ltd.* ...............................     12,500       641,125
Noble Corp.* ..........................................      8,700       432,738
Royal Dutch Petroleum Co. N.V., NY Shares
(Netherlands) .........................................     27,100     1,554,998
Total SA (ADR) (France) ...............................     16,100     1,768,424
                                                                      ----------
                                                                       9,354,954
                                                                      ----------


168                    See Notes to Financial Statements.

                                                        NUMBER OF     MARKET
                                                          SHARES       VALUE
                                                        ---------   -----------
PHARMACEUTICALS (6.9%)
GlaxoSmithKline PLC (ADR)
   (United Kingdom)..................................     23,300    $ 1,104,187
Johnson & Johnson....................................     13,400        849,828
Merck & Co., Inc.....................................     10,900        350,326
Pfizer, Inc..........................................     32,300        868,547
Schering-Plough Corp.................................     44,200        922,896
Wyeth................................................     30,600      1,303,254
                                                                    -----------
                                                                      5,399,038
                                                                    -----------

POLLUTION CONTROL (0.8%)
Waste Management, Inc................................     21,700        649,698
                                                                    -----------

REAL ESTATE (2.4%)
Equity Office Properties Trust (REIT)................     31,900        928,928
Equity Residential Properties Trust (REIT)...........     26,800        969,624
                                                                    -----------
                                                                      1,898,552
                                                                    -----------

RESTAURANTS AND LODGING (1.7%)
McDonald's Corp......................................     40,100      1,285,606
                                                                    -----------

RETAILERS (2.9%)
J.C. Penney Co., Inc., Holding Co....................     20,200        836,280
Target Corp..........................................     12,800        664,704
Wal-Mart Stores, Inc.................................     14,800        781,736
                                                                    -----------
                                                                      2,282,720
                                                                    -----------

TELECOMMUNICATIONS (11.2%)
AT&T Corp............................................     36,200        689,972
Comverse Technology, Inc.*...........................     26,800        655,260
Lucent Technologies, Inc., Warrants, Strike @
   2.75, Expires (12/10/07)*.........................        691          1,092
MCI, Inc.............................................     47,300        953,568
Nextel Communications, Inc., Class A*................     38,700      1,161,000
Nokia Oyj (ADR) (Finland)............................    101,800      1,595,206
Nortel Networks Corp. (Canada)*......................    353,600      1,234,064
SBC Communications, Inc..............................     45,100      1,162,227
Verizon Communications, Inc..........................     31,300      1,267,963
                                                                    -----------
                                                                      8,720,352
                                                                    -----------

TOTAL COMMON STOCKS (COST $62,582,803)...............                74,290,955
                                                                    -----------

TOTAL INVESTMENTS AT MARKET VALUE (95.4%)
   (COST $62,582,803)................................               $74,290,955
OTHER ASSETS IN EXCESS OF LIABILITIES (4.6%).........                 3,615,849
                                                                    -----------
NET ASSETS (100.0%)..................................               $77,906,804
                                                                    ===========

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $62,653,532. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains.................................................   $12,944,629
Unrealized losses................................................    (1,307,206)
                                                                    -----------
   Net unrealized gain...........................................   $11,637,423
                                                                    ===========

*    Non-income producing security.

ADR American Depository Receipt

REIT Real Estate Investment Trust

Category percentages are based on net assets.


                     See Notes to Financial Statements.                      169

ING SALOMON BROTHERS LARGE CAP GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                        NUMBER OF      MARKET
                                                          SHARES       VALUE
                                                        ---------   -----------
COMMON STOCKS (98.1%)
BEVERAGES, FOOD & TOBACCO (5.7%)
Coca-Cola Co. .......................................     49,200    $ 2,048,196
Wm. Wrigley Jr., Co. ................................     26,600      1,840,454
                                                                    -----------
                                                                      3,888,650
                                                                    ------------

BIOTECHNOLOGY (4.3%)
Genentech, Inc.* ....................................     53,400      2,907,096
                                                                    -----------

COMPUTER SOFTWARE & PROCESSING (4.1%)
Microsoft Corp. .....................................     82,400      2,200,904
Red Hat, Inc.* ......................................     42,500        567,375
                                                                    -----------
                                                                      2,768,279
                                                                    -----------

COMPUTERS & INFORMATION (6.5%)
Cisco Systems, Inc.* ................................     89,000      1,717,700
Dell, Inc.* .........................................     64,100      2,701,174
                                                                    -----------
                                                                      4,418,874
                                                                    -----------

CONSUMER GOODS AND SERVICES (4.4%)
Gillette Co. ........................................     66,600      2,982,348
                                                                    -----------

ELECTRONIC COMPONENTS (5.7%)
Texas Instruments, Inc. .............................     95,000      2,338,900
Xilinx, Inc. ........................................     53,100      1,574,415
                                                                    -----------
                                                                      3,913,315
                                                                    -----------

ELECTRONICS (6.4%)
General Electric Co. ................................     54,500      1,989,250
Intel Corp. .........................................    101,000      2,362,390
                                                                    -----------
                                                                      4,351,640
                                                                    -----------

ENTERTAINMENT & LEISURE (2.8%)
Walt Disney Co. .....................................     69,900      1,943,220
                                                                    -----------

FINANCIAL SERVICES (11.7%)
Berkshire Hathaway, Inc., Class A* ..................         34      2,988,600
Merrill Lynch & Co., Inc. ...........................     46,200      2,761,374
Morgan Stanley ......................................     39,900      2,215,248
                                                                    -----------
                                                                      7,965,222
                                                                    -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (4.3%)
Home Depot, Inc. ....................................     69,200      2,957,608
                                                                    -----------

INSURANCE (2.6%)
American International Group, Inc. ..................     27,100      1,779,657
                                                                    -----------

MEDIA -- BROADCASTING & PUBLISHING (6.5%)
Time Warner, Inc.* ..................................    159,400      3,098,736
Viacom, Inc., Class B ...............................     37,200      1,353,708
                                                                    -----------
                                                                      4,452,444
                                                                    -----------

PHARMACEUTICALS (15.8%)
Amgen, Inc.* ........................................     42,800    $ 2,745,620
Biogen Idec, Inc.* ..................................     33,300      2,218,113
Eli Lilly and Co. ...................................     34,500      1,957,875
Johnson & Johnson ...................................     29,200      1,851,864
Pfizer, Inc. ........................................     73,600      1,979,104
                                                                    -----------
                                                                     10,752,576
                                                                    -----------

RETAILERS (9.4%)
Amazon.com, Inc.* ...................................     83,600      3,702,644
Bed Bath & Beyond, Inc.* ............................      3,400        135,422
IAC/InterActiveCorp* ................................     93,000      2,568,660
                                                                    -----------
                                                                      6,406,726
                                                                    -----------

TELECOMMUNICATIONS (7.9%)
CIENA Corp.* ........................................    160,700        536,738
Juniper Networks, Inc.* .............................     63,900      1,737,441
Lucent Technologies, Inc.* ..........................    214,400        806,144
Motorola, Inc. ......................................    132,200      2,273,840
                                                                    -----------
                                                                      5,354,163
                                                                    -----------
TOTAL COMMON STOCKS (COST $64,476,241) ..............                66,841,818
                                                                    -----------
TOTAL INVESTMENTS AT MARKET VALUE (98.1%)
   (COST $64,476,241) ...............................               $66,841,818

OTHER ASSETS IN EXCESS OF LIABILITIES (1.9%) ........                 1,270,942
                                                                    -----------
NET ASSETS (100.0%) .................................               $68,112,760
                                                                    ===========

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $64,726,761. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains .................................................   $2,530,712
Unrealized losses ................................................     (415,655)
                                                                     ----------
   Net unrealized gain ...........................................   $2,115,057
                                                                     ==========

*    Non-income producing security.

Category percentages are based on net assets.


170                      See Notes to Financial Statements.

ING T. ROWE PRICE DIVERSIFIED MID CAP GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (100.8%)

AEROSPACE & DEFENSE (0.5%)
Rockwell Collins, Inc. ...............................     79,700    $ 3,143,368
                                                                     -----------

AIRLINES (0.2%)
SkyWest, Inc. ........................................     64,700      1,297,882
                                                                     -----------

AUTOMOBILES (0.2%)
Harley-Davidson, Inc. ................................     18,000      1,093,500
                                                                     -----------

AUTOMOTIVE (0.3%)
Winnebago Industries, Inc. ...........................     41,900      1,636,614
                                                                     -----------

BANK & TRUST (0.8%)
Janus Capital Group, Inc. ............................     65,000      1,092,650
Marvell Technology Group Ltd. (Bermuda)* .............     56,900      2,018,243
Radio One, Inc., Class D* ............................    114,200      1,840,904
                                                                     -----------
                                                                       4,951,797
                                                                     -----------

BANKING (0.3%)
North Fork Bancorporation, Inc. ......................     55,450      1,599,733
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (0.4%)
Cott Corp. (Canada)* .................................     40,200        994,146
Delta & Pine Land Co. ................................     40,300      1,099,384
                                                                     -----------
                                                                       2,093,530
                                                                     -----------

BIOTECHNOLOGY (0.4%)
Gilead Sciences, Inc.* ...............................     69,200      2,421,308
                                                                     -----------

BUSINESS SERVICES (0.6%)
Corporate Executive Board Co. ........................     31,900      2,135,386
LECG Corp.* ..........................................     62,000      1,156,300
                                                                     -----------
                                                                       3,291,686
                                                                     -----------

CAPITAL EQUIPMENT (0.4%)
Brunswick Corp. ......................................     21,800      1,079,100
ITT Industries, Inc. .................................     13,600      1,148,520
                                                                     -----------
                                                                       2,227,620
                                                                     -----------

CAPITAL MARKETS (3.7%)
Ameritrade Holding Corp., Class A* ...................    208,900      2,970,558
Charles Schwab Corp. .................................    245,400      2,934,984
Mellon Financial Corp. ...............................    144,300      4,489,173
Northern Trust Corp. .................................    125,500      6,096,790
State Street Corp. ...................................    107,800      5,295,136
                                                                     -----------
                                                                      21,786,641
                                                                     -----------

COMMERCIAL BANKS (0.2%)
First Horizon National Corp. .........................     24,400      1,051,884
                                                                     -----------

COMMERCIAL SERVICES (0.4%)
Amylin Pharmaceuticals, Inc.* ........................     50,200    $ 1,172,672
Watson Wyatt & Co. Holdings ..........................     39,600      1,067,220
                                                                     -----------
                                                                       2,239,892
                                                                     -----------

COMMERCIAL SERVICES & SUPPLIES (0.7%)
Apollo Group, Inc., Class A* .........................     53,800      4,342,198
                                                                     -----------

COMMUNICATIONS EQUIPMENT (1.1%)
Corning, Inc.* .......................................    133,200      1,567,764
Juniper Networks, Inc.* ..............................    135,500      3,684,245
Research in Motion Ltd. (Canada)* ....................     13,800      1,137,396
                                                                     -----------
                                                                       6,389,405
                                                                     -----------

COMPUTER SERVICES (2.2%)
BMC Software, Inc.* ..................................     62,300      1,158,780
Cadence Design Systems, Inc.* ........................     76,600      1,057,846
ChoicePoint, Inc.* ...................................     62,700      2,883,573
Citrix Systems, Inc.* ................................     69,300      1,699,929
Cognizant Technology Solutions Corp.* ................     85,300      3,610,749
Entercom Communications Corp.* .......................     38,200      1,370,998
Fair Isaac Corp. .....................................     34,300      1,258,124
                                                                     -----------
                                                                      13,039,999
                                                                     -----------

COMPUTER SOFTWARE (0.2%)
Kronos, Inc.* ........................................     21,000      1,073,730
                                                                     -----------

COMPUTERS & PERIPHERALS (1.3%)
Lexmark International, Inc.* .........................     67,600      5,746,000
QLogic Corp.* ........................................     45,100      1,656,523
                                                                     -----------
                                                                       7,402,523
                                                                     -----------

CONGLOMERATES (0.3%)
Edwards Lifesciences Corp.* ..........................     38,800      1,600,888
                                                                     -----------

CONSUMER DISCRETIONARY (4.9%)
99 Cents Only Stores* ................................     68,800      1,111,808
ARAMARK Corp., Class B ...............................     41,400      1,097,514
Fred's, Inc. .........................................     60,300      1,049,220
Harte-Hanks, Inc. ....................................     44,000      1,143,120
HNI Corp. ............................................     37,100      1,597,155
Las Vegas Sands Corp.* ...............................      5,600        268,800
Monster Worldwide, Inc.* .............................    104,200      3,505,288
Multimedia Games, Inc.* ..............................     18,600        293,136
O'Reilly Automotive, Inc.* ...........................     24,200      1,090,210
PetsMart, Inc. .......................................     70,400      2,501,312
Pulte Homes, Inc. ....................................     19,200      1,224,960
Regent Communications, Inc.* .........................    183,400        972,020
Ruby Tuesday, Inc. ...................................     40,000      1,043,200
Salem Communications Corp., Class A* .................     64,200      1,601,790
Spanish Broadcasting System, Inc.* ...................    102,100      1,078,176


                       See Notes to Financial Statements.                    171

ING T. ROWE PRICE DIVERSIFIED MID CAP GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
CONSUMER DISCRETIONARY (CONTINUED)

The Men's Wearhouse, Inc.* ...........................     35,200    $ 1,124,992
Toll Brothers, Inc.* .................................     39,800      2,730,678
Williams-Sonoma, Inc.* ...............................     71,300      2,498,352
WPP Group PLC (ADR) (United Kingdom) .................     48,800      2,666,920
                                                                     -----------
                                                                      28,598,651
                                                                     -----------

CONSUMER GOODS AND SERVICES (0.2%)
Estee Lauder Companies, Inc., Class A ................     23,800      1,089,326
                                                                     -----------

CONSUMER STAPLES (4.4%)
ArthoCare Corp.* .....................................     34,600      1,109,276
Cooper Cos., Inc. ....................................     26,300      1,856,517
DENTSPLY International, Inc. .........................     39,800      2,236,760
Flir Systems, Inc.* ..................................     37,500      2,392,125
Inamed Corp.* ........................................     17,300      1,094,225
Integra LifeSciences Holdings Corp.* .................     31,200      1,152,216
Kyphon, Inc.* ........................................     45,200      1,164,352
Resmed, Inc.* ........................................     21,300      1,088,430
Respironics, Inc.* ...................................     19,400      1,054,584
Roper Industries, Inc. ...............................     27,000      1,640,790
Ross Stores, Inc. ....................................     81,800      2,361,566
Smith & Nephew PLC (ADR)
   (United Kingdom) ..................................     31,300      1,620,088
Sybron Dental Specialties, Inc.* .....................     32,500      1,149,850
Techne Corp.* ........................................     42,100      1,637,690
Tootsie Roll Industries, Inc. ........................     41,400      1,433,682
Valspar Corp. (The) ..................................     33,100      1,655,331
Wright Medical Group, Inc.* ..........................     39,600      1,128,600
                                                                     -----------
                                                                      25,776,082
                                                                     -----------

DISTRIBUTION SERVICES (0.2%)
Sabre Holdings Corp. .................................     46,500      1,030,440
                                                                     -----------

DIVERSIFIED CHEMICALS (0.6%)
Clorox Co. ...........................................     18,900      1,113,777
Ecolab, Inc. .........................................     32,700      1,148,751
Praxair, Inc. ........................................     23,600      1,041,940
                                                                     -----------
                                                                       3,304,468
                                                                     -----------

EDUCATION (0.8%)
Career Education Corp.* ..............................     38,300      1,532,000
ITT Educational Services, Inc.* ......................     35,100      1,669,005
Universal Technical Institute, Inc.* .................     44,300      1,688,716
                                                                     -----------
                                                                       4,889,721
                                                                     -----------

ELECTRONIC COMPONENTS (4.3%)
Altera Corp.* ........................................    211,100      4,369,770
Beckman Coulter, Inc. ................................     26,200      1,755,138
Broadcom Corp., Class A* .............................     50,100      1,617,228
Gentex Corp. .........................................     32,300      1,195,746
Linear Technology Corp. ..............................    121,700      4,717,092
Mettler-Toledo International, Inc.* ..................     20,900      1,072,379
Microchip Technology, Inc. ...........................    182,700      4,870,782

ELECTRONIC COMPONENTS (CONTINUED)
Millipore Corp.* .....................................     32,400    $ 1,613,844
National Semiconductor Corp. .........................    168,900      3,031,755
Novellus Systems, Inc. ...............................     40,200      1,121,178
                                                                     -----------
                                                                      25,364,912
                                                                     -----------

ELECTRONIC SYSTEMS (0.9%)
Applera Corp. - Applied Biosystems Group .............     52,000      1,087,320
Jabil Circuit, Inc.* .................................     82,900      2,120,582
Kla-Tencor Corp.* ....................................     46,400      2,161,312
                                                                     -----------
                                                                       5,369,214
                                                                     -----------

ELECTRONICS (0.2%)
Integrated Circuit Systems, Inc.* ....................     43,600        912,112
                                                                     -----------

ENERGY (0.5%)
XTO Energy, Inc. .....................................     82,100      2,904,698
                                                                     -----------

ENERGY EQUIPMENT & SERVICES (0.4%)
Baker Hughes, Inc. ...................................     50,700      2,163,369
                                                                     -----------

ENTERTAINMENT & LEISURE (3.2%)
Hilton Hotels Corp. ..................................     75,400      1,714,596
Marriott International, Inc., Class A ................     98,600      6,209,828
Station Casinos, Inc. ................................    100,600      5,500,808
Westwood One, Inc.* ..................................     57,600      1,551,168
WMS Industries, Inc.* ................................     35,200      1,180,608
Wynn Resorts Ltd.* ...................................     36,400      2,435,888
                                                                     -----------
                                                                      18,592,896
                                                                     -----------

FINANCIAL SERVICES (4.3%)
Ambac Financial Group, Inc. ..........................     19,800      1,626,174
Amvescap PLC, Sponsored ADR
   (United Kingdom) ..................................     85,700      1,076,392
Federated Investors, Inc., Class B ...................     36,000      1,094,400
Franklin Resources, Inc. .............................     80,600      5,613,790
Global Payments, Inc. ................................     19,000      1,112,260
Investors Financial Services Corp. ...................     71,800      3,588,564
Legg Mason, Inc. .....................................     31,000      2,271,060
Marsh & McLennan Cos., Inc. ..........................     74,300      2,444,470
Raymond James Financial, Inc. ........................     35,500      1,099,790
SEI Investments Co. ..................................     29,200      1,224,356
Sigma-Aldrich Corp. ..................................     18,200      1,100,372
Synovus Financial Corp. ..............................     63,300      1,809,114
Waddell & Reed Financial, Inc., Class A ..............     46,800      1,118,052
                                                                     -----------
                                                                      25,178,794
                                                                     -----------

FINANCIALS (4.4%)
AG Edwards, Inc. .....................................     27,300      1,179,633
Arthur J. Gallagher & Co. ............................     53,000      1,722,500
Axis Capital Holdings Ltd. (Bermuda) .................     42,100      1,151,856
Boston Private Financial Holdings, Inc. ..............     39,400      1,109,898
City National Corp. ..................................     15,400      1,088,010
East West Bancorp, Inc. ..............................     37,800      1,586,088


172                    See Notes to Financial Statements.

                                                         NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                         ---------   -----------
FINANCIALS (CONTINUED)
Eaton Vance Corp......................................     54,500    $ 2,842,175
LaBranche & Co., Inc.*................................    136,900      1,226,624
Markel Corp.*.........................................      3,600      1,310,400
MoneyGram International, Inc..........................     89,700      1,896,258
Silicon Valley Bancshares*............................     25,500      1,142,910
UCBH Holdings, Inc....................................     35,000      1,603,700
WellChoice, Inc.*.....................................     76,300      4,074,420
WellPoint, Inc.*......................................     33,600      3,864,000
                                                                     -----------
                                                                      25,798,472
                                                                     -----------

FOOD PROCESSING (0.6%)
Hershey Foods Corp....................................     19,800      1,099,692
McCormick & Company, Inc..............................     28,800      1,111,680
Wm. Wrigley Jr., Co...................................     15,500      1,072,445
                                                                     -----------
                                                                       3,283,817
                                                                     -----------

GENERAL MERCHANDISERS (2.4%)
Amazon.com, Inc.*.....................................     61,300      2,714,977
Bed Bath & Beyond, Inc.*..............................     66,400      2,644,712
Dollar General Corp...................................    183,200      3,805,064
Dollar Tree Stores, Inc.*.............................     40,200      1,152,936
TJX Co., Inc..........................................    157,100      3,947,923
                                                                     -----------
                                                                      14,265,612
                                                                     -----------

HEALTH CARE (3.6%)
Abgenix, Inc.*........................................    103,000      1,065,020
Atherogenics, Inc.*...................................     66,100      1,557,316
Coventry Health Care, Inc.*...........................     44,400      2,356,752
Health Management Associates, Inc.,
   Class A............................................     47,700      1,083,744
Henry Schein, Inc.*...................................     39,000      2,715,960
Human Genome Sciences, Inc.*..........................     93,200      1,120,264
Laboratory Corp. of America Holdings*.................     55,800      2,779,956
Martek Biosciences Corp.*.............................     48,200      2,467,840
Medicines Co.*........................................     39,600      1,140,480
Medicis Pharmaceutical Corp., Class A...............       29,300      1,028,723
MedImmune, Inc.*......................................     40,200      1,089,822
Nektar Therapeutics*..................................     63,300      1,281,192
Neurocrine Biosciences, Inc.*.........................     26,500      1,306,450
                                                                     -----------
                                                                      20,993,519
                                                                     -----------

HEALTH CARE EQUIPMENT & SUPPLIES (0.7%)
Biomet, Inc...........................................     43,800      1,900,482
Waters Corp.*.........................................     51,600      2,414,364
                                                                     -----------
                                                                       4,314,846
                                                                     -----------

HEALTH CARE PROVIDERS (0.2%)
Synopsys, Inc.*.......................................     59,000      1,157,580
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (0.5%)
Medco Health Solutions, Inc.*.........................     64,100    $ 2,666,560
                                                                     -----------

HEALTHCARE SERVICES (0.4%)
IMS Health, Inc.......................................     93,700      2,174,777
                                                                     -----------

HOSPITAL SUPPLIES/HOSPITAL MANAGEMENT (4.0%)
Bausch & Lomb, Inc....................................     30,200      1,946,692
Becton Dickinson & Co.................................     38,700      2,198,160
C.R. Bard, Inc........................................     55,400      3,544,492
Caremark Rx, Inc.*....................................     74,100      2,921,763
DaVita, Inc.*.........................................     40,300      1,593,059
Express Scripts, Inc.*................................     29,000      2,216,760
Lincare Holdings, Inc.*...............................     56,700      2,418,255
Manor Care, Inc.......................................     46,300      1,640,409
Omnicare, Inc.........................................     35,500      1,229,010
Renal Care Group, Inc.*...............................     48,200      1,734,718
St. Jude Medical, Inc.*...............................     40,100      1,681,393
                                                                     -----------
                                                                      23,124,711
                                                                     -----------

HOTELS, RESTAURANTS & LEISURE (0.6%)
International Game Technology.........................    108,400      3,726,792
                                                                     -----------

INDUSTRIAL (4.4%)
CH Robinson Worldwide, Inc............................     39,100      2,170,832
Decode Genetics, Inc.*................................    157,500      1,230,075
Diversa Corp.*........................................    122,100      1,067,154
Gen-Probe, Inc.*......................................     26,600      1,202,586
Iron Mountain, Inc.*..................................    106,600      3,250,234
Lam Research Corp.*...................................     37,600      1,087,016
Lennar Corp., Class A.................................     53,700      3,043,716
Littelfuse, Inc.*.....................................     27,400        935,984
Patterson Cos., Inc.*.................................     38,800      1,683,532
Qiagen NV (Netherlands)*..............................    138,200      1,513,290
Shuffle Master, Inc.*.................................     50,700      2,387,970
Smith International, Inc.*............................     36,600      1,991,406
Stericycle, Inc.*.....................................     48,200      2,214,790
Trex Co., Inc.*.......................................     22,500      1,179,900
UTI Worldwide, Inc. (British Virgin Islands) . .           15,700      1,067,914
                                                                     -----------
                                                                      26,026,399
                                                                     -----------

INFORMATION TECHNOLOGY (7.3%)
AMIS Holdings, Inc.*..................................     68,700      1,134,924
CDW Corp..............................................     64,500      4,279,575
Certegy, Inc..........................................     78,000      2,771,340
Cognos, Inc. (Canada)*................................     59,800      2,634,788
Cymer, Inc.*..........................................     32,500        960,050
Diebold, Inc..........................................     19,800      1,103,454
Empresa Brasileira de Aeronautica SA
   (Embraer) (ADR) (Brazil)...........................     57,700      1,929,488
F5 Networks, Inc.*....................................     23,300      1,135,176
Factset Research Systems, Inc.........................     30,600      1,788,264


                       See Notes to Financial Statements.                    173

ING T. ROWE PRICE DIVERSIFIED MID CAP GROWTH PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
INFORMATION TECHNOLOGY (CONTINUED)
Filenet Corp.*........................................     38,500    $   991,760
Hyperion Solutions Corp.*.............................     35,800      1,668,996
Intersil Corp.........................................     63,800      1,068,012
Jack Henry & Associates, Inc..........................     80,700      1,606,737
MatrixOne, Inc.*......................................    164,500      1,077,475
McAfee, Inc.*.........................................     89,500      2,589,235
Mercury Computer Systems, Inc.*.......................     34,800      1,032,864
Molex, Inc., Class A..................................    106,800      2,846,220
National Instruments Corp.............................     37,100      1,010,975
Plantronics, Inc......................................     24,400      1,011,868
Power Integrations, Inc.*.............................     51,300      1,014,714
Semtech Corp.*........................................     52,500      1,148,175
Silicon Laboratories, Inc.*...........................     49,700      1,754,907
SINA Corp. (Cayman Islands)*..........................     80,300      2,574,418
Websense, Inc.*.......................................     22,200      1,125,984
Zebra Technologies Corp., Class A*....................     46,200      2,600,136
                                                                     -----------
                                                                      42,859,535
                                                                     -----------

INSURANCE (1.9%)
Arch Capital Group Ltd.*..............................    29,600       1,145,520
Brown & Brown, Inc....................................    27,800       1,210,690
MBIA, Inc.............................................    30,500       1,930,040
MGIC Investment Corp..................................    15,900       1,095,669
Radian Group, Inc.....................................    20,200       1,075,448
RenaissanceRe Holdings Ltd. (Bermuda) ................    21,700       1,130,136
Triad Guaranty, Inc.*.................................    12,800         774,144
Willis Group Holdings Ltd.............................    69,800       2,873,666
                                                                     -----------
                                                                      11,235,313
                                                                     -----------

INTERGRATED PETROLEUM--INTERNATIONAL (0.9%)
BJ Services Co........................................     44,400      2,066,376
Murphy Oil Corp.......................................     20,000      1,609,000
Weatherford International Ltd.*.......................     31,100      1,595,430
                                                                     -----------
                                                                       5,270,806
                                                                     -----------

INTERNET SOFTWARE & SERVICES (0.5%)
Check Point Software Technologies Ltd.
   (Israel)*..........................................     44,400      1,093,572
Internet Security Systems, Inc.*......................     43,500      1,011,375
VeriSign, Inc.*.......................................     32,000      1,072,640
                                                                     -----------
                                                                       3,177,587
                                                                     -----------

IT SERVICES (1.5%)
Affiliated Computer Services, Inc., Class A* .........     36,400      2,190,916
Fiserv, Inc.*.........................................     41,600      1,671,904
Paychex, Inc..........................................    103,800      3,537,504
SunGard Data Systems, Inc.*...........................     40,300      1,141,699
                                                                     -----------
                                                                       8,542,023
                                                                     -----------

MACHINERY (1.2%)
Cooper Cameron Corp.*.................................     22,900      1,232,249
Danaher Corp..........................................     20,000      1,148,200
Dover Corp............................................     25,900      1,086,246
IDEX Corp.............................................     26,600    $ 1,077,300
Kaydon Corp...........................................     33,300      1,099,566
Pall Corp.............................................     46,500      1,346,175
                                                                     -----------
                                                                       6,989,736
                                                                     -----------

MEDIA (1.9%)
E.W. Scripps Co. (The), Class A.......................     40,300      1,945,684
McGraw-Hill Companies, Inc............................     18,300      1,675,182
Omnicom Group, Inc....................................     39,400      3,322,208
Univision Communications, Inc., Class A* .............    142,800     4,179,756
                                                                     -----------
                                                                      11,122,830
                                                                     -----------

MEDIA--BROADCASTING & PUBLISHING (0.2%)
Citadel Broadcasting Corp.*...........................     69,800      1,129,364
                                                                     -----------

MEDIA & COMMUNICATIONS (1.8%)
American Tower Corp., Class A*........................     58,600      1,078,240
Cox Radio, Inc., Class A*.............................     26,800        441,664
Cumulus Media, Inc., Class A*.........................     68,300      1,029,964
DST Systems, Inc.*....................................     34,600      1,803,352
Getty Images, Inc.*...................................     61,800      4,254,930
Lamar Advertising Co.*................................     41,300      1,766,814
                                                                     -----------
                                                                      10,374,964
                                                                     -----------

MEDICAL EQUIPMENT (0.6%)
Varian Medical Systems, Inc.*.........................     75,900      3,281,916
                                                                     -----------

MISCELLANEOUS BUSINESS SERVICES (4.7%)
Celgene Corp.*........................................     73,600      1,952,608
Centex Corp...........................................     40,300      2,401,074
Cephalon, Inc.*.......................................     32,400      1,648,512
Cintas Corp...........................................     70,500      3,092,130
Equifax, Inc..........................................     48,200      1,354,420
H&R Block, Inc........................................     22,000      1,078,000
KB Home...............................................     11,900      1,242,360
Manpower, Inc.........................................     45,300      2,187,990
Moody's Corp..........................................     65,500      5,688,675
Quest Diagnostics, Inc................................     34,300      3,277,365
Robert Half International, Inc........................     80,400      2,366,172
Symyx Technologies, Inc.*.............................     35,900      1,079,872
                                                                     -----------
                                                                      27,369,178
                                                                     -----------

MISCELLANEOUS CONSUMER PRODUCTS (2.1%)
Coach, Inc.*..........................................     31,200      1,759,680
DeVry, Inc.*..........................................     64,600      1,121,456
Education Management Corp.*...........................    116,500      3,845,665
Mattel, Inc...........................................     57,800      1,126,522
Tiffany & Co..........................................    138,100      4,415,057
                                                                     -----------
                                                                      12,268,380
                                                                     -----------

MISCELLANEOUS MATERIALS (0.2%)
Engelhard Corp........................................     35,300      1,082,651
                                                                     -----------


174                    See Notes to Financial Statements.

                                                       NUMBER OF       MARKET
                                                         SHARES        VALUE
                                                       ---------   -------------
MULTILINE RETAIL (0.8%)
Family Dollar Stores, Inc. .........................     148,800   $  4,647,024
                                                                   ------------

NETWORKING (0.4%)
Symbol Technologies, Inc. ..........................     142,300      2,461,790
                                                                   ------------

OTHER (0.3%)
Dun & Bradstreet Corp.* ............................      27,200      1,622,480
                                                                   ------------

PAPER & PAPER PRODUCTS (2.0%)
Dow Jones & Co., Inc. ..............................       6,100        262,666
Meredith Corp. .....................................      66,300      3,593,460
New York Times Co. (The), Class A ..................      42,000      1,713,600
Sealed Air Corp.* ..................................      20,400      1,086,708
Staples, Inc. ......................................      52,100      1,756,291
Washington Post Co. (The), Class B .................       3,300      3,243,966
                                                                   ------------
                                                                     11,656,691
                                                                   ------------

PHARMACEUTICALS (2.5%)
Allergan, Inc. .....................................      20,700      1,678,149
Charles River Laboratories International, Inc.* ....      22,500      1,035,225
Chiron Corp.* ......................................      33,200      1,106,556
Genzyme Corp.* .....................................      28,800      1,672,416
Invitrogen Corp.* ..................................      27,400      1,839,362
IVAX Corp.* ........................................     102,800      1,626,296
Millennium Pharmaceuticals, Inc.* ..................      89,000      1,078,680
Protein Design Labs, Inc.* .........................      56,600      1,169,356
Sepracor, Inc.* ....................................      27,700      1,644,549
Vertex Pharmaceuticals, Inc.* ......................      95,400      1,008,378
Zimmer Holdings, Inc.* .............................      13,000      1,041,560
                                                                   ------------
                                                                     14,900,527
                                                                   ------------

RESTAURANTS (0.4%)
Cheesecake Factory (The), Inc.* ....................      33,000      1,071,510
Outback Steakhouse, Inc. ...........................      24,800      1,135,344
                                                                   ------------
                                                                      2,206,854
                                                                   ------------

SEMICONDUCTOR & SEMICONDUCTOR EQUIPMENT (2.3%)
Analog Devices, Inc. ...............................     116,700      4,308,564
Maxim Intergrated Products, Inc. ...................     114,300      4,845,177
Xilinx, Inc. .......................................     153,000      4,536,450
                                                                   ------------
                                                                     13,690,191
                                                                   ------------

SOFTWARE (3.1%)
Adobe Systems, Inc. ................................      79,200      4,969,008
Electronic Arts, Inc.* .............................      31,100      1,918,248
Intuit, Inc.* ......................................      80,700      3,551,607
Mercury Interactive Corp.* .........................      53,200      2,423,260
Red Hat, Inc.* .....................................     185,000      2,469,750
Veritas Software Corp.* ............................     100,800      2,877,840
                                                                   ------------
                                                                     18,209,713
                                                                   ------------

SPECIALTY CHEMICALS (0.2%)
Avery Dennison Corp. ...............................      18,100   $  1,085,457
                                                                   ------------

SPECIALTY MERCHANDISERS (0.2%)
CVS Corp. ..........................................      23,300      1,050,131
                                                                   ------------

TELECOM EQUIPMENT (0.5%)
ADTRAN, Inc. .......................................      49,200        941,688
JDS Uniphase Corp.* ................................     336,600      1,067,022
Network Appliance, Inc.* ...........................      35,200      1,169,344
                                                                   ------------
                                                                      3,178,054
                                                                   ------------

TELECOMMUNICATION SERVICES (0.2%)
Rogers Communications, Inc., Class B
   (Canada) ........................................      11,900        311,185
Western Wireless Corp., Class A* ...................      38,100      1,116,330
                                                                   ------------
                                                                      1,427,515
                                                                   ------------

TRANSPORTATION (1.1%)
Expeditors International of Washington, Inc. .......      39,600      2,212,848
Landstar System, Inc.* .............................      31,000      2,282,840
Thor Industries, Inc. ..............................      47,100      1,745,055
                                                                   ------------
                                                                      6,240,743
                                                                   ------------

TRANSPORTATION SERVICES (0.7%)
Royal Caribbean Cruises Ltd. .......................      47,900      2,607,676
Southwest Airlines Co. .............................      99,200      1,614,976
                                                                   ------------
                                                                      4,222,652
                                                                   ------------

WIRELESS TELECOMMUNICATION SERVICES (0.4%)
Crown Castle International Corp.* ..................      63,100      1,049,984
Nextel Partners, Inc., Class A* ....................      73,400      1,434,236
                                                                   ------------
                                                                      2,484,220
                                                                   ------------
TOTAL COMMON STOCKS (COST $570,598,450) ............                589,180,291
                                                                   ------------
TOTAL INVESTMENTS AT MARKET VALUE (100.8%)
   (COST $570,598,450) .............................               $589,180,291

OTHER ASSETS IN EXCESS OF LIABILITIES ( -0.8%) .....                 (4,815,160)
                                                                   ------------
NET ASSETS (100.0%) ................................               $584,365,131
                                                                   ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $571,621,167. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $23,611,513
Unrealized losses ...............................................    (6,052,389)
                                                                    -----------
   Net unrealized gain ..........................................   $17,559,124
                                                                    ===========

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on net assets.


                       See Notes to Financial Statements.                    175

ING T. ROWE PRICE GROWTH EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (97.6%)
AIR FREIGHT & LOGISTICS (1.1%)
United Parcel Service, Inc., Class B .................     119,100   $10,178,286
                                                                     -----------

AUTOMOBILES (0.5%)
Harley-Davidson, Inc. ................................      78,800     4,787,100
                                                                     -----------

BEVERAGES (0.9%)
Coca-Cola Co. ........................................     139,500     5,807,385
PepsiCo, Inc. ........................................      54,000     2,818,800
                                                                     -----------
                                                                       8,626,185
                                                                     -----------

BIOTECHNOLOGY (2.2%)
Amgen, Inc.* .........................................     188,100    12,066,615
Genentech, Inc.* .....................................      40,500     2,204,820
Gilead Sciences, Inc.* ...............................     172,700     6,042,773
                                                                     -----------
                                                                      20,314,208
                                                                     -----------

CAPITAL MARKETS (8.1%)
Ameritrade Holding Corp., Class A* ...................     424,900     6,042,078
Charles Schwab Corp. .................................     383,300     4,584,268
Credit Suisse Group (Switzerland)*+ ..................     166,500     7,004,255
Goldman Sachs Group, Inc. ............................      53,900     5,607,756
Mellon Financial Corp. ...............................     207,900     6,467,769
Merrill Lynch & Co., Inc. ............................     167,500    10,011,475
Northern Trust Corp. .................................     126,100     6,125,938
State Street Corp. ...................................     352,000    17,290,240
UBS AG (Switzerland)+ ................................     139,700    11,718,812
                                                                     -----------
                                                                      74,852,591
                                                                     -----------

COMMERCIAL BANKS (0.9%)
U.S. Bancorp .........................................     276,500     8,659,980
                                                                     -----------

COMMERCIAL SERVICES & SUPPLIES (1.9%)
Apollo Group, Inc., Class A* .........................      78,650     6,347,841
Cendant Corp. ........................................     481,400    11,255,132
                                                                     -----------
                                                                      17,602,973
                                                                     -----------

COMMUNICATIONS EQUIPMENT (2.6%)
Cisco Systems, Inc.* .................................     389,100     7,509,630
Corning, Inc.* .......................................     710,100     8,357,877
Juniper Networks, Inc.* ..............................     181,900     4,945,861
QUALCOMM, Inc. .......................................      83,600     3,544,640
                                                                     -----------
                                                                      24,358,008
                                                                     -----------

COMPUTERS & PERIPHERALS (1.8%)
Dell, Inc.* ..........................................     402,100    16,944,494
                                                                     -----------

CONSUMER DISCRETIONARY (1.3%)
News Corp., Inc., Class A* ...........................     561,000    10,468,260
Wal-Mart de Mexico SA de CV - Class V
   (Mexico) ..........................................     333,300     1,145,289
                                                                     -----------
                                                                      11,613,549
                                                                     -----------

CONSUMER FINANCE (2.6%)
American Express Co. .................................     232,800   $13,122,936
SLM Corp. ............................................     202,100    10,790,119
                                                                     -----------
                                                                      23,913,055
                                                                     -----------

DIVERSIFIED FINANCIAL SERVICES (4.0%)
Citigroup, Inc. ......................................     692,310    33,355,496
Marsh & McLennan Cos., Inc. ..........................     119,500     3,931,550
                                                                     -----------
                                                                      37,287,046
                                                                     -----------

ENERGY EQUIPMENT & SERVICES (2.3%)
Baker Hughes, Inc. ...................................     269,900    11,516,633
Schlumberger Ltd. ....................................     142,100     9,513,595
                                                                     -----------
                                                                      21,030,228
                                                                     -----------

FINANCIALS (2.1%)
Anglo Irish Bank Corp. PLC (Ireland)+ ................     156,000     3,790,663
WellPoint, Inc.* .....................................     135,300    15,559,500
                                                                     -----------
                                                                      19,350,163
                                                                     -----------

FOOD & STAPLES RETAILING (3.8%)
SYSCO Corp. ..........................................     177,400     6,771,358
Walgreen Co. .........................................     187,500     7,194,375
Wal-Mart de Mexico SA de CV,
   Series V (ADR) (Mexico) ...........................      75,600     2,589,300
Wal-Mart Stores, Inc. ................................     351,200    18,550,384
                                                                     -----------
                                                                      35,105,417
                                                                     -----------

HEALTH CARE EQUIPMENT & SUPPLIES (2.5%)
Biogen Idec, Inc.* ...................................      50,300     3,350,483
Biomet, Inc. .........................................      81,600     3,540,624
Boston Scientific Corp.* .............................     120,600     4,287,330
Medtronic, Inc. ......................................     174,900     8,687,283
Stryker Corp. ........................................      72,300     3,488,475
                                                                     -----------
                                                                      23,354,195
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (3.0%)
Cardinal Health, Inc. ................................      42,400     2,465,560
UnitedHealth Group, Inc. .............................     283,600    24,965,308
                                                                     -----------
                                                                      27,430,868
                                                                     -----------

HOTELS, RESTAURANTS & LEISURE (3.6%)
Carnival Corp. (Panama) ..............................     185,200    10,673,076
Compass Group PLC (United Kingdom)+ ..................   1,040,000     4,905,521
International Game Technology ........................     377,400    12,975,012
MGM Mirage, Inc.* ....................................      30,200     2,196,748
Starbucks Corp.* .....................................      48,100     2,999,516
                                                                     -----------
                                                                      33,749,873
                                                                     -----------


176                    See Notes to Financial Statements.

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
INDUSTRIAL CONGLOMERATES (4.2%)
General Electric Co. .................................     637,200   $23,257,800
Tyco International Ltd. ..............................     443,100    15,836,394
                                                                     -----------
                                                                      39,094,194
                                                                     -----------

INFORMATION TECHNOLOGY (0.3%)
ASML Holding N.V. (Netherlands)*+ ....................     178,200     2,848,212
                                                                     -----------

INSURANCE (4.0%)
ACE Ltd. (Bermuda) ...................................     113,500     4,852,125
American International Group, Inc. ...................     333,100    21,874,677
Hartford Financial Services Group,
   Inc. (The) ........................................     143,200     9,925,192
                                                                     -----------
                                                                      36,651,994
                                                                     -----------

INTERNET & CATALOG RETAIL (0.6%)
eBay, Inc.* ..........................................      51,500     5,988,420

INTERNET SOFTWARE & SERVICES (1.7%)
Google, Inc., Class A* ...............................      15,800     3,050,980
IAC/InterActiveCorp* .................................     225,900     6,239,358
Yahoo! Inc.* .........................................     171,600     6,465,888
                                                                     -----------
                                                                      15,756,226
                                                                     -----------

IT SERVICES (3.9%)
Accenture Ltd., Class A (Bermuda)* ...................     429,900    11,607,300
Affiliated Computer Services, Inc., ClassA* ..........     190,200    11,448,138
First Data Corp. .....................................     125,500     5,338,770
Fiserv, Inc.* ........................................     187,500     7,535,625
                                                                     -----------
                                                                      35,929,833
                                                                     -----------

MACHINERY (2.3%)
Danaher Corp. ........................................     259,900    14,920,859
Deere & Co. ..........................................      86,100     6,405,840
                                                                     -----------
                                                                      21,326,699
                                                                     -----------

MEDIA (6.7%)
British Sky Broadcasting PLC (United Kingdom)+ .......     268,600     2,899,237
Clear Channel Communications, Inc. ...................     135,600     4,541,244
Comcast Corp., Special Class A* ......................     219,800     7,218,232
E.W. Scripps Co. (The), Class A ......................     109,400     5,281,832
Echostar Communications Corp. ........................     218,800     7,272,912
Liberty Media Corp., Class A .........................   1,395,664    15,324,391
Time Warner, Inc.* ...................................     413,800     8,044,272
Univision Communications, Inc., Class A* .............     119,700     3,503,619
Viacom, Inc., Class B ................................     212,530     7,733,967
                                                                     -----------
                                                                      61,819,706
                                                                     -----------

METALS & MINING (1.9%)
BHP Billiton Ltd. (Australia)+ .......................     317,700     3,806,812
BHP Billiton Ltd. (ADR) (Australia) ..................     179,800     4,318,796
Nucor Corp. ..........................................      59,600     3,119,464
Rio Tinto PLC (United Kingdom)+ ......................     229,000   $ 6,757,500
                                                                     -----------
                                                                      18,002,572
                                                                     -----------

MULTILINE RETAIL (2.7%)
Family Dollar Stores, Inc. ...........................     125,700     3,925,611
Kohl's Corp.* ........................................     125,700     6,180,669
Target Corp. .........................................     278,900    14,483,277
                                                                     -----------
                                                                      24,589,557
                                                                     -----------

OIL & GAS (2.0%)
ChevronTexaco Corp. ..................................     165,000     8,664,150
Exxon Mobil Corp. ....................................     184,738     9,469,670
                                                                     -----------
                                                                      18,133,820
                                                                     -----------

PHARMACEUTICALS (4.1%)
Elan Corp. PLC (ADR) (Ireland)* ......................     146,300     3,986,675
Forest Laboratories, Inc.* ...........................      74,800     3,355,528
Johnson & Johnson ....................................     153,900     9,760,338
Pfizer, Inc. .........................................     354,068     9,520,888
Teva Pharmaceutical Industries Ltd. (ADR) (Israel) ...     129,100     3,854,926
Wyeth ................................................     166,200     7,078,458
                                                                     -----------
                                                                      37,556,813
                                                                     -----------

SEMICONDUCTOR & SEMICONDUCTOR EQUIPMENT (4.0%)
Analog Devices, Inc. .................................     200,400     7,398,768
Intel Corp. ..........................................     476,700    11,150,013
Maxim Intergrated Products, Inc. .....................     104,800     4,442,472
Samsung Electronics Co., Ltd. (South Korea)+ .........      13,000     5,648,512
Texas Instruments, Inc. ..............................     139,200     3,427,104
Xilinx, Inc. .........................................     183,200     5,431,880
                                                                     -----------
                                                                      37,498,749
                                                                     -----------

SOFTWARE (6.2%)
Adobe Systems, Inc. ..................................      93,400     5,859,916
Intuit, Inc.* ........................................     116,600     5,131,566
Mercury Interactive Corp.* ...........................      96,400     4,391,020
Microsoft Corp. ......................................   1,125,700    30,067,447
Oracle Corp.* ........................................     395,400     5,424,888
Red Hat, Inc.* .......................................     233,700     3,119,895
SAP AG (Germany)+ ....................................      22,000     3,901,295
                                                                     -----------
                                                                      57,896,027
                                                                     -----------

SPECIALTY RETAIL (3.1%)
Best Buy Co., Inc. ...................................     192,050    11,411,611
Home Depot, Inc. .....................................     239,900    10,253,326
Industria de Diseno Textil, SA (Spain)+ ..............     125,900     3,709,650
Kingfisher PLC (United Kingdom)+ .....................     619,900     3,681,827
                                                                     -----------
                                                                      29,056,414
                                                                     -----------


                       See Notes to Financial Statements.                    177

ING T. ROWE PRICE GROWTH EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                       NUMBER OF       MARKET
                                                         SHARES         VALUE
                                                       ---------    ------------
TELECOMMUNICATION SERVICES (0.4%)
TELUS Corp. (Canada) ...............................      64,800    $  1,958,735
TELUS Corp. (Canada) ...............................      59,400       1,716,660
                                                                    ------------
                                                                       3,675,395
                                                                    ------------

TEXTILES, APPAREL & LUXURY GOODS (0.4%)
Hermes International (France)+ .....................      18,349       3,664,986
                                                                    ------------

THRIFTS & MORTGAGE FINANCE (0.5%)
Fannie Mae .........................................      42,900       3,054,909
Freddie Mac ........................................      23,600       1,739,320
                                                                    ------------
                                                                       4,794,229
                                                                    ------------

TOBACCO (0.5%)
Altria Group, Inc. .................................      77,000       4,704,700
                                                                    ------------

WIRELESS TELECOMMUNICATION SERVICES (2.9%)
America Movil SA de CV - L Shares (ADR) (Mexico) ...      57,900       3,031,065
Crown Castle International Corp.* ..................     287,900       4,790,656
Nextel Communications, Inc., Class A* ..............     209,900       6,297,000
Sprint Corp. .......................................     153,900       3,824,415
Vodafone Group PLC (United Kingdom)+ ...............   2,387,114       6,497,625
Vodafone Group PLC (ADR) (United Kingdom) ..........     103,800       2,842,044
                                                                    ------------
                                                                      27,282,805
                                                                    ------------
TOTAL COMMON STOCKS (COST $763,233,961) ............                 905,429,570
                                                                    ------------
TOTAL INVESTMENTS AT MARKET VALUE (97.6%)
   (COST $763,233,961) .............................                $905,429,570
OTHER ASSETS IN EXCESS OF LIABILITIES (2.4%) .......                  22,116,401
                                                                    ------------
NET ASSETS (100.0%) ................................                $927,545,971
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $772,180,059. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...............................................   $147,002,945
Unrealized losses ..............................................    (13,753,434)
                                                                   ------------
   Net unrealized gain .........................................   $133,249,511
                                                                   ============

*    Non-income producing security.

+    Fair valued by the Board of Directors.

ADR American Depository Receipt

Category percentages are based on net assets.


178                    See Notes to Financial Statements.

ING UBS U.S. LARGE CAP EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (97.7%)
ADVERTISING (2.1%)
Omnicom Group, Inc. ..................................      68,500   $ 5,775,920
                                                                     -----------

AEROSPACE & DEFENSE (2.2%)
Lockheed Martin Corp. ................................      49,700     2,760,835
Northrop Grumman Corp. ...............................      55,800     3,033,288
                                                                     -----------
                                                                       5,794,123
                                                                     -----------

BANKING (11.1%)
Citigroup, Inc. ......................................     240,100    11,568,018
J.P. Morgan Chase & Co. ..............................     157,600     6,147,976
PNC Financial Services Group .........................      54,700     3,141,968
Wells Fargo & Co. ....................................     145,400     9,036,610
                                                                     -----------
                                                                      29,894,572
                                                                     -----------

BUSINESS MACHINES (0.6%)
Hewlett-Packard Co. ..................................      76,600     1,606,302
                                                                     -----------

COMMERCIAL SERVICES (1.2%)
Equifax, Inc. ........................................      51,000     1,433,100
Quest Diagnostics, Inc. ..............................      18,000     1,719,900
                                                                     -----------
                                                                       3,153,000
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (4.4%)
BEA Systems, Inc.* ...................................      37,400       331,364
Microsoft Corp. ......................................     278,100     7,428,051
Oracle Corp.* ........................................     307,100     4,213,412
                                                                     -----------
                                                                      11,972,827
                                                                     -----------

COMPUTERS & INFORMATION (0.0%)
Seagate Technology, Inc. Escrow* .....................      69,400             0
                                                                     -----------

ELECTRIC UTILITIES (6.5%)
American Electric Power Co., Inc. ....................      73,700     2,530,858
CMS Energy Corp.* ....................................      94,400       986,480
Exelon Corp. .........................................     142,300     6,271,161
FirstEnergy Corp. ....................................      99,200     3,919,392
Pepco Holdings, Inc. .................................      57,600     1,228,032
Sempra Energy ........................................      69,900     2,563,932
                                                                     -----------
                                                                      17,499,855
                                                                     -----------

FINANCIAL SERVICES (7.9%)
Freddie Mac ..........................................      99,400     7,325,780
Mellon Financial Corp. ...............................     184,700     5,746,017
Morgan Stanley .......................................     149,700     8,311,344
                                                                     -----------
                                                                      21,383,141
                                                                     -----------

FOOD RETAILERS (2.7%)
Albertson's, Inc. ....................................     152,200     3,634,536
Kroger Co. (The)* ....................................     211,800     3,714,972
                                                                     -----------
                                                                       7,349,508
                                                                     -----------

FOREST PRODUCTS & PAPER (1.4%)
Kimberly-Clark Corp. .................................      58,100   $ 3,823,561
                                                                     -----------

HEALTH CARE PROVIDERS & SERVICES (2.7%)
UnitedHealth Group, Inc. .............................      83,900     7,385,717
                                                                     -----------

HEAVY MACHINERY (1.5%)
Martin Marietta Materials, Inc. ......................      75,000     4,024,500
                                                                     -----------

HOME CONSTRUCTION, FURNISHINGS &
   APPLIANCES (4.0%)
Johnson Controls, Inc. ...............................      56,900     3,609,736
Masco Corp. ..........................................     197,900     7,229,287
                                                                     -----------
                                                                      10,839,023
                                                                     -----------

HOUSEHOLD PRODUCTS (2.4%)
Illinois Tool Works, Inc. ............................      69,000     6,394,920
                                                                     -----------

INSURANCE (5.5%)
Aflac, Inc. ..........................................      55,600     2,215,104
Allstate Corp. .......................................      56,500     2,922,180
Hartford Financial Services Group, Inc. (The) ........      39,800     2,758,538
WellPoint, Inc.* .....................................      29,500     3,392,500
Willis Group Holdings Ltd. ...........................      86,400     3,557,088
                                                                     -----------
                                                                      14,845,410
                                                                     -----------

MEDIA -- BROADCASTING & PUBLISHING (6.9%)
Dex Media, Inc. ......................................      57,700     1,440,192
Time Warner, Inc.* ...................................     271,100     5,270,184
Tribune Co. ..........................................      65,000     2,739,100
Univision Communications, Inc., Class A* .............      75,700     2,215,739
Viacom, Inc., Class B ................................     191,800     6,979,602
                                                                     -----------
                                                                      18,644,817
                                                                     -----------

MEDICAL AND HEALTH PRODUCTS (1.9%)
Medtronic, Inc. ......................................      37,800     1,877,526
Mettler-Toledo International, Inc.* ..................      62,000     3,181,220
                                                                     -----------
                                                                       5,058,746
                                                                     -----------

OIL & GAS (4.3%)
Exxon Mobil Corp. ....................................     145,900     7,478,834
Kerr-Mcgee Corp. .....................................      19,500     1,126,905
Marathon Oil Corp. ...................................      75,900     2,854,599
                                                                     -----------
                                                                      11,460,338
                                                                     -----------

PHARMACEUTICALS (15.4%)
Allergan, Inc. .......................................      93,200     7,555,724
Bristol-Myers Squibb Co. .............................      92,700     2,374,974
Cephalon, Inc.* ......................................      46,300     2,355,744
Genzyme Corp.* .......................................      71,800     4,169,426
Johnson & Johnson ....................................     164,800    10,451,616


                       See Notes to Financial Statements.                    179

ING UBS U.S. LARGE CAP EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
PHARMACEUTICALS (CONTINUED)
Medco Health Solutions, Inc.* .......................      12,700   $    528,320
Mylan Laboratories, Inc. ............................     218,500      3,863,080
Pfizer, Inc. ........................................     120,700      3,245,623
Wyeth ...............................................     161,700      6,886,803
                                                                    ------------
                                                                      41,431,310
                                                                    ------------

RETAILERS (5.4%)
Advanced Auto Parts, Inc.* ..........................      29,100      1,271,088
Costco Wholesale Corp. ..............................     128,800      6,235,208
IAC/InterActiveCorp* ................................      91,900      2,538,278
Kohl's Corp.* .......................................      51,900      2,551,923
TJX Co., Inc. .......................................      77,400      1,945,062
                                                                    ------------
                                                                      14,541,559
                                                                    ------------

TELECOMMUNICATIONS (4.3%)
Nextel Communications, Inc., Class A* ...............     309,100      9,273,000
SBC Communications, Inc. ............................      86,900      2,239,413
                                                                    ------------
                                                                      11,512,413
                                                                    ------------

TRANSPORTATION (3.3%)
Burlington Northern Santa Fe Corp. ..................     190,000      8,988,900
                                                                    ------------
TOTAL COMMON STOCKS (COST $236,052,905) .............                263,380,462
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (97.7%)
   (COST $236,052,905) ..............................               $263,380,462
OTHER ASSETS IN EXCESS OF LIABILITIES (2.3%) ........                  6,272,325
                                                                    ------------
NET ASSETS (100.0%) .................................               $269,652,787
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $237,509,517. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ...............................................    $28,797,929
Unrealized losses ..............................................     (2,926,984)
                                                                    -----------
   Net unrealized gain .........................................    $25,870,945
                                                                    ===========

*    Non-income producing security.

Category percentages are based on net assets.


180                    See Notes to Financial Statements.

ING VAN KAMPEN COMSTOCK PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                        NUMBER OF       MARKET
                                                          SHARES        VALUE
                                                       -----------   -----------
COMMON STOCKS (90.7%)

BANKING (9.7%)
Bank of America Corp. ..............................       225,540   $10,598,125
Citigroup, Inc. ....................................       215,160    10,366,409
J.P. Morgan Chase & Co. ............................        45,490     1,774,565
PNC Financial Services Group .......................        90,700     5,209,808
SunTrust Banks, Inc. ...............................         6,920       511,250
Wachovia Corp. .....................................        30,642     1,611,769
Wells Fargo & Co. ..................................       143,500     8,918,525
                                                                     -----------
                                                                      38,990,451
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (6.5%)
Altria Group, Inc. .................................       120,280     7,349,108
Coca-Cola Co. ......................................       103,900     4,325,357
Kraft Foods, Inc. ..................................       175,600     6,253,116
Unilever N.V. (Netherlands) ........................       121,300     8,091,923
                                                                     -----------
                                                                      26,019,504
                                                                     -----------

BUSINESS MACHINES (0.9%)
Hewlett-Packard Co. ................................       126,945     2,662,037
International Business Machines Corp. ..............        10,810     1,065,650
                                                                     -----------
                                                                       3,727,687
                                                                     -----------

BUSINESS SERVICES (0.4%)
SunGard Data Systems, Inc.* ........................        55,360     1,568,349
                                                                     -----------
CHEMICALS (3.9%)
Dow Chemical Co. ...................................        78,000     3,861,780
Du Pont (E.I.) de Nemours & Co. ....................       179,500     8,804,475
Rohm & Haas Co. ....................................        66,200     2,928,026
                                                                     -----------
                                                                      15,594,281
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (1.0%)
Affiliated Computer Services, Inc., Class A* ......        35,300     2,124,707
Check Point Software Technologies Ltd. (Israel)* ...         2,960        72,905
Cognex Corp. .......................................        21,970       612,963
Credence Systems Corp.* ............................        64,210       587,521
Microsoft Corp. ....................................        22,960       613,262
                                                                     -----------
                                                                       4,011,358
                                                                     -----------

COMPUTERS & INFORMATION (0.2%)
Lexmark International, Inc.* .......................         8,880       754,800
                                                                     -----------

CONSUMER GOODS AND SERVICES (0.7%)
Eastman Kodak Co. ..................................        85,600     2,760,600
                                                                     -----------

ELECTRIC UTILITIES (4.0%)
American Electric Power Co., Inc. ..................        84,650     2,906,881
Constellation Energy Group, Inc. ...................        57,430     2,510,265
Dominion Resources, Inc. ...........................        50,000     3,387,000
FirstEnergy Corp. ..................................        94,000     3,713,940
Public Service Enterprise Group, Inc. ..............        37,930   $ 1,963,636
Scottish Power PLC (ADR) (United Kingdom) ..........        12,580       391,993
TXU Corp. ..........................................        19,250     1,242,780
                                                                     -----------
                                                                      16,116,495
                                                                     -----------

ELECTRONICS (0.4%)
Flextronics International Ltd.* ....................        63,080       871,766
Intel Corp. ........................................         5,980       139,872
Jabil Circuit, Inc.* ...............................        11,840       302,867
KEMET Corp.* .......................................        33,950       303,852
Novellus Systems, Inc. .............................         5,820       162,320
                                                                     -----------
                                                                       1,780,677
                                                                     -----------

ENTERTAINMENT & LEISURE (2.2%)
Mattel, Inc. .......................................       112,800     2,198,472
Walt Disney Co. ....................................       232,740     6,470,172
                                                                     -----------
                                                                       8,668,644
                                                                     -----------

FINANCIAL SERVICES (6.0%)
Berkshire Hathaway, Inc., Class B* .................            10        29,360
Capital One Financial Corp. ........................         3,380       284,630
Fannie Mae .........................................        25,300     1,801,613
Freddie Mac ........................................       243,320    17,932,684
Lehman Brothers Holdings, Inc. .....................        18,600     1,627,128
Merrill Lynch & Co., Inc. ..........................        38,170     2,281,421
                                                                     -----------
                                                                      23,956,836
                                                                     -----------

FOOD RETAILERS (0.3%)
Kroger Co. (The)* ..................................        64,060     1,123,612
                                                                     -----------

FOREST PRODUCTS & PAPER (8.7%)
Georgia-Pacific Corp. ..............................       277,700    10,408,196
International Paper Co. ............................       388,640    16,322,880
Kimberly-Clark Corp. ...............................       124,610     8,200,584
Neenah Paper, Inc.* ................................         3,500       114,100
                                                                     -----------
                                                                      35,045,760
                                                                     -----------

INSURANCE (5.5%)
Allstate Corp. .....................................        42,590     2,202,755
Ambac Financial Group, Inc. ........................        17,720     1,455,344
Assurant, Inc. .....................................        47,200     1,441,960
Chubb Corp. ........................................        82,850     6,371,165
Genworth Financial, Inc., Class A ..................        58,900     1,590,300
Hartford Financial Services Group, Inc. (The) ......        14,000       970,340
MetLife, Inc. ......................................        63,400     2,568,334
RenaissanceRe Holdings Ltd. (Bermuda) ..............         4,500       234,360
St. Paul Travelers Companies, Inc. (The) ...........        39,405     1,460,743
Torchmark Corp. ....................................        62,670     3,580,964
                                                                     -----------
                                                                      21,876,265
                                                                     -----------


                       See Notes to Financial Statements.                    181

ING VAN KAMPEN COMSTOCK PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                       NUMBER OF      MARKET
                                                        SHARES         VALUE
                                                      ----------   ------------
MEDIA--BROADCASTING & PUBLISHING (4.6%)
Clear Channel Communications, Inc. ................      219,000   $  7,334,310
Liberty Media Corp., Class A ......................      487,900      5,357,142
Liberty Media International, Inc., Class A* .......       38,085      1,760,669
Time Warner, Inc.* ................................      204,200      3,969,648
                                                                   ------------
                                                                     18,421,769
                                                                   ------------

METALS AND MINING (1.8%)
Alcoa, Inc. .......................................      236,900      7,443,398
                                                                   ------------

OIL & GAS (9.8%)
BP PLC (ADR) (United Kingdom) .....................       28,870      1,686,008
ConocoPhillips ....................................       44,949      3,902,922
GlobalSantaFe Corp. ...............................       81,300      2,691,843
Halliburton Co. ...................................      279,740     10,976,998
Petroleo Brasileiro SA (ADR) (Brazil) .............      124,200      4,940,676
Royal Dutch Petroleum Co. N.V., NY Shares
   (Netherlands) ..................................       40,200      2,306,676
Schlumberger Ltd. .................................       54,650      3,658,817
Total SA (ADR) (France) ...........................       56,600      6,216,944
Transocean, Inc.* .................................       65,400      2,772,306
                                                                   ------------
                                                                     39,153,190
                                                                   ------------

PHARMACEUTICALS (13.3%)
AmerisourceBergen Corp. ...........................       53,100      3,115,908
Bristol-Myers Squibb Co. ..........................      525,990     13,475,864
GlaxoSmithKline PLC (ADR)
(United Kingdom) ..................................      370,800     17,572,212
Pfizer, Inc. ......................................      197,972      5,323,467
Roche Holdings Ltd. AG (ADR) (Switzerland) ........       44,670      5,142,294
Schering-Plough Corp. .............................      207,040      4,322,995
Wyeth .............................................      103,220      4,396,140
                                                                   ------------
                                                                     53,348,880
                                                                   ------------

RESTAURANTS AND LODGING (1.0%)
Darden Restaurants, Inc. ..........................       60,200      1,669,948
McDonald's Corp. ..................................       68,820      2,206,369
                                                                   ------------
                                                                      3,876,317
                                                                   ------------

RETAILERS (1.9%)
CVS Corp. .........................................       63,810      2,875,917
Federated Department Stores, Inc. .................       50,560      2,921,862
May Department Stores Co. (The) ...................       59,400      1,746,360
                                                                   ------------
                                                                      7,544,139
                                                                   ------------

TELECOMMUNICATIONS (7.3%)
Amdocs Ltd.* ......................................          110          2,887
Andrew Corp.* .....................................        1,560         21,263
Ericsson LM (ADR) (Sweden)* .......................       18,377        578,692
Nokia Oyj (ADR) (Finland) .........................       36,730        575,559
SBC Communications, Inc. ..........................      396,200     10,210,074
Sprint Corp. ......................................      320,110   $  7,954,733
Verizon Communications, Inc. ......................      245,080      9,928,191
                                                                   ------------
                                                                     29,271,399
                                                                   ------------

TEXTILES, CLOTHING & FABRICS (0.6%)
Jones Apparel Group, Inc. .........................       64,600      2,362,422
                                                                   ------------
TOTAL COMMON STOCKS (COST $317,230,911) ...........                 363,416,833
                                                                   ------------
TOTAL INVESTMENTS AT MARKET VALUE (90.7%)
   (COST $317,230,911) ............................                $363,416,833
OTHER ASSETS IN EXCESS OF LIABILITIES (9.3%) ......                  37,257,812
                                                                   ------------
NET ASSETS (100.0%) ...............................                $400,674,645
                                                                   ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $317,418,848. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $47,959,869
Unrealized losses ...............................................    (1,961,884)
                                                                    -----------
   Net unrealized gain ..........................................   $45,997,985
                                                                    ===========

*    Non-income producing security.

ADR American Depository Receipt

Category percentages are based on net assets.


182                    See Notes to Financial Statements.

ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004

                                                         NUMBER OF      MARKET
                                                           SHARES       VALUE
                                                         ---------   -----------
COMMON STOCKS (68.3%)

AEROSPACE & DEFENSE (1.4%)
Northrop Grumman Corp. ...............................      81,800   $ 4,446,648
Raytheon Co. .........................................     101,770     3,951,729
                                                                     -----------
                                                                       8,398,377
                                                                     -----------

AUTOMOTIVE (2.3%)
Honda Motor Co., Ltd., Sponsored ADR (Japan) .........     340,630     8,876,818
Magna International, Inc., Class A (Canada) ..........      54,700     4,515,485
                                                                     -----------
                                                                      13,392,303
                                                                     -----------

BANKING (5.3%)
Bank of America Corp. ................................     131,010     6,156,160
Citigroup, Inc. ......................................     204,380     9,847,028
J.P. Morgan Chase & Co. ..............................     317,830    12,398,548
PNC Financial Services Group .........................      56,090     3,221,810
                                                                     -----------
                                                                      31,623,546
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (3.3%)
Altria Group, Inc. ...................................      72,890     4,453,579
Cadbury Schweppes PLC, Sponsored ADR
   (United Kingdom) ..................................     134,580     5,073,666
Coca-Cola Co. ........................................     138,740     5,775,746
Kraft Foods, Inc. ....................................     122,060     4,346,557
                                                                     -----------
                                                                      19,649,548
                                                                     -----------

BUSINESS MACHINES (0.6%)
International Business Machines Corp. ................      33,360     3,288,629
                                                                     -----------

BUSINESS SERVICES (1.2%)
Automatic Data Processing, Inc. ......................      90,560     4,016,336
SunGard Data Systems, Inc.* ..........................     112,960     3,200,157
                                                                     -----------
                                                                       7,216,493
                                                                     -----------

CHEMICALS (3.0%)
Bayer AG, Sponsored ADR (Germany) ....................     352,900    11,991,542
Dow Chemical Co. .....................................     112,210     5,555,517
                                                                     -----------
                                                                      17,547,059
                                                                     -----------

COMMERCIAL SERVICES (1.7%)
Accenture Ltd., Class A (Bermuda)* ...................     207,680     5,607,360
Equifax, Inc. ........................................     156,800     4,406,080
                                                                     -----------
                                                                      10,013,440
                                                                     -----------

COMMUNICATIONS (0.6%)
France Telecom SA, Sponsored ADR (France) ............     107,350     3,551,138
                                                                     -----------

COMPUTER SOFTWARE & PROCESSING (1.2%)
Computer Associates International, Inc. ..............     109,540     3,402,312
Microsoft Corp. ......................................     146,350     3,909,009
                                                                     -----------
                                                                       7,311,321
                                                                     -----------

ELECTRIC UTILITIES (3.7%)
American Electric Power Co., Inc. ....................      89,720   $ 3,080,985
Consolidated Edison, Inc. ............................      69,830     3,055,063
Edison International .................................      60,500     1,937,815
Entergy Corp. ........................................      76,100     5,143,599
Exelon Corp. .........................................      94,500     4,164,615
FirstEnergy Corp. ....................................     117,000     4,622,670
                                                                     -----------
                                                                      22,004,747
                                                                     -----------

ELECTRONICS (2.2%)
Applied Materials, Inc.* .............................     186,510     3,189,321
Freescale Semiconductor, Inc., Class B* ..............         486         8,923
General Electric Co. .................................     204,050     7,447,825
Intel Corp. ..........................................      98,050     2,293,390
                                                                     -----------
                                                                      12,939,459
                                                                     -----------

ENTERTAINMENT & LEISURE (1.6%)
Starwood Hotels & Resorts Worldwide, Inc. ............      43,230     2,524,632
Walt Disney Co. ......................................     249,410     6,933,598
                                                                     -----------
                                                                       9,458,230
                                                                     -----------

FINANCIAL SERVICES (4.8%)
Charles Schwab Corp. .................................     168,050     2,009,878
Freddie Mac ..........................................     104,270     7,684,699
Goldman Sachs Group, Inc. ............................      13,810     1,436,792
Lehman Brothers Holdings, Inc. .......................     101,210     8,853,851
Merrill Lynch & Co., Inc. ............................     143,170     8,557,271
                                                                     -----------
                                                                      28,542,491
                                                                     -----------

FOREST PRODUCTS & PAPER (1.3%)
Kimberly-Clark Corp. .................................      75,600     4,975,236
Temple-Inland, Inc. ..................................      40,100     2,742,840
                                                                     -----------
                                                                       7,718,076
                                                                     -----------

HEAVY MACHINERY (1.4%)
Ingersoll Rand Co., Ltd. .............................      42,860     3,441,658
Parker Hannifin Corp. ................................      66,400     5,029,136
                                                                     -----------
                                                                       8,470,794
                                                                     -----------

INSURANCE (5.1%)
Aegon NV (ADR) (Netherlands) .........................     106,530     1,460,526
Chubb Corp. ..........................................      94,800     7,290,120
CIGNA Corp. ..........................................      70,300     5,734,371
Hartford Financial Services Group, Inc. (The) ........      81,970     5,681,341
MetLife, Inc. ........................................      14,400       583,344
Prudential Financial, Inc. ...........................      76,901     4,226,479
St. Paul Travelers Companies, Inc. (The) .............     143,890     5,334,002
WellPoint, Inc.* .....................................         456        52,440
                                                                     -----------
                                                                      30,362,623
                                                                     -----------


                       See Notes to Financial Statements.                    183

ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        NUMBER OF      MARKET
                                                          SHARES        VALUE
                                                        ---------   ------------
MEDIA -- BROADCASTING & PUBLISHING (3.2%)
Clear Channel Communications, Inc. ..................     187,990   $  6,295,785
Time Warner, Inc.* ..................................     558,260     10,852,574
Viacom, Inc., Class B ...............................      54,530      1,984,347
                                                                    ------------
                                                                      19,132,706
                                                                    ------------

MEDICAL AND HEALTH PRODUCTS (0.9%)
Applera Corp. - Applied Biosystems Group ............      32,630        682,293
Bausch & Lomb, Inc. .................................      75,900      4,892,514
                                                                    ------------
                                                                       5,574,807
                                                                    ------------

METALS AND MINING (0.9%)
Newmont Mining Corp. ................................     122,460      5,438,449
                                                                    ------------

OIL & GAS (8.4%)
BP PLC (ADR) (United Kingdom) .......................     177,800     10,383,520
ConocoPhillips ......................................      71,500      6,208,345
Exxon Mobil Corp. ...................................     146,300      7,499,338
Royal Dutch Petroleum Co. N.V., NY Shares
   (Netherlands) ....................................     161,110      9,244,492
Schlumberger Ltd. ...................................     136,300      9,125,285
Valero Energy Corp. .................................     105,200      4,776,080
Williams Companies, Inc. (The) ......................     156,100      2,542,869
                                                                    ------------
                                                                      49,779,929
                                                                    ------------

PHARMACEUTICALS (7.8%)
Bristol-Myers Squibb Co. ............................     549,810     14,086,132
Eli Lilly and Co. ...................................      53,080      3,012,290
GlaxoSmithKline PLC (ADR)
   (United Kingdom) .................................      64,970      3,078,928
Roche Holdings Ltd. AG (ADR) (Switzerland) ..........      74,820      8,613,084
Sanofi-Synthelabo SA (ADR) (France) .................     100,240      4,014,612
Schering-Plough Corp. ...............................     429,250      8,962,740
Wyeth ...............................................     108,600      4,625,274
                                                                    ------------
                                                                      46,393,060
                                                                    ------------

RAILROADS (1.4%)
Norfolk Southern Corp. ..............................     237,200      8,584,268
                                                                    ------------

RESTAURANTS AND LODGING (1.5%)
Hilton Hotels Corp. .................................      86,660      1,970,648
Marriott International, Inc., Class A ...............      80,160      5,048,477
McDonald's Corp. ....................................      50,520      1,619,671
                                                                    ------------
                                                                       8,638,796
                                                                    ------------

RETAILERS (1.5%)
Kohl's Corp.* .......................................     103,460      5,087,128
Target Corp. ........................................      75,100      3,899,943
                                                                    ------------
                                                                       8,987,071
                                                                    ------------

TELECOMMUNICATIONS (2.0%)
Motorola, Inc. ......................................     126,100      2,168,920
Sprint Corp. ........................................     119,300      2,964,605
Verizon Communications, Inc. ........................     169,030   $  6,847,405
                                                                    ------------
                                                                      11,980,930
                                                                    ------------
TOTAL COMMON STOCKS (COST $395,000,172) .............                405,998,290
                                                                    ------------

CONVERTIBLE PREFERRED STOCKS (5.4%)

ADVERTISING (0.0%)
Interpublic Group of Cos., Inc. .....................       2,300        113,562
                                                                    ------------

AIRLINES (0.0%)
Continental Airlines Finance Trust II ...............       1,260         29,453
                                                                    ------------

ELECTRIC UTILITIES (0.1%)
Centerpoint Energy, Inc. ............................      11,000        406,923
                                                                    ------------

FINANCIAL SERVICES (0.4%)
International Paper Capital Trust ...................       4,000        202,500
Newell Financial Trust I ............................      33,200      1,564,550
Sovereign Capital Trust II ..........................       7,700        377,300
                                                                    ------------
                                                                       2,144,350
                                                                    ------------

INSURANCE (1.1%)
Chubb Corp. .........................................      65,900      1,949,981
Conseco, Inc. .......................................      32,000        848,000
St. Paul Travelers Cos. (The), Inc. .................      21,500      1,440,070
Travelers Property Casualty Corp. ...................      47,000      1,082,410
UnumProvident Corp. .................................      33,600      1,213,800
                                                                    ------------
                                                                       6,534,261
                                                                    ------------

MEDIA--BROADCASTING & PUBLISHING (0.4%)
Sinclair Broadcast Group, Inc. ......................      20,900        908,941
Tribune Co. .........................................      15,920      1,450,710
                                                                    ------------
                                                                       2,359,651
                                                                    ------------

MEDICAL SUPPLIES (0.6%)
Baxter International, Inc. ..........................      63,800      3,602,148
                                                                    ------------

MORTGAGE BACKED (0.7%)
Fannie Mae ..........................................          42      4,452,000
                                                                    ------------

OFFICE EQUIPMENT & SUPPLIES (0.3%)
Omnicare, Inc. ......................................      31,300      1,726,508
                                                                    ------------

OIL & GAS (1.2%)
Amerada Hess Corp. ..................................      67,300      4,963,375
El Paso Energy Capital Trust I ......................      58,200      2,135,940
                                                                    ------------
                                                                       7,099,315
                                                                    ------------

PHARMACEUTICALS (0.6%)
Mckesson Financing Trust ............................       2,000        101,000
Schering-Plough Corp. ...............................      61,100      3,427,710
                                                                    ------------
                                                                       3,528,710
                                                                    ------------
TOTAL CONVERTIBLE PREFERRED STOCKS
   (COST $31,085,737) ...............................                 31,996,881
                                                                    ------------


184                    See Notes to Financial Statements.

                                                          NUMBER OF     MARKET
                                                           SHARES       VALUE
                                                         ----------   ----------
PREFERRED STOCKS (0.2%)

COMMERCIAL SERVICES (0.2%)
United Rentals Trust I ...............................       24,900   $1,080,037

FINANCIAL SERVICES (0.0%)
Coltec Capital Trust .................................          700       33,075
                                                                      ----------
TOTAL PREFERRED STOCKS (COST $1,110,106) .............                 1,113,112
                                                                      ----------

                                                          PRINCIPAL     MARKET
                                                           AMOUNT       VALUE
                                                         ----------   ----------
CORPORATE DEBT (3.5%)
AEROSPACE & DEFENSE (0.1%)
Northrop Grumman Corp., Note, 7.125%, 02/15/11 .......   $  275,000      315,991
Raytheon Co., Note, 8.300%, 03/01/10 .................       12,000       14,235
                                                                      ----------
                                                                         330,226
                                                                      ----------

AIRLINES (0.0%)
America West Airlines, Inc., Series 2001-1,
   Class G, 7.100%, 04/02/21 .........................       64,988       69,040
FedEx Corp., 2.650%, 04/01/07 ........................      150,000      146,993
                                                                      ----------
                                                                         216,033
                                                                      ----------

AUTOMOTIVE (0.3%)
DaimlerChrysler North America Holding Corp.,
   Senior Global Note, 7.300%, 01/15/12 ..............      110,000      125,052
Ford Motor Credit Co., Note, 7.250%, 10/25/11 ........      150,000      161,081
General Motors Acceptance Corp., Global
   Note, 6.875%, 09/15/11 ............................    1,000,000    1,026,158
General Motors Corp., 8.375%, 07/15/33 ...............      170,000      176,622
                                                                      ----------
                                                                       1,488,913
                                                                      ----------

BANKING (0.8%)
American General Finance Corp., Senior Note,
   (MTN), 4.625%, 05/15/09 ...........................      395,000      402,347
Bank of America Corp., Senior Note,
   3.375%, 02/17/09 ..................................      425,000      416,837
Bank of New York Co. (The), Inc., Senior
   Note, 5.200%, 07/01/07 ............................       50,000       52,013
CIT Group, Inc., Senior Note, 2.875%, 09/29/06 .......      125,000      123,749
CIT Group, Inc., Senior Note, 7.375%, 04/02/07 .......      100,000      108,031
Citigroup, Inc., 6.000%, 02/21/12 ....................      150,000      164,336
Citigroup, Inc., Global Senior Note, 6.500%,
   01/18/11 ..........................................      250,000      279,516
FleetBoston Financial Corp., Senior Note, 7.250%,
   09/15/05 ..........................................      125,000      128,651
Ford Motor Credit Co., Global Note,
   7.375%, 10/28/09 ..................................      150,000      161,964
General Electric Capital Corp., Note, (MTN),
   4.250%, 12/01/10 ..................................   $  150,000   $  150,112
General Electric Capital Corp., Note, (MTN),
   6.750%, 03/15/32 ..................................      250,000      293,599
General Electric Capital Corp., Series A, Note,
   (MTN), 4.750%, 09/15/14 ...........................      100,000       99,869
General Motors Acceptance Corp., Note,
   4.500%, 07/15/06 ..................................       50,000       50,049
Household Finance Corp., Note, 4.125%, 12/15/08 ......      125,000      125,624
Household Finance Corp., Note, 6.400%, 06/17/08 ......      150,000      161,957
Household Finance Corp., Note, 6.750%, 05/15/11 ......      175,000      196,646
Household Finance Corp., Note, 8.000%, 07/15/10 ......       25,000       29,457
Household Finance Corp., Note, (MTN),
   4.125%, 11/16/09 ..................................       25,000       24,893
Household Finance Corp., Senior Note,
   5.875%, 02/01/09 ..................................       50,000       53,478
JPMorgan Chase & Co., Note, 6.750%, 02/01/11 .........      250,000      281,205
MBNA America Bank NA, Note, 7.125%, 11/15/12++ .......      125,000      142,406
SLM Corp., Note, 4.000%, 01/15/10 ....................      230,000      228,476
SLM Corp., Note, (MTN), (FRN), 5.000%, 10/01/13 ......      225,000      228,244
Wachovia Corp., Note, 3.625%, 02/17/09 ...............      475,000      469,975
Washington Mutual Bank FA, Note, 5.500%, 01/15/13 ....      125,000      129,297
Washington Mutual, Inc., Subordinated Note,
   8.250%, 04/01/10 ..................................      210,000      245,953
                                                                      ----------
                                                                       4,748,684
                                                                      ----------

BEVERAGES, FOOD & TOBACCO (0.2%)
Altria Group, Inc., Note, 7.000%, 11/04/13 ...........      175,000      189,936
Altria Group, Inc., Note, 7.750%, 01/15/27 ...........      135,000      151,942
Kraft Foods, Inc., 5.625%, 11/01/11 ..................      225,000      238,599
Kraft Foods, Inc., Note, 6.250%, 06/01/12 ............      115,000      126,432
Miller Brewing Co., Guaranteed Note (144A),
   4.250%, 08/15/08++ ................................      100,000      100,993
Pepsi Bottling Group, Inc., Guaranteed Senior
   Note, 7.000%, 03/01/29 ............................      225,000      272,024
                                                                      ----------
                                                                       1,079,926
                                                                      ----------

BUILDING MATERIALS (0.0%)
Lowe's Cos., Inc., Note, 6.500%, 03/15/29 ............      100,000      113,643
                                                                      ----------

CHEMICALS (0.0%)
Sealed Air Corp., Note (144A), 5.625%, 07/15/13++ ....      225,000      233,160
                                                                      ----------


                  See Notes to Financial Statements.                         185

ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                          PRINCIPAL     MARKET
                                                           AMOUNT       VALUE
                                                         ----------   ----------
COMMERCIAL SERVICES (0.1%)
Ras Laffan Liquefied Natural Gas Co., Ltd.,
   Note (144A), 8.294%, 03/15/14++....................     $125,000   $  148,323
Waste Management, Inc., Senior Note,
   7.000%, 07/15/28 ..................................       70,000       79,193
Waste Management, Inc., Senior Note,
   7.375%, 08/01/10 ..................................       75,000       86,069
                                                                      ----------
                                                                         313,585
                                                                      ----------

COMMUNICATIONS (0.0%)
France Telecom, 9.250%, 03/01/31 (France) ............      100,000      135,960
                                                                      ----------

ELECTRIC UTILITIES (0.2%)
Appalachian Power Co., Series H, Senior
   Note, 5.950%, 05/15/33 ............................       50,000       50,691
Arizona Public Service Co., Note, 5.800%,
   06/30/14 ..........................................      235,000      251,407
Cincinnati Gas & Electric, Co., Note, 5.700%,
   09/15/12 ..........................................      160,000      169,773
Cincinnati Gas & Electric, Series B, Note,
   5.375%, 06/15/33 ..................................      100,000       95,461
Columbus Southern Power Co., Series D,
   6.600%, 03/01/33 ..................................      225,000      252,553
Detroit Edison Co., Senior Note, 6.125%,
   10/01/10 ..........................................        5,000        5,461
Duke Energy Corp. Note, 4.500%, 04/01/10 .............       10,000       10,130
Entergy Gulf States, 3.600%, 06/01/08 ................      100,000       98,458
Ohio Power Co., Series G, 6.600%, 02/15/33 ...........       25,000       28,060
Pacific Gas & Electric Co., Note, 6.050%,
   03/01/34 ..........................................      200,000      208,447
Southern California Edison Co., Note, 5.000%,
   01/15/14 ..........................................       25,000       25,450
TXU Energy Co., 7.000%, 03/15/13 .....................      125,000      139,827
Wisconsin Electric Power, Note, 3.500%,
   12/01/07 ..........................................        5,000        4,983
Wisconsin Electric Power, Note, 5.625%,
   05/15/33 ..........................................       25,000       25,520
                                                                      ----------
                                                                       1,366,221
                                                                      ----------

ELECTRONICS (0.0%)
Raytheon Co., Note, 6.150%, 11/01/08 .................       75,000       80,704
                                                                      ----------

ENTERTAINMENT & LEISURE (0.1%)
Historic TW, Inc., Guaranteed Note, 6.625%,
   05/15/29 ..........................................      290,000      313,454
                                                                      ----------

FINANCIAL INSTITUTIONS (0.0%)
Sprint Capital Corp., 8.750%, 03/15/32 ...............      100,000      133,641

FINANCIAL SERVICES (0.5%)
American General Finance Corp., Series H,
   Senior Note, (MTN), 4.625%, 09/01/10 ..............     $ 15,000   $   15,021
Caterpillar Financial Services Corp., Series F, Note,
   (MTN), 3.625%, 11/15/07 ...........................      365,000      365,647
CIT Group, Inc., Senior Note, 3.650%, 11/23/07 .......       10,000        9,968
Citigroup, Inc., 5.625%, 08/27/12 ....................      200,000      213,320
Countrywide Home Loans, Inc., Note, (MTN),
   (FRN), 3.250%, 05/21/08 ...........................      325,000      318,045
DaimlerChrysler North America Holding Corp.,
   Note, 7.750%, 01/18/11 ............................      175,000      202,042
Farmers Exchange Capital Corp., Note (144A),
   7.050%, 07/15/28++ ................................      350,000      359,537
General Motors Acceptance Corp., 8.000%,
   11/01/31 ..........................................      400,000      412,305
Goldman Sachs Group, Inc., 6.875%,
   01/15/11 ..........................................      250,000      282,397
Goldman Sachs Group, Inc., Global Note,
   5.250%, 10/15/13 ..................................      200,000      204,978
Goldman Sachs Group, Inc., Senior Note,
   6.600%, 01/15/12 ..................................       75,000       83,822
Household Finance Corp., 6.375%, 10/15/11 ............       50,000       55,296
Hutchison Whampoa International 00/03, Ltd.,
   Note (144A), 6.500%, 02/13/13
   (Cayman Islands)++ ................................      175,000      188,955
Hutchison Whampoa International 03/33, Ltd.,
   Guaranteed Note (144A), 5.450%, 11/24/10
   (Cayman Islands)++ ................................       50,000       51,862
MBNA Corp., Senior Note, 6.125%, 03/01/13 ............      290,000      311,302
MMCA Automobile Trust, Series 2001-1,
   Class B, 6.190%, 06/15/07 .........................       37,977       38,186
Nisource Finance Corp., Guaranteed Note,
   2.915%, 11/23/09 ..................................        5,000        5,000
Telecom Italia Capital SA, Series A, Senior
   Note, 4.000%, 11/15/08 (Luxembourg) ...............       60,000       59,823
                                                                      ----------
                                                                       3,177,506
                                                                      ----------

FOOD RETAILERS (0.0%)
Kroger Co. (The), Senior Note, 7.250%, 06/01/09 ......      200,000      224,234
                                                                      ----------

FOREST PRODUCTS & PAPER (0.0%)
International Paper Co., Note, 5.850%, 10/30/12 ......       25,000       26,680
                                                                      ----------

INSURANCE (0.3%)
Aetna, Inc., Note, 7.375%, 03/01/06 ..................      375,000      390,491
Aetna, Inc., Senior Note, 7.875%, 03/01/11 ...........      150,000      175,771
AXA Financial, Inc., Senior Note, 6.500%, 04/01/08 ...       50,000       54,134


186                    See Notes to Financial Statements.

                                                         PRINCIPAL      MARKET
                                                          AMOUNT        VALUE
                                                        ----------   -----------
INSURANCE (CONTINUED)
Farmers Insurance Exchange, Note (144A),
   8.625%, 05/01/24++ ...............................   $  125,000   $   147,819
John Hancock Financial Services, Inc., Senior
   Note, 5.625%, 12/01/08 ...........................       50,000        53,151
John Hancock Global Funding II, Note, (MTN),
   (FRN) (144A), 7.900%, 07/02/10++ .................       50,000        58,610
Marsh & McLennan Cos., Inc., Note, 5.375%,
   07/15/14 .........................................      350,000       342,601
Nationwide Financial Services, Senior Note,
   6.250%, 11/15/11 .................................      150,000       163,771
Nationwide Mutual Insurance Co.,
   Note (144A), 8.250%, 12/01/31++ ..................      100,000       123,965
Prudential Holdings LLC, Insured Note (144A),
   7.245%, 12/18/23++ ...............................      250,000       297,587
                                                                     -----------
                                                                       1,807,900
                                                                     -----------

LODGING (0.0%)
Hyatt Equities LLC, Note (144A), 6.875%,
   06/15/07++ .......................................      150,000       157,909
Marriott International, Inc., Note, Series E,
   7.000%, 01/15/08 .................................       10,000        10,908
                                                                     -----------
                                                                         168,817
                                                                     -----------

MEDIA -- BROADCASTING & PUBLISHING (0.1%)
Comcast Cable Communications, Inc., 6.750%,
   01/30/11 .........................................       15,000        16,866
Comcast Cable Communications, Note,
   6.375%, 01/30/06 .................................      100,000       103,321
COX Communications, Inc., Note, 7.750%,
   11/01/10 .........................................      200,000       229,372
Ono Finance PLC, Series ACT, 0.000%,
   05/31/09 (United Kingdom) ........................          668             9
Time Warner, Inc., 7.625%, 04/15/31 .................      175,000       212,374
                                                                     -----------
                                                                         561,942
                                                                     -----------

METALS (0.1%)
Inco, Ltd., Note, 7.200%, 09/15/32 (Canada) .........      185,000       216,320
Inco, Ltd., Note, 7.750%, 05/15/12 (Canada) .........      150,000       177,853
                                                                     -----------
                                                                         394,173
                                                                     -----------

OIL & GAS (0.4%)
Conoco Funding Co., Note, 6.350%, 10/15/11
   (Canada) .........................................      250,000       279,433
ConocoPhillips, 8.750%, 05/25/10 ....................      250,000       305,431
Consolidated Natural Gas Co., Senior Note,
   5.000%, 12/01/14 .................................      295,000       295,855
Kerr-McGee Corp., Note, 5.875%, 09/15/06 ............       25,000        25,948
Kerr-McGee Corp., Note, 7.875%, 09/15/31 ............       50,000        61,424
Nexen, Inc., Note, 5.050%, 11/20/13
   (Canada) .........................................      150,000       149,229
Occidental Petroleum Corp., Senior Note,
   8.450%, 02/15/29 .................................   $  320,000   $   434,791
Panhandle Eastern Pipe Line, Series A,
   Senior Note, 2.750%, 03/15/07 ....................        5,000         4,898
PC Financial Partnership, Note, 5.000%,
   11/15/14 (Canada) ................................       25,000        24,956
Pemex Project Funding Master Trust, 7.375%,
   12/15/14 .........................................      390,000       434,460
Pemex Project Funding Master Trust, 8.625%,
   02/01/22 .........................................       75,000        87,450
Pemex Project Funding Master Trust, Note,
   9.125%, 10/13/10 .................................       75,000        90,113
Petro-Canada, Senior Note, 4.000%, 07/15/13
   (Canada) .........................................       25,000        23,460
Petro-Canada, Senior Note, 5.350%, 07/15/33
   (Canada) .........................................       75,000        70,328
                                                                     -----------
                                                                       2,287,776
                                                                     -----------

RETAILERS (0.1%)
Federated Department Stores, Senior Note,
   6.900%, 04/01/29 .................................       10,000        11,231
May Department Stores Co. (The), Note,
   6.700%, 09/15/28 .................................      150,000       157,656
May Department Stores Co. (The), Note,
   7.875%, 03/01/30 .................................      150,000       178,599
                                                                     -----------
                                                                         347,486
                                                                     -----------

TELECOMMUNICATIONS (0.1%)
AT&T Wireless Services, Inc., Senior Note,
   8.750%, 03/01/31 .................................      125,000       169,054
Deutsche Telekom International Finance,
   8.250%, 06/15/30 .................................      260,000       344,343
Verizon Global Funding Corp., 7.750%,
   12/01/30 .........................................      170,000       212,029
                                                                     -----------
                                                                         725,426
                                                                     -----------

TRANSPORTATION (0.1%)
CSX Corp., Note, 6.750%, 03/15/11 ...................      250,000       280,180
                                                                     -----------
TOTAL CORPORATE DEBT (COST $20,601,347) .............                 20,556,270
                                                                     -----------

CONVERTIBLE DEBT (6.5%)
AIRLINES (0.2%)
American Airlines, Inc., Senior Note, 4.250%,
   09/23/23 .........................................      654,000       585,330
Continental Airlines, Inc., Note, 4.500%,
   02/01/07 .........................................      956,000       805,430
                                                                     -----------
                                                                       1,390,760
                                                                     -----------

BEVERAGES, FOOD & TOBACCO (0.1%)
General Mills, Inc., Senior Note, 0.000%,
   10/28/22 .........................................    1,165,000       831,519
                                                                     -----------


                       See Notes to Financial Statements.                    187

ING VAN KAMPEN EQUITY AND INCOME PORTFOLIO
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2004 (CONTINUED)

                                                        PRINCIPAL       MARKET
                                                          AMOUNT        VALUE
                                                       -----------   -----------
COMMUNICATIONS (0.5%)
Nortel Networks Corp., Guaranteed Senior
   Note, 4.250%, 09/01/08 ..........................   $ 2,796,000   $ 2,733,090
                                                                     -----------

ELECTRIC UTILITIES (1.0%)
Calpine Corp., Senior Note, 4.750%, 11/15/23 .......     2,515,000     2,200,625
PG&E Corp., Subordinated Note, 9.500%,
   06/30/10 ........................................       518,000     1,384,355
Reliant Energy, Inc., Senior Subordinated
   Note, 5.000%, 08/15/10 ..........................     1,450,000     2,388,875
                                                                     -----------
                                                                       5,973,855
                                                                     -----------

ELECTRONICS (0.4%)
Advanced Micro Devices, Inc., Senior Note,
   4.750%, 02/01/22 ................................     2,130,000     2,457,487
                                                                     -----------

FINANCIAL SERVICES (0.4%)
American Express Co., Senior Note, 1.850%,
   12/01/33 ........................................     2,280,000     2,488,050
                                                                     -----------

HEALTH CARE PROVIDERS (0.4%)
Edwards Lifesciences Corp., Senior Note,
   3.875%, 05/15/33 ................................       713,000       754,889
Enzon Pharmaceuticals, Inc., Subordinated
   Note, 4.500%, 07/01/08 ..........................     1,434,000     1,355,130
                                                                     -----------
                                                                       2,110,019
                                                                     -----------

INSURANCE (0.3%)
Loews Corp., Subordinated Note, 3.125%, 09/15/07 ...     1,803,000     1,780,462
                                                                     -----------

MEDIA -- BROADCASTING & PUBLISHING (0.1%)
Chiron Corp., Note, 1.625%, 08/01/33 ...............       570,000       535,800
                                                                     -----------

MEDICAL SUPPLIES (0.2%)
Agilent Technologies, Inc., Senior Note,
   (FRN), 3.000%, 12/01/21 .........................       527,000       534,246
Teradyne, Inc., Subordinated Note, 3.750%,
   10/15/06 ........................................       465,000       471,394
                                                                     -----------
                                                                       1,005,640
                                                                     -----------

OIL & GAS (1.0%)
El Paso Corp., Note, 0.000%, 02/28/21 ..............     4,887,000     2,596,219
Halliburton Co., Senior Note, 3.125%, 07/15/23 .....     2,502,000     3,089,970
                                                                     -----------
                                                                       5,686,189
                                                                     -----------

PHARMACEUTICALS (1.8%)
Alpharma, Inc., Note, 3.000%, 06/01/06 .............       727,000       916,020
Amgen, Inc., Note, 0.000%, 03/01/32 ................     3,466,000     2,590,835
Chiron Corp., Note, (144A), 2.750%,
   06/30/34++ ......................................   $ 1,573,000   $ 1,535,641
Medimmune, Inc., Senior Note, 1.000%,
   07/15/23 ........................................     1,987,000     1,910,004
Teva Pharmaceutical Finance LLC, Series A,
   Note, 0.500%, 02/01/24 ..........................     1,848,000     1,891,890
Valeant Pharmaceuticals International,
   Subordinated Note, 4.000%, 11/15/13 .............       117,000       129,139
Watson Pharmaceuticals, Inc., Senior Note,
   1.750%, 03/15/23 ................................     1,952,000     2,020,320
                                                                     -----------
                                                                      10,993,849
                                                                     -----------

RETAILERS (0.1%)
Amazon.Com, Inc., Senior Note, 4.750%, 02/01/09 ....       800,000       805,000
                                                                     -----------
TOTAL CONVERTIBLE DEBT (COST $38,239,431) ..........                  38,791,720
                                                                     -----------

U.S. GOVERNMENT AND AGENCY OBLIGATIONS (14.0%)

U.S. TREASURY BONDS & NOTES (14.0%)
U.S. Treasury Bill, 2.220%, 03/24/05 ...............       200,000       198,989
U.S. Treasury Bond, 5.500%, 08/15/28 ...............       475,000       514,262
U.S. Treasury Bond, 6.125%, 08/15/29 ...............     4,100,000     4,814,942
U.S. Treasury Bond, 6.250%, 05/15/30 ...............       750,000       896,924
U.S. Treasury Bond, 7.625%, 02/15/25 ...............       900,000     1,219,184
U.S. Treasury Bond, 8.125%, 08/15/21 ...............     1,800,000     2,492,860
U.S. Treasury Bond, 8.750%, 08/15/20 ...............     1,100,000     1,590,360
U.S. Treasury Bond, 9.000%, 11/15/18 ...............     1,250,000     1,810,988
U.S. Treasury Bond, 9.375%, 02/15/06 ...............     1,300,000     1,393,844
U.S. Treasury Note, 1.875%, 01/31/06 ...............    34,000,000    33,683,936
U.S. Treasury Note, 3.500%, 11/15/06 ...............     8,280,000     8,352,458
U.S. Treasury Note, 3.875%, 02/15/13 ...............     7,510,000     7,412,025
U.S. Treasury Note, 4.750%, 11/15/08 ...............     5,400,000     5,657,558
U.S. Treasury Note, 5.625%, 02/15/06 ...............     4,000,000     4,125,004
U.S. Treasury Note, 6.125%, 08/15/07 ...............       900,000       966,164
U.S. Treasury Note, 6.500%, 02/15/10 ...............     1,250,000     1,415,576
U.S. Treasury Note, 6.625%, 05/15/07 ...............     1,400,000     1,510,743
U.S. Treasury Note, 6.750%, 05/15/05 ...............     2,750,000     2,793,401
U.S. Treasury STRIPS, 0.000%, 05/15/25 .............     3,750,000     1,328,651
U.S. Treasury STRIPS, 0.000%, 08/15/25 .............     3,300,000     1,161,399
                                                                     -----------
                                                                      83,339,268
                                                                     -----------
TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS
   (COST $83,299,603) ..............................                  83,339,268
                                                                     -----------

SOVEREIGN DEBT OBLIGATIONS (0.2%)

MEXICO (0.1%)
United Mexican States, 8.300%, 08/15/31 ............       325,000       381,713
                                                                     -----------


188                    See Notes to Financial Statements.

                                                        PRINCIPAL      MARKET
                                                          AMOUNT        VALUE
                                                        ---------   ------------
MISCELLANEOUS (0.1%)
United Mexican States, 8.000%, 09/24/22 .............    $150,000   $    173,400
United Mexican States, 8.375%, 01/14/11 .............     575,000        676,775
                                                                    ------------
                                                                         850,175
                                                                    ------------
TOTAL SOVEREIGN DEBT OBLIGATIONS (COST $1,229,697) ..                  1,231,888
                                                                    ------------

TOTAL INVESTMENTS AT MARKET VALUE (98.1%)
   (COST $570,566,093) ..............................               $583,027,429
OTHER ASSETS IN EXCESS OF LIABILITIES (1.9%) ........                 11,549,439
                                                                    ------------
NET ASSETS (100.0%) .................................               $594,576,868
                                                                    ============

NOTES TO SCHEDULE OF INVESTMENTS

The cost of investments for federal income tax purposes amounts to $570,767,817. Unrealized gains and losses, based on identified tax cost at December 31, 2004, are as follows:

Unrealized gains ................................................   $14,386,481
Unrealized losses ...............................................    (2,126,869)
                                                                    -----------
Net unrealized gain .............................................   $12,259,612
                                                                    ===========

*    Non-income producing security.

++ Security exempt from registration under Rule 144A of the Security Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2004 the market value of these securities amounted to $3,546,767 or 0.60% of net assets.

ADR American Depository Receipt

FRN Floating Rate Note

MTN Medium Term Note

Category percentages are based on net assets.


                       See Notes to Financial Statements.                    189

ING PARTNERS, INC.
STATEMENTS OF ASSETS AND LIABILITIES
DECEMBER 31, 2004

                                                                           ING AELTUS      ING AMERICAN
                                                                         ENHANCED INDEX   CENTURY SELECT
                                                                          PORTFOLIO(1)     PORTFOLIO(2)
                                                                         --------------   --------------
ASSETS:
Investments, at market value..........................................     $46,948,957     $250,747,690
Cash..................................................................         882,815        1,169,089
Receivable for:
   Dividends and interest.............................................          77,791          166,299
   Investments sold...................................................              --          568,061
   Fund shares sold...................................................           5,782           12,464
   Recoverable foreign taxes .........................................              --              544
   Variation margin on futures contracts..............................              --               --
Gross unrealized gain on forward foreign currency exchange contracts..              --              973
                                                                           -----------     ------------
      Total Assets....................................................      47,915,345      252,665,120
                                                                           -----------     ------------

LIABILITIES:
Payable for:
   Investments purchased..............................................         364,911          372,928
   Fund shares redeemed...............................................         179,979        5,906,676
   Variation margin on futures contracts..............................             200               --
Administrative services fees payable..................................           7,917            3,761
Advisory fees payable.................................................          23,751          113,559
Distribution plan fees payable........................................             755            7,954
Shareholder service fees payable......................................           9,050            7,620
Gross unrealized loss on forward foreign currency exchange contracts..              --          182,013
                                                                           -----------     ------------
      Total Liabilities...............................................         586,563        6,594,511
                                                                           -----------     ------------
NET ASSETS............................................................     $47,328,782     $246,070,609
                                                                           ===========     ============

NET ASSETS REPRESENTED BY:
Paid-in Capital ......................................................     $46,530,596     $244,091,278
Net unrealized gain on investments, open futures contracts and foreign
   currency related transactions......................................       4,053,209        6,799,906
Undistributed net investment income (loss)............................         414,732          180,938
Accumulated net realized gain (loss)..................................      (3,669,755)      (5,001,513)
                                                                           -----------     ------------
NET ASSETS............................................................     $47,328,782     $246,070,609
                                                                           ===========     ============
Cost of investments...................................................     $42,897,993     $243,766,846

CAPITAL SHARES, $.001 PAR VALUE:
Class I:
   Outstanding........................................................         464,560       21,629,334
   Net Assets.........................................................     $ 4,047,031     $202,265,018
   Net Asset Value, offering and redemption price per share
      (net assets divided by shares outstanding)......................     $      8.71     $       9.35
Class S:
   Outstanding........................................................       4,557,249        1,454,859
   Net Assets.........................................................     $39,656,815     $ 13,481,921
   Net Asset Value, offering and redemption price per share
      (net assets divided by shares outstanding)......................     $      8.70     $       9.27
Class ADV:
   Outstanding........................................................         420,219        3,294,998
   Net Assets.........................................................     $ 3,625,136     $ 30,323,670
   Net Asset Value, offering and redemption price per share
      (net assets divided by shares outstanding)......................     $      8.63     $       9.20

(1)  Formerly the ING DSI Enhanced Index Portfolio.

(2)  Formerly the ING Alger Growth Portfolio.


190                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 2004

ING AMERICAN      ING BARON      ING GOLDMAN     ING GOLDMAN    ING JPMORGAN
CENTURY SMALL     SMALL CAP       SACHS(R)        SACHS(R)        FLEMING
  CAP VALUE        GROWTH      CAPITAL GROWTH    CORE EQUITY   INTERNATIONAL
  PORTFOLIO       PORTFOLIO       PORTFOLIO       PORTFOLIO      PORTFOLIO
-------------   ------------   --------------   ------------   -------------
 $70,621,767    $148,862,504    $ 94,749,478    $113,295,597    $568,667,242
   1,362,387      13,844,857         659,771         570,844      13,532,422

      87,738          68,759          94,365         470,700         826,696
   1,318,628              --              --       2,550,147         218,345
      64,273         179,975           2,603          15,432         812,168
          --              63              --              --          42,164
          --              --              --          59,498              --
          --              --              --              --              --
 -----------    ------------    ------------ -  ------------    ------------
  73,454,793     162,956,158      95,506,217     116,962,218     584,099,037
 -----------    ------------    ------------ -  ------------    ------------



   1,764,646          14,578              --       2,484,236       2,866,086
      90,202       1,585,422         169,833       1,256,012       2,523,808
          --              --              --              --              --
      17,383          45,174          15,957          19,110          94,507
      57,942         109,708          67,818          66,884         378,030
       1,066           3,465           1,275              23             449
       8,811          26,063          19,581          23,887          39,347
          --              --              --              --          10,749
 -----------    ------------    ------------ -  ------------    ------------
   1,940,050       1,784,410         274,464       3,850,152       5,912,976
 -----------    ------------    ------------ -  ------------    ------------
 $71,514,743    $161,171,748    $ 95,231,753    $113,112,066    $578,186,061
 ===========    ============    ============ =  ============    ============


 $63,643,803    $123,385,492    $105,301,362    $ 89,729,649    $598,740,413
   6,915,656      41,947,652       8,049,435      11,540,812     145,100,931
       2,506              --         246,661         899,904       5,139,495
     952,778      (4,161,396)    (18,365,705)     10,941,701     170,794,778)
 -----------    ------------    ------------ -  ------------    ------------
 $71,514,743    $161,171,748    $ 95,231,753    $113,112,066    $578,186,061
 ===========    ============    ============ =  ============    ============
 $63,706,111    $106,914,852    $ 86,700,043    $101,758,086    $423,562,564



   2,322,135       1,988,757         155,695             105      30,418,600
 $28,432,612    $ 29,954,291    $  1,761,371    $      1,412    $374,309,016

 $     12.24    $      15.06    $      11.31    $      13.42    $      12.31

   3,095,538       7,628,741       7,754,657       8,444,237      16,473,375
 $37,815,891    $114,111,630    $ 87,353,458    $113,002,804    $201,652,865

 $     12.22    $      14.96    $      11.26    $      13.38    $      12.24

     434,020       1,151,626         544,001           8,106         182,684
 $ 5,266,240    $ 17,105,827    $  6,116,924    $    107,850    $  2,224,180

 $     12.13    $      14.85    $      11.24    $      13.31    $      12.18


                       See Notes to Financial Statements.                    191

ING PARTNERS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 2004

                                                        ING           ING MFS
                                                    JPMORGAN MID      CAPITAL
                                                      CAP VALUE    OPPORTUNITIES
                                                      PORTFOLIO      PORTFOLIO
                                                    ------------   -------------
ASSETS:
Investments, at market value ....................   $120,606,214   $ 230,684,660
Cash ............................................      3,820,210       4,926,689
Cash denominated in foreign currencies ..........             --              --
Receivable for:
   Dividends and interest .......................        166,221         274,216
   Investments sold .............................        104,349         148,308
   Fund shares sold .............................        136,559              91
   Recoverable foreign taxes ....................            514              --
   Variation margin on futures contracts ........             --              --
   Open swap contracts ..........................             --              --
Gross unrealized gain on forward foreign currency
   exchange contracts ...........................             --              --
Miscellaneous receivable ........................             95              --
                                                    ------------   -------------
      Total Assets ..............................    124,834,162     236,033,964
                                                    ------------   -------------

LIABILITIES:
Payable for:
   Investments purchased ........................             --         180,625
   Fund shares redeemed .........................        144,613         356,218
   Variation margin on futures contracts ........             --              --
   Open swap contracts ..........................             --              --
   When-issued securities .......................             --              --
Options written, at value .......................             --              --
Administrative services fees payable ............         35,345          49,442
Advisory fees payable ...........................         75,739         128,550
Distribution plan fees payable ..................          1,006              42
Shareholder service fees payable ................         14,324             135
Gross unrealized loss on forward foreign currency
   exchange contracts ...........................             --              --
                                                    ------------   -------------
      Total Liabilities .........................        271,027         715,012
                                                    ------------   -------------
NET ASSETS ......................................   $124,563,135   $ 235,318,952
                                                    ============   =============

NET ASSETS REPRESENTED BY:
Paid-in Capital .................................   $110,458,786   $ 410,320,883
Net unrealized gain (loss) on investments, open
   futures contracts, options and foreign
   currency related transactions ................     13,103,448      30,834,586
Undistributed net investment income (loss) ......             --       1,678,490
Accumulated net realized gain (loss) ............      1,000,901    (207,515,007)
                                                    ------------   -------------
NET ASSETS ......................................   $124,563,135   $ 235,318,952
                                                    ============   =============
Cost of investments .............................   $107,502,766   $ 199,850,074
Cost of cash denominated in foreign currencies ..   $         --   $          --

CAPITAL SHARES, $.001 PAR VALUE:
Class I:
   Outstanding ..................................      3,960,163       8,624,072
   Net Assets ...................................   $ 55,163,468   $ 234,606,296
   Net Asset Value, offering and redemption
      price per share (net assets divided by
      shares outstanding) .......................   $      13.93   $       27.20
Class S:
   Outstanding ..................................      4,637,425          16,464
   Net Assets ...................................   $ 64,419,655   $     445,177
   Net Asset Value, offering and redemption
      price per share (net assets divided by
      shares outstanding) .......................   $      13.89   $       27.04
Class ADV:
   Outstanding ..................................        359,948           9,957
   Net Assets ...................................   $  4,980,012   $     267,479
   Net Asset Value, offering and redemption
      price per share (net assets divided by
      shares outstanding) .......................   $      13.84   $       26.86

(1)  Formerly the ING MFS Global Growth Portfolio.

(2)  Premiums received of $27,277.

(3)  Premiums received of $450,080.


192                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 2004


   ING OPCAP     ING OPPENHEIMER    ING OPPENHEIMER     ING PIMCO          ING SALOMON            ING SALOMON
BALANCED VALUE        GLOBAL       STRATEGIC INCOME    TOTAL RETURN    BROTHERS AGGRESSIVE   BROTHERS FUNDAMENTAL
   PORTFOLIO       PORTFOLIO(1)        PORTFOLIO        PORTFOLIO        GROWTH PORTFOLIO       VALUE PORTFOLIO
--------------   ---------------   ----------------   -------------    -------------------   --------------------
$163,678,480       $953,425,784      $ 99,612,618       $216,748,458     $  873,857,049           $64,809,701
   4,767,188         37,460,630        83,399,589          3,348,205         63,408,202             5,474,871
          --          6,704,630                --          1,104,904                 --                    --

     600,865            675,682         1,296,226            813,276            589,051                70,332
          --                 --         3,930,127             15,786                 --                49,005
       3,742             24,628               111            137,291          2,902,662                51,681
          --             21,526                --                 --                 --                    45
          --                 --                --            230,222                 --                    --
          --                 --                --            566,543                 --                    --

          --                 --           157,894            181,209                 --                    --
          --            789,774                --                 --                 --                    --
------------       ------------      ------------       ------------     --------------           -----------
 169,050,275        999,102,654       188,396,565        223,145,894        940,756,964            70,455,635
------------       ------------      ------------       ------------     --------------           -----------



          --                 --         1,268,548         13,781,648                 --                47,012
     902,853          8,558,152         1,711,417            841,285          5,118,681               681,644
          --                 --             1,543                 --                 --                    --
          --                 --                --          2,323,035                 --                    --
          --                 --        17,300,954         24,135,001                 --                    --
          --                 --            17,261(2)          98,851(3)              --                    --
      28,134             40,817             4,686             53,175             98,693                11,504
     112,535            408,333            58,576             75,965            514,639                51,767
         786             20,809               644              3,069                644                 1,736

      34,337             25,646            10,073             21,535             68,662                13,691
          --                 --           248,703             39,437                 --                    --
------------       ------------      ------------       ------------     --------------           -----------
   1,078,645          9,053,757        20,622,405         41,373,180          5,801,319               807,354
------------       ------------      ------------       ------------     --------------           -----------
$167,971,630       $990,048,897      $167,774,160       $181,772,893     $  934,955,645           $69,648,281
============       ============      ============       ============     ==============           ===========


$163,597,822       $968,189,778      $167,370,534       $176,210,480     $1,022,498,656           $60,792,788


  12,806,545         20,969,313           658,438           (142,516)       208,623,413            13,664,596
     554,504            (99,311)           52,423          3,791,391                 --                12,298
  (8,987,241)           989,117          (307,235)         1,913,538       (296,166,424)           (4,821,401)
------------       ------------      ------------       ------------     --------------           -----------
$167,971,630       $990,048,897      $167,774,160       $181,772,893     $  934,955,645           $69,648,281
============       ============      ============       ============     ==============           ===========
$150,871,935       $932,551,318      $ 98,878,272       $216,032,807     $  665,233,636           $51,145,105
$         --       $         --      $         --       $  1,083,852     $           --           $        --



     300,285         65,903,807        10,205,647          7,136,099         14,416,302               182,099
$  4,045,596       $843,252,879      $103,283,242       $ 78,521,484     $  575,902,597           $ 3,294,544


$      13.47       $      12.80      $      10.12       $      11.00     $        39.95           $     18.09

  11,922,896          1,521,436         6,017,311          8,065,148          8,973,924             3,121,160
$160,158,619       $ 19,142,788      $ 60,835,563       $ 88,424,312     $  355,857,410           $56,158,793


$      13.43       $      12.58      $      10.11       $      10.96     $        39.65           $     17.99

     282,742         10,211,732           361,547          1,359,082             81,205               572,039
$  3,767,415       $127,653,230      $  3,655,355       $ 14,827,097     $    3,195,638           $10,194,944


$      13.32       $      12.50      $      10.11       $      10.91     $        39.35           $     17.82


                       See Notes to Financial Statements.                    193

ING PARTNERS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 2004


                                                                  ING SALOMON          ING SALOMON
                                                              BROTHERS INVESTORS    BROTHERS LARGE CAP
                                                                VALUE PORTFOLIO    GROWTH PORTFOLIO(1)
                                                              ------------------   -------------------
ASSETS:
Investments, at market value ..............................      $74,290,955           $66,841,818
Cash ......................................................        3,705,774             1,651,034
Receivable for:
   Dividends and interest .................................          121,169                39,138
   Investments sold .......................................           19,855                    --
   Fund shares sold .......................................           29,348                    --
   Recoverable foreign taxes ..............................               --                    --
Miscellaneous receivable ..................................               --                 5,396
                                                                 -----------           -----------
      Total Assets ........................................       78,167,101            68,537,386
                                                                 -----------           -----------

LIABILITIES:
Payable for:
   Investments purchased ..................................          123,193                    --
   Fund shares redeemed ...................................           53,931               364,490
Administrative services fees payable ......................           13,116                10,324
Advisory fees payable .....................................           52,462                33,035
Distribution plan fees payable ............................            1,806                 7,010
Shareholder service fees payable ..........................           15,789                 9,767
                                                                 -----------           -----------
      Total Liabilities ...................................          260,297               424,626
                                                                 -----------           -----------
NET ASSETS ................................................      $77,906,804           $68,112,760
                                                                 ===========           ===========

NET ASSETS REPRESENTED BY:
Paid-in Capital ...........................................      $66,669,307           $59,724,115
Net unrealized gain on investments and foreign
   currency related transactions ..........................       11,708,152             2,365,577
Undistributed net investment income (loss) ................          773,682                    --
Accumulated net realized gain (loss) ......................       (1,244,337)            6,023,068
                                                                 -----------           -----------
NET ASSETS ................................................      $77,906,804           $68,112,760
                                                                 ===========           ===========
Cost of investments .......................................      $62,582,803           $64,476,241

CAPITAL SHARES, $.001 PAR VALUE:
Class I:
   Outstanding ............................................          207,953             1,513,376
   Net Assets .............................................      $ 2,956,186           $18,587,134
   Net Asset Value, offering and redemption price per share
      (net assets divided by shares outstanding) ..........      $     14.22           $     12.28
Class S:
   Outstanding ............................................        4,678,212             1,319,138
   Net Assets .............................................      $66,266,906           $16,117,895
   Net Asset Value, offering and redemption price per share
      (net assets divided by shares outstanding) ..........      $     14.17           $     12.22
Class ADV:
   Outstanding ............................................          618,147             2,743,442
   Net Assets .............................................      $ 8,683,712           $33,407,731
   Net Asset Value, offering and redemption price per share
      (net assets divided by shares outstanding) ..........      $     14.05           $     12.18

(1)  Formerly the ING Alger Capital Appreciation Portfolio.

(2)  Formerly the ING Alger Aggressive Growth Portfolio.

(3)  Formerly the ING MFS Research Equity Portfolio.

(4)  Formerly the ING UBS U.S. Allocation Portfolio.


194                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
DECEMBER 31, 2004

   ING T. ROWE
PRICE DIVERSIFIED      ING T. ROWE           ING UBS         ING VAN KAMPEN      ING VAN KAMPEN
  MID CAP GROWTH      PRICE GROWTH        U.S. LARGE CAP        COMSTOCK           EQUITY AND
   PORTFOLIO(2)     EQUITY PORTFOLIO   EQUITY PORTFOLIO(3)      PORTFOLIO     INCOME PORTFOLIO(4)
-----------------   ----------------   -------------------   --------------   -------------------
   $589,180,291       $905,429,570        $ 263,380,462       $363,416,833        $583,027,429
        710,149         23,631,116            7,544,819         37,308,610          10,607,709

        286,716            915,315              276,987            714,630           2,198,116
        253,788                 --              986,181             79,940             831,306
          1,103             70,485                   --            481,861              36,234
             --             14,556                   --              5,632                  --
         71,517                 --                   --                 --                  --
   ------------       ------------        -------------       ------------        ------------
    590,503,564        930,061,042          272,188,449        402,007,506         596,700,794
   ------------       ------------        -------------       ------------        ------------



        253,788                 --              594,398                 --                  --
      5,565,732          1,897,944            1,748,012            977,832           1,882,287
          8,482            116,094               34,017             90,931               8,144
        271,411            464,336              158,744            194,853             223,961
         16,119             16,429                   10              2,565               1,545
         22,901             20,268                  481             66,680               7,989
   ------------       ------------        -------------       ------------        ------------
      6,138,433          2,515,071            2,535,662          1,332,861           2,123,926
   ------------       ------------        -------------       ------------        ------------
   $584,365,131       $927,545,971        $ 269,652,787       $400,674,645        $594,576,868
   ============       ============        =============       ============        ============


   $547,233,380       $839,192,360        $ 348,947,863       $330,779,571        $580,403,225
     18,581,841        142,199,210           27,327,557         46,185,922          12,461,336
             --          4,708,299            2,352,546          3,024,328             937,536
     18,549,910        (58,553,898)        (108,975,179)        20,684,824             774,771
   ------------       ------------        -------------       ------------        ------------
   $584,365,131       $927,545,971        $ 269,652,787       $400,674,645        $594,576,868
   ============       ============        =============       ============        ============
   $570,598,450       $763,233,961        $ 236,052,905       $317,230,911        $570,566,093



     58,822,167         16,664,217           31,131,243          5,700,936          16,478,896
   $474,396,881       $830,034,408        $ 267,248,809       $ 70,308,117        $551,488,937

   $       8.06       $      49.81        $        8.58       $      12.33        $      33.47

      3,647,059            376,743              276,644         25,864,315           1,033,170
   $ 29,154,772       $ 18,642,026        $   2,355,902       $317,797,195        $ 34,476,659

   $       7.99       $      49.48        $        8.52       $      12.29        $      33.37

     10,177,728          1,604,844                5,644          1,028,911             260,103
   $ 80,813,478       $ 78,869,537        $      48,076       $ 12,569,333        $  8,611,272

   $       7.94       $      49.14        $        8.52       $      12.22        $      33.11


                       See Notes to Financial Statements.                    195

ING PARTNERS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

                                                         ING AELTUS      ING AMERICAN
                                                       ENHANCED INDEX   CENTURY SELECT
                                                        PORTFOLIO(1)     PORTFOLIO(2)
                                                       --------------   --------------
INVESTMENT INCOME:
Dividends ..........................................    $  888,760       $   548,643
Interest ...........................................         1,035            21,277
                                                        ----------       -----------
                                                           889,795           569,920
Foreign taxes withheld on dividends ................            --            (2,983)
Security lending income ............................         2,989            13,495
                                                        ----------       -----------
      Total investment income ......................       892,784           580,432
                                                        ----------       -----------

INVESTMENT EXPENSES:
Investment Advisory fee ............................      (269,770)         (466,751)
Administrative services fees .......................       (90,237)          (91,847)
Distribution plan fees--Class ADV ..................       (10,503)         (107,140)
Shareholder service fees--Class S ..................       (95,094)          (10,100)
Shareholder service fees--Class ADV ................       (10,503)         (107,140)
Miscellaneous fees .................................            --              (364)
                                                        ----------       -----------
      Total expenses ...............................      (476,107)         (783,342)
                                                        ----------       -----------
Net investment income (loss) .......................       416,677          (202,910)
                                                        ----------       -----------

NET REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain (loss) on:
   Sales of investments ............................     1,117,509         9,500,522
   Futures contracts, foreign currency and forward
      foreign currency exchange contracts ..........         2,279             8,807
                                                        ----------       -----------
   Net realized gain (loss) on investments, futures
      contracts, foreign currency and forward
      foreign currency exchange contracts ..........     1,119,788         9,509,329
                                                        ----------       -----------

Net change in unrealized gain or (loss) on:
   Investments .....................................     2,697,588        (2,533,504)
   Forward foreign currency exchange contracts .....         2,245          (180,938)
                                                        ----------       -----------
   Net change in unrealized gain or (loss) on
      investments and forward foreign currency
      exchange contracts ...........................     2,699,833        (2,714,442)
                                                        ----------       -----------
Net realized and change in unrealized gain (loss)
   on investments and forward foreign currency
   exchange contracts ..............................     3,819,621         6,794,887
                                                        ----------       -----------
Net increase in net assets resulting from operations    $4,236,298       $ 6,591,977
                                                        ==========       ===========

(1)  Formerly the ING DSI Enhanced Index Portfolio.

(2)  Formerly the ING Alger Growth Portfolio.


196                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2004

   ING AMERICAN         ING BARON         ING GOLDMAN        ING GOLDMAN          ING JPMORGAN
CENTURY SMALL CAP   SMALL CAP GROWTH   SACHS(R) CAPITAL     SACHS(R) CORE    FLEMING INTERNATIONAL
 VALUE PORTFOLIO        PORTFOLIO      GROWTH PORTFOLIO   EQUITY PORTFOLIO         PORTFOLIO
-----------------   ----------------   ----------------   ----------------   ---------------------

   $  693,960         $   321,534        $ 1,452,838        $ 2,037,946           $10,763,425
       19,185             106,653              1,544              6,950               107,932
   ----------         -----------        -----------        -----------           -----------
      713,145             428,187          1,454,382          2,044,896            10,871,357
           --                (271)                --               (100)           (1,203,471)
       19,630              44,944              7,408             15,075               258,060
   ----------         -----------        -----------        -----------           -----------
      732,775             472,860          1,461,790          2,059,871             9,925,946
   ----------         -----------        -----------        -----------           -----------


     (446,097)           (829,684)          (784,733)          (701,464)           (3,309,152)
     (133,829)           (341,635)          (185,355)          (200,503)             (827,288)
      (10,302)            (20,528)           (13,961)               (77)               (3,793)
      (61,733)           (175,546)          (212,651)          (250,443)             (178,253)
      (10,302)            (20,528)           (13,961)               (77)               (3,793)
          (35)                (79)                --                 --                (2,952)
   ----------         -----------        -----------        -----------           -----------
     (662,298)         (1,388,000)        (1,210,661)        (1,152,564)           (4,325,231)
   ----------         -----------        -----------        -----------           -----------
       70,477            (915,140)           251,129            907,307             5,600,715
   ----------         -----------        -----------        -----------           -----------



    5,269,264          (3,243,640)        (2,116,669)        11,173,424            10,642,013

           --                  --                 --             50,261              (819,936)
   ----------         -----------        -----------        -----------           -----------


    5,269,264          (3,243,640)        (2,116,669)        11,223,685             9,822,077
   ----------         -----------        -----------        -----------           -----------


    4,289,625          31,610,332          9,678,762            571,012            68,801,395
           --                  --                 --             (4,684)              (75,716)
   ----------         -----------        -----------        -----------           -----------


    4,289,625          31,610,332          9,678,762            566,328            68,725,679
   ----------         -----------        -----------        -----------           -----------


    9,558,889          28,366,692          7,562,093         11,790,013            78,547,756
   ----------         -----------        -----------        -----------           -----------
   $9,629,366         $27,451,552        $ 7,813,222        $12,697,320           $84,148,471
   ==========         ===========        ===========        ===========           ===========


                       See Notes to Financial Statements.                    197

ING PARTNERS, INC.
STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2004

                                                                                   ING MFS
                                                                 ING JPMORGAN      CAPITAL
                                                                MID CAP VALUE   OPPORTUNITIES
                                                                  PORTFOLIO       PORTFOLIO
                                                                -------------   -------------
INVESTMENT INCOME:
Dividends ...................................................    $ 1,025,424     $ 3,760,482
Interest ....................................................         20,836         357,920
                                                                 -----------     -----------
                                                                   1,046,260       4,118,402
Foreign taxes withheld on dividends .........................         (2,139)        (16,236)
Security lending income .....................................          7,512          68,293
                                                                 -----------     -----------
      Total investment income ...............................      1,051,633       4,170,459
                                                                 -----------     -----------
INVESTMENT EXPENSES:
Investment Advisory fee .....................................       (493,709)     (1,546,319)
Administrative services fees ................................       (230,398)       (594,738)
Distribution plan fees--Class ADV ...........................         (7,086)           (509)
Shareholder service fees--Class S ...........................        (80,872)         (1,062)
Shareholder service fees--Class ADV .........................         (7,086)           (509)
Miscellaneous fees ..........................................            (41)         (2,410)
                                                                 -----------     -----------
      Total expenses ........................................       (819,192)     (2,145,547)
                                                                 -----------     -----------
Waived distribution fees ....................................             --              --
Waived shareholder service fees .............................             --              --
                                                                 -----------     -----------
      Net expenses ..........................................       (819,192)     (2,145,547)
                                                                 -----------     -----------
Net investment income .......................................        232,441       2,024,912
                                                                 -----------     -----------

NET REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain (loss) on:
   Sales of investments .....................................      4,594,684      30,508,628
   Futures contracts, options, swap contracts,
      foreign currency and forward foreign currency
      exchange contracts ....................................             --           2,516
                                                                 -----------     -----------
   Net realized gain (loss) on investments, futures
      contracts, options, swap contracts, foreign currency
      and forward foreign currency exchange contracts .......      4,594,684      30,511,144
                                                                 -----------     -----------

Net change in unrealized gain or (loss) on:
   Investments ..............................................      9,418,762      (4,583,675)
   Interest rate swap contracts .............................             --              --
   Options and forward foreign currency exchange contracts ..             --          (2,617)
                                                                 -----------     -----------

   Net change in unrealized gain or (loss) on investments,
      options and forward foreign currency
      exchange contracts ....................................      9,418,762      (4,586,292)
                                                                 -----------     -----------

Net realized and change in unrealized gain (loss) on
      investments, options and forward foreign currency
      exchange contracts ....................................     14,013,446      25,924,852
                                                                 -----------     -----------
Net increase in net assets resulting from operations ........    $14,245,887     $27,949,764
                                                                 ===========     ===========

(1)  Formerly the ING MFS Global Growth Portfolio.


198                      See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2004


   ING OPCAP     ING OPPENHEIMER    ING OPPENHEIMER     ING PIMCO        ING SALOMON             ING SALOMON
BALANCED VALUE        GLOBAL       STRATEGIC INCOME   TOTAL RETURN   BROTHERS AGGRESSIVE    BROTHERS FUNDAMENTAL
   PORTFOLIO       PORTFOLIO(1)        PORTFOLIO        PORTFOLIO      GROWTH PORTFOLIO        VALUE PORTFOLIO
--------------   ---------------   ----------------   ------------   -------------------   ---------------------

 $ 1,282,655       $ 1,153,847          $   3,696     $        --        $ 3,155,861             $  871,026
   1,233,293           443,034            362,764       3,282,504          3,215,330                 26,604
 -----------       -----------          ---------     -----------        -----------             ----------
   2,515,948         1,596,881            366,460       3,282,504          6,371,191                897,630
     (38,664)         (106,421)                --              --            (19,952)               (15,628)
      49,120             3,019                 --           4,476            176,453                 16,557
 -----------       -----------          ---------     -----------        -----------             ----------
   2,526,404         1,493,479            366,460       3,286,980          6,527,692                898,559
 -----------       -----------          ---------     -----------        -----------             ----------

  (1,260,349)         (512,015)           (60,390)       (694,763)        (4,950,076)              (586,884)
    (315,087)         (144,661)            (4,831)       (486,334)          (940,015)              (130,728)
      (8,405)          (23,880)              (645)        (37,718)            (5,320)               (12,546)
    (378,685)          (39,165)           (11,392)       (152,883)          (311,249)              (143,542)
      (8,405)          (23,880)              (645)        (37,718)            (5,320)               (12,546)
        (965)              (49)                --            (224)            (5,350)                    --
 -----------       -----------          ---------      ----------         -----------             ---------
  (1,971,896)         (743,650)           (77,903)     (1,409,640)        (6,217,330)              (886,246)
 -----------       -----------          ---------      ----------         -----------             ---------
          --               867                 --              --                 --                     --
          --                --              1,926              --                 --                     --
 -----------       -----------          ---------     -----------        -----------             ----------
  (1,971,896)         (742,783)           (75,977)     (1,409,640)        (6,217,330)              (886,246)
 -----------       -----------          ---------     -----------        -----------             ----------
     554,508           750,696            290,483       1,877,340            310,362                 12,313
 -----------       -----------          ---------     -----------        -----------             ----------



  17,732,737         1,657,365           (314,306)      1,387,611         11,495,281              3,852,793


          --          (141,794)            69,509       3,687,980                 --                    (15)
 -----------       -----------          ---------     -----------        -----------             ----------


  17,732,737         1,515,571           (244,797)      5,075,591         11,495,281              3,852,778
 -----------       -----------          ---------     -----------        -----------             ----------


  (2,872,304)       19,151,919            734,346         349,781         66,881,864              1,249,516
          --                --                 --      (1,297,996)                --                     --
          --            94,496            (75,908)        237,012                 --                     --
 -----------       -----------          ---------      ----------         ----------              ---------



 (2,872,304)        19,246,415            658,438        (711,203)        66,881,864              1,249,516
 -----------       -----------          ---------      ----------         ----------              ---------



  14,860,433        20,761,986            413,641       4,364,388         78,377,145              5,102,294
 -----------       -----------          ---------     -----------        -----------             ----------
 $15,414,941       $21,512,682          $ 704,124     $ 6,241,728        $78,687,507             $5,114,607
 ===========       ===========          =========     ===========        ===========             ==========


                     See Notes to Financial Statements.                      199

ING PARTNERS, INC
STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2004

                                                                             ING SALOMON          ING SALOMON
                                                                         BROTHERS INVESTORS    BROTHERS LARGE CAP
                                                                           VALUE PORTFOLIO    GROWTH PORTFOLIO(1)
                                                                         ------------------   -------------------
INVESTMENT INCOME:
Dividends ............................................................       $1,725,637           $   322,328
Interest .............................................................           20,374                15,350
                                                                             ----------           -----------
                                                                              1,746,011               337,678
Foreign taxes withheld on dividends ..................................          (27,329)               (2,402)
Security lending income ..............................................            9,577                15,169
                                                                             ----------           -----------
      Total investment income ........................................        1,728,259               350,445
                                                                             ----------           -----------

INVESTMENT EXPENSES:
Investment Advisory fee ..............................................         (600,989)             (291,651)
Administrative services fees .........................................         (150,651)              (84,214)
Distribution plan fees--Class ADV ....................................          (19,760)              (99,357)
Shareholder service fees--Class S ....................................         (162,836)               (2,764)
Shareholder service fees--Class ADV ..................................          (19,760)              (99,357)
Miscellaneous fees ...................................................               --                   (40)
                                                                             ----------           -----------
      Total expenses .................................................         (953,996)             (577,383)
                                                                             ----------           -----------
Waived distribution fees .............................................               --                    --
                                                                             ----------           -----------
      Net expenses ...................................................         (953,996)             (577,383)
                                                                             ----------           -----------
Net investment income (loss) .........................................          774,263              (226,938)
                                                                             ----------           -----------

NET REALIZED AND UNREALIZED GAIN (LOSS):
Net realized gain (loss) on:
   Sales of investments ..............................................        3,164,756             6,250,008
   Foreign currency and forward foreign currency exchange contracts ..               (9)                   --
                                                                             ----------           -----------
   Net realized gain on investments, foreign currency and forward
      foreign currency exchange contracts ............................        3,164,747             6,250,008
                                                                             ----------           -----------

Net change in unrealized gain or (loss) on:
   Investments .......................................................        2,972,327            (3,299,831)
   Forward foreign currency exchange contracts .......................               --                    --
                                                                             ----------           -----------
   Net change in unrealized gain or (loss) on investments and
      forward foreign currency exchange contracts ....................        2,972,327            (3,299,831)
                                                                             ----------           -----------
Net realized and change in unrealized gain (loss) on investments
   and forward foreign currency exchange contracts ...................        6,137,074             2,950,177
                                                                             ----------           -----------
Net increase in net assets resulting from operations .................       $6,911,337           $ 2,723,239
                                                                             ==========           ===========

(1)  Formerly the ING Alger Capital Appreciation Portfolio.

(2)  Formerly the ING Alger Aggressive Growth Portfolio.

(3)  Formerly the ING MFS Research Equity Portfolio.

(4)  Formerly the ING UBS U.S. Allocation Portfolio.


200                    See Notes to Financial Statements

ING PARTNERS, INC.
STATEMENTS OF OPERATIONS (CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 2004

 ING T. ROWE PRICE       ING T. ROWE           ING UBS         ING VAN KAMPEN      ING VAN KAMPEN
DIVERSIFIED MID CAP     PRICE GROWTH        U.S. LARGE CAP        COMSTOCK           EQUITY AND
GROWTH PORTFOLIO(2)   EQUITY PORTFOLIO   EQUITY PORTFOLIO(3)      PORTFOLIO     INCOME PORTFOLIO(4)
-------------------   ----------------   -------------------   --------------   -------------------

    $   873,643         $11,877,941          $ 4,565,772        $ 5,787,660         $   892,621
         53,750             318,404              790,974            167,257             581,818
    -----------         -----------          -----------        -----------         -----------
        927,393          12,196,345            5,356,746          5,954,917           1,474,439
         (2,985)           (116,210)              (6,158)           (79,117)               (491)
         86,175              55,670               37,017             26,121               1,722
    -----------         -----------          -----------        -----------         -----------
      1,010,583          12,135,805            5,387,605          5,901,921           1,475,670
    -----------         -----------          -----------        -----------         -----------


     (1,493,794)         (5,140,231)          (1,823,652)        (1,543,833)           (401,197)
       (296,102)         (1,285,068)            (390,782)          (768,704)            (49,108)
       (215,571)           (173,481)                (106)           (25,162)             (2,451)
        (77,051)            (28,115)              (4,137)          (491,009)            (47,571)
       (215,571)           (173,481)                (106)           (25,162)             (2,451)
           (683)             (4,559)              (2,731)              (180)                 --
    -----------         -----------          -----------        -----------         -----------
     (2,298,772)         (6,804,935)          (2,221,514)        (2,854,050)           (502,778)
    -----------         -----------          -----------        -----------         -----------
            672                  --                   --                 --                  --
    -----------         -----------          -----------        -----------         -----------
     (2,298,100)         (6,804,935)          (2,221,514)        (2,854,050)           (502,778)
    -----------         -----------          -----------        -----------         -----------
     (1,287,517)          5,330,870            3,166,091          3,047,871             972,892
    -----------         -----------          -----------        -----------         -----------



     26,968,630          41,571,000           29,904,491         21,126,731           1,928,906
         11,519            (417,758)             (41,825)                --             (21,591)
    -----------         -----------          -----------        -----------         -----------

     26,980,149          41,153,242           29,862,666         21,126,731           1,907,315
    -----------         -----------          -----------        -----------         -----------


     (4,016,793)         34,579,622            3,164,759         21,244,254          11,488,066
             --               3,652                   --                 --                  --
    -----------         -----------          -----------        -----------         -----------

     (4,016,793)         34,583,274            3,164,759         21,244,254          11,488,066
    -----------         -----------          -----------        -----------         -----------

     22,963,356          75,736,516           33,027,425         42,370,985          13,395,381
    -----------         -----------          -----------        -----------         -----------
    $21,675,839         $81,067,386          $36,193,516        $45,418,856         $14,368,273
    ===========         ===========          ===========        ===========         ===========


                        See Notes to Financial Statements                    201

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                                      ING AMERICAN
                                                                                                                     CENTURY SELECT
                                                                         ING AELTUS ENHANCED   ING AELTUS ENHANCED    PORTFOLIO (2)
                                                                          INDEX PORTFOLIO(1)    INDEX PORTFOLIO(1)     YEAR ENDED
                                                                              YEAR ENDED            YEAR ENDED        DECEMBER 31,
                                                                         DECEMBER 31, 2004      DECEMBER 31, 2003         2004
                                                                         -------------------   -------------------   --------------
FROM OPERATIONS:
Net investment income (loss) .........................................       $   416,677           $   269,507        $   (202,910)
Net realized gain (loss) on investments, futures contracts, foreign
   currency and forward foreign currency exchange contracts ..........         1,119,788              (684,002)          9,509,329
Net change in unrealized gain or (loss) on investments and forward
   foreign currency exchange contracts ...............................         2,699,833             9,563,267          (2,714,442)
                                                                             -----------           -----------        -------------
Net increase in net assets resulting from operations .................         4,236,298             9,148,772           6,591,977
                                                                             -----------           -----------        -------------

DISTRIBUTIONS TO SHAREHOLDERS:
Class I:
   From net investment income ........................................           (30,448)               (4,622)                 --
   From net realized gains ...........................................                --                    --                  --
Class S:
   From net investment income ........................................          (221,996)             (223,717)                 --
   From net realized gains ...........................................                --                    --                  --
Class ADV:
   From net investment income ........................................           (14,333)              (23,612)                 --
   From net realized gains ...........................................                --                    --                  --
                                                                             -----------           -----------        ------------
   Decrease in net assets from distributions to shareholders .........          (266,777)             (251,951)                 --
                                                                             -----------           -----------        ------------

FUND SHARE TRANSACTIONS:
Class I:
   Proceeds from shares sold .........................................         3,664,370               579,431         206,472,495
   Net Asset Value of shares issued upon reinvestment of
      distributions ..................................................            30,448                 4,622                  --
   Payments for shares redeemed ......................................          (583,080)             (231,222)         (9,923,972)
Class S:
   Proceeds from shares sold .........................................         8,091,737             6,364,964          13,091,503
   Net Asset Value of shares issued upon reinvestment of
      distributions ..................................................           221,996               223,717                  --
   Payments for shares redeemed ......................................        (9,651,053)           (9,608,609)         (2,836,199)
Class ADV:
   Proceeds from shares sold .........................................           915,234             3,463,790           8,842,676
   Net Asset Value of shares issued upon reinvestment of
      distributions ..................................................            14,333                23,612                  --
   Payments for shares redeemed ......................................        (2,274,449)             (464,909)        (33,760,610)
                                                                             -----------           -----------        ------------
Net increase (decrease) in net assets from fund share transactions ...           429,536               355,396         181,885,893
                                                                             -----------           -----------        ------------
Net change in net assets .............................................         4,399,057             9,252,217         188,477,870

NET ASSETS:
Beginning of year ....................................................        42,929,725            33,677,508          57,592,739
                                                                             -----------           -----------        ------------
End of year ..........................................................       $47,328,782           $42,929,725        $246,070,609
                                                                             ===========           ===========        ============
End of period net assets includes undistributed net investment
   income (loss) .....................................................       $   414,732           $   267,341        $    180,938
                                                                             ===========           ===========        ============

(1)  Formerly the ING DSI Enhanced Index Portfolio.

(2)  Formerly the ING Alger Growth Portfolio.


202                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                                                     ING BARON SMALL CAP
ING AMERICAN CENTURY      ING AMERICAN CENTURY        ING AMERICAN CENTURY     ING BARON SMALL CAP     GROWTH PORTFOLIO
 SELECT PORTFOLIO(2)   SMALL CAP VALUE PORTFOLIO   SMALL CAP VALUE PORTFOLIO     GROWTH PORTFOLIO    FOR THE PERIOD FROM
     YEAR ENDED                YEAR ENDED                  YEAR ENDED             YEAR ENDED           MAY 1, 2002 TO
  DECEMBER 31, 2003        DECEMBER 31, 2004           DECEMBER 31, 2003        DECEMBER 31, 2004     DECEMBER 31, 2003
--------------------   -------------------------   -------------------------   -------------------   -------------------

    $   (340,151)             $    70,477                 $    36,457             $   (915,140)         $   (365,257)

       5,306,971                5,269,264                   1,132,796               (3,243,640)             (377,080)

       9,852,256                4,289,625                   3,249,022               31,610,332            10,499,971
    ------------              -----------                 -----------             ------------          ------------
      14,819,076                9,629,366                   4,418,275               27,451,552             9,757,634
    ------------              -----------                 -----------             ------------          ------------



              --                  (53,804)                    (21,634)                      --                    --
              --               (1,720,743)                   (193,168)                      --                    --

              --                   (9,978)                    (13,268)                      --                    --
              --               (2,337,402)                   (306,568)                      --                    --

              --                       --                        (407)                      --                    --
              --                 (327,424)                    (70,709)                      --                    --
    ------------              -----------                 -----------             ------------          ------------
              --               (4,449,351)                   (605,754)                      --                    --
    ------------              -----------                 -----------             ------------          ------------



         521,841               18,900,807                   7,988,182               17,318,049            14,015,831

              --                1,774,547                     214,802                       --                    --
         (33,314)              (1,969,616)                 (1,775,244)              (3,304,000)           (5,869,458)

       3,492,579               26,715,877                   6,498,335               60,740,062            39,333,912

              --                2,347,380                     319,836                       --                    --
      (1,328,376)              (6,602,869)                 (3,259,875)             (10,169,278)          (10,176,363)

       8,576,872                3,934,669                   1,883,099               12,983,296             1,483,097

              --                  327,424                      71,116                       --                    --
     (14,392,359)              (2,307,273)                   (347,154)              (2,519,732)             (503,003)
    ------------              -----------                 -----------             ------------          ------------
      (3,162,757)              43,120,946                  11,593,097               75,048,397            38,284,016
    ------------              -----------                 -----------             ------------          ------------
      11,656,319               48,300,961                  15,405,618              102,499,949            48,041,650


      45,936,420               23,213,782                   7,808,164               58,671,799            10,630,149
    ------------              -----------                 -----------             ------------          ------------
    $ 57,592,739              $71,514,743                 $23,213,782             $161,171,748          $ 58,671,799
    ============              ===========                 ===========             ============          ============

              --              $     2,506                 $     2,468             $         --          $         --
    ============              ===========                 ===========             ============          ============


                       See Notes to Financial Statements.                    203

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                   ING AELTUS ENHANCED   ING AELTUS ENHANCED   ING AMERICAN CENTURY
                                                                    INDEX PORTFOLIO(1)   INDEX PORTFOLIO(1)     SELECT PORTFOLIO(2)
                                                                        YEAR ENDED           YEAR ENDED              YEAR ENDED
                                                                    DECEMBER 31, 2004     DECEMBER 31, 2003      DECEMBER 31, 2004
                                                                   -------------------   -------------------   ---------------------
SHARE TRANSACTIONS:

Class I:
   Number of shares sold .......................................          451,577                84,595             22,620,173
   Number of shares issued upon reinvestment of distributions ..            3,914                   651                     --
   Number of shares redeemed ...................................          (72,429)              (35,244)            (1,071,859)
                                                                       ----------            ----------             ----------
Net increase ...................................................          383,062                50,002             21,548,314
                                                                       ==========            ==========             ==========
Class S:
   Number of shares sold .......................................        1,001,814               921,337              1,451,458
   Number of shares issued upon reinvestment of distributions ..           28,534                31,509                     --
   Number of shares redeemed ...................................       (1,198,761)           (1,382,465)              (321,500)
                                                                       ----------            ----------             ----------
Net increase (decrease) ........................................         (168,413)             (429,619)             1,129,958
                                                                       ==========            ==========             ==========
Class ADV:
   Number of shares sold .......................................          113,866               490,310                991,938
   Number of shares issued upon reinvestment of distributions ..            1,857                 3,349                     --
   Number of shares redeemed ...................................         (286,485)              (67,690)            (3,826,255)
                                                                       ----------            ----------             ----------
Net increase (decrease) ........................................         (170,762)              425,969             (2,834,317)
                                                                       ==========            ==========             ==========

(1)  Formerly the ING DSI Enhanced Index Portfolio.

(2)  Formerly the ING Alger Growth Portfolio.


204                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                                                     ING BARON SMALL CAP
ING AMERICAN CENTURY      ING AMERICAN CENTURY        ING AMERICAN CENTURY     ING BARON SMALL CAP     GROWTH PORTFOLIO
 SELECT PORTFOLIO(2)   SMALL CAP VALUE PORTFOLIO   SMALL CAP VALUE PORTFOLIO     GROWTH PORTFOLIO    FOR THE PERIOD FROM
      YEAR ENDED               YEAR ENDED                  YEAR ENDED               YEAR ENDED          MAY 1, 2002 TO
  DECEMBER 31, 2003        DECEMBER 31, 2004           DECEMBER 31, 2003        DECEMBER 31, 2004     DECEMBER 31, 2003
--------------------   -------------------------   -------------------------   -------------------   -------------------



         72,751                1,602,807                    814,235                 1,337,197             1,401,726
             --                  146,081                     19,764                        --                    --
         (4,133)                (170,244)                  (172,584)                 (244,633)             (585,937)
     ----------                ---------                   --------                 ---------             ---------
         68,618                1,578,644                    661,415                 1,092,564               815,789
     ==========                =========                   ========                 =========             =========

        450,003                2,323,856                    687,664                 4,649,190             3,872,498
             --                  194,144                     29,457                        --                    --
       (173,798)                (571,631)                  (343,628)                 (801,347)             (981,398)
     ----------                ---------                   --------                 ---------             ---------
        276,205                1,946,369                    373,493                 3,847,843             2,891,100
     ==========                =========                   ========                 =========             =========

      1,154,952                  346,623                    197,633                 1,011,904               147,384
             --                   27,280                      6,580                        --                    --
     (1,943,745)                (205,307)                   (38,987)                 (199,682)              (51,710)
     ----------                ---------                   --------                 ---------             ---------
       (788,793)                 168,596                    165,226                   812,222                95,674
     ==========                =========                   ========                 =========             =========


                       See Notes to Financial Statements.       205

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                              ING GOLDMAN SACHS(R)
                                                                            CAPITAL GROWTH PORTFOLIO
                                                                                   YEAR ENDED
                                                                                DECEMBER 31, 2004
                                                                            ------------------------
FROM OPERATIONS:
Net investment income ...................................................         $    251,129
Net realized gain (loss) on investments .................................           (2,116,669)
Net change in unrealized gain or (loss) on investments ..................            9,678,762
                                                                                  ------------
Net increase in net assets resulting from operations ....................            7,813,222
                                                                                  ------------

DISTRIBUTIONS TO SHAREHOLDERS:
Class I:
   From net investment income ...........................................               (5,353)
   From net realized gains ..............................................                   --
Class S:
   From net investment income ...........................................              (38,908)
   From net realized gains ..............................................                   --
Class ADV:
   From net investment income ...........................................                   --
   From net realized gains ..............................................                   --
                                                                                  ------------
   Decrease in net assets from distributions to shareholders ............              (44,261)
                                                                                  ------------

FUND SHARE TRANSACTIONS:
Class I:
   Proceeds from shares sold ............................................              818,914
   Net Asset Value of shares issued upon reinvestment of distributions ..                5,353
   Payments for shares redeemed .........................................             (400,434)
Class S:
   Proceeds from shares sold ............................................            6,851,055
   Net Asset Value of shares issued upon reinvestment of distributions ..               38,908
   Payments for shares redeemed .........................................          (16,711,121)
Class ADV:
   Proceeds from shares sold ............................................              897,368
   Net Asset Value of shares issued upon reinvestment of distributions ..                   --
   Payments for shares redeemed .........................................             (550,962)
                                                                                  ------------
Net increase (decrease) in net assets from fund share transactions ......           (9,050,919)
                                                                                  ------------
Net change in net assets ................................................           (1,281,958)

NET ASSETS:
Beginning of year .......................................................           96,513,711
                                                                                  ------------
End of year .............................................................         $ 95,231,753
                                                                                  ============
End of period net assets includes undistributed net investment income ...         $    246,661
                                                                                  ============


206                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

  ING GOLDMAN SACHS(R)      ING GOLDMAN SACHS(R)    ING GOLDMAN SACHS(R)    ING JPMORGAN FLEMING      ING JPMORGAN FLEMING
CAPITAL GROWTH PORTFOLIO   CORE EQUITY PORTFOLIO   CORE EQUITY PORTFOLIO   INTERNATIONAL PORTFOLIO   INTERNATIONAL PORTFOLIO
       YEAR ENDED                YEAR ENDED              YEAR ENDED               YEAR ENDED                YEAR ENDED
    DECEMBER 31, 2003        DECEMBER 31, 2004       DECEMBER 31, 2003        DECEMBER 31, 2004         DECEMBER 31, 2003
------------------------   ---------------------   ---------------------   -----------------------   -----------------------

      $     44,260             $    907,307            $    317,175             $  5,600,715             $     4,529,142
        (4,085,790)              11,223,685               3,975,785                9,822,077                   1,421,616
        22,934,667                  566,328              10,974,484               68,725,679                  81,589,701
      ------------             ------------            ------------             ------------             ---------------
        18,893,137               12,697,320              15,267,444               84,148,471                  87,540,459
      ------------             ------------            ------------             ------------             ---------------



                --                       (6)                     --               (3,834,376)                 (3,127,416)
                --                      (56)                     --                       --                          --

                --                 (317,101)                     --                 (965,386)                     (2,069)
                --               (4,264,459)                     --                       --                          --

                --                      (68)                     --                  (16,919)                     (5,780)
                --                     (657)                     --                       --                          --
      ------------             ------------            ------------             ------------             ---------------
                --               (4,582,347)                     --               (4,816,681)                 (3,135,265)
      ------------             ------------            ------------             ------------             ---------------



           949,698                       --                     994               52,846,466               1,373,179,267
                --                       62                      --                3,834,376                   3,127,416
           (75,908)                      --                      --              (77,960,663)             (1,403,295,609)

         7,778,568               19,848,494              91,344,192              216,596,515                  11,326,040
                --                4,581,560                      --                  965,386                       2,069
       (13,524,742)             (16,031,736)            (10,114,492)             (45,930,044)                 (4,015,069)

           776,107                  104,850                     994                2,046,678                   1,006,753
                --                      725                      --                   16,919                       5,780
          (604,035)                  (5,994)                     --               (1,346,015)                   (514,022)
      ------------             ------------            ------------             ------------             ---------------
        (4,700,312)               8,497,961              81,231,688              151,069,618                 (19,177,375)
      ------------             ------------            ------------             ------------             ---------------
        14,192,825               16,612,934              96,499,132              230,401,408                  65,227,819


        82,320,886               96,499,132                      --              347,784,653                 282,556,834
      ------------             ------------            ------------             ------------             ---------------
      $ 96,513,711             $113,112,066            $ 96,499,132             $578,186,061             $   347,784,653
      ============             ============            ============             ============             ===============
      $     44,260             $    899,904            $    317,175             $  5,139,495             $     4,344,662
      ============             ============            ============             ============             ===============


                       See Notes to Financial Statements.                    207

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                  ING GOLDMAN SACHS(R)
                                                                CAPITAL GROWTH PORTFOLIO
                                                                       YEAR ENDED
                                                                    DECEMBER 31, 2004
                                                                ------------------------
SHARE TRANSACTIONS:

Class I:
   Number of shares sold .......................................          76,985
   Number of shares issued upon reinvestment of distributions ..             526
   Number of shares redeemed ...................................         (38,108)
                                                                       ---------
Net increase (decrease) ........................................          39,403
                                                                       =========
Class S:
   Number of shares sold .......................................         650,799
   Number of shares issued upon reinvestment of distributions ..           3,841
   Number of shares redeemed ...................................      (1,589,477)
                                                                      ----------
Net increase (decrease) ........................................        (934,837)
                                                                      ==========
Class ADV:
   Number of shares sold .......................................          84,873
   Number of shares issued upon reinvestment of distributions ..              --
   Number of shares redeemed ...................................         (52,372)
                                                                      ----------
Net increase ...................................................          32,501
                                                                      ==========


208                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

  ING GOLDMAN SACHS(R)      ING GOLDMAN SACHS(R)    ING GOLDMAN SACHS(R)     ING JPMORGAN FLEMING      ING JPMORGAN FLEMING
CAPITAL GROWTH PORTFOLIO   CORE EQUITY PORTFOLIO   CORE EQUITY PORTFOLIO   INTERNATIONAL PORTFOLIO   INTERNATIONAL PORTFOLIO
       YEAR ENDED                YEAR ENDED              YEAR ENDED               YEAR ENDED                YEAR ENDED
    DECEMBER 31, 2003        DECEMBER 31, 2004       DECEMBER 31, 2003        DECEMBER 31, 2004         DECEMBER 31, 2003
------------------------   ---------------------   ---------------------   -----------------------   -----------------------



          103,685                       --                     100                 4,828,032               165,999,304
               --                        5                      --                   367,982                   339,567
           (8,037)                      --                      --                (7,107,002)             (168,558,403)
       ----------               ----------               ---------                ----------              ------------
           95,648                        5                     100                (1,910,988)               (2,219,532)
       ==========               ==========               =========                ==========              ============

          849,752                1,570,839               8,675,121                19,751,827                 1,195,568
               --                  387,939                      --                    93,004                       225
       (1,468,063)              (1,269,272)               (920,390)               (4,140,652)                 (428,833)
       ----------               ----------               ---------                ----------              ------------
         (618,311)                 689,506               7,754,731                15,704,179                   766,960
       ==========               ==========               =========                ==========              ============

           88,214                    8,416                     100                   191,469                   111,887
               --                       62                      --                     1,638                       631
          (67,376)                    (472)                     --                  (124,331)                  (58,298)
       ----------               ----------               ---------                ----------              ------------
           20,838                    8,006                     100                    68,776                    54,220
       ==========               ==========               =========                ==========              ============


                       See Notes to Financial Statements.                    209

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                                                     ING MFS         ING MFS
                                                                   ING JPMORGAN    ING JPMORGAN      CAPITAL         CAPITAL
                                                                  MID CAP VALUE   MID CAP VALUE   OPPORTUNITIES   OPPORTUNITIES
                                                                    PORTFOLIO       PORTFOLIO       PORTFOLIO       PORTFOLIO
                                                                    YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                       2004            2003            2004            2003
                                                                  -------------   -------------   -------------   -------------
FROM OPERATIONS:
Net investment income .........................................   $    232,441     $   112,361    $  2,024,912    $  1,044,262
Net realized gain (loss) on investments, futures contracts
   options, foreign currency and forward foreign currency
   exchange contracts .........................................      4,594,684         466,670      30,511,144      11,746,349
Net change in unrealized gain or (loss) on investments, options
   and forward foreign currency exchange contracts ............      9,418,762       3,843,123      (4,586,292)     43,242,370
                                                                  ------------     -----------    ------------    ------------
Net increase in net assets resulting from operations ..........     14,245,887       4,422,154      27,949,764      56,032,981
                                                                  ------------     -----------    ------------    ------------

DISTRIBUTIONS TO SHAREHOLDERS:
Class I:
   From net investment income .................................       (146,244)        (67,151)     (1,043,438)       (449,694)
   From net realized gains ....................................     (1,604,710)       (112,659)             --              --
Class S:
   From net investment income .................................        (90,240)        (43,820)         (1,317)           (463)
   From net realized gains ....................................     (1,866,604)       (111,287)             --              --
Class ADV:
   From net investment income .................................             --          (1,665)           (939)           (105)
   From net realized gains ....................................       (143,820)         (9,221)             --              --
                                                                  ------------     -----------    ------------    ------------
   Decrease in net assets from distributions to
      shareholders ............................................     (3,851,618)       (345,803)     (1,045,694)       (450,262)
                                                                  ------------     -----------    ------------    ------------
FUND SHARE TRANSACTIONS:
Class I:
   Proceeds from shares sold ..................................     37,085,709      16,344,995       4,761,822      34,380,926
   Net Asset Value of shares issued upon reinvestment of
      distributions ...........................................      1,750,954         179,810       1,043,438         449,694
   Payments for shares redeemed ...............................     (5,061,165)     (2,298,299)    (45,580,002)    (55,631,601)
Class S:
   Proceeds from shares sold ..................................     45,498,414      10,748,414          64,766         265,996
   Net Asset Value of shares issued upon reinvestment of
      distributions ...........................................      1,956,844         155,107           1,317             463
   Payments for shares redeemed ...............................     (4,622,553)     (2,950,921)        (57,772)         (9,627)
Class ADV:
   Proceeds from shares sold ..................................      3,641,546       1,046,218         278,223         100,847
   Net Asset Value of shares issued upon reinvestment of
      distributions ...........................................        143,820          10,886             939             105
   Payments for shares redeemed ...............................       (612,383)       (239,842)       (188,943)        (22,379)
                                                                  ------------     -----------    ------------    ------------
Net increase (decrease) in net assets from fund share
   transactions ...............................................     79,781,186      22,996,368     (39,676,212)    (20,465,576)
                                                                  ------------     -----------    ------------    ------------
Net change in net assets ......................................     90,175,455      27,072,719     (12,772,142)     35,117,143

NET ASSETS:
Beginning of year .............................................     34,387,680       7,314,961     248,091,094     212,973,951
                                                                  ------------     -----------    ------------    ------------
End of year ...................................................   $124,563,135     $34,387,680    $235,318,952    $248,091,094
                                                                  ============     ===========    ============    ============
End of period net assets includes undistributed net investment
   income (loss) ..............................................   $         --     $        --    $  1,678,490    $  1,045,689
                                                                  ============     ===========    ============    ============

(1)  Formerly the ING MFS Global Growth Portfolio.


210                       See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)



                                                                                            ING OPPENHEIMER
ING OPCAP BALANCED   ING OPCAP BALANCED     ING OPPENHEIMER       ING OPPENHEIMER     STRATEGIC INCOME PORTFOLIO
  VALUE PORTFOLIO      VALUE PORTFOLIO    GLOBAL PORTFOLIO(1)   GLOBAL PORTFOLIO(1)       FOR THE PERIOD FROM
    YEAR ENDED           YEAR ENDED            YEAR ENDED            YEAR ENDED           NOVEMBER 8, 2004 TO
 DECEMBER 31, 2004    DECEMBER 31, 2003    DECEMBER 31, 2004     DECEMBER 31, 2003         DECEMBER 31, 2004
------------------   ------------------   -------------------   -------------------   --------------------------
   $    554,508         $  1,179,523         $    750,696          $     20,309              $    290,483


     17,732,737            9,247,398            1,515,571             1,147,606                  (244,797)

     (2,872,304)          21,305,385           19,246,415             2,250,563                   658,438
   ------------         ------------         ------------          ------------              ------------
     15,414,941           31,732,306           21,512,682             3,418,478                   704,124
   ------------         ------------         ------------          ------------              ------------



        (34,098)             (16,198)            (366,693)                 (114)                 (194,710)
             --                   --             (778,632)                   --                        --
     (1,427,497)          (2,624,278)              (3,190)                   --                  (103,399)
             --                   --             (166,005)                   --                        --
        (28,287)             (51,076)              (9,068)                   --                    (5,702)
             --                   --             (127,791)                   --                        --
   ------------         ------------         ------------          ------------              ------------

     (1,489,882)          (2,691,552)          (1,451,379)                 (114)                 (303,811)
   ------------         ------------         ------------          ------------              ------------



      3,117,586            1,354,423          838,298,498            10,466,108               108,109,338

         34,098               16,198            1,145,325                   114                   185,260
       (407,429)            (647,812)         (12,286,322)          (10,214,655)               (5,263,620)

     26,896,461           23,428,877            6,266,786             3,826,884                70,019,685

      1,427,497            2,624,278              169,195                    --                   103,399
    (22,131,191)         (16,506,272)          (3,777,493)           (1,181,028)               (9,427,990)

      1,366,933              781,378          127,035,834               294,262                 4,056,541

         28,287               51,076              136,859                    --                     5,702
       (569,012)            (431,113)          (2,574,531)             (306,797)                 (414,468)
   ------------         ------------         ------------          ------------              ------------

      9,763,230           10,671,033          954,414,151             2,884,888               167,373,847
   ------------         ------------         ------------          ------------              ------------
     23,688,289           39,711,787          974,475,454             6,303,252               167,774,160


    144,283,341          104,571,554           15,573,443             9,270,191                        --
   ------------         ------------         ------------          ------------              ------------
   $167,971,630         $144,283,341         $990,048,897          $ 15,573,443              $167,774,160
   ============         ============         ============          ============              ============

   $    554,504         $  1,489,878         $    (99,311)         $    (19,227)             $     52,423
   ============         ============         ============          ============              ============


                       See Notes to Financial Statements.                    211

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                     ING JPMORGAN        ING JPMORGAN      ING MFS CAPITAL     ING MFS CAPITAL
                                                    MID CAP VALUE       MID CAP VALUE       OPPORTUNITIES       OPPORTUNITIES
                                                      PORTFOLIO           PORTFOLIO           PORTFOLIO           PORTFOLIO
                                                      YEAR ENDED          YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                  DECEMBER 31, 2004   DECEMBER 31, 2003   DECEMBER 31, 2004   DECEMBER 31, 2003
                                                  -----------------   -----------------   -----------------   -----------------
SHARE TRANSACTIONS:
Class I:
   Number of shares sold ......................       2,824,865           1,491,708             189,115           1,650,858
   Number of shares issued upon reinvestment of
      distributions ...........................         126,196              15,072              44,008              20,376
   Number of shares redeemed ..................        (389,997)           (211,252)         (1,834,165)         (2,683,448)
                                                      ---------           ---------          ----------          ----------
Net increase (decrease) .......................       2,561,064           1,295,528          (1,601,042)         (1,012,214)
                                                      =========           =========          ==========          ==========
Class S:
   Number of shares sold ......................       3,464,084             997,050               2,607              12,429
   Number of shares issued upon reinvestment of
      distributions ...........................         141,376              13,012                  56                  21
   Number of shares redeemed ..................        (344,727)           (286,132)             (2,413)               (447)
                                                      ---------           ---------          ----------          ----------
Net increase ..................................       3,260,733             723,930                 250              12,003
                                                      =========           =========          ==========          ==========
Class ADV:
   Number of shares sold ......................         283,469             100,144              10,994               4,785
   Number of shares issued upon reinvestment of
      distributions ...........................          10,444                 916                  40                   5
   Number of shares redeemed ..................         (48,150)            (22,812)             (7,702)             (1,026)
                                                      ---------           ---------          ----------          ----------
Net increase (decrease) .......................         245,763              78,248               3,332               3,764
                                                      =========           =========          ==========          ==========

(1)  Formerly the ING MFS Global Growth Portfolio.


212                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                                                            ING OPPENHEIMER
ING OPCAP BALANCED   ING OPCAP BALANCED     ING OPPENHEIMER       ING OPPENHEIMER     STRATEGIC INCOME PORTFOLIO
  VALUE PORTFOLIO      VALUE PORTFOLIO    GLOBAL PORTFOLIO(1)   GLOBAL PORTFOLIO(1)       FOR THE PERIOD FROM
    YEAR ENDED           YEAR ENDED            YEAR ENDED            YEAR ENDED           NOVEMBER 5, 2004 TO
 DECEMBER 31, 2004    DECEMBER 31, 2003    DECEMBER 31, 2004     DECEMBER 31, 2003         DECEMBER 31, 2004
------------------   ------------------   -------------------   -------------------   --------------------------


       243,128              120,486            66,743,847            1,123,577                10,708,088

         2,739                1,446                89,713                   10                    18,306
       (31,902)             (55,903)             (967,702)          (1,096,277)                 (520,747)
    ----------           ----------            ----------           ----------                ----------
       213,965               66,029            65,865,858               27,310                10,205,647
    ==========           ==========            ==========           ==========                ==========

     2,113,164            2,081,006               541,553              401,897                 6,939,750

       114,935              234,520                15,688                   --                    10,227
    (1,738,538)          (1,532,003)             (327,715)            (124,984)                 (932,666)
    ----------           ----------            ----------           ----------                ----------
       489,561              783,523               229,526              276,913                 6,017,311
    ==========           ==========            ==========           ==========                ==========

       107,448               71,550            10,333,622               32,219                   402,039

         2,294                4,593                11,097                   --                       564
       (45,271)             (40,593)             (210,710)             (33,900)                  (41,056)
    ----------           ----------            ----------           ----------                ----------
        64,471               35,550            10,134,009               (1,681)                  361,547
    ==========           ==========            ==========           ==========                ==========


                       See Notes to Financial Statements.                    213

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                ING PIMCO
                                                          TOTAL RETURN PORTFOLIO
                                                               YEAR ENDED
                                                             DECEMBER 31, 2004
                                                          ----------------------
FROM OPERATIONS:
Net investment income (loss) ..........................        $  1,877,340
Net realized gain (loss) on investments, foreign
   currency and forward foreign currency exchange
   contracts ..........................................           5,075,591
Net change in unrealized gain or (loss) on investments
   and forward foreign currency exchange contracts ....            (711,203)
                                                               ------------
Net increase in net assets resulting from operations ..           6,241,728
                                                               ------------

DISTRIBUTIONS TO SHAREHOLDERS:
Class I:
   From net investment income .........................                  --
   From net realized gains ............................            (669,551)
Class S:
   From net investment income .........................                  --
   From net realized gains ............................            (597,319)
Class ADV:
   From net investment income .........................                  --
   From net realized gains ............................            (138,031)
                                                               ------------
   Decrease in net assets from distributions to
      shareholders ....................................          (1,404,901)
                                                               ------------

FUND SHARE TRANSACTIONS:
Class I:
   Proceeds from shares sold ..........................          42,657,879
   Net Asset Value of shares issued upon reinvestment
      of distributions ................................             669,551
   Payments for shares redeemed .......................         (11,026,626)
Class S:
   Proceeds from shares sold ..........................          50,221,723
   Net Asset Value of shares issued upon reinvestment
      of distributions ................................             597,319
   Payments for shares redeemed .......................         (14,681,347)
Class ADV:
   Proceeds from shares sold ..........................          25,730,937
   Net Asset Value of shares issued upon reinvestment
      of distributions ................................             138,031
   Payments for shares redeemed .......................         (21,920,952)
                                                               ------------
Net increase in net assets from fund share transactions          72,386,515
                                                               ------------
Net change in net assets ..............................          77,223,342

NET ASSETS:
Beginning of year .....................................         104,549,551
                                                               ------------
End of year ...........................................        $181,772,893
                                                               ============
End of period net assets includes undistributed net
   investment income (loss) ...........................        $  3,791,391
                                                               ============


214                    See Notes to Financial Statements.

                         ING SALOMON BROTHERS   ING SALOMON BROTHERS   ING SALOMON BROTHERS   ING SALOMON BROTHERS
      ING PIMCO            AGGRESSIVE GROWTH      AGGRESSIVE GROWTH      FUNDAMENTAL VALUE      FUNDAMENTAL VALUE
TOTAL RETURN PORTFOLIO         PORTFOLIO              PORTFOLIO              PORTFOLIO              PORTFOLIO
     YEAR ENDED               YEAR ENDED             YEAR ENDED             YEAR ENDED             YEAR ENDED
   DECEMBER 31, 2003       DECEMBER 31, 2004      DECEMBER 31, 2003      DECEMBER 31, 2004      DECEMBER 31, 2003
----------------------   --------------------   --------------------   --------------------   --------------------

     $  1,677,871            $     310,362         $  (2,471,760)          $     12,313           $    (86,565)
        1,143,747               11,495,281            11,929,158              3,852,778             (5,740,642)
           93,477               66,881,864           161,224,238              1,249,516             21,332,957
     ------------            -------------         -------------           ------------           ------------
        2,915,095               78,687,507           170,681,636              5,114,607             15,505,750
     ------------            -------------         -------------           ------------           ------------



       (1,268,672)                      --                    --                     --                (24,293)
         (199,673)                      --                    --                     --                     --

       (1,357,064)                      --                    --                     --               (662,785)
         (282,271)                      --                    --                     --                     --

         (261,621)                      --                    --                     --                (47,624)
          (62,829)                      --                    --                     --                     --
     ------------            -------------         -------------           ------------           ------------

       (3,432,130)                      --                    --                     --               (734,702)
     ------------            -------------         -------------           ------------           ------------



       40,942,437               16,246,871           117,897,618              1,546,968              1,934,773
        1,468,344                       --                    --                     --                 24,293
       (6,083,500)            (103,994,271)         (129,470,504)              (586,779)              (210,617)

       45,838,275              334,650,664            16,102,249             10,993,620             40,697,718
        1,639,335                       --                    --                     --                662,785
      (22,390,542)             (18,143,172)           (2,893,928)           (15,468,573)           (33,717,369)

        8,285,450                2,354,764               526,561              7,712,445              2,247,974
          324,450                       --                    --                     --                 47,624
       (3,050,425)                (422,516)             (228,491)            (1,223,274)              (329,318)
     ------------            -------------         -------------           ------------           ------------
       66,973,824              230,692,340             1,933,505              2,974,407             11,357,863
     ------------            -------------         -------------           ------------           ------------
       66,456,789              309,379,847           172,615,141              8,089,014             26,128,911


       38,092,762              625,575,798           452,960,657             61,559,267             35,430,356
     ------------            -------------         -------------           ------------           ------------
     $104,549,551            $ 934,955,645         $ 625,575,798           $ 69,648,281           $ 61,559,267
     ============            =============         =============           ============           ============
     $ (1,120,151)           $          --         $          --           $     12,298           $         --
     ============            =============         =============           ============           ============


                     See Notes to Financial Statements.                      215

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                           ING PIMCO
                                                                    TOTAL RETURN PORTFOLIO
                                                                          YEAR ENDED
                                                                       DECEMBER 31, 2004
                                                                    ----------------------
SHARE TRANSACTIONS:
Class I:
   Number of shares sold ........................................          3,947,212
   Number of shares issued upon reinvestment of distributions ...             61,996
   Number of shares redeemed ....................................         (1,015,254)
                                                                          ----------
Net increase (decrease) .........................................          2,993,954
                                                                          ==========

Class S:
   Number of shares sold ........................................          4,646,455
   Number of shares issued upon reinvestment of distributions ...             55,461
   Number of shares redeemed ....................................         (1,367,170)
                                                                          ----------
Net increase (decrease) .........................................          3,334,746
                                                                          ==========

Class ADV:
   Number of shares sold ........................................          2,392,874
   Number of shares issued upon reinvestment of distributions ...             12,864
   Number of shares redeemed ....................................         (2,028,008)
                                                                          ----------
Net increase ....................................................            377,730
                                                                          ==========


216                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                         ING SALOMON BROTHERS   ING SALOMON BROTHERS   ING SALOMON BROTHERS   ING SALOMON BROTHERS
       ING PIMCO           AGGRESSIVE GROWTH      AGGRESSIVE GROWTH      FUNDAMENTAL VALUE      FUNDAMENTAL VALUE
TOTAL RETURN PORTFOLIO         PORTFOLIO              PORTFOLIO              PORTFOLIO              PORTFOLIO
      YEAR ENDED              YEAR ENDED             YEAR ENDED             YEAR ENDED             YEAR ENDED
   DECEMBER 31, 2003       DECEMBER 31, 2004      DECEMBER 31, 2003      DECEMBER 31, 2004      DECEMBER 31, 2003
----------------------   --------------------   --------------------   --------------------   --------------------
       3,806,901                 427,898              3,738,285                90,373                 133,660
         138,352                      --                     --                    --                   1,658
        (563,643)             (2,782,866)            (4,137,692)              (34,621)                (14,170)
      ----------              ----------             ----------              --------              ----------
       3,381,610              (2,354,968)              (399,407)               55,752                 121,148
      ==========              ==========             ==========              ========              ==========


       4,258,232               9,075,422                469,863               641,823               2,808,024
         154,634                      --                     --                    --                  45,334
      (2,070,435)               (487,121)               (84,488)             (906,728)             (2,377,209)
      ----------              ----------             ----------              --------              ----------
       2,342,431               8,588,301                385,375              (264,905)                476,149
      ==========              ==========             ==========              ========              ==========


         770,600                  64,521                 16,596               444,017                 175,777
          30,666                      --                     --                    --                   3,278
        (283,412)                (11,436)                (7,114)              (72,248)                (23,601)
      ----------              ----------             ----------              --------              ----------
         517,854                  53,085                  9,482               371,769                 155,454
      ==========              ==========             ==========              ========              ==========


                       See Notes to Financial Statements.                    217

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                      ING SALOMON BROTHERS   ING SALOMON BROTHERS   ING SALOMON BROTHERS
                                                         INVESTORS VALUE        INVESTORS VALUE       LARGE CAP GROWTH
                                                            PORTFOLIO               PORTFOLIO           PORTFOLIO(1)
                                                           YEAR ENDED              YEAR ENDED            YEAR ENDED
                                                        DECEMBER 31, 2004      DECEMBER 31, 2003      DECEMBER 31, 2004
                                                      --------------------   --------------------   --------------------
FROM OPERATIONS:
Net investment income (loss) ......................       $    774,263           $   575,064           $   (226,938)
Net realized gain (loss) on investments, foreign
   currency and forward foreign currency
   exchange contracts .............................          3,164,747              (384,815)             6,250,008
Net change in unrealized gain or (loss) on
   investments and forward foreign currency
   exchange contracts .............................          2,972,327            16,475,142             (3,299,831)
                                                          ------------           -----------           ------------
Net increase in net assets resulting from
   operations .....................................          6,911,337            16,665,391              2,723,239
                                                          ------------           -----------           ------------

DISTRIBUTIONS TO SHAREHOLDERS:
Class I:
   From net investment income .....................            (19,821)               (4,362)                    --
   From net realized gains ........................                 --                    --                    (56)
Class S:
   From net investment income .....................           (499,364)             (319,190)                    --
   From net realized gains ........................                 --                    --                    (56)
Class ADV:
   From net investment income .....................            (49,520)              (43,627)                    --
   From net realized gains ........................                 --                    --             (1,902,819)
                                                          ------------           -----------           ------------
   Decrease in net assets from distributions
      to shareholders .............................           (568,705)             (367,179)            (1,902,931)
                                                          ------------           -----------           ------------

FUND SHARE TRANSACTIONS:
Class I:
   Proceeds from shares sold ......................          1,996,782             1,037,759             18,423,562
   Net Asset Value of shares issued upon
      reinvestment of distributions ...............             19,821                 4,362                     56
   Payments for shares redeemed ...................           (337,852)             (117,646)              (301,960)
Class S:
   Proceeds from shares sold ......................         11,272,945            10,623,878             16,218,615
   Net Asset Value of shares issued upon
      reinvestment of distributions ...............            499,364               319,190                     56
   Payments for shares redeemed ...................        (14,513,641)           (8,309,162)              (502,726)
Class ADV:
   Proceeds from shares sold ......................          1,566,546             1,306,029              5,681,599
   Net Asset Value of shares issued upon
      reinvestment of distributions ...............             49,520                43,627              1,902,819
   Payments for shares redeemed ...................           (926,101)             (846,783)           (17,066,531)
                                                          ------------           -----------           ------------
Net increase (decrease) in net assets from
   fund share transactions ........................           (372,616)            4,061,254             24,355,490
                                                          ------------           -----------           ------------
Net change in net assets ..........................          5,970,016            20,359,466             25,175,798

NET ASSETS:
   Beginning of year ..............................         71,936,788            51,577,322             42,936,962
                                                          ------------           -----------           ------------
   End of year ....................................       $ 77,906,804           $71,936,788           $ 68,112,760
                                                          ============           ===========           ============
   End of period net assets includes
      undistributed net investment income (loss) ..       $    773,682           $   571,175           $         --
                                                          ============           ===========           ============

(1)  Formerly the ING Alger Capital Appreciation Portfolio.

(2)  Formerly the ING Alger Aggressive Growth Portfolio.


218                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

ING SALOMON BROTHERS
  LARGE CAP GROWTH       ING T. ROWE PRICE     ING T. ROWE PRICE
    PORTFOLIO(1)        DIVERSIFIED MID CAP   DIVERSIFIED MID CAP      ING T. ROWE PRICE         ING T. ROWE PRICE
 FOR THE PERIOD FROM    GROWTH PORTFOLIO(2)   GROWTH PORTFOLIO(2)   GROWTH EQUITY PORTFOLIO   GROWTH EQUITY PORTFOLIO
   MAY 1, 2003 TO            YEAR ENDED            YEAR ENDED              YEAR ENDED                YEAR ENDED
  DECEMBER 31, 2003      DECEMBER 31, 2004     DECEMBER 31, 2003       DECEMBER 31, 2004         DECEMBER 31, 2003
--------------------   --------------------   -------------------   -----------------------   -----------------------

     $  (212,388)          $ (1,287,517)          $ (1,364,162)           $  5,330,870              $  1,470,559


       2,115,317             26,980,149             21,962,644              41,153,242                (7,268,044)


       5,665,408             (4,016,793)            23,751,322              34,583,274               160,446,928
     -----------           ------------           ------------            ------------              ------------

       7,568,337             21,675,839             44,349,804              81,067,386               154,649,443
     -----------           ------------           ------------            ------------              ------------



              --                     --                     --              (1,272,937)                 (847,372)
              --                     --                     --                      --                        --

              --                     --                     --                  (4,880)                   (7,316)
              --                     --                     --                      --                        --

              --                     --                     --                      --                   (57,056)
              --                     --                     --                      --                        --
     -----------           ------------           ------------            ------------              ------------

              --                     --                     --              (1,277,817)                 (911,744)
     -----------           ------------           ------------            ------------              ------------



           1,000            448,863,731             27,611,699             166,701,460               120,031,861

              --                     --                     --               1,272,937                   847,372
              --            (22,047,983)              (907,923)            (79,405,553)              (23,951,824)

           1,000             10,074,983             29,100,727              10,578,860                 5,939,735

              --                     --                     --                   4,880                     7,316
              --            (13,296,866)            (6,020,208)             (1,795,611)                 (586,366)

      41,188,026             21,486,234             20,886,635              21,300,542                41,935,518

              --                     --                     --                      --                    57,056
      (5,821,401)           (55,107,700)           (17,832,908)             (9,289,573)               (4,394,273)
     -----------           ------------           ------------            ------------              ------------

      35,368,625            389,972,399             52,838,022             109,367,942               139,886,395
     -----------           ------------           ------------            ------------              ------------
      42,936,962            411,648,238             97,187,826             189,157,511               293,624,094


              --            172,716,893             75,529,067             738,388,460               444,764,366
     -----------           ------------           ------------            ------------              ------------
     $42,936,962           $584,365,131           $172,716,893            $927,545,971              $738,388,460
     ===========           ============           ============            ============              ============

     $        --           $         --           $         --            $  4,708,299              $  1,275,809
     ===========           ============           ============            ============              ============


                       See Notes to Financial Statements.                    219

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                         ING SALOMON          ING SALOMON          ING SALOMON
                                                                     BROTHERS INVESTORS   BROTHERS INVESTORS    BROTHERS LARGE CAP
                                                                       VALUE PORTFOLIO      VALUE PORTFOLIO    GROWTH PORTFOLIO(1)
                                                                         YEAR ENDED           YEAR ENDED            YEAR ENDED
                                                                      DECEMBER 31, 2004    DECEMBER 31, 2003    DECEMBER 31, 2004
                                                                     ------------------   ------------------   -------------------
SHARE TRANSACTIONS:
Class I:
   Number of shares sold .........................................          148,751               89,409            1,538,270
   Number of shares issued upon reinvestment of distributions ....            1,552                  381                    5
   Number of shares redeemed .....................................          (25,062)             (10,600)             (24,999)
                                                                         ----------             --------           ----------
Net increase .....................................................          125,241               79,190            1,513,276
                                                                         ==========             ========           ==========
Class S:
   Number of shares sold .........................................          839,017              952,148            1,360,858
   Number of shares issued upon reinvestment of distributions ....           39,197               27,975                    5
   Number of shares redeemed .....................................       (1,094,339)            (748,553)             (41,825)
                                                                         ----------             --------           ----------
Net increase (decrease) ..........................................         (216,125)             231,570            1,319,038
                                                                         ==========             ========           ==========
Class ADV:
   Number of shares sold .........................................          117,723              121,632              469,837
   Number of shares issued upon reinvestment of distributions ....            3,915                3,847              182,963
   Number of shares redeemed .....................................          (70,895)             (82,788)          (1,460,940)
                                                                         ----------             --------           ----------
Net increase (decrease) ..........................................           50,743               42,691             (808,140)
                                                                         ==========             ========           ==========

(1) Formerly the ING Alger Capital Appreciation Portfolio.

(2) Formerly the ING Alger Aggressive Growth Portfolio.


220                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

    ING SALOMON
 BROTHERS LARGE CAP    ING T. ROWE PRICE     ING T. ROWE PRICE
GROWTH PORTFOLIO(1)   DIVERSIFIED MID CAP   DIVERSIFIED MID CAP     ING T. ROWE PRICE      ING T. ROWE PRICE
FOR THE PERIOD FROM   GROWTH PORTFOLIO(2)   GROWTH PORTFOLIO(2)       GROWTH EQUITY          GROWTH EQUITY
   MAY 1, 2003 TO          YEAR ENDED            YEAR ENDED       PORTFOLIO YEAR ENDED   PORTFOLIO YEAR ENDED
 DECEMBER 31, 2003     DECEMBER 31, 2004     DECEMBER 31, 2003      DECEMBER 31, 2004      DECEMBER 31, 2003
-------------------   -------------------   -------------------   --------------------   --------------------



          100             56,923,070             4,348,047              3,614,473             2,994,656
           --                     --                    --                 29,142                20,876
           --             (2,830,650)             (136,156)            (1,752,164)             (628,996)
    ---------             ----------            ----------             ----------             ---------
          100             54,092,420             4,211,891              1,891,451             2,386,536
    =========             ==========            ==========             ==========             =========


          100              1,310,554             4,842,955                233,199               152,771
           --                     --                    --                    112                   181
           --             (1,790,374)             (934,316)               (39,458)              (14,303)
    ---------             ----------            ----------             ----------             ---------
          100               (479,820)            3,908,639                193,853               138,649
    =========             ==========            ==========             ==========             =========


    4,072,223              2,826,239             3,421,229                468,928             1,054,548
           --                     --                    --                     --                 1,417
     (520,641)            (7,303,573)           (2,896,726)              (204,594)             (109,656)
    ---------             ----------            ----------             ----------             ---------
    3,551,582             (4,477,334)              524,503                264,334               946,309
    =========             ==========            ==========             ==========             =========


                       See Notes to Financial Statements.                    221

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                               ING UBS U.S. LARGE
                                                                            CAP EQUITY PORTFOLIO(3)
                                                                                   YEAR ENDED
                                                                               DECEMBER 31, 2004
                                                                            -----------------------
FROM OPERATIONS:
Net investment income ...................................................        $  3,166,091
Net realized gain (loss) on investments .................................          29,862,666
Net change in unrealized gain or (loss) on investments ..................           3,164,759
                                                                                 ------------
Net increase in net assets resulting from operations ....................          36,193,516
                                                                                 ------------

DISTRIBUTIONS TO SHAREHOLDERS:
Class I:
   From net investment income ...........................................          (2,047,360)
   From net realized gains ..............................................                  --
Class S:
   From net investment income ...........................................             (11,802)
   From net realized gains ..............................................                  --
Class ADV:
   From net investment income ...........................................                (173)
   From net realized gains ..............................................                  --
                                                                                 ------------
   Decrease in net assets from distributions to shareholders ............          (2,059,335)
                                                                                 ------------

FUND SHARE TRANSACTIONS:
Class I:
   Proceeds from shares sold ............................................           8,885,946
   Net Asset Value of shares issued upon reinvestment of distributions ..           2,047,360
   Payments for shares redeemed .........................................         (42,323,371)
Class S:
   Proceeds from shares sold ............................................           1,123,691
   Net Asset Value of shares issued upon reinvestment of distributions ..              11,802
   Payments for shares redeemed .........................................            (376,132)
Class ADV:
   Proceeds from shares sold ............................................             243,821
   Net Asset Value of shares issued upon reinvestment of distributions ..                 173
   Payments for shares redeemed .........................................            (240,331)
                                                                                 ------------
Net increase (decrease) in net assets from fund share transactions ......         (30,627,041)
                                                                                 ------------
Net change in net assets ................................................           3,507,140

NET ASSETS:
Beginning of year .......................................................         266,145,647
                                                                                 ------------
End of year .............................................................        $269,652,787
                                                                                 ============
End of period net assets includes undistributed net investment income ...        $  2,352,546
                                                                                 ============

(3)  Formerly the ING MFS Research Equity Portfolio.

(4)  Formerly the ING UBS U.S. Allocation Portfolio.


222                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                  ING VAN KAMPEN
   ING UBS U.S. LARGE       ING VAN KAMPEN      COMSTOCK PORTFOLIO           ING VAN KAMPEN                   ING VAN KAMPEN
CAP EQUITY PORTFOLIO(3)   COMSTOCK PORTFOLIO   FOR THE PERIOD FROM   EQUITY AND INCOME PORTFOLIO(4)   EQUITY AND INCOME PORTFOLIO(4)
       YEAR ENDED             YEAR ENDED          MAY 1, 2002 TO               YEAR ENDED                       YEAR ENDED
   DECEMBER 31, 2003       DECEMBER 31, 2004    DECEMBER 31, 2003           DECEMBER 31, 2004                DECEMBER 31, 2003
-----------------------   ------------------   -------------------   ------------------------------   ------------------------------

     $  2,083,623            $  3,047,871         $  1,038,937                $    972,892                     $    84,572
        7,918,301              21,126,731            4,504,384                   1,907,315                        (532,736)
       46,183,719              21,244,254           25,433,748                  11,488,066                       4,739,688
     ------------            ------------         ------------                ------------                     -----------
       56,185,643              45,418,856           30,977,069                  14,368,273                       4,291,524
     ------------            ------------         ------------                ------------                     -----------



       (1,489,081)                     --             (231,578)                    (22,124)                        (10,684)
               --                (258,350)            (534,864)                         --                              --

           (7,774)                     --             (780,234)                    (61,002)                        (34,991)
               --                (969,765)          (2,223,430)                         --                              --

             (121)                     --              (29,518)                       (258)                           (311)
               --                 (49,401)            (137,607)                         --                              --
     ------------            ------------         ------------                ------------                     -----------
       (1,496,976)             (1,277,516)          (3,937,231)                    (83,384)                        (45,986)
     ------------            ------------         ------------                ------------                     -----------



        8,400,798              33,558,478           29,355,364                 546,480,561                       1,283,287
        1,489,081                 258,350              766,442                      22,124                          10,684
      (44,976,234)             (5,431,315)          (5,026,881)                 (9,920,902)                       (291,541)

        1,423,991             151,378,954          107,780,489                  23,807,535                       3,407,569
            7,774                 969,765            3,003,664                      61,002                          34,991
         (207,460)             (7,789,976)          (5,323,153)                 (9,144,492)                     (3,103,901)

            1,817               7,212,274            4,025,746                   8,816,122                         105,551
              121                  49,401              167,125                         258                             311
          (10,685)             (4,862,568)            (894,503)                   (579,375)                        (28,923)
     ------------            ------------         ------------                ------------                     -----------
      (33,870,797)            175,343,363          133,854,293                 559,542,833                       1,418,028
     ------------            ------------         ------------                ------------                     -----------
       20,817,870             219,484,703          160,894,131                 573,827,722                       5,663,566


      245,327,777             181,189,942           20,295,811                  20,749,146                      15,085,580
     ------------            ------------         ------------                ------------                     -----------
     $266,145,647            $400,674,645         $181,189,942                $594,576,868                     $20,749,146
     ============            ============         ============                ============                     ===========
     $  2,059,305            $  3,024,328         $         --                $    937,536                     $    83,384
     ============            ============         ============                ============                     ===========


                       See Notes to Financial Statements.                    223

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)


                                                                       ING UBS U.S. LARGE
                                                                     CAP EQUITY PORTFOLIO(3)
                                                                           YEAR ENDED
                                                                        DECEMBER 31, 2004
                                                                     -----------------------
SHARE TRANSACTIONS:
Class I:
   Number of shares sold ........................................           1,132,421
   Number of shares issued upon reinvestment of distributions ...             272,255
   Number of shares redeemed ....................................          (5,385,859)
                                                                           ----------
Net increase (decrease) .........................................          (3,981,183)
                                                                           ==========
Class S:
   Number of shares sold ........................................             143,657
   Number of shares issued upon reinvestment of distributions ...               1,580
   Number of shares redeemed ....................................             (49,058)
                                                                           ----------
Net increase ....................................................              96,179
                                                                           ==========
Class ADV:
   Number of shares sold ........................................              29,545
   Number of shares issued upon reinvestment of distributions ...                  23
   Number of shares redeemed ....................................             (29,090)
                                                                           ----------
Net increase (decrease) .........................................                 478
                                                                           ==========

(3)  Formerly the ING MFS Research Equity Portfolio.

(4)  Formerly the ING UBS U.S. Allocation Portfolio.


224                    See Notes to Financial Statements.

ING PARTNERS, INC.
STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)

                                                  ING VAN KAMPEN
   ING UBS U.S. LARGE       ING VAN KAMPEN      COMSTOCK PORTFOLIO           ING VAN KAMPEN                   ING VAN KAMPEN
CAP EQUITY PORTFOLIO(3)   COMSTOCK PORTFOLIO   FOR THE PERIOD FROM   EQUITY AND INCOME PORTFOLIO(4)   EQUITY AND INCOME PORTFOLIO(4)
       YEAR ENDED             YEAR ENDED          MAY 1, 2002 TO               YEAR ENDED                       YEAR ENDED
   DECEMBER 31, 2003       DECEMBER 31, 2004    DECEMBER 31, 2003           DECEMBER 31, 2004                DECEMBER 31, 2003
-----------------------   ------------------   -------------------   ------------------------------   ------------------------------


       1,204,061               3,006,385            3,142,223                  16,685,648                          47,882
         218,982                  23,877               72,377                         731                             395
      (6,736,852)               (481,233)            (526,933)                   (302,461)                        (10,854)
      ----------              ----------           ----------                  ----------                        --------
      (5,313,809)              2,549,029            2,687,667                  16,383,918                          37,423
      ==========              ==========           ==========                  ==========                        ========

         208,184              13,321,253           11,921,910                     734,569                         129,797
           1,148                  89,876              284,181                       2,019                           1,296
         (30,125)               (702,510)            (575,621)                   (289,561)                       (118,012)
      ----------              ----------           ----------                  ----------                        --------
         179,207              12,708,619           11,630,470                     447,027                          13,081
      ==========              ==========           ==========                  ==========                        ========

             289                 653,919              449,443                     273,893                           4,212
              18                   4,600               15,858                           9                              12
          (1,574)               (440,571)             (98,913)                    (17,888)                         (1,079)
      ----------              ----------           ----------                  ----------                        --------
          (1,267)                217,948              366,388                     256,014                           3,145
      ==========              ==========           ==========                  ==========                        ========


                       See Notes to Financial Statements.                    225

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004

1. ORGANIZATION

ING Life Insurance and Annuity Company ("ING") created ING Partners, Inc. (the "Fund") to serve as an investment option underlying variable insurance products offered by ING and its insurance company affiliates. The Fund is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"). It was incorporated under the laws of Maryland on May 7, 1997. The Articles of Incorporation permit the Fund to offer separate series ("Portfolios"), each of which has its own investment objective, policies and restrictions.

The Fund currently consists of twenty diversified Portfolios and two non-diversified Portfolios: ING Aeltus Enhanced Index Portfolio ("ING Aeltus Enhanced Index") (formerly ING DSI Enhanced Index Portfolio); ING American Century Select Portfolio ("ING American Century Select") (formerly ING Alger Growth Portfolio); ING American Century Small Cap Value Portfolio ("ING American Century Small Cap Value"); ING Baron Small Cap Growth Portfolio ("ING Baron Small Cap Growth"); ING Goldman Sachs(R) Capital Growth Portfolio ("ING Goldman Sachs(R) Capital Growth"); ING Goldman Sachs(R) Core Equity Portfolio ("ING Goldman Sachs(R) Core Equity"); ING JPMorgan Fleming International Portfolio ("ING JPMorgan Fleming International"); ING JPMorgan Mid Cap Value Portfolio ("ING JPMorgan Mid Cap Value"); ING MFS Capital Opportunities Portfolio ("ING MFS Capital Opportunities"); ING OpCap Balanced Value Portfolio ("ING OpCap Balanced Value"); ING Oppenheimer Global Portfolio ("ING Oppenheimer Global") (formerly ING MFS Global Growth Portfolio); ING Oppenheimer Strategic Income Portfolio ("ING Oppenheimer Strategic Income"); ING PIMCO Total Return Portfolio ("ING PIMCO Total Return"); ING Salomon Brothers Aggressive Growth Portfolio ("ING Salomon Brothers Aggressive Growth"); ING Salomon Brothers Fundamental Value Portfolio ("ING Salomon Brothers Fundamental Value"); ING Salomon Brothers Investors Value Portfolio) ("ING Salomon Brothers Investors Value"); ING Salomon Brothers Large Cap Growth Portfolio ("ING Salomon Brothers Large Cap Growth") (formerly ING Alger Capital Appreciation Portfolio); ING T. Rowe Price Diversified Mid Cap Growth Portfolio ("ING T. Rowe Price Diversified Mid Cap Growth") (formerly ING Alger Aggressive Growth Portfolio); ING T. Rowe Price Growth Equity Portfolio ("ING T. Rowe Price Growth Equity"); ING UBS U.S. Large Cap Equity Portfolio ("ING UBS U.S. Large Cap Equity") (formerly ING MFS Research Equity Portfolio); ING Van Kampen Comstock Portfolio ("ING Van Kampen Comstock") and ING Van Kampen Equity and Income Portfolio ("ING Van Kampen Equity and Income") (formerly ING UBS U.S. Allocation Portfolio).

ING JPMorgan Mid Cap Value and ING Salomon Brothers Fundamental Value are classified as "non-diversified" portfolios under the 1940 Act. Effective May 1, 2004, ING Oppenheimer Global is a diversified series of the Fund.

ING Financial Advisers, LLC ("IFA") serves as the principal underwriter to each Portfolio. ING serves as the Investment Adviser for each Portfolio. ING Investment Management Co. ("INGIM") (formerly known as Aeltus Investment Management or "ING Aeltus") serves as sub-adviser to ING Aeltus Enhanced Index. American Century Investment Management, Inc. ("American Century") serves as sub-adviser to ING American Century Select and ING American Century Small Cap Value. BAMCO, Inc. ("BAMCO") serves as sub-adviser to ING Baron Small Cap Growth. Goldman Sachs Asset Management, L.P. ("Goldman Sachs") serves as sub-adviser to ING Goldman Sachs(R) Capital Growth and ING Goldman Sachs(R) Core Equity. J.P. Morgan Investment Management Inc. (a subsidiary of J.P. Morgan Chase & Co.) ("J.P. Morgan") serves as sub-adviser to ING JPMorgan Fleming International and ING JPMorgan Mid Cap Value. Massachusetts Financial Services Company ("MFS") serves as sub-adviser to ING MFS Capital Opportunities. OpCap Advisors LLC ("OpCap") serves as sub-adviser to ING OpCap Balanced Value. Oppenheimer Funds, Inc. ("Oppenheimer") serves as sub-adviser to ING Oppenheimer Global and ING Oppenheimer Strategic Income. Pacific Investment Management Company LLC ("PIMCO") serves as sub-adviser to ING PIMCO Total Return. Salomon Brothers Asset Management Inc. ("Salomon Brothers") serves as sub-adviser to ING Salomon Brothers Aggressive Growth, ING Salomon Brothers Fundamental Value, ING Salomon Brothers Investors Value and Salomon Brothers Large Cap Growth. T. Rowe Price Associates, Inc. ("T. Rowe") serves as sub-adviser to ING T. Rowe Price Diversified Mid Cap Growth and ING T. Rowe Price Growth Equity. UBS Global Asset Management (US) Inc. ("UBS") serves as sub-adviser to ING UBS U.S. Large Cap Value. Morgan Stanley Investment Management Inc. doing business as Van Kampen ("Van Kampen") serves as sub-adviser to ING Van Kampen Comstock and Van Kampen Equity and Income.

Prior to November 8, 2004, Fred Alger Management ("Alger") served as sub-adviser to ING American Century Select, ING T.Rowe Price Diversified Mid Cap Growth and ING Salomon Brothers Large Cap Growth; MFS served as sub-adviser to ING Oppenheimer Global and UBS served as sub-adviser to Van Kampen Equity and Income.

The Fund offers three classes of shares, referred to as Initial Class (Class "I"), Service Class (Class "S") and Adviser Class (Class "ADV").

The Initial Class of shares for ING MFS Capital Opportunities, ING JPMorgan Fleming International, ING Salomon Brothers Aggressive Growth, ING T. Rowe Price Growth Equity, and UBS U.S. Large Cap Equity were first made available to the public on November 28, 1997. The Service and Adviser share classes of each of these Portfolios were first made available to the public on December 10, 2001.

Each share class of the ING Aeltus Enhanced Index, ING American Century Select, ING Goldman Sachs(R) Capital Growth, ING OpCap Balanced Value, ING Salomon Brothers Fundamental Value, ING Salomon Brothers Investors Value, ING T. Rowe Price Diversified Mid Cap Growth, and ING Van Kampen Equity and Income were first made available on December 10, 2001. Each share class of ING American Century Small Cap Value, ING Baron Small Cap Growth, ING JPMorgan Mid Cap Value, ING Oppeheimer Global Portfolio, ING PIMCO Total Return, ING Van Kampen Comstock were first made available on May 1, 2002. Each share class of ING Goldman Sachs(R) Core Equity and ING Salomon Brothers Large Cap Growth were first made available on May 1, 2003. Each share class of ING Oppeneheimer Strategic Income were first made available on November 8, 2004.

Each share class represents interests in the same portfolio of investments of the particular Portfolio, and shall be identical in all respects, except for the impact of expenses, voting, exchange privileges, the designation of each class of shares of a Portfolio, and any different shareholder services relating to a class of shares. Initial Classshares are intended for distribution networks including non-qualified annuity and life insurance contracts and qualified retirement plans offered through an annuity contract, as well as qualified retirement plans offered through a custodial account where the sale is made on a direct basis without the involvement of a financial intermediary or where the qualified retirement plan has assets of $50million or more. Service and Adviser Classes of shares of a Portfolio are intended for distribution networks including qualified retirement plans offered through an annuity contract or custodial account. Shareholders of the Initial Class shares of each Portfolio will generally be entitled to exchange those shares at net asset value for Initial Classshares of other Portfolios that offer Initial Class shares. Shareholders of the Adviser Class shares of each Portfolio will generally be entitled to exchange those shares at net asset value for Adviser Class shares of other Portfolios that offer Adviser Class shares. Shareholders of the Adviser Class shares continue to be subject to the Rule 12b-1 Plan fee applicable to Adviser class shares after the exchange. Shareholders of Service Class shares of each Portfolio will generally be entitled to exchange those shares at net asset value for Service Class shares of other Portfolios that offer Service Class shares.

Each Portfolio's shares may be offered to variable annuity and variable life insurance separate accounts, qualified pension and retirement plans outside the separate account context, and to certain investment advisers and their affiliates. The following is a brief description of each Portfolio's investment objective:

     - ING Aeltus Enhanced Index seeks to provide higher total return over the long term than the S&P 500 Index while maintaining a market level of risk;

     -    ING American Century Select seeks long-term capital appreciation;

     - ING American Century Small Cap Value seeks long-term growth of capital. Income is a secondary objective;

     -    ING Baron Small Cap Growth seeks capital appreciation;

     - ING Goldman Sachs(R) Capital Growth seeks to provide long-term growth of capital;

     - ING Goldman Sachs(R) Core Equity seeks long-term growth of capital and dividend income;

     - ING JPMorgan Fleming International seeks to provide long-term growth of capital;

     -    ING JPMorgan Mid Cap Value seeks growth from capital appreciation;

     -    ING MFS Capital Opportunities seeks capital appreciation;

     - ING OpCap Balanced Value seeks capital growth and, secondarily, investment income;

     -    ING Oppenheimer Global seeks capital appreciation;

     - ING Oppenheimer Strategic Income seeks a high level of current income principally derived from interest on debt securities;

     - ING PIMCO Total Return seeks maximum total return, consistent with capital preservation and prudent investment management;

     - ING Salomon Brothers Aggressive Growth seeks to provide long-term growth of capital;

     -    ING Salomon Brothers Fundamental Value seeks capital appreciation;

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

1. ORGANIZATION (CONTINUED)

     - ING Salomon Brothers Investors Value seeks long-term capital growth and, secondarily, current income;

     - ING Salomon Brothers Large Cap Growth seeks long-term capital appreciation;

     - ING T. Rowe Price Diversified Mid Cap Growth Portfolio long-term capital appreciation;

     - ING T. Rowe Price Growth Equity seeks long-term capital growth and, secondarily, dividend income;

     - ING UBS U.S. Large Cap Equity seeks long-term growth of capital and future income; and

     -    ING Van Kampen Comstock seeks capital growth and income;

     - ING Van Kampen Equity and Income seeks total return that consists of long-term capital appreciation and current income

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. VALUATION OF INVESTMENTS

Use of Estimates. Management of the Portfolios has made certain estimates and assumptions relating to the reporting of assets, liabilities, income, and expenses to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America for investment companies. Actual results could differ from these estimates.

Securities of the Portfolios are generally valued by independent pricing services. The values for equity securities traded on registered securities exchanges are based on the last sale price or, if there has been no sale that day, on the mean of the last bid and asked price on the exchange ("Calculated Mean") where the security is principally traded. Securities traded over-the-counter are valued at the NASDAQ Official Closing Price or at the Calculated Mean if there has been no sale that day. If there are no such bid and asked quotations, the value shall be taken to be the most recent bid quotation on that valuation day. Short-term debt securities that have a maturity date of less than sixty days are valued at amortized cost, which approximates market value. Short-term debt securities that have a maturity date of more than sixty days generally will be valued at the last sale price reported by the Authorized Pricing Service on the valuation day. Foreign issued securities are valued at fair value in accordance with the Fund's valuation procedures. The Board may authorize the use of one or more research services to assist with the determination of the fair value of foreign securities in connection with significant events. Research services use statistical analyses and quantitative models to help determine fair value as of the time a Portfolio calculates its net asset value. The Pricing Committee is not obligated to use the fair valuations suggested by any research service, and valuations provided by such research services may be overridden if other events have occurred, or if other fair valuations are determined in good faith to be more accurate.

Options are valued at their most recent sale price or, if no sales are reported, the mean of the last bid and asked price.

The accounting records of the Portfolios are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the prevailing rates of exchange quoted as of 4:00 p.m. London Time. Purchases and sales of securities, income receipts, and expense payments are translated into U.S. dollars at the prevailing exchange rate on the respective date of the transactions.

B. INVESTMENT TRANSACTIONS AND INCOME

Investment transactions are accounted for on a trade date basis. Interest income is recorded on an accrual basis. Discounts and premiums on securities purchased are accreted or amortized, respectively, using an effective yield method over the life of the security. Dividend income is recorded on the ex-dividend date, or for certain foreign securities, when the information becomes available to the portfolios. Realized gains and losses from investment transactions are determined on an identified cost basis.

C. FEDERAL INCOME TAXES

The Portfolios' policy is to continue to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all their taxable income to their shareholders. Therefore, no federal income tax provision is required.

D. DISTRIBUTIONS

Distributions from net investment income are based on taxable net income. Distributions are recorded on the ex-dividend date. Income and capital gain distributions are determined in accordance with income tax regulations which may differ from accounting principles generally accepted in the United States of America. These differences are primarily due to differing treatments for foreign currency transactions, investments in certain foreign issuers that derive a majority of their income from passive investments (e.g., interest or dividends) and deferred losses on wash sales.

E. OPTION CONTRACTS

Each Portfolio (except ING American Century Select, ING Baron Small Cap Growth and ING T. Rowe Price Diversified Mid Cap Growth) may purchase and write (sell) call and put options on securities. A Portfolio may sell options on securities for the purpose of increasing its return on such securities and/or to protect the value of its Portfolio. ING MFS Capital Opportunities may write or sell calls on securities only if the calls are covered.

Option contracts are valued daily and unrealized gains or losses are recorded based upon the last sales price on the principal exchange on which the options are traded.

The Portfolios will realize a gain or loss upon the expiration or closing of the option contract. When an option is exercised, the proceeds on sales of the underlying security for a written call option, the purchase cost of the security for a written put option, or the cost of the security for a purchased put or call option is adjusted by the amount of premium received or paid. Realized and unrealized gains or losses on option contracts are reflected in the accompanying Statements of Operations.

When a Portfolio writes an option, an amount equal to the premium received by the Portfolio is recorded as a liability and is subsequently marked-to-market to reflect the current value of the option written.

The risk in writing a call option is that the Portfolios give up the opportunity for profit if the market price of the security increases and the option is exercised. The risk in writing a put option is that the Portfolios may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Portfolios pay a premium whether or not the option is exercised. Risks may also arise from an illiquid secondary market or from the inability of counterparties to meet the terms of the contract.

F. FUTURES

Each Portfolio (except ING American Century Select, ING Baron Small Cap Growth and ING T. Rowe Price Diversified Mid Cap Growth) may engage in the purchase of futures or options on futures and securities. ING Goldman Sachs(R) Core Equity may enter into futures transactions only with respect to the S&P 500 Index. No Portfolio may invest more than 5% of its total assets in premiums for these futures or options on futures for non-hedging purposes.

A futures contract is an agreement between two parties to buy and sell a specific amount of a commodity, security or financial instrument including an index of stocks at a set price on a future date. The Portfolios sell futures contracts as a hedge against declines in the value of portfolio securities. The Portfolios may purchase futures contracts to manage the risk of changes in interest rates, equity prices, currency exchange rates or in anticipation of future purchases and sales of portfolio securities. The risks associated with futures contracts may arise from an imperfect correlation between the change in market value of securities held by the portfolios and the price of the contracts. Risks may also arise from an illiquid secondary market or from the inability of counterparties to meet the terms of the contract.

Upon entering into a futures contract, a Portfolio is required to deposit with a broker an amount (initial margin) equal to a percentage of the purchase price indicated by the futures contract. Subsequent deposits (variation margin) are received or paid each day by the Portfolio equal to the daily fluctuations in the market value of the contract. The amounts are recorded by the Portfolio as unrealized gain/loss.

The amounts at risk under such futures contracts may exceed the amounts reflected in the financial statements. For federal income tax purposes, any futures contracts which remain open at fiscal year end are marked-to-market and the resulting net gain or loss is reported to shareholders as federal taxable income.

When a contract is closed, the Portfolio records a realized gain or loss within the statement of operations, equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Futures contracts held by the Portfolios are closed prior to expiration.

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

G. FOREIGN CURRENCY

The Portfolios do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on investment transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Portfolio's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities at fiscal period end, resulting from changes in exchange rates.

H. FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

Each Portfolio (except ING JPMorgan Mid Cap Value) may enter into forward foreign currency exchange contracts.

A forward foreign currency exchange contract is an agreement to pay or receive specific amounts of a currency at a future date in exchange for another currency at an agreed upon exchange rate. The Portfolios may use forward foreign currency exchange contracts to manage its exposure to certain foreign currency assets or liabilities. Contracts are recorded at market value and marked-to-market daily.

The risks associated with forward foreign currency exchange contracts may arise from an imperfect correlation between the change in market value of the securities held by the Portfolios and the price of the contracts. Risks may also arise from an illiquid secondary market or from the inability of counterparties to meet the terms of the contracts.

Realized and unrealized gains or losses on forward foreign currency exchange contracts are reflected in the accompanying financial statements. The amounts at risk under such forward foreign currency exchange contracts may exceed the amounts reflected in the financial statements. The notional amounts (economic exposure) of these contracts are disclosed in Note 5 of the Notes to Financial Statements. For federal income tax purposes, forward foreign currency exchange contracts which remain open at fiscal year end are marked-to-market and the resulting net gain or loss is reported to shareholders as federal taxable income.

I. ILLIQUID AND RESTRICTED SECURITIES

Each Portfolio may purchase illiquid securities. Illiquid securities are securities that are not readily marketable. Disposing of illiquid securities may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for the Portfolios to sell them promptly at an acceptable price. UBS U.S. Allocation may invest up to 10% of their net assets in illiquid securities. All other Portfolios may invest up to 15% of their net assets in illiquid securities. Each Portfolio (except ING Goldman Sachs(R) Capital Growth) may also invest in restricted securities not registered under the Securities Act of 1933 (the"1933 Act"), including those that can be offered and sold to "qualified institutional buyers" under Rule 144A of the 1933 Act.

Illiquid and restricted securities are stated at fair value pursuant to procedures approved by the Board of Directors.

J. DELAYED DELIVERY TRANSACTIONS

Each Portfolio may purchase or sell securities on a when-issued or delayed delivery basis (also know as "TBA" securities). These transactions are arrangements in which the Portfolios purchase and sell securities with payment and delivery scheduled a month or more after entering into the transaction. The price of the underlying securities and the date when these securities will be delivered and paid for are fixed at the time the transaction is negotiated. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract. A Portfolio will segregate assets at its custodian (or earmark on its records) in an amount equal to the market value of securities purchased on a when-issued or delayed delivery basis. ING Baron Small Cap Growth will limit its investment in when-issued securities to 5% of the Portfolios total assets.

K. SWAP CONTRACTS

Among the transactions into which ING Baron Small Cap Growth, JPMorgan Fleming International, ING Oppenheimer Strategic Income, ING PIMCO Total Return, ING Salomon Brothers Aggressive Growth, ING Salomon Brothers Fundamental Value, ING Salomon Brothers Investors Value, ING Van Kampen Comstock and ING Van Kampen Equity and Income may enter are interest rate, currency, credit default and index swaps. These Portfolios may also enter into options on swap agreements ("swaptions"). The Portfolio expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio, to protect against currency fluctuations, as a duration management technique or to protect against any increase in the price of securities the Portfolio anticipates purchasing at a later date. The Portfolios do not intend to use these transactions as speculative investments. Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal. A currency swap is an agreement to exchange cash flows on a notional amount of two or more currencies based on the relative value differential among them and an index swap is an agreement to swap cash flows on a notional amount based on changes in the values of the reference indices. These Portfolios may enter into a credit default swap contract for investments purposes. Swap Agreements are generally valued at market value. In the case of a credit default swap sold by the Portfolio (i.e., where the Portfolio is selling a credit default protection), the Portfolio will generally value the swap at its notional amount which approximates market value.

3. INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICE AGREEMENTS

Each Portfolio pays the Investment Adviser an annual fee expressed as a percentage of its average daily net assets. As certain of the Portfolios' net assets exceed predetermined thresholds, lower advisory fees apply. Below are the Portfolios' investment advisory fee ranges and the effective rates as of December 31, 2004:

                                                FEE RANGE                                       EFFECTIVE RATE
                                                ---------                                       --------------
ING Aeltus Enhanced Index                       0.60%                                                0.60%
ING American Century Select*                    0.64%                                                0.75%
ING American Century Small Cap Value            1.00%                                                1.00%
ING Baron Small Cap Growth                      0.85%                                                0.85%
ING Goldman Sachs(R) Capital Growth             0.85%                                                0.85%
ING Goldman Sachs(R) Core Equity                0.70%                                                0.70%
ING JPMorgan Fleming International              0.80%                                                0.80%
ING JPMorgan Mid Cap Value                      0.75%                                                0.75%
ING MFS Capital Opportunities                   0.65%                                                0.65%
ING Op Cap Balanced Value                       0.80%                                                0.80%
ING Oppenheimer Global                          0.60%                                                0.60%
ING Oppenheimer Strategic Income                0.50%                                                0.50%
ING PIMCO Total Return                          0.50%                                                0.50%
ING Salomon Brothers Aggressive Growth          0.70% on the first $500 million in net assets
                                                0.65% on assets over $500 million                    0.70%
ING Salomon Brothers Fundamental Value          0.90%                                                0.90%
ING Salomon Brothers Investors Value            0.80%                                                0.80%
ING Salomon Brothers Large Cap Growth*          0.70%                                                0.69%
ING T. Rowe Price Diversified Mid Cap Growth*   0.64%                                                0.80%
ING T. Rowe Price Growth Equity                 0.60%                                                0.60%
ING UBS U.S. Large Cap Equity                   0.70% on the first $500 million in net assets
                                                0.65% on assets over $500 million                    0.70%
ING Van Kampen Comstock                         0.60%                                                0.60%
ING Van Kampen Equity and Income*               0.55%                                                0.66%

* Effective December 1, 2004 the advisory fee rates for ING American Century Select, ING Salomon Brothers Large Cap Growth, T. Rowe Price Diversified Mid Cap Growth and Van Kampen Equity and Income changed to the rates shown above. Prior to December 1, 2004, the advisory fee rates for these portfolios were 0.80%, 0.64%, 0.85% and 0.90%, respectively. Effective rates for these Portfolios represent a blend of the current and the prior rates.

Under an Administrative Services Agreement between the Fund and ING, ING provides all administrative services necessary for the Fund's operations and is responsible for the supervision of the Fund's other service providers. ING also assumes all ordinary recurring direct costs of the Fund, such as custodian fees, director's fees, transfer agency fees and accounting fees.

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

3. INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICE AGREEMENTS (CONTINUED)

As compensation for these services, ING receives a monthly fee from each Portfolio at an annual rate based on the average daily net assets of each Portfolio as follows:

PORTFOLIO                                       RATE
---------                                      -----
ING Aeltus Enhanced Index                      0.20%
ING American Century Select                    0.02%
ING American Century Small Cap Value           0.40%
ING Baron Small Cap Growth                     0.40%
ING Goldman Sachs(R) Capital Growth            0.20%
ING Goldman Sachs(R) Core Equity               0.20%
ING JPMorgan Fleming International             0.20%
ING JPMorgan Mid Cap Value                     0.35%
ING MFS Capital Opportunities                  0.25%
ING Op Cap Balanced Value                      0.20%
ING Oppenheimer Global*                        0.06%
ING Oppenheimer Strategic Income*              0.04%
ING PIMCO Total Return                         0.35%
ING Salomon Brothers Aggressive Growth         0.13%
ING Salomon Brothers Fundamental Value         0.20%
ING Salomon Brothers Investors Value           0.20%
ING Salomon Brothers Large Cap Growth          0.20%
ING T. Rowe Price Diversified Mid Cap Growth   0.02%
ING T. Rowe Price Growth Equity                0.15%
ING UBS U.S. Large Cap Equity                  0.15%
ING Van Kampen Comstock                        0.28%
ING Van Kampen Equity and Income               0.02%

----------
* ING has contractually agreed to waive all or a portion of these administrative fees for Class ADV Shares so that total net expenses for class ADV do not exceed 1.00% of average daily net assets.

The Fund has adopted a Plan of Distribution pursuant to Rule12b-1 ("the Plan") for the Adviser Class shares of each Portfolio. The Plan provides for a distribution fee, payable to ING Financial Advisers, LLC ("IFA") as the Fund's Distributor. IFA may pay, on behalf of each Portfolio, out of its distribution fee, compensation to certain financial institutions for providing distribution assistance pursuant to a Distribution Services Agreement as described under the Plan. Under the Plan, a Portfolio makes payments at an annual rate of 0.25% of the Portfolio's average daily net assets attributable to its Adviser Class shares. Effective December1, 2004, the Distributor has agreed to waive distribution fees for the ING Oppenheimer Global and the ING T. Rowe Price Diversified Mid Cap Growth Portfolios at an annual rate of 0.01% of average daily net assets attributable to their respective Adviser Class Shares.

Service and Adviser Classes of shares are further subject to a shareholder servicing fee payable to Shareholder Organizations pursuant to the Shareholder Servicing Plan adopted for Service and Adviser Classes which shall not initially exceed 0.25% (on an annual basis) of the average daily net asset value of each of the Service and Adviser Classes.

4. PURCHASES AND SALES OF INVESTMENT SECURITIES

Purchases and sales of investment securities, excluding short-term investments, for the year ended December 31, 2004 were:

                                         COST OF PURCHASES   PROCEEDS FROM SALES
                                         -----------------   -------------------
ING Aeltus Enhanced Index                 $   40,735,768         $ 40,706,077
ING American Century Select                  507,539,001          322,276,490
ING American Century Small Cap Value          85,172,310           46,303,531
ING Baron Small Cap Growth                    81,508,508           17,631,172
ING Goldman Sachs(R) Capital Growth           42,253,747           51,340,898
ING Goldman Sachs(R) Core Equity             125,726,203          120,242,904
ING JPMorgan Fleming International           199,846,008           50,002,448
ING JPMorgan Mid Cap Value                   102,036,559           28,445,822
ING MFS Capital Opportunities                174,635,818          214,876,858
ING Op Cap Balanced Value                    180,147,437          167,867,367
ING Oppenheimer Global                     1,276,630,377          359,126,304
ING Oppenheimer Strategic Income             173,556,246           74,319,289
ING PIMCO Total Return                       391,372,061          316,271,928
ING Salomon Brothers Aggressive Growth       225,957,746           21,174,060
ING Salomon Brothers Fundamental Value        21,963,152           20,384,248
ING Salomon Brothers Investors Value          27,544,461           29,262,165
ING Salomon Brothers Large Cap Growth        141,144,288          119,496,073
ING T. Rowe Price Diversified Mid Cap      1,227,644,534          833,495,151
ING T. Rowe Price Growth Equity              441,112,016          325,086,938
ING UBS U.S. Large Cap Equity                357,243,938          385,125,687
ING Van Kampen Comstock                      227,407,311           70,529,882
ING Van Kampen Equity and Income           1,067,655,636          518,666,463

* Cost of purchases for ING OpCap Balanced Value, ING Oppenheimer Strategic Income, ING PIMCO Total Return, ING T. Rowe Price Diversified Mid Cap Growth, and ING Van Kampen Equity and Income include U.S. Government purchases of, $21,618,100, $61,689,518, $335,531,074, $206,266,161 and
     $204,753,869, respectively. Proceeds from sales for ING OpCap Balanced Value, ING Oppenheimer Strategic Income, ING PIMCO Total Return, ING T. Rowe Price Diversified Mid Cap Growth, and ING Van Kampen Equity and Income include U.S. Government sales of $30,425,582, $30,039,608, $276,103,265,
     $111,897,235 and $108,462,737, respectively.

5. FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS

At December 31, 2004, ING American Century Select, ING JPMorgan Fleming International, ING Oppenheimer Strategic Income and ING PIMCO Total Return had open forward foreign currency exchange contracts that obligate each Portfolio to deliver or receive currencies at specified future dates. The unrealized gain
(loss) on these contracts is included in the accompanying financial statements. The terms of the open contracts are as follows:

ING AMERICAN CENTURY SELECT

CURRENCY AND             FOREIGN CURRENCY     U.S. DOLLAR     U.S. DOLLAR VALUE    GROSS UNREALIZED
EXCHANGE DATE          UNITS PURCHASED/SOLD       COST      AT DECEMBER 31, 2004      GAIN (LOSS)
-------------          --------------------   -----------   --------------------   ----------------
PURCHASE CONTRACTS
Swiss Franc, 1/31/05          $48,875           $42,629            $3,068                $439
Euro, 1/31/05                  13,067            17,259             7,763                 504
Euro, 1/31/05                     352               466               479                  13
Euro, 1/31/05                     562               744               764                  20
Euro, 1/31/05                      46                62                62                  --
Euro, 1/31/05                      40                54                54                  --
Euro, 1/31/05                     650               887               884                  (3)
                                                                                         ----
                                                                                          973
                                                                                         ----

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

5. FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS (CONTINUED)

                               FOREIGN CURRENCY     U.S. DOLLAR     U.S. DOLLAR VALUE    GROSS UNREALIZED
CURRENCY AND EXCHANGE DATE   UNITS PURCHASED/SOLD      COST       AT DECEMBER 31, 2004      GAIN (LOSS)
--------------------------   --------------------   -----------   --------------------   ----------------
SALE CONTRACTS
Swiss Franc, 1/3/05               $   93,916         $   82,528        $   82,651           $    (123)
Swiss Franc, 1/31/05                 741,140            652,298           653,076                (778)
Swiss Franc, 1/31/05                  32,767             28,872            28,874                  (2)
Swiss Franc, 1/31/05                  24,380             21,459            21,483                 (24)
Swiss Franc, 1/31/05                 262,076            230,421           230,935                (514)
Swiss Franc, 1/31/05               6,358,996          5,518,141         5,603,402             (85,261)
Euro, 1/3/05                          66,870             90,910            90,890                  20
Euro, 1/31/05                         77,737            103,079           105,679              (2,600)
Euro, 1/31/05                        105,841            140,441           143,885              (3,444)
Euro, 1/31/05                        119,484            158,866           162,432              (3,566)
Euro, 1/31/05                         18,288             24,318            24,862                (544)
Euro, 1/31/05                        116,251            156,072           158,037              (1,965)
Euro, 1/31/05                      2,649,205          3,522,251         3,601,446             (79,195)
Euro, 1/31/05                         67,716             90,688            92,055              (1,367)
Euro, 1/31/05                         22,068             29,514            30,001                (487)
Euro, 1/31/05                         44,137             59,056            60,002                (946)
Euro, 1/31/05                         79,933            107,819           108,664                (845)
Euro, 1/31/05                         39,272             53,016            53,388                (372)
                                                                                            ---------
                                                                                             (182,013)
                                                                                            ---------
                                                                                             (181,040)
                                                                                            =========

ING JPMORGAN FLEMING INTERNATIONAL

                               FOREIGN CURRENCY     U.S. DOLLAR     U.S. DOLLAR VALUE     GROSS UNREALIZED
CURRENCY AND EXCHANGE DATE   UNITS PURCHASED/SOLD      COST       AT SEPTEMBER 30, 2004      GAIN (LOSS)
--------------------------   --------------------   -----------   ---------------------   ----------------
PURCHASE CONTRACTS
Euro, 1/3/05                       $960,488          $1,312,027         $1,305,496            $(6,531)
British Pound, 1/4/05               546,085           1,052,853          1,048,893             (3,960)
                                                                                              --------
                                                                                               (10,491)
                                                                                              --------

SALE CONTRACTS
Australian Dollar, 1/4/05            26,661              20,609             20,867                (258)
                                                                                              --------
                                                                                               (10,749)
                                                                                              ========

ING OPPENHEIMER STRATEGIC INCOME

                               FOREIGN CURRENCY     U.S. DOLLAR     U.S. DOLLAR VALUE     GROSS UNREALIZED
CURRENCY AND EXCHANGE DATE   UNITS PURCHASED/SOLD      COST       AT SEPTEMBER 30, 2004      GAIN (LOSS)
--------------------------   --------------------   -----------   ---------------------   ----------------
PURCHASE CONTRACTS
Euro, 3/2/05                     $    570,000        $  758,790         $  775,163            $ 16,373
Japanese Yen, 3/15/05              31,000,000           295,772            304,049               8,277
Japanese Yen, 3/15/05             700,000,000         6,732,388          6,865,632             133,244
                                                                                              ---------
                                                                                               157,894
                                                                                              ---------

SALE CONTRACTS
Australian Dollar, 3/2/05           2,000,000         1,508,300          1,561,853              (53,553)
Euro, 2/18/05                       6,000,000         7,963,200          8,158,350             (195,150)
                                                                                              ---------
                                                                                               (248,703)
                                                                                              ---------
                                                                                                (90,809)
                                                                                              =========

ING PIMCO TOTAL RETURN

                               FOREIGN CURRENCY     U.S. DOLLAR     U.S. DOLLAR VALUE     GROSS UNREALIZED
CURRENCY AND EXCHANGE DATE   UNITS PURCHASED/SOLD      COST       AT SEPTEMBER 30, 2004      GAIN (LOSS)
--------------------------   --------------------   -----------   ---------------------   ----------------
PURCHASE CONTRACTS
Brazilian Real, 1/24/05          $     71,280        $   23,855         $   26,161            $  2,306
Brazilian Real, 2/22/05                71,352            24,809             25,763                 954
Brazilian Real, 3/14/05                90,000            31,343             32,435               1,092
Chilean Peso, 2/3/05                4,422,616             7,228              7,929                 701
Chilean Peso, 2/17/05               2,238,600            37,470             39,872               2,402
Chilean Peso, 3/14/05              18,181,000            30,672             32,597               1,925
Chinese Yuan, 9/29/05               3,159,000           400,000            401,566               1,566
Euro, 1/3/05                           51,040            69,550             69,374                (176)
Euro, 1/10/05                         136,000           182,579            184,859               2,280
Euro, 1/10/05                         155,000           205,438            210,684               5,246
Euro, 1/10/05                          42,000            56,252             57,089                 837
Hong Kong Dollar, 1/26/05             498,416            64,213             64,210                  (3)
Indian Rupee, 3/21/05                 769,000            17,465             17,721                 256
Indian Rupee, 3/21/05               1,538,000            34,931             35,441                 510
Japanese Yen, 1/27/05             284,615,000         2,662,566          2,782,304             119,738
Japanese Yen, 1/27/05             101,661,000           977,768            993,805              16,037
Korean Won, 1/28/05                74,304,000            64,809             71,721               6,912
Korean Won, 2/24/05                27,948,000            26,103             26,968                 865
Korean Won, 3/21/05                35,400,000            33,294             34,151                 857
Mexican Peso, 2/28/05                 709,952            61,542             63,689               2,147
Mexican Peso, 3/22/05                 337,000            29,582             30,231                 649
Peruvian Sol, 2/22/05                  91,578            27,592             27,876                 284
Peruvian Sol, 2/22/05                  99,815            30,087             30,384                 297
Peruvian Sol, 3/17/05                 118,000            35,731             35,919                 188
Polish Zloty 2/22/05                   92,679            28,250             30,761               2,511
Polish Zloty 3/22/05                   94,000            30,247             31,105                 858
Russian Rouble, 1/26/05             1,842,183            64,277             66,474               2,197
Russian Rouble, 2/22/05               684,240            24,013             24,672                 659
Russian Rouble, 3/22/05               915,000            32,719             33,188                 469
Singapore Dollar, 1/26/05             108,053            64,660             66,222               1,562
Singapore Dollar, 2/24/05              40,576            24,695             24,889                 194
Singapore Dollar, 3/21/05              52,000            31,701             31,922                 221
Slovakia Koruna, 2/28/05            1,811,590            60,376             63,571               3,195
Slovakia Koruna, 3/22/05            1,137,000            39,364             39,898                 534
Taiwan Dollar, 2/24/05                794,856            24,540             25,003                 463
Taiwan Dollar, 3/21/05                997,000            30,886             31,362                 476
                                                                                              --------
                                                                                               181,209
                                                                                              --------

SALE CONTRACTS
Chinese Yuan, 9/26/05              3,159,000            398,914            401,566              (2,652)
Euro, 1/10/05                        365,000            483,880            496,128             (12,248)
British Pound, 1/13/05               107,000            205,053            205,391                (338)
Japanese Yen, 1/3/05                  80,000                776                781                  (5)
Japanese Yen, 1/27/05             14,513,000            141,678            141,874                (196)
Japanese Yen, 1/27/05             88,800,000            844,082            868,080             (23,998)
                                                                                              --------
                                                                                               (39,437)
                                                                                              --------
                                                                                               141,772
                                                                                              ========

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

6.   AUTHORIZED CAPITAL SHARES

The Fund is authorized to issue a total of 8.0 billion shares of common stock with a par value of $0.001 per share. The shares may be issued in series (i.e. portfolios) having separate assets and liabilities and separate investment objectives and policies. Upon liquidation of a Portfolio, its shareholders are entitled to share pro rata in the net assets of that portfolio available for distribution to shareholders. At December 31, 2004 all shares of the Portfolios were owned by 1) separate accounts of ING and its insurance company affiliates for the benefit of variable contract policyholders 2) ING National Trust as trustee or custodian of qualified pension and retirement plans that invest in the Portfolios directly and 3) ING in connection with seed capital contributions made to the Portfolios.

7.   SECURITY LENDING

Each Portfolio may lend its portfolio securities to financial institutions such as banks and broker/dealers in accordance with the investment limitations described in the prospectus. Such loans would involve risks of delay in receiving additional collateral or in recovering the securities loaned or even loss of rights in the collateral, should the borrower of the securities fail financially. Any portfolio securities purchased with cash collateral would also be subject to possible depreciation. A Portfolio that loans portfolio securities would continue to accrue interest on the securities loaned and would also earn income on the loans. A Portfolio will not have the right to vote any securities having voting rights during the existence of the loan, but a Portfolio may call the loan in anticipation of an important vote to be taken by the holders of the securities or the giving or withholding of their consent on a material matter affecting the investment. Any cash collateral received by the Portfolios would be invested in high quality, short-term money market instruments. The Portfolios currently intend to limit the lending of their portfolio securities so that, at any given time, securities loaned by a Portfolio represent not more than one-third of the value of its total assets.

8.   FINANCIAL INSTRUMENTS

At December 31, 2004, ING Aeltus Enhanced, ING Goldman Sachs Core Equity, ING Oppenheimer Strategic Income and ING PIMCO Total Return had open futures contracts as follows:

FUTURES CONTRACTS

ING AELTUS ENHANCED

                                                               NET UNREALIZED
NUMBER OF                                          CONTRACT     APPRECIATION/
CONTRACTS        TYPE           EXPIRATION DATE      VALUE     (DEPRECIATION)
---------   -----------------   ---------------   ----------   --------------
  Buys
    4         S&P 500 Index        March 2005      $240,295         $(200)

ING GOLDMAN SACHS CORE EQUITY

                                                               NET UNREALIZED
NUMBER OF                                          CONTRACT     APPRECIATION/
CONTRACTS        TYPE           EXPIRATION DATE      VALUE     (DEPRECIATION)
---------   -----------------   ---------------   ----------   --------------
  Buys
    13        S&P 500 Index        March 2005      $788,905        $3,302

ING OPPENHEIMER STRATEGIC INCOME

                                                                NET UNREALIZED
NUMBER OF                                           CONTRACT     APPRECIATION/
CONTRACTS         TYPE          EXPIRATION DATE       VALUE     (DEPRECIATION)
---------   -----------------   ---------------   -----------   --------------
  Buys
    2         U.S. Long Bond       March 2005     $ 3,262,500     $   798

 Sells
    1        U.S. 2-Year Note      March 2005        (628,781)       (152)
    1       U.S. 10-Year Note      March 2005      (1,902,938)     (2,189)
                                                                  -------
                                                                  $(1,543)
                                                                  =======

ING PIMCO TOTAL RETURN

                                                                NET UNREALIZED
NUMBER OF                                           CONTRACT     APPRECIATION/
CONTRACTS          TYPE         EXPIRATION DATE      VALUE      (DEPRECIATION)
---------   -----------------   ---------------   -----------   --------------
  Buys
    3          90 Day EURO$        March 2005     $   728,213      $ (2,663)
   72          90 Day EURO$        June 2005       17,428,500       (39,925)
   53          90 Day EURO$     September 2005     12,800,825       (13,825)
   11          90 Day EURO$      December 2006      2,640,963        28,875
  116           EURO-BUND          March 2005      18,317,602         7,378
    1       JPY 10-Year Bond       March 2005       1,343,156         2,286
   25       U.S. 5-Year Note       March 2005       2,738,281       (12,891)
  449       U.S. 10-Year Note      March 2005      50,259,938       354,329
   34        U.S. Long Bond        March 2005       3,825,000        36,130

 Sells
   21        90 Day GBP LIBOR    December 2005         (1,513)       13,818
                                                                   --------
                                                                   $373,512
                                                                   ========

At December 31, 2004, ING Oppenheimer Strategic Income and ING PIMCO Total Return held open written Option contracts as follows:

ING OPPENHEIMER STRATEGIC INCOME

                     NUMBER OF   PREMIUMS   STRIKE   EXPIRATION
                     CONTRACTS   RECEIVED    PRICE      DATE       VALUE
                     ---------   --------   ------   ----------   -------
Australian Dollar    1,900,000    $10,840    $5.69    7/14/2009   $ 4,885
British Pound        1,600,000     15,872     4.79    3/29/2010    11,907
New Zealand Dollar     200,000        565     5.95     3/7/2005       469
                                  -------                         -------
Total                             $27,277                         $17,261
                                  =======                         =======

ING PIMCO TOTAL RETURN

                            NUMBER OF   PREMIUMS   STRIKE   EXPIRATION
                            CONTRACTS   RECEIVED    PRICE      DATE       VALUE
                            ---------   --------   ------   ----------   -------
EURO Put Swaption             700,000   $  9,275   $   7      1/7/2005   $    --
EURO Put Swaption           2,200,000     36,740    6.65      1/7/2005        --
EURO Put Swaption           2,000,000     30,800       7     9/23/2005       660
EURO Put Swaption           8,000,000    117,600       7     9/23/2005     2,640
EURO Put Swaption           4,600,000     27,197     4.6     1/31/2005     7,015
EURO Call Swaption          2,000,000     30,200       4     9/23/2005    14,112
EURO Call Swaption          8,000,000    116,800       4     9/23/2005    56,448
EURO Call Swaption            400,000      6,800       4      1/7/2005         6
EURO Call Swaption            400,000      6,620       4      1/7/2005         6
EURO Call Swaption          4,600,000     19,320     3.9     1/31/2005       915
U.S. Treasury Future Put           31     14,415     109     2/18/2005     5,329
U.S. Treasury Future Call          50     34,313     114     2/18/2005    11,720
                                        --------                         -------
Total                                   $450,080                         $98,851
                                        ========                         =======

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

8. FINANCIAL INSTRUMENTS (CONTINUED)

Activity in written options for the year ended December 31, 2004 was as follows:

ING OPPENHEIMER STRATEGIC INCOME

                                             SHORT PRINCIPAL
                                           AMOUNT OF CONTRACTS   PREMIUMS
                                           -------------------   --------
Options written                                 $3,700,000        $27,277
                                                ----------        -------
Options outstanding at December 31, 2004        $3,700,000        $27,277
                                                ==========        =======

ING PIMCO TOTAL RETURN

                                             SHORT PRINCIPAL
                                           AMOUNT OF CONTRACTS    PREMIUMS
                                           -------------------   ---------
Options outstanding at December 31, 2003      $ 30,100,023       $ 544,841
Options written                                 15,400,220         243,560
Options closed                                 (12,600,162)       (338,321)
                                              ------------       ---------
Options outstanding at December 31, 2004      $ 32,900,081       $ 450,080
                                              ============       =========

ING PIMCO Total Return had the following swap contracts outstanding at December 31, 2004:

INTEREST RATE SWAP CONTRACTS

                                                                                                NET UNREALIZED
   NOTIONAL      EXPIRATION                                                                      APPRECIATION
    AMOUNT          DATE                                DESCRIPTION                              DEPRECIATION
--------------   ----------                             -----------                             --------------
4,200,000 SEK      6/17/08    Agreement with JPMorgan Chase Bank dated 6/18/03 to receive the notional amount multiplied by 4.5% and to pay the
                              notional amount multiplied by the 3 month SEK STIBOR rate.          $  21,009

900,000 SEK        6/17/08    Agreement with Merrill Lynch dated 4/1/04 to receive the
                              notional amount multiplied by 4.5% and to pay the notional
                              amount multiplied by the 3 month SEK STIBOR rate.                       4,502

1,600,000 SEK      6/17/08    Agreement with JPMorgan Chase Bank dated 5/14/04 to
                              receive the notional amount multiplied by 4.5% and to pay the
                              notional amount multiplied by the 3 month SEK STIBOR rate.              8,003

20,700,000 SEK     6/17/08    Agreement with Morgan Stanley Capital Services, Inc. dated
                              6/3/04 to receive the notional amount multiplied by 4.5% and to pay the notional amount multiplied by the 3 month SEK STIBOR
                              rate.                                                                 103,544

3,500,000 EUR     12/15/14    Agreement with UBS AG dated 6/9/04 to receive the notional amount multiplied by 5.0% and to pay the notional amount
                              multiplied by the 6 month EURIBOR rate.                              (495,291)

2,100,000 EUR     12/15/14    Agreement with UBS AG dated 6/10/04 to receive the notional amount multiplied by 5.0% and to pay the notional amount
                              multiplied by the 6 month EURIBOR rate.                              (297,177)

3,200,000 EUR     12/15/14    Agreement with UBS AG dated 6/10/04 to receive the notional amount multiplied by 5.0% and to pay the notional amount
                              multiplied by the 6 month EURIBOR rate.                              (452,841)

                                                                                                   NET UNREALIZED
    NOTIONAL      EXPIRATION                                                                        APPRECIATION
     AMOUNT          DATE                                DESCRIPTION                                DEPRECIATION
---------------   ----------                             -----------                               --------------
400,000 EUR         6/18/34    Agreement with JPMorgan Chase Bank dated 11/9/04 to receive the notional amount multiplied by 6.0% and to pay the notional
                               amount multiplied by the 6 month EURIBOR rate.                          50,501

200,000 GBP         6/18/34    Agreement with Barclays Bank PLC dated 7/6/04 to receive the notional amount multiplied by 5.0% and to pay the notional
                               amount multiplied by the 6 month GBP LIBOR rate.                       (15,277)

300,000 EUR         6/18/34    Agreement with JPMorgan Chase Bank dated 7/12/04 to receive the notional amount multiplied by 6.0% and to pay the notional
                               amount multiplied by the 6 month EURIBOR rate.                          37,876

200,000 GBP         6/18/34    Agreement with UBS AG dated 7/12/04 to receive the notional amount multiplied by 5.0% and to pay the notional amount
                               multiplied by the 6 month GBP LIBOR rate.                              (15,277)

1,900,000 USD      12/15/07    Agreement with Goldman Sachs Capital Markets, LP dated 7/16/04 to receive the notional amount multiplied by 4.0% and to pay
                               the notional amount multiplied by the 3 month USD LIBOR rate.           18,196

130,000,000 JPY     6/15/12    Agreement with Morgan Stanley Capital Services, Inc. dated
                               7/20/04 to receive the notional amount multiplied by 2.0% and to
                               pay the notional amount multiplied by the 6 month JPY LIBOR rate.      (69,143)

100,000 GBP         6/18/34    Agreement with JP Morgan Chase Bank. dated 8/4/04 to receive the notional amount multiplied by 5.0% and to pay the notional
                               amount multiplied by the 6 month GBP LIBOR rate.                        (7,638)

300,000 EUR         6/18/34    Agreement with JPMorgan Chase Bank dated 8/4/04 to receive the notional amount multiplied by 6.0% and to pay the notional
                               amount multiplied by the 6 month EURIBOR rate.                          37,876

1,700,000 EUR       6/17/15    Agreement with JPMorgan Chase Bank dated 10/6/04 to receive the notional amount multiplied by 5.0% and to pay the notional
                               amount multiplied by the 6 month EURIBOR rate.                         214,136

400,000 EUR         6/18/34    Agreement with JPMorgan Chase Bank dated 11/9/04 to receive the notional amount multiplied by 6.0% and to pay the notional
                               amount multiplied by the 6 month EURIBOR rate.                          50,501

400,000 GBP         6/18/34    Agreement with Morgan Stanley Capital Services dated 11/9/04 to receive the notional amount multiplied by 5.0% and to pay the
                               notional amount multiplied by the 6 month GBP LIBOR rate.              (30,553)

8,000,000 USD       6/15/10    Agreement with Barclay's Bank dated 11/22/04 to receive the notional amount multiplied by 4.0% and to pay the notional
                               amount multiplied by the 3 month USD LIBOR rate.                       (79,607)

3,200,000 USD       6/15/09    Agreement with Morgan Stanley Capital Services dated 11/22/04 to receive the notional amount multiplied by 4.0% and to pay the
                               notional amount multiplied by the 3 month USD LIBOR rate.              (31,843)

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

8. FINANCIAL INSTRUMENTS (CONTINUED)

INTEREST RATE SWAP CONTRACTS (CONTINUED)

                                                                                                 NET UNREALIZED
   NOTIONAL     EXPIRATION                                                                        APPRECIATION
    AMOUNT         DATE                                 DESCRIPTION                               DEPRECIATION
-------------   ----------                              -----------                              --------------
1,500,000 USD     6/17/10    Agreement with Lehman Brothers dated 11/22/04 to receive the notional amount multiplied by 4.0% and to pay the notional amount
                             multiplied by the 3 month USD LIBOR rate.                                (14,926)

2,900,000 USD     6/15/10    Agreement with Lehman Brothers dated 11/29/04 to receive the notional amount multiplied by 4.0% and to pay the notional amount
                             multiplied by the 3 month USD LIBOR rate.                                (28,858)

5,000,000 USD     6/15/10    Agreement with RBS Greenwich dated 11/29/04 to receive the notional amount multiplied by 4.0% and to pay the notional amount
                             multiplied by the 3 month USD LIBOR rate.                                (49,754)

2,100,000 USD     6/15/15    Agreement with Lehman Brothers dated 12/3/04 to receive the notional amount multiplied by 5.0% and to pay the notional amount
                             multiplied by the 3 month USD LIBOR rate.                                (36,849)

3,000,000 USD     6/15/15    Agreement with Goldman Sachs Capital Markets dated 12/3/04 to receive the notional amount multiplied by 5.0% and to pay the
                             notional amount multiplied by the 3 month USD LIBOR rate.                (52,641)

2,000,000 USD     6/15/15    Agreement with Morgan Stanley Capital Services dated 12/6/04 to receive the notional amount multiplied by 5.0% and to pay the
                             notional amount multiplied by the 3 month USD LIBOR rate.                (35,094)

3,000,000 USD     6/15/15    Agreement with Barclays Bank PLC dated 12/6/04 to receive
                             the notional amount multiplied by 5.0% and to pay the notional
                             amount multiplied by the 3 month USD LIBOR rate.                         (52,641)

3,500,000 USD     6/15/07    Agreement with Goldman Sachs Capital Markets dated 12/7/04 to pay the notional amount multiplied by 4.0% and to receive the
                             notional amount multiplied by the 3 month USD LIBOR rate.                 18,471

5,000,000 USD     6/15/15    Agreement with Lehman Brothers dated 12/8/04 to pay the notional amount multiplied by 5.0% and to receive the notional amount
                             multiplied by the 3 month USD LIBOR rate.                                (87,735)

5,000,000 USD     6/15/15    Agreement with Goldman Sachs Capital Markets dated 12/9/04 to pay the notional amount multiplied by 5.0% and to receive the
                             notional amount multiplied by the 3 month USD LIBOR rate.                (87,735)

2,400,000 USD     6/15/15    Agreement with Morgan Stanley Capital Services dated 12/10/04 to receive the notional amount multiplied by 5.0% and to pay the
                             notional amount multiplied by the 3 month USD LIBOR rate.                (42,113)

1,500,000 USD     6/15/15    Agreement with Morgan Stanley Capital Services dated 12/13/04 to receive the notional amount multiplied by 5.0% and to pay the
                             notional amount multiplied by the 3 month USD LIBOR rate.                (26,321)

1,000,000 USD     6/15/15    Agreement with Goldman Sachs Capital Markets dated 12/14/04 to receive the notional amount multiplied by 5.0% and to pay the
                             notional amount multiplied by the 3 month USD LIBOR rate.                (17,547)

                                                                                                 NET UNREALIZED
   NOTIONAL     EXPIRATION                                                                        APPRECIATION
    AMOUNT         DATE                                 DESCRIPTION                               DEPRECIATION
-------------   ----------                              -----------                              --------------
2,000,000 USD     6/15/15    Agreement with Lehman Brothers dated 12/16/04 to receive the notional amount multiplied by 5.0% and to pay the notional amount
                             multiplied by the 3 month USD LIBOR rate.                                (35,094)

2,700,000 USD     6/15/25    Agreement with Barclays Bank PLC dated 12/20/04 to receive the notional amount multiplied by 6.0% and to pay the notional amount
                             multiplied by the 3 month USD LIBOR rate.                               (261,076)

CREDIT DEFAULT SWAP CONTRACTS

   NOTIONAL     EXPIRATION                                                                        APPRECIATION
    AMOUNT         DATE                                 DESCRIPTION                               DEPRECIATION
-------------   ----------                              -----------                              --------------

   300,000        5/20/05    Agreement with Barclays Bank PLC dated 5/14/04 to pay the
                             notional amount multiplied by 0.65%. The Fund receives 1,000,000
                             USD upon a default of United Mexican States, 7.50%, due 4/8/33.              581

   300,000        7/20/05    Agreement with Morgan Stanley dated 7/9/04 to pay the notional amount multiplied by 1.00%. The Fund receives 1,000,000 USD upon
                             a default of Russian Federation, 5.00%, due 3/31/30.                         543

   300,000        7/28/05    Agreement with Lehman Brothers dated 7/27/04 to pay the
                             notional amount multiplied by 1.00%. The Fund receives 1,000,000
                             USD upon a default of Russian Federation, 5.00%, due 3/31/30.                416

   300,000        8/04/05    Agreement with JPMorgan dated 8/3/04 to pay the notional
                             amount multiplied by 0.98%. The Fund receives 1,000,000 USD
                             upon a default of Russian Federation, 5.00%, due 3/31/03.                    384
                                                                                                  -----------
                                                                                                  $(1,756,492)
                                                                                                  ===========

9. INFORMATION REGARDING TRADING OF ING'S U.S. MUTUAL FUNDS

ING Investments, LLC ("Investments"), the adviser to the ING Funds, has reported to the Boards of Directors/Trustees (the "Board") of the ING Funds that, like many U.S. financial services companies, Investments and certain of its U.S. affiliates have received informal and formal requests for information since September 2003 from various governmental and self-regulatory agencies in connection with investigations related to mutual funds and variable insurance products. Investments has advised the Board that it and its affiliates have cooperated fully with each request.

In addition to responding to regulatory and governmental requests, Investments reported that management of U.S. affiliates of ING Group N.V., including investments (collectively, "ING"), on their own initiative, have conducted, through independent special counsel and a national accounting firm, an extensive internal review of trading in ING insurance, retirement, and mutual fund products. The goal of this review was to identify any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel. ING's internal review related to mutual fund trading is now substantially completed. ING has reported that, of the millions of customer relationships that ING maintains, the internal review identified several isolated arrangements allowing third parties to engage in frequent trading of mutual funds within ING's variable insurance and mutual fund products, and identified other circumstances where frequent trading occurred, despite measures taken by ING intended to combat market timing. ING further reported that each of these arrangements has been terminated and fully disclosed to regulators. The results of the internal review were also reported to the independent members of the Board.

Investments has advised the Board that most of the identified arrangements were initiated prior to ING's acquisition of the businesses in question in the U.S. Investments further reported that the companies in question did not receive special benefits

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

9. INFORMATION REGARDING TRADING OF ING'S U.S. MUTUAL FUNDS (CONTINUED)

in return for any of these arrangements, which have all been terminated. Based on the internal review, Investments has advised the Board that the identified arrangements do not represent a systemic problem in any of the companies that were involved.

More specifically, Investments reported to the Board that, at this time, these instances include the following:

     - ING has identified three arrangements, dating from 1995, 1996 and 1998, under which the administrator to the then-Pilgrim Funds, which subsequently became part of the ING Funds, entered formal and informal arrangements that permitted frequent trading. ING Funds Distributor, LLC ("IFD") has received a notice from the staff of the NASD informing IFD that it has made a preliminary determination to recommend that disciplinary action be brought against IFD and one of its registered persons for violations of the NASD Conduct Rules and certain provisions of the federal securities laws in connection with these arrangements.

     - Aeltus Investments Management, Inc. (a predecessor entity to ING Investment Management Co.) has identified two investment professionals who engaged in extensive frequent trading in certain ING Funds. One was subsequently terminated for cause and incurred substantial financial penalties in connection with this conduct and the second has been disciplined.

     - ReliaStar Life Insurance Company ('ReliaStar") entered into agreements seven years ago permitting the owner of policies issued by the insurer to engage in frequent trading and to submit orders until 4pm Central Time. In 2001 ReliaStar also entered into a selling agreement with a broker-dealer that engaged in frequent trading. Employees of ING affiliates were terminated and/or disciplined in connection with these matters.

     - In 1998, Golden American Life Insurance Company entered into arrangements permitting a broker dealer to frequently trade up to a certain specific limits in a fund available in an ING variable annuity product. No employee responsible for this arrangement remains at the company.

For additional information regarding these matters, you may consult the Form 8-K for each of four life insurance companies, ING USA Annuity and Life Insurance Company, ING Life Insurance and Annuity Company, ING Insurance Company of America, and ReliaStar Life Insurance Company of New York, each file with the Securities and Exchange Commission (the "SEC") on September9, 2004. These Forms 8-K can be accessed through the SEC's Web site at http://www.sec.gov. Despite the extensive internal review conducted through independent special counsel and a national accounting firm, there can be no assurance that the instances of inappropriate trading reported to the Board are the only instances of such trading respecting the ING Funds. Investments reported to the Board that ING is committed to conducting its business with the highest standards of ethical conduct with zero tolerance for noncompliance.

Accordingly, Investments advised the Board that ING management was disappointed that its voluntary internal review identified these situations. Viewed in the context of the breadth and magnitude of its U.S. business as a whole, ING management does not believe that ING's acquired companies had systemic ethical or compliance issues in these areas. Nonetheless, Investments reported that given ING's refusal to tolerate any lapses, it has taken the steps noted below, and will continue to seek opportunities to further strengthen the internal controls of its affiliates.

     - ING has agreed with the ING Funds to indemnify and hold harmless the ING Funds from all damages resulting from wrongful conduct by ING or its employees or from ING's internal investigation, any investigations conducted by any governmental or self-regulatory agencies, litigation or other formal proceedings, including any proceedings by the Securities and Exchange Commission. Investments reported to the Board that ING management believes that the total amount of any indemnification obligations will not be material to ING or its U.S. business.

     - ING updated its Code of Conduct for employees reinforcing its employees' obligation to conduct personal trading activity consistent with the law, disclosed limits, and other requirements.

     - The ING Funds, upon a recommendation from ING updated their respective Codes of Ethics applicable to investment professionals with ING entities and certain other fund personnel, requiring such personnel to pre-clear any purchases or sales of ING Funds that are not systematic in nature (i.e., dividend reinvestment), and imposing minimum holding periods for shares of ING Funds.

     - ING instituted excessive trading policies for all customers in its variable insurance and retirement products and for shareholders of the ING Funds sold to the public through financial intermediaries. ING does not make exceptions to these policies.

     - ING reorganized and expanded its U.S. Compliance Department, and created an Enterprise Compliance team to enhance controls and consistency in regulatory compliance.

10. CERTAIN RECLASSIFICATIONS

In accordance with accounting principles generally accepted in the United States of America, the following reclassifications were made in order to present the Portfolios' capital accounts on a tax basis. These reclassifications have no impact on the net asset value of the Portfolios.

                                                                                         ACCUMULATED
                                                                UNDISTRIBUTED NET        NET REALIZED
                                           PAID-IN CAPITAL      INVESTMENT INCOME        GAIN (LOSS)
                                         INCREASE (DECREASE)   INCREASE (DECREASE)   INCREASE (DECREASE)
                                         -------------------   -------------------   -------------------
ING Aeltus Enhanced Index                    $     2,592           $   (2,509)           $       (83)
ING American Century Select                     (391,484)             383,848                  7,636
ING American Century Small Cap Value                  --               (6,657)                 6,657
ING Baron Small Cap Growth                      (915,140)             915,140                     --
ING Goldman Sachs(R) Capital Growth                   --               (4,467)                 4,467
ING Goldman Sachs(R) Core Equity                      --               (7,403)                 7,403
ING JPMorgan Fleming International                    --               10,799                (10,799)
ING JPMorgan Mid Cap Value                            --                4,043                 (4,043)
ING MFS Capital Opportunities                          1             (346,417)               346,416
ING Oppenheimer Global                                 1             (451,829)               451,828
ING Oppenheimer Strategic Income                  (3,313)              65,751                (62,438)
ING PIMCO Total Return                          (117,488)           3,034,202             (2,916,714)
ING Salomon Brothers Aggressive Growth        (2,631,295)            (310,362)             2,941,657
ING Salomon Brothers Fundamental Value                --                  (15)                    15
ING Salomon Brothers Investors Value                  --               (3,051)                 3,051
ING Salomon Brothers Large Cap Growth                 --              226,938               (226,938)
ING T. Rowe Price Diversified Mid Cap             35,700            1,287,517             (1,323,217)
ING T. Rowe Price Growth Equity                        1             (620,563)               620,562
ING UBS U.S. Large Cap Equity                         --             (813,515)               813,515
ING Van Kampen Comstock                                1              (23,543)                23,542
ING Van Kampen Equity and Income                    (197)             (35,356)                35,553

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

11. TAX INFORMATION

The following funds had net capital loss carryforwards at December 31, 2004.

                                       EXPIRING IN 2009   EXPIRING IN 2010   EXPIRING IN 2011   EXPIRING IN 2012       TOTAL
                                       ----------------   ----------------   ----------------   ----------------   ------------
ING Aeltus Enhanced Index                 $        --       $  1,743,401        $  659,097         $       --      $  2,402,498
ING American Century Select                        --          4,670,554                --                 --         4,670,554
ING Baron Small Cap Growth                         --            400,724           481,096          3,000,556         3,882,376
ING Goldman Sachs(R) Capital Growth                --         11,118,325         4,114,134          2,145,265        17,377,724
ING JPMorgan Fleming International         96,749,549         70,771,343                --                 --       167,520,892
ING MFS Capital Opportunities              90,989,927        113,367,765                --                 --       204,357,692
ING Op Cap Balanced Value                          --          8,379,117                --                 --         8,379,117
ING Salomon Brothers Aggressive
   Growth                                  31,451,409        262,244,765                --                 --       293,696,174
ING Salomon Brothers Fundamental
   Value                                           --                 --         4,589,763                 --         4,589,763
ING Salomon Brothers Investors Value               --          1,166,923                --                 --         1,166,923
ING T. Rowe Price Growth Equity             4,395,326         40,790,567         4,414,125                 --        49,600,018
ING UBS U.S. Large Cap Equity              35,763,111         71,755,456                --                 --       107,518,567

Net capital loss carryforwards may be applied against any net realized taxable gains in each succeeding year, or until their respective expiration dates, whichever comes first.

From November 1, 2004 to December 31, 2004, certain Portfolios incurred net realized capital losses. As permitted by tax regulations, these Portfolios have elected to defer these losses and treat them as arising in the year ending December 31,2005, as follows:

                                       DEFERRED         DEFERRED
                                     NET REALIZED     NET REALIZED
                                   CURRENCY LOSSES   CAPITAL LOSSES
                                   ---------------   --------------
ING Oppenheimer Global                 $99,112          $      0
ING Oppenheimer Strategic Income        28,371           307,790

The tax character of distributions paid during 2004 and 2003 were as follows:

                                          2004        2003
                                       ----------   --------
ING AELTUS ENHANCED INDEX
Distributions paid from:
   Ordinary Income                     $  266,777   $251,951
                                       ----------   --------
Total Distributions                    $  266,777   $251,951
                                       ==========   ========

ING AMERICAN CENTURY SMALL CAP VALUE
Distributions paid from:
   Ordinary Income                     $   63,782   $589,952
   Short-Term Capital Gain              3,472,442         --
   Long-Term Capital Gain                 913,127     15,802
                                       ----------   --------
Total Distributions                    $4,449,351   $605,754
                                       ==========   ========

ING GOLDMAN SACHS(R) CAPITAL GROWTH
Distributions paid from:
   Ordinary Income                     $   44,261   $     --
                                       ----------   --------
Total Distributions                    $   44,261   $     --
                                       ==========   ========

                                        2004         2003
                                     ----------   ----------
ING GOLDMAN SACHS(R) CORE EQUITY
Distributions paid from:
   Ordinary Income                   $  317,175   $       --
   Short-Term Capital Gain            4,265,172           --
                                     ----------   ----------
Total Distributions                  $4,582,347   $       --
                                     ==========   ==========

ING JPMORGAN FLEMING INTERNATIONAL
Distributions paid from:
   Ordinary Income                   $4,816,681   $3,135,265
                                     ----------   ----------
Total Distributions                  $4,816,681   $3,135,265
                                     ==========   ==========

ING JPMORGAN MID CAP VALUE
Distributions paid from:
   Ordinary Income                   $  236,484   $  222,787
   Short-Term Capital Gain            1,798,308           --
   Long-Term Capital Gain             1,816,826      123,016
                                     ----------   ----------
Total Distributions                  $3,851,618   $  345,803
                                     ==========   ==========

ING MFS CAPITAL OPPORTUNITIES
Distributions paid from:
   Ordinary Income                   $1,045,694   $  450,262
                                     ----------   ----------
Total Distributions                  $1,045,694   $  450,262
                                     ==========   ==========

ING OP CAP BALANCED VALUE
Distributions paid from:
   Ordinary Income                   $1,489,882   $2,691,552
                                     ----------   ----------
Total Distributions                  $1,489,882   $2,691,552
                                     ==========   ==========

ING OPPENHEIMER GLOBAL
Distributions paid from:
   Ordinary Income                   $  346,693   $      114
   Short-Term Capital Gain              357,228           --
   Long-Term Capital Gain               747,458           --
                                     ----------   ----------
Total Distributions                  $1,451,379   $      114
                                     ==========   ==========

ING OPPENHEIMER STRATEGIC INCOME
Distributions paid from:
   Ordinary Income                   $  303,811   $       --
                                     ----------   ----------
Total Distributions                  $  303,811   $       --
                                     ==========   ==========

ING PIMCO TOTAL RETURN
Distributions paid from:
   Ordinary Income                   $       --   $3,319,046
   Short-Term Capital Gain            1,203,212           --
   Long-Term Capital Gain               201,689      113,084
                                     ----------   ----------
Total Distributions                  $1,404,901   $3,432,130
                                     ==========   ==========

ING PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 (CONTINUED)

11. TAX INFORMATION (CONTINUED)

                                            2004         2003
                                         ----------   ----------
ING SALOMON BROTHERS FUNDAMENTAL VALUE
Distributions paid from:
   Ordinary Income                       $       --   $  734,702
                                         ----------   ----------
Total Distributions                      $       --   $  734,702
                                         ==========   ==========

ING SALOMON BROTHERS INVESTORS VALUE
Distributions paid from:
   Ordinary Income                       $  568,705   $  367,179
                                         ----------   ----------
Total Distributions                      $  568,705   $  367,179
                                         ==========   ==========

ING SALOMON BROTHERS LARGE CAP GROWTH
Distributions paid from:
   Short-Term Capital Gain               $1,902,931   $       --
                                         ----------   ----------
Total Distributions                      $1,902,931   $       --
                                         ==========   ==========

ING T. ROWE PRICE GROWTH EQUITY
Distributions paid from:
   Ordinary Income                       $1,277,817   $  911,744
                                         ----------   ----------
Total Distributions                      $1,277,817   $  911,744
                                         ==========   ==========

ING UBS U.S. LARGE CAP EQUITY
Distributions paid from:
   Ordinary Income                       $2,059,335   $1,496,976
                                         ----------   ----------
Total Distributions                      $2,059,335   $1,496,976
                                         ==========   ==========

ING VAN KAMPEN COMSTOCK
Distributions paid from:
   Ordinary Income                       $       --   $3,814,930
   Short-Term Capital Gain                1,203,940
   Long-Term Capital Gain                    73,576      122,301
                                         ----------   ----------
Total Distributions                      $1,277,516   $3,937,231
                                         ==========   ==========

ING VAN KAMPEN EQUITY & INCOME
Distributions paid from:
   Ordinary Income                       $   83,384   $   45,986
                                         ----------   ----------
Total Distributions                      $   83,384   $   45,986
                                         ==========   ==========

At December 31, 2004, the components of distributable earnings on a tax basis were as follows:

                                                           ACCUMULATED     UNREALIZED
                                          UNDISTRIBUTED     LONG-TERM    APPRECIATION/
                                         ORDINARY INCOME   GAIN/(LOSS)    DEPRECIATION
                                         ---------------   -----------   -------------
ING Aeltus Enhanced Index                  $   414,291     $        --    $  2,788,638
ING American Century Select                         --              --       6,468,947
ING American Century Small Cap Value         1,267,142         239,816       6,363,982
ING Baron Small Cap Growth                          --              --      41,668,632
ING Goldman Sachs(R) Capital Growth            233,291              --       7,074,824
ING Goldman Sachs(R) Core Equity             4,560,458       7,689,765      11,135,495
ING JPMorgan Fleming International           5,594,772              --     141,361,019
ING JPMorgan Mid Cap Value                     597,948         451,556      13,054,845
ING MFS Capital Opportunities                1,678,490              --      27,677,271
ING Op Cap Balanced Value                      554,504              --      12,198,421
ING Oppenheimer Global                         920,782         321,616      20,716,032
ING Oppenheimer Strategic Income                    --              --         657,450
ING PIMCO Total Return                       5,297,621         964,317        (153,225)
ING Salomon Brothers Aggressive Growth              --              --     206,153,163
ING Salomon Brothers Fundamental Value          12,298              --      13,432,958
ING Salomon Brothers Investors Value           766,997              --      11,637,423
ING Salomon Brothers Large Cap Growth        3,142,869       3,130,719       2,115,057
ING T. Rowe Price Diversified Mid Cap       11,969,557       7,603,070      17,559,124
ING T. Rowe Price Growth Equity              4,700,517              --     133,253,112
ING UBS U.S. Large Cap Equity                2,352,546              --      25,870,945
ING Van Kampen Comstock                      8,245,183      15,651,906      45,997,985
ING Van Kampen Equity and Income             1,595,039         318,992      12,259,612

12. SUBSEQUENT EVENT

Effective January 1, 2005, ING Partners Inc, Funds' board of directors was dissolved. These funds will be included as part of the ING Funds' Unified Board.

Effective January 10, 2005, Bank of New York became the fund accountant and custodian of the ING Partners, Inc. Funds.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
ING Partners, Inc.

We have audited the accompanying statements of assets and liabilities of ING Aeltus Enhancement Index Portfolio (formerly, ING DSI Enhanced Index Portfolio), ING American Century Select Portfolio (formerly, ING Alger Growth Portfolio), ING American Century Small Cap Value Portfolio, ING Baron Small Cap Growth Portfolio, ING Goldman Sachs Capital Growth Portfolio, ING Goldman Sachs Core Equity Portfolio, ING JPMorgan Fleming International Portfolio, ING JPMorgan MidCap Value Portfolio, ING MFS Capital Opportunities Portfolio, ING OpCap Balanced Value Portfolio, ING Oppenheimer Global Portfolio (formerly, ING MFS Global Growth Portfolio), ING Oppenheimer Strategic Income Portfolio, ING PIMCO Total Return Portfolio, ING Salomon Brothers Aggressive Growth Portfolio, ING Salomon Brothers Fundamental Value Portfolio, ING Salomon Brothers Investors Value Portfolio, ING Salomon Brothers Large Cap Growth Portfolio (formerly, ING Alger Capital Appreciation Portfolio), ING T. Rowe Price Diversified Mid Cap Growth Portfolio (formerly, ING Alger Aggressive Growth Portfolio), ING T. Rowe Price Growth Equity Portfolio, ING UBS Large Cap Equity Portfolio(formerly, ING MFS Research Equity Portfolio), ING Van Kampen Comstock Portfolio, and ING Van Kampen Equity and Income Portfolio (formerly, ING UBS Tactical Allocation Portfolio), each a series of ING Partners, Inc. (collectively, "the Portfolios"), including the schedules of investments, as of December 31, 2004 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2004 by correspondence with the custodian and brokers, or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Portfolios as of December 31, 2004, and the results of their operations, the changes in their net assets, and the financial highlights for the periods specified in the first paragraph above, in conformity with accounting principles generally accepted in the United States of America.

                                    KPMG LLP

Boston, Massachusetts
February 22, 2005

ING PARTNERS, INC.
TAX INFORMATION (UNAUDITED)
DECEMBER 31, 2004

A portion of the income dividends paid by certain of the Funds during the year ended December 31, 2004 qualified for the dividends-received deduction.

                                        DIVIDENDS
                                         RECEIVED
                                        DEDUCTION
                                        ---------
ING Aeltus Enhanced Index                100.00%
ING American Century Small Cap Value      22.49%
ING Goldman Sachs(R) Capital Growth      100.00%
ING Goldman Sachs(R) Core Equity          20.83%
ING JPMorgan Mid Cap Value                33.92%
ING MFS Capital Opportunities            100.00%
ING Op Cap Balanced Value                 73.61%
ING Oppenheimer Global                     3.72%
ING Salomon Brothers Investors Value     100.00%
ING Salomon Brothers Large Cap Growth      7.86%
ING T. Rowe Price Growth Equity          100.00%
ING UBS U.S. Large Cap Equity            100.00%
ING Van Kampen Comstock                   37.94%
ING Van Kampen Equity and Income         100.00%

For the year ended December 31, 2004, the ING JP Morgan Fleming International Portfolio and the ING Oppenheimer Global Portfolio earned foreign source income of $10,763,425 and $941,256, respectively and paid foreign taxes of $544,563 and $102,542,respectively,which it intends to pass through to their shareholders pursuant to Section 853 of the Internal Revenue Code.

The amount of long-term capital gains paid for the fiscal year ended December 31, 2004 were as follows:

PORTFOLIO                                 AMOUNT
---------                               ----------
ING American Century Small Cap Value    $  913,127
ING JP MOrgan Mid Cap Value              1,816,826
ING Oppenheimer Global Growth              747,458
ING PIMCO Total Return                     201,689
ING Van Kampen Comstock                     73,576

DIRECTORS TABLE

The investments and administration of the Fund are under the direction of the Board of Directors. The Directors and executive officers of the Fund and their principal occupations for the past five years are listed below.

                           TERM OF OFFICE(1)   POSITION(S)                                           NUMBER OF       OTHER
                             AND LENGTH OF      HELD WITH           PRINCIPAL OCCUPATION(S)         PORTFOLIOS   DIRECTORSHIPS
NAME, ADDRESS AND AGE         TIME SERVED          FUND             DURING PAST FIVE YEARS           OVERSEEN         HELD
---------------------      -----------------   -----------   ------------------------------------   ----------   -------------
DISINTERESTED DIRECTORS:

John V. Boyer              11/26/1997 --       Director      Executive Director, The Mark               25            None
63 Penn Drive              Present                           Twain House Museum**, 1989 to
West Hartford,                                               present.
Connecticut
Age: 50

Richard A. Johnson         Since 11/26/1997    Director      Retired for more than five years.          25            None
24 Sulgrave Road           to 12/31/2004
West Hartford,
Connecticut
Age: 68

Patrick Kenny              03/05/2002 --       Director      Senior Vice President, SS&C                25            None
33 Fulton Place            Present                           Technologies, November 1995 to May
West Hartford,                                               1998; Executive Vice President,
Connecticut                                                  Frontier Insurance Group, Inc.,
Age: 61                                                      September 1998 to March 2001;
                                                             President and Chief Executive
                                                             Officer, International Insurance
                                                             Society*, June 2001 to present.

----------
(1) Each Director holds office for an indefinite term until the earliest of the election and qualification of his or her successor or the date the Director resigns or dies. The officers of the Fund are elected by the Board of Directors and, subject to the earlier termination of office, each officer holds office for the term of one year and until his or her successor is elected and qualified.

* Ewald Kist, Chairman of the Executive Board for ING Groep, N.V., ING Life Insurance and Annuity Company's ultimate parent company (through six tiers of subsidiary entities), sits on the board of directors for the International Insurance Society. Don Steward, CEO of Sun Life of Canada, ultimate parent company of Massachusetts Financial Services Company, a sub-adviser to the ING Partners, Inc. Portfolios, has held a seat on the board of directors for the International Insurance Society since July 13, 2003.

** Shaun Mathews, Senior Vice President of ING Life Insurance & Annuity Company, has held a seat on the board of directors of the Mark Twain House since September 19, 2002. ING makes non-material, charitable contributions to the Mark Twain House.

                             TERM OF OFFICE    POSITION(S)                                           NUMBER OF       OTHER
      NAME, ADDRESS          AND LENGTH OF      HELD WITH           PRINCIPAL OCCUPATION(S)         PORTFOLIOS   DIRECTORSHIPS
         AND AGE              TIME SERVED          FUND             DURING PAST FIVE YEARS           OVERSEEN         HELD
      -------------        -----------------   -----------   ------------------------------------   ----------   -------------
OFFICERS

James M. Hennessy          Indefinite;         President     President, Chief Executive Officer
7337 E. Doubletree         Since 05/07/2003                  and Chief Operating Officer
Ranch Road                                                   March 2002 -- Present (For the
Scottsdale, Arizona                                          ING Funds), February 2001 --
Age: 54                                                      March 2002 (For the Pilgrim
                                                             Funds), Chief Operating Officer
                                                             June 2000 -- February 2001 (For
                                                             the Pilgrim Funds); President and
                                                             Chief Executive Officer, ING
                                                             Capital Corporation, LLC, ING
                                                             Funds Services, LLC, ING Advisors,
                                                             Inc., ING Investments, LLC,
                                                             Lexington Funds Distributor, Inc.,
                                                             Express America T.C., Inc. and
                                                             EAMC Liquidation Corp.
                                                             (December 2001 -- Present);
                                                             Executive Vice President and Chief
                                                             Operating Officer and ING Funds
                                                             Distributor, LLC (June 2000 --
                                                             Present). Formerly, Executive Vice
                                                             President and Chief Operating
                                                             Officer, ING Quantitative
                                                             Management, Inc.
                                                             (October 2001 -- September 2002),
                                                             Senior Executive Vice President
                                                             (June 2000 -- December 2000)
                                                             and Secretary (April 1995 --
                                                             December 2000), ING Capital
                                                             Corporation, LLC, ING Funds
                                                             Services, LLC, ING Investments,
                                                             LLC, ING Advisors, Inc., Express
                                                             America T.C., Inc. and EAMC
                                                             Liquidation Corp.; Executive Vice
                                                             President, ING Capital
                                                             Corporation, LLC and its affiliates
                                                             (May 1998 -- June 2000); and
                                                             Senior Vice President, ING Capital
                                                             Corporation, LLC and its affiliates
                                                             (April 1995 -- April 1998).

Laurie M. Tillinghast      Indefinite;         Vice          Vice President, ING Life Insurance
151 Farmington Avenue      Since 05/07/2003    President     and Annuity Company, 1998 to
Hartford, Connecticut                                        present; Vice President, Aetna
Age: 51                                                      Retirement Services, Fund
                                                             Strategy and Management, 1995
                                                             to 1998. Formerly, Director and
                                                             President, ING Partners, Inc.
                                                             (November 1997 -- May 2003).

                             TERM OF OFFICE    POSITION(S)                                           NUMBER OF       OTHER
      NAME, ADDRESS          AND LENGTH OF      HELD WITH         PRINCIPAL OCCUPATION(S)           PORTFOLIOS   DIRECTORSHIPS
         AND AGE              TIME SERVED          FUND            DURING PAST FIVE YEARS            OVERSEEN         HELD
      -------------        -----------------   -----------   ---------------------------------      ----------   -------------
DISINTERESTED DIRECTORS: (CONTINUED)

Michael J. Roland          Indefinite;         Executive     Executive Vice President, Chief
7337 E. Doubletree         Since 12/01/2002    Vice          Financial Officer and Treasurer,
Ranch Road                                     President,    (December 2001 -- Present) and
Scottsdale, Arizona                            Assistant     Chief Compliance Officer
Age: 45                                        Secretary     (October 2004 -- Present); ING
                                               and           Investments, LLC. Formerly,
                                               Principal     Senior Vice President, ING
                                               Financial     Investments, LLC (June 1998 --
                                               Officer,      December 2001).
                                               Chief
                                               Financial
                                               Officer
                                               and
                                               Treasurer

Todd Modic                 Indefinite;         Vice          Vice President, Financial
7337 E. Doubletree         Since 02/05/03      President     Reporting, Fund Accounting, ING
Ranch Road                                                   Funds Services, LLC (September
Scottsdale, Arizona                                          2002 -- Present). Formerly,
Age: 37                                                      Director of Financial Reporting,
                                                             ING Investments, LLC
                                                             (March 2001 -- September 2002);
                                                             Director of Financial Reporting,
                                                             Axient Communications, Inc.
                                                             (May 2000 -- January 2001); and
                                                             Director of Finance, Rural/Metro
                                                             Corporation (March 1995 --
                                                             May 2000).

Maria Anderson             Indefinite;         Vice          Vice President, INGFunds
7337 E. Doubletree         Since 02/04/04      President     Services, LLC (September2004 --
Ranch Road                                                   Present). Formerly, Assistant Vice
Scottsdale, Arizona                                          President, ING Funds Services,
Age: 46                                                      LLC (October 2001 --
                                                             September 2004); Manager of
                                                             Fund Accounting and Fund
                                                             Compliance, ING Investments,
                                                             LLC (September 1999 --
                                                             October2001).

                             TERM OF OFFICE    POSITION(S)                                           NUMBER OF       OTHER
      NAME, ADDRESS          AND LENGTH OF      HELD WITH           PRINCIPAL OCCUPATION(S)         PORTFOLIOS   DIRECTORSHIPS
         AND AGE              TIME SERVED          FUND             DURING PAST FIVE YEARS           OVERSEEN         HELD
      -------------        -----------------   -----------   ------------------------------------   ----------   -------------
DISINTERESTED DIRECTORS: (CONTINUED)

Huey P. Falgout, Jr.       Indefinite;         Secretary     Chief Counsel, ING U.S. Legal
7337 E. Doubletree         Since 11/19/2003    and Chief     Services (September 2003 --
Ranch Road                                     Legal         Present). Formerly, Counsel,
Scottsdale, Arizona                            Counsel       INGU.S. Legal Services
Age: 42                                                      (November 2002 --
                                                             September 2003); and Associate
                                                             General Counsel of AIG American
                                                             General (January 1999 --
                                                             November 2002).

Theresa Kelety             Indefinite;         Assistant     Counsel, ING U.S. Legal Services
7337 E. Doubletree         Since 08/13/2004    Secretary     (April 2003 -- Present). Formerly,
Ranch Road                                                   Senior Associate with Shearman &
Scottsdale, Arizona                                          Sterling (February 2000 --
Age: 43                                                      April 2003); and Associate with
                                                             Sutherland Asbill & Brennan
                                                             (1996 -- February 2000).

Robin Nesbitt              Indefinite;         Assistant     Supervisor, Board Operations,
7337 E. Doubletree         Since 08/13/2004    Secretary     ING Funds Services, LLC
Ranch Road                                                   (August 2003 -- Present). Formerly,
Scottsdale, Arizona                                          Senior Legal Analyst, ING Funds
Age: 32                                                      Services, LLC (August 2002 --
                                                             August 2003); Associate,
                                                             PricewaterhouseCoopers
                                                             (January 2001 -- August 2001); and
                                                             Paralegal, McManis, Faulkner &
                                                             Morgan (May 2000 --
                                                             December 2000).

John M. DelPrete           Indefinite;         Assistant     Senior Associate Counsel, Legal
200 Clarendon Street       Since 08/09/2002    Secretary     Administration, Investors Bank &
Boston, Massachusetts                                        Trust Company, 1997 to present.
Age: 37

                                                                ----------------
                                                                   PRESORTED
                                                                    STANDARD
                                                                  U.S. POSTAGE
                                                                      PAID
                                                                   BOSTON MA
                                                                PERMIT NO. 57842
                                                                ----------------

(ING LOGO)

ANN.IPI-04
(C) 2005 ING North America Insurance Corporation
(2/05)